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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 31, 2013

Registration No. 333-187965

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form F-1
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LightInTheBox Holding Co., Ltd.
(Exact name of Registrant as Specified in its Charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	5961 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Building 2, Area D, Floor 1-2, Diantong Times Square
No. 7 Jiuxianqiao North Road
Chaoyang District, Beijing 100020
People's Republic of China
Telephone: +86-10-5692-0099
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
+1 (212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Leiming Chen, Esq. Simpson Thacher & Bartlett LLP c/o ICBC Tower, 35/F 3 Garden Road, Central Hong Kong +852-2514-7600	David T. Zhang, Esq. Fan Zhang, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower The Landmark 15 Queen's Road Central Hong Kong +852-3761-3300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)(2)	Amount of Shares to be Registered(2)(3)	Proposed Maximum Aggregate Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Ordinary shares, par value $0.000067 per share	19,090,000	$5.25	$100,222,500	$13,670.35

(1)
American depositary shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6. Each ADS represents two ordinary shares.

(2)
Includes (a) 2,490,000 ordinary shares represented by 1,245,000 ADSs that may be purchased by the underwriters pursuant to their option to purchase additional ADSs and (b) all ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(4)
All of which has been previously paid.

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 31, 2013

8,300,000 American Depositary Shares

Representing 16,600,000 Ordinary Shares

LightInTheBox Holding Co., Ltd.

        This is the initial public offering of LightInTheBox Holding Co., Ltd., or LightInTheBox. We are offering 8,300,000 American Depositary Shares, or ADSs. Each ADS represents two ordinary shares, par value $0.000067 per share. We expect that the initial public offering price of the ADSs will be between $8.50 and $10.50 per ADS.

        Prior to this offering, there has been no public market for the ADSs or our ordinary shares. Our ADSs have been approved for listing on the New York Stock Exchange under the symbol "LITB."

        Investing in the ADSs involves risk. See "Risk Factors" beginning on page 14.

	Price to Public	Underwriting Discounts and Commission	Proceeds, before Expenses
Per ADS	$	$	$
Total	$	$	$

        We and the selling shareholders have granted the underwriters the right to purchase up to an aggregate of 1,245,000 additional ADSs. Of the additional ADSs, the selling shareholders, which are entities controlled by Quji (Alan) GUO, Xin (Kevin) WEN, Liang ZHANG and Jun LIU, all of whom are our directors and executive officers, have granted the underwriters the right to purchase up to $10.0 million in ADSs, which, assuming an initial public offering price of $9.50 per ADS, the mid-point of the estimated range of the initial public offering price, is equal to an aggregate of 1,052,632 additional ADSs.

        Immediately after the completion of this offering, we will have one class of ordinary shares. Each holder of our ordinary shares is entitled to one vote per share. However, in matters related to change of control, certain founding shareholders will be entitled to three votes per share.

        We are an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, and Section 3(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

        Certain existing shareholders of our company, namely, the Ceyuan Entities, GSR Ventures III, L.P. and Trustbridge Partners III, L.P., and their respective affiliates have indicated to us their interest in subscribing for up to an aggregate of $25.0 million of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. We and the underwriters are currently under no obligation to sell ADSs to them. The number of ADSs available for sale to the general public will be reduced to the extent that these shareholders or their affiliates purchase any ADSs.

        The Securities and Exchange Commission and state securities commissions have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the ADSs to purchasers on or about            , 2013.

Credit Suisse		Stifel
Pacific Crest Securities	Oppenheimer & Co.	China Renaissance Securities (Hong Kong) Limited

The date of this prospectus is                        , 2013.

Lightinthebox.com
Apparel
Made-to-Measure Dress,
Handbag, Satin Heel Pumps
& Pure Silver Arabesquitic Bracelets
Home and Garden
Crystal Chandelier
& Faucet with Color-changing Light
Small Accessories and Gadgets
Noise Isolating Earphone, LED Flashlight
& Wireless Controller for Game Console

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell and seeking offers to buy ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

        We have not taken any action to permit a public offering of the ADSs outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distributions of this prospectus outside the United States.

PROSPECTUS SUMMARY

        This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in the ADSs. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision.

 Overview

        LightInTheBox is a global online retail company that delivers products directly to consumers around the world. We offer customers a convenient way to shop for a wide selection of lifestyle products at attractive prices through www.lightinthebox.com, www.miniinthebox.com and our other websites, which are available in 17 major languages and cover more than 80.0% of Internet users globally, according to Internet World Stats. Our innovative data-driven business model allows us to offer customized products at scale for optimal marketing, merchandising and fulfillment. We have built an effective business model whereby we source most of our products directly from China-based manufacturers and we work closely with them to re-engineer their manufacturing processes to achieve faster time-to-market with a greater variety of products. We acquire customers exclusively through the Internet and serve our customers from our cost-effective locations in mainland China and Hong Kong. In 2012, we ranked number one in terms of revenue generated from customers outside of China among all China-based retail websites that source products from third-party manufacturers, according to a report conducted at our request by iResearch, an independent market research firm.

        We target lifestyle product categories where consumers value choice or customization. We believe that by offering more variety and personalization we will be able to create and capture new consumer demand. We offer products in the three core categories of apparel, small accessories and gadgets and home and garden, representing categories with the fastest net revenue growth in terms of absolute amount in 2012. The products of our core categories generally require design specificity, thus giving us more pricing flexibility and allowing us to capture higher margin potentials. At any time, a customer shopping for a special occasion dress on our site can have her dress made-to-measure, choosing from more than 4,300 distinctive designs. As of March 31, 2013, we had more than 220,000 product listings. In the three months ended March 31, 2013, we added an average of more than 14,000 new product listings each month.

        We serve consumers globally without incurring the costs and complexities associated with establishing a traditional multinational retail infrastructure. Our major markets are Europe and North America. We use global online marketing platforms such as Google and Facebook to reach our consumers, we accept payments through all major credit cards and electronic payment platforms such as PayPal and we deliver our goods through major international couriers, including UPS, DHL and FedEx.

        We believe that being a China-based company provides important advantages in supply chain management. We strive to source high quality products directly from some of the most competitive manufacturers in the strongest supply ecosystems. By locating our sourcing offices near some of the most competitive factories, we realize cost advantages and just-in-time inventory management as we create effective supplier competition while maximizing the quality of our products. Our suppliers benefit from working closely with our in-house manufacturing experts to re-engineer their manufacturing processes to achieve faster time-to-market for our products and enable large scale production of individually customized products.

        To acquire and retain customers across diverse geographic markets, we have developed proprietary technologies to manage and optimize our large-scale technical and marketing operations. In addition, we have established a specialized social marketing team that uses creative interactive activities to engage online users. We provide a user-friendly online shopping experience and intelligent product recommendation algorithms to facilitate purchasing decisions.

        We have developed a proprietary technology platform that integrates every aspect of our business operations, including global marketing, online shopping platforms, supply chain management, fulfillment, logistics and customer service. Our founders have extensive experience and expertise in software development. We have made significant investments in software research and development to improve operational efficiency and enable business innovation.

        We have grown significantly since we commenced our operations. Our net revenues grew from $6.3 million in 2008 to $200.0 million in 2012. Our net revenues were $73.3 million in the three months ended March 31, 2013. The number of our customers increased from approximately 36,000 in 2008 to approximately 2.5 million in 2012. The number of our customers was approximately 1.1 million in the three months ended March 31, 2013. We experienced a net loss of $3.0 million, $4.8 million, $21.9 million, $24.5 million and $4.2 million in 2008, 2009, 2010, 2011 and 2012, respectively. We generated net income of $2.6 million for the three months ended March 31, 2013. We also used cash in operating activities of $2.1 million, $2.3 million, $19.9 million and $14.1 million in 2008, 2009, 2010 and 2011, respectively. We generated $7.4 million and $6.6 million in cash from operating activities in 2012 and the three months ended March 31, 2013, respectively.

Industry Background

        Global online retail sales continue to experience robust growth. According to Euromonitor International, or Euromonitor, global online retail sales are expected to grow at a compound annual growth rate, or CAGR, of 17.7% from $521 billion in 2012 to $849 billion in 2015. Online retail penetration remains low in major markets around the world, but has and is expected to continue to increase over time. For example, according to Euromonitor, online retail sales as a percentage of total retail sales in the United States increased from 4.2% in 2008 to 6.5% in 2012, and is expected to increase further to 8.9% by 2015.

        In addition, there are significant differences in online retail penetration across different product categories. For example, in the United States, online retail penetration in 2012 is 28.3% for consumer electronics products but only 6.9% for apparel and 3.9% for home and garden, according to Euromonitor. We believe that these underpenetrated categories present significant future growth opportunities for online retailing.

        China has become a major manufacturing hub for consumer goods for global brands and smaller China-based exporters. According to iResearch, the Chinese consumer goods export market is expected to grow from $1,270 billion in 2012 to $1,983 billion in 2015, representing a CAGR of 16.0%. Historically, major product categories for Chinese consumer goods exports have included apparel and electronics, where China has a strong competitive advantage in manufacturing due to its unique ability to provide high levels of skill, customization and attention to detail, all at affordable prices.

        We believe that there are increasing opportunities for China-based companies to participate in global online retailing. They enjoy access to a large, low-cost export-oriented manufacturing base, global payment and logistics solutions and globally scalable online marketing. In addition, declining trade barriers have contributed significantly to the expansion of world trade. According to iResearch, the global online retail market for direct-to-consumer China-made goods is expected to grow from $1.7 billion in 2012 to $9.0 billion in 2015, representing a CAGR of 75.8%.

        However, the market remains heavily fragmented with many smaller companies. We believe these companies are faced with significant challenges associated with achieving scale; they must customize shopping experiences, manage online marketing across multiple languages, understand consumer needs across diverse geographic markets and maintain scalable and integrated technology, fulfillment and logistics infrastructures. As a result, we believe there is an attractive opportunity for large scale, well-capitalized companies to capture market share, achieve economies of scale, build brand equity and establish best practices.

Our Strengths

        We believe we are a first mover in offering consumers around the world an attractive online shopping experience by fully capitalizing on direct sourcing from China-based suppliers. We believe the following strengths contribute to our success and differentiate us from our competitors:

  •
  scalable business model designed for global reach;

  •
  supply chain optimization for faster time-to-market and product variety;

  •
  distinctive products optimized for online merchandising;

  •
  sophisticated online marketing capabilities;

  •
  advanced technology platform that enables business innovation; and

  •
  global operations with cost advantages from our base operations in China.

Our Strategies

        Our goal is to become a leading global online retail company that revolutionizes the way people shop and manufacturers produce their merchandise. We have built an organization with unique competitive advantages that can provide us with long-term sustainable growth. We plan to execute the following key strategies in order to increase customer base and loyalty, improve marketing and sourcing efficiency, reduce operational costs and establish brand preference:

  •
  enhance our customer experience to grow our customer base;

  •
  expand and strengthen our product offerings;

  •
  strengthen our supply chain management and efficiency;

  •
  optimize our logistics network and infrastructure;

  •
  deepen our market penetration globally and build stronger brand awareness; and

  •
  invest in our technology platform.

Our Challenges

        Our ability to achieve our goal and execute our strategies is subject to risks and uncertainties, including the following:

  •
  our limited operating history and historical losses may make our growth and future prospects uncertain and difficult to evaluate;

  •
  the online retail industry is intensely competitive and we may not compete successfully against new and existing competitors, which may materially and adversely affect our results of operations;

  •
  our failure to quickly identify and adapt to changing industry conditions may have a material and adverse effect on our business, financial condition and results of operations;

  •
  we have incurred net losses since our inception and prior to 2012 experienced negative cash flow from operating activities, and we may continue to incur net losses and experience negative cash flow from operating activities and, as a result, we may need to obtain additional capital in the future;

  •
  any failure to manage our growth or execute our strategies effectively may materially and adversely affect our business and prospects;

  •
  products manufactured by our suppliers may be defective or inferior in quality or infringe on the intellectual property rights of others, which may materially and adversely affect our business and our reputation; and

  •
  we may have difficulties managing our marketing efforts and may face increased competition in our marketing efforts, which could materially and adversely affect our business and growth prospects.

        We also face other risks and uncertainties that may materially affect our business, financial conditions, results of operations and prospects. You should consider the risks discussed in "Risk Factors" and elsewhere in this prospectus before investing in the ADSs.

Our Corporate Structure

        We were founded in June 2007 and operated our business and our www.lightinthebox.com and www.miniinthebox.com websites through Light In The Box Limited, our wholly owned subsidiary incorporated in Hong Kong.

        In March 2008, we incorporated LightInTheBox Holding Co., Ltd. in the Cayman Islands, as our ultimate holding company. In June 2008, we established Shenzhen Lanting Huitong Technologies Co., Ltd., or Lanting Huitong, a variable interest entity, or VIE, in the PRC. In October 2008, we incorporated our wholly owned subsidiary in the PRC, Lanting Jishi Trade (Shenzhen) Co. Ltd., or Lanting Jishi. In December 2011, we established our new VIE, Beijing Lanting Gaochuang Technologies Co., Ltd., or Lanting Gaochuang, in the PRC.

        We primarily conduct our operations through our Hong Kong subsidiary, Light In The Box Limited and our PRC subsidiary, Lanting Jishi. We generate most of our revenues from the operations of Light In The Box Limited. In 2010, 2011, 2012 and the three months ended March 31, 2013, we derived 91.2%, 94.6%, 98.0% and 99.0%, respectively, of our consolidated net revenues from Light In The Box Limited. We derived 0.9%, 1.1%, 0.6% and 0.7% of our consolidated net revenues from Lanting Jishi for the same periods, respectively. Lanting Huitong operates our domestic PRC websites through its subsidiary, Shanghai Ouku Network Technologies Co., Ltd., or Shanghai Ouku. Lanting Gaochuang is responsible for certain research and development functions. We control both Lanting Huitong and Lanting Gaochuang through a series of contractual arrangements. We derived an aggregate of 7.9%, 4.3%, 1.4% and 0.3% of our consolidated net revenues from our VIEs and Shanghai Ouku in 2010, 2011, 2012 and the three months ended March 31, 2013, respectively.

        The following diagram illustrates our corporate structure as of the date of this prospectus:

(1)
Such arrangements include exclusive technical and consulting service agreements, business operation agreements, equity disposal agreements, share pledge agreements, powers of attorney, spousal consent letters (applicable only to Lanting Huitong) and a loan agreement (applicable only to Lanting Gaochuang).

(2)
The shareholders of Shenzhen Lanting Huitong Technologies Co. Ltd. are Mr. Quji (Alan) GUO, our chairman and chief executive officer, Mr. Xin (Kevin) WEN, our director and co-president, Mr. Liang ZHANG, our director and co-president, and Mr. Jun LIU, our director and senior vice-president of operations.

(3)
Mr. Quji (Alan) GUO holds the other 51% of the equity interest in Beijing Lanting Gaochuang Technologies Co., Ltd.

        Foreign ownership of Internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates Internet access, the distribution of online information and the conduct of online commerce in China through strict business licensing requirements and other government regulations.

        We are a Cayman Islands company and our wholly owned PRC subsidiary, Lanting Jishi, is a wholly foreign owned enterprise. Cayman Islands companies and wholly foreign owned PRC enterprises are restricted from holding certain licenses related to the distribution of online information and the conduct of online commerce in China. Accordingly, we operate our domestic websites in China through Lanting Huitong, which we control through a series of contractual arrangements, and its subsidiary, Shanghai Ouku. We conduct certain research and development functions through Lanting Gaochuang, which we control through similar contractual arrangements.

        The registered shareholders of Lanting Huitong are our directors and executive officers who hold our shares, Mr. Quji (Alan) GUO, Mr. Xin (Kevin) WEN, Mr. Liang ZHANG and Mr. Jun LIU. The registered shareholders of Lanting Gaochuang are Mr. GUO and Lanting Huitong. We do not have equity interest in Lanting Huitong, Shanghai Ouku or Lanting Gaochuang. However, as a result of these contractual arrangements, we are considered the primary beneficiary of Lanting Huitong, Shanghai Ouku and Lanting Gaochuang, and we treat them as our consolidated affiliated entities under generally accepted accounting principles in the United States, or U.S. GAAP. We have consolidated the financial results of these companies in our consolidated financial statements in accordance with U.S. GAAP. We derived an aggregate of 7.9%, 4.3%, 1.4% and 0.3% of our consolidated net revenues from our VIEs and Shanghai Ouku in 2010, 2011, 2012 and the three months ended March 31, 2013, respectively.

        We control Lanting Huitong and Lanting Gaochuang through a series of contractual arrangements, including:

  •
  equity disposal agreements granting Lanting Jishi, or its designee, exclusive options to purchase all or part of the equity interests in our VIEs with the minimum amount of consideration permissible under PRC law;

  •
  business operation agreements, pursuant to which our VIEs may not enter into any material transaction without prior written consent from Lanting Jishi, or its designee, and Lanting Jishi has the right to nominate directors, supervisors and senior managers of our VIEs;

  •
  exclusive technical support and consulting service agreements, pursuant to which our VIEs pay Lanting Jishi a service fee equal to substantially all of their net income in exchange for technology support and consulting services;

  •
  share pledge agreements, pursuant to which shareholders of our VIEs pledged all of their equity interest in our VIEs in favor of Lanting Jishi to secure our VIEs and their shareholders' obligations under these contractual arrangements and, if our VIEs or any of their shareholders breach any of their contractual obligations under these arrangements, Lanting Jishi will be entitled to sell the pledged equity interest;

  •
  powers of attorney executed by shareholders of our VIEs appointing Lanting Jishi to be their attorney-in-fact, and to vote on their behalf on all the matters concerning our VIEs that may require shareholders' approval;

  •
  spousal consent letters executed by spouses of certain shareholders of Lanting Huitong, acknowledging that a certain percentage of the equity interest in Lanting Huitong held by their spouses will be disposed of pursuant to the equity disposal agreement and share pledge agreement; and

  •
  a loan agreement, pursuant to which Lanting Jishi extended a loan in the amount of RMB255,000 to Mr. GUO to fund his contribution of 51% of the registered capital of Lanting Gaochuang.

        The powers of attorney will be valid as long as the registered shareholders remain as shareholders of our VIEs. The share pledge agreements will be valid until our VIEs and their shareholders fulfill all contractual obligations under the business operation agreements. The loan agreement has a term of ten years and will be extended automatically, unless indicated otherwise by Lanting Jishi in writing three months prior to the contract expiration date. The equity disposal agreements will be valid until Lanting Jishi or its designee purchases all of the shares from shareholders of the VIEs. The technical support and consulting service agreements, the business operation agreements and the spousal consent letters will remain valid until the liquidation of our VIEs, unless terminated earlier at Lanting Jishi's sole discretion.

        For a description of these contractual arrangements, see "Our History and Corporate Structure." For a detailed description of the regulatory environment that necessitates the adoption of our corporate structure, see "Regulations." For a detailed description of the risks associated with our corporate structure and the contractual arrangements that support our corporate structure, including risks and uncertainties regarding the validity of these contracts, the control that these contracts grant us, our relationships with the shareholders of our VIEs, the consequences of our VIEs' bankruptcy and adverse tax consequences of these contracts, see "Risk Factors—Risks Related to Our Corporate Structure."

Voting Rights

        Immediately after the completion of this offering, we will have one class of ordinary shares. Each holder of our ordinary shares is entitled to one vote per share. However, in matters related to change of control, pursuant to our fourth amended and restated memorandum and articles of association, which will become effective upon the completion of this offering, Wincore Holdings Limited, a British Virgin Islands company wholly owned by Mr. Quji (Alan) GUO, our chairman and chief executive officer, Vitz Holdings Limited, a British Virgin Islands company wholly owned by Mr. Xin (Kevin) WEN, our director and co-president, and Clinet Investments Limited, a British Virgin Islands company wholly owned by Mr. Liang ZHANG, our director and co-president, will be entitled to three votes per share, and each other holder is entitled to one vote per share. See "Description of Share Capital—Ordinary Shares—Voting Rights."

Our Corporate Information

        Our principal executive offices are located at Building 2, Area D, Floor 1-2, Diantong Times Square, No. 7 Jiuxianqiao North Road, Chaoyang District, Beijing 100020, People's Republic of China. Our telephone number at this address is +86-10-5692-0099 and our fax number is +86-10-5908-0270. Our registered office in the Cayman Islands is located at the office of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017. Our website is http://www.lightinthebox.com. Information on or from our website is not a part of this prospectus.

Conventions That Apply to This Prospectus

        Unless where the context otherwise requires, references in this prospectus to:

  •
  "ADRs" are to the American depositary receipts, which, if issued, evidence the ADSs;

  •
  "ADSs" are to the American depositary shares, each of which represents two ordinary shares;

  •
  "China" and the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

  •
  "shares" or "ordinary shares" are to our ordinary shares, par value $0.000067 per share;

  •
  "North America" are to, for the purposes of this prospectus only, the United States and Canada;

  •
  "repeat customers" are to customers who have purchased products from us more than once since our inception;

  •
  "RMB" and "Renminbi" are to the legal currency of China;

  •
  "we," "us," "our company" and "our" are to LightInTheBox Holding Co., Ltd., its consolidated subsidiaries and its VIEs, Lanting Huitong and Lanting Gaochuang, and Shanghai Ouku, the subsidiary of Lanting Huitong; and

  •
  "$," "dollars" and "U.S. dollars" are to the legal currency of the United States.

        Our reporting and functional currency is the U.S. dollar. In addition, this prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at RMB6.2108 to $1.00, the noon buying rate on March 29, 2013 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On May 24, 2013, the noon buying rate for Renminbi was RMB6.1311 to $1.00.

        Unless the context indicates otherwise, all share and per share data in this prospectus give effect to a share split in 2009 in which each of the previously issued ordinary shares, share options, nonvested restricted ordinary shares issued to certain of our founders, or founders' nonvested shares, and preferred shares were split into 1.5 ordinary shares, share options, founders' nonvested shares and preferred shares, respectively.

THE OFFERING

ADSs Offered by Us	8,300,000 ADSs
ADSs Outstanding Immediately After This Offering	8,300,000 ADSs (or 9,545,000 ADSs if the underwriters exercise in full their option to purchase additional ADSs)
Ordinary Shares Outstanding Immediately After This Offering

97,912,269 ordinary shares (or 98,297,005 ordinary shares if the underwriters exercise in full their option to purchase additional ADSs, assuming an initial public offering price of $9.50 per ADS, the mid-point of the estimated range of the initial public offering price).

Option to Purchase Additional ADSs

We and the selling shareholders have granted the underwriters the right to purchase up to an aggregate of 1,245,000 additional ADSs. Of the additional ADSs, the selling shareholders, which are entities controlled by Quji (Alan) GUO, Xin (Kevin) WEN, Liang ZHANG and Jun LIU, all of whom are our directors and executive officers, have granted the underwriters the right to purchase up to $10.0 million in ADSs, which, assuming an initial public offering price of $9.50 per ADS, the mid-point of the estimated range of the initial public offering price, is equal to an aggregate of 1,052,632 additional ADSs.

The ADSs	Each ADS represents two ordinary shares. The ADSs will initially be evidenced by ADRs.

The depositary will be the holder of the ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares." We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Use of Proceeds

We estimate that we will receive net proceeds of approximately $70.1 million from this offering (or approximately $71.8 million if the underwriters exercise their option to purchase additional ADSs in full), assuming an initial public offering price of $9.50 per ADS, the mid-point of the estimated range of the initial public offering price, after deducting estimated underwriter discounts, commissions and estimated offering expenses payable by us. We plan to use net proceeds of this offering to finance our business operations, including the following:

• approximately $15 million for investment in fulfillment and technology infrastructure;
• approximately $15 million for the expansion of product offerings and categories;
• approximately $15 million for customer acquisition and brand building;
• approximately $1.1 million for payment of interest accrued for our convertible notes issued in March 2012; and
• the balance for general corporate purposes.
We will not receive any of the proceeds from the sale of the ADSs by the selling shareholders.
Risk Factors

See "Risk Factors" and other information included in this prospectus for a discussion of the risks relating to investing in the ADSs. You should carefully consider these risks before deciding to invest in the ADSs.

NYSE Trading Symbol	LITB
Lock-up

We, each of our officers, directors and existing shareholders and all of our option holders have agreed, subject to certain exceptions, with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale" and "Underwriting."

At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of            ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed share program.

Depositary	The Bank of New York Mellon

        The number of ordinary shares that will be outstanding immediately after this offering is 97,912,269, which is based upon (i) 36,108,965 ordinary shares outstanding as of the date of this prospectus, (ii) the automatic conversion of preferred shares into 42,174,290 ordinary shares immediately upon the completion of this offering, (iii) the automatic conversion of our convertible notes into 2,224,610 ordinary shares immediately upon the completion of this offering, based on a conversion price of $3.60 per ordinary share, which, pursuant to the convertible notes, is calculated by dividing $350 million by the sum of (x) total ordinary shares and preferred shares outstanding immediately prior to the completion of our initial public offering and (y) total shares available for issuance under the Amended and Reinstated 2008 Share Incentive Plan, with the result multiplied by 0.85, (iv) 804,404 vested but not yet legally issued restricted shares as of the date of this prospectus, which will be issued immediately upon the completion of this offering, and (v) 16,600,000 ordinary shares issued in connection with this offering (assuming the underwriters do not exercise their option to purchase additional ADSs), but excludes:

  •
  2,067,500 and 1,524,538 ordinary shares issuable upon the exercise of share options outstanding and vesting of restricted shares issued to employees, respectively, as of the date of this prospectus; and

  •
  48,002 ordinary shares reserved for future award grants under our equity incentive plans.

 SUMMARY CONSOLIDATED FINANCIAL DATA

        The summary consolidated statements of operations data for 2010, 2011 and 2012, and the summary consolidated balance sheet data as of December 31, 2011 and 2012 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP and have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm. The report of Deloitte Touche Tohmatsu Certified Public Accountants LLP on those consolidated financial statements is also included elsewhere in this prospectus. Our summary consolidated statements of operations data for 2008 and 2009 and the summary consolidated balance sheet data as of December 31, 2008, 2009 and 2010 has been derived from our audited consolidated financial statements not included in this prospectus.

        The summary consolidated statement of operations data for the three months ended March 31, 2012 and 2013 and the summary consolidated balance sheet data as of March 31, 2013 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the periods presented.

        The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which are included elsewhere in this prospectus.

        Our historical results for any prior period do not necessarily indicate our results to be expected for any future period.

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(U.S. dollars in thousands, except per share data)
Summary Consolidated Statements of Operations Data
Net revenues	$6,256	$26,051	$58,694	$116,230	$200,010	$36,887	$73,310
Cost of goods sold	4,872	17,757	41,580	77,465	116,465	22,095	40,047

Gross profit	1,384	8,294	17,114	38,765	83,545	14,792	33,263
Operating expenses*
Fulfillment	363	1,272	3,517	7,124	10,088	2,038	3,729
Selling and marketing	2,379	5,487	22,607	38,465	53,418	10,786	18,335
General and administrative	1,686	6,361	12,347	16,660	22,369	4,900	7,997
Impairment loss on goodwill and intangible assets	—	—	—	1,928	—	—	—

(Loss) income from operations	(3,044)	(4,826)	(21,357)	(25,412)	(2,330)	(2,932)	3,202

Net (loss) income	(3,044)	(4,821)	(21,923)	(24,531)	(4,230)	(2,979)	2,610
Accretion for Series C convertible redeemable preferred shares	—	—	700	2,800	2,971	700	938
Net (loss) income attributable to ordinary shareholders	(3,044)	(4,821)	(22,623)	(27,331)	(7,201)	(3,679)	1,672

Net (loss) income per ordinary share:
Basic	(0.50)	(0.13)	(0.62)	(0.76)	(0.20)	(0.10)	0.02
Diluted	(0.50)	(0.13)	(0.62)	(0.76)	(0.20)	(0.10)	0.02

*
Includes share-based compensation expenses as follows:

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(U.S. dollars in thousands)
Share-Based Compensation Data
Fulfillment	$—	$12	$12	$13	$10	$3	$2
Selling and marketing	3	92	31	90	117	33	25
General and administrative	374	1,411	1,418	1,990	2,568	726	392

Total share-based compensation expenses	377	1,515	1,461	2,093	2,695	762	419

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
Other Consolidated Financial Data
Gross margin(1)	22.1%	31.8%	29.2%	33.4%	41.8%	40.1%	45.4%

(1)
Gross margin represents gross profit as a percentage of net revenues.

	As of December 31,
						As of March 31, 2013
	2008	2009	2010	2011	2012
	(U.S. dollars in thousands)
Summary Consolidated Balance Sheet Data
Cash and cash equivalents	$2,798	$6,081	$23,439	$6,786	$19,972	$25,949
Inventories	535	757	4,931	4,965	5,753	4,894
Total current assets	3,717	13,951	34,032	17,671	37,753	41,721
Total assets	4,137	14,567	37,184	19,640	39,838	44,171
Total current liabilities	1,827	4,209	11,979	17,202	36,847	38,158
Total liabilities	1,827	4,209	12,251	17,202	36,847	38,158
Series C convertible redeemable preferred shares	—	—	35,700	38,500	41,471	42,409
Total equity (deficit)	2,395	10,358	(10,767)	(36,062)	(38,480)	(36,396)

	Year Ended December 31,							Three Months Ended March 31,
	2008		2009		2010	2011	2012	2012	2013
	(in thousands, unless otherwise stated)
Operating Data
Number of customers	36		166		461	948	2,479	395	1,128
Revenue attributed to repeat customers	n/a	(1)	4,008		8,751	20,886	49,384	8,236	21,679
Revenue attributed to new customers	n/a	(1)	22,043		49,943	95,344	150,626	28,651	51,631
Growth in revenue attributed to repeat customers(2) (percentage)	n/a	(1)	n/a	(1)	118.3	138.7	136.4	20.3	18.6

(1)
As we had only begun to operate our business towards the end of 2007, we did not track revenue contributed by repeat customers in 2008. As a result, no data for growth in revenue attributed to repeat customers was available in 2008 and 2009.

(2)
"Growth in revenue attributed to repeat customers" refers to, in percentage, the difference between (i) revenue attributed to repeat customers for a given period and (ii) revenue attributed to repeat customers for the prior period, divided by revenue attributed to repeat customers from such prior period.

RISK FACTORS

        You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in the ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of the ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our limited operating history may make our growth and future prospects uncertain and difficult to evaluate.

        We launched our website, www.lightinthebox.com, in 2007. Our limited operating history may not provide a meaningful basis to evaluate our business. It may be difficult for you to make accurate predictions of our future results of operations and our past results of operations should not be taken as indicative of our future growth. Additionally, we will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential inability to:

  •
  implement our business model and strategy and adapt and modify them as needed;

  •
  increase awareness of our brands, protect our reputation and develop customer loyalty;

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  acquire customers cost-effectively;

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  manage our expanding operations and offerings, including the integration of any future acquisitions;

  •
  anticipate and adapt to changing conditions in online retail industry globally and in China;

  •
  anticipate and adapt to changes in government regulations, industry consolidation, technological developments and other significant competitive and market dynamics;

  •
  manage risks related to intellectual property rights;

  •
  upgrade our technology or infrastructure to support increased user traffic and product offerings; and

  •
  manage relationships with a growing number of suppliers and couriers.

The online retail industry is intensely competitive and we may not compete successfully against new and existing competitors, which may materially and adversely affect our results of operations.

        The market for products sold on our websites is intensely competitive. Consumers have many choices online and offline, including global, regional and local retailers. For example, our current and potential competitors include global and regional online retailers such as other China-based global online retail companies, retail chains, specialty retailers, and sellers on online marketplaces. In the future, we may also face competition from new entrants, consolidations of existing competitors or companies spun off from our larger competitors.

        We face a variety of competitive challenges, including sourcing products efficiently, pricing our products competitively, maintaining optimal inventory levels, selling our products effectively, maintaining the quality of our products, anticipating and responding quickly to changing consumer demands and preferences, building our customer base, conducting effective marketing activities and maintaining favorable recognition of our brands, websites and products. In addition, as we further develop our business, we will face increasing challenges to compete for and retain high quality suppliers. If we cannot properly address these challenges, our business and prospects would be materially and adversely affected.

        Some of our current and potential competitors have significantly more established brands or greater financial, sourcing, marketing, operational or other resources than we do. In addition, other online retailers may be acquired by, receive investments from or enter into strategic relationships with well-established and well-financed companies or investors, which would help enhance their competitive positions. Certain of our competitors may be able to secure more favorable terms with suppliers, devote greater resources to marketing campaigns, adopt more aggressive pricing or inventory policies and devote substantially more resources to infrastructure development. Increased competition may reduce our gross and operating margins, market share and brand recognition. We may not be able to compete successfully against current and future competitors, and competitive pressures may materially and adversely affect our business, financial condition and results of operations.

Our failure to quickly identify and adapt to changing industry conditions may have a material and adverse effect on our business, financial condition and results of operations.

        The online and offline retail industries are subject to changing consumer preferences and industry conditions. This is particularly true with respect to our core product categories of apparel, small accessories and gadgets and home and garden products. Consequently, we must stay abreast of emerging fashion, lifestyle, design, technological and other industry and consumer trends. This requires timely collection of market feedback, accurate assessments of market trends, deep understanding of industry dynamics and flexible manufacturing capabilities.

        We must also maintain relationships with suppliers who can adapt to fast-changing consumer preferences. If one or more of our existing suppliers cannot meet these requirements effectively, we will need to source from new suppliers, which may be costly and time-consuming. We or our suppliers may overestimate customer demand, face increased overhead expenditures without a corresponding increase in sales and incur inventory write-downs, which will adversely affect our results of operations.

        If we cannot offer appealing products on our websites, our customers may purchase fewer products on our websites, stop purchasing products on our websites, visit our websites less often or stop visiting our websites. Our reputation may also be negatively impacted. If we do not anticipate, identify and respond effectively to consumer preferences or changes in consumer trends at an early stage, we may not be able to generate our desired level of sales. Failure to properly address these challenges may materially and adversely affect our business, financial condition and results of operations.

Any failure to manage our growth or execute our strategies effectively may materially and adversely affect our business and prospects.

        We are still at a relatively early stage in our development and we anticipate spending significant resources on marketing, technology and other business expenditures to grow. We will need to continue to expand, train, manage and motivate our workforce and manage our relationships with customers, suppliers, wholesalers and third-party service providers. To accommodate our future growth, we plan to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems, although we have not yet entered into any commitments related to such plan. We have experienced a period of rapid growth and expansion that has placed, and will continue to place, a significant strain on our management and resources. If we are not successful in managing our growth or executing our strategies effectively, our business may be materially and adversely affected.

        As part of our growth strategy, we intend to broaden the range of our product offerings, which will require us to introduce new product categories, work with different suppliers and address the needs of different kinds of consumers. We may incur significant costs in trying to expand our offerings into these new product categories, or fail to introduce new product categories that meet anticipated consumer demand. For example, we launched our own brand of fast fashion apparel for women, Three

Seasons / TS, and our own brand of faucets, Sprinkle, but it is currently uncertain whether these brands will be competitive in the marketplace, reach broad consumer acceptance and become profitable in the long run.

We have incurred net losses since our inception and prior to 2012 experienced negative cash flow from operating activities. We may continue to incur net losses and experience negative cash flow from operating activities and, as a result, we may need to obtain additional capital in the future.

        We incurred net losses attributable to our ordinary shareholders of $22.6 million, $27.3 million and $7.2 million in 2010, 2011 and 2012, respectively. Although we started to generate net income attributable to our ordinary shareholders since the fourth quarter of 2012, we may incur losses in the future. In addition, we experienced negative cash flow from operating activities of $19.9 million and $14.1 million in 2010 and 2011, respectively, and although we generated positive cash flow from operating activities of $7.4 million and $6.6 million in 2012 and the three months ended March 31, 2013, respectively, we may experience negative cash flows in the future. As of March 31, 2013, we had an accumulated deficit of $63.5 million.

        We expect our costs and expenses, especially our selling and marketing expenses, to increase as we expand our operations. We anticipate that we may continue to incur net losses in the near future as we grow our business. Although we have generated positive cash flow from operating activities since 2012, we historically experienced negative cash flows for operating activities and may continue to do so in the near future. Our ability to achieve and maintain profitability and positive cash flow from operating activities depends on various factors, including but not limited to, the acceptance of our products by consumers, the growth and maintenance of our customer base, our ability to control our costs and expenses and grow our revenues and the effectiveness of our selling and marketing activities. We may not be able to achieve or sustain profitability or positive cash flow from operating activities, and if we achieve positive operating cash flow, it may not be sufficient to satisfy our anticipated capital expenditures and other cash needs. As such, we may not be able to fund our operating expenses and expenditures and may be unable to fulfill our financial obligations as they become due, which may result in voluntary or involuntary dissolution or liquidation proceeding of our Company and a total loss of your investment.

        We have financed our operations to date primarily with proceeds from the sale of equity securities and convertible notes. As of March 31, 2013, we had approximately $25.9 million in cash and cash equivalents. We expect that our existing cash and cash equivalents will be sufficient to fund our capital requirements for at least the next 12 months. However, we may need to raise additional capital to fund our continued operations. We cannot be certain that additional funding will be available on acceptable terms, or at all. Our failure to obtain sufficient capital or sufficient capital on acceptable terms could significantly harm our business, financial condition and prospects. See also "—Risks Related to the ADSs and This Offering—We may need additional capital, and the sale of additional ADSs or other equity securities or incurrence of additional indebtedness could result in additional dilution to our shareholders or increase our debt service obligations."

Products manufactured by our suppliers may be defective or inferior in quality or infringe on the intellectual property rights of others, which may materially and adversely affect our business and our reputation.

        We source our products from over 2,300 selected active suppliers in China. Some of the products provided by our suppliers may be defective or of inferior quality. Such products may also infringe on the intellectual property rights of third parties. Defective, inferior or infringing products may adversely affect consumer perceptions of our company or the products we sell, which may lead to negative reviews that could harm our reputation. In the past, we have received notices claiming that our products have infringed on the intellectual property rights of others. If we determine that products sold on our websites are infringing on intellectual property rights, we will remove them from our websites.

We were also previously involved in intellectual property rights claims related to certain sports apparel products sold on our website. Although such claims were settled, we cannot assure you that future claims will not have a material impact on our business and financial condition.

        Irrespective of the validity of such allegations or claims, we may experience lost sales or incur significant costs and efforts in defending against or settling such allegations or claims. If there is a successful claim against us, we may be required to refrain from further sale of the relevant products or pay substantial damages, and we may be unable to recoup our losses from our suppliers. In addition, since our products are sold to customers in many different countries and regions, we are subject to numerous different legal regimes governing mandatory product standards, intellectual property and tort. Such regimes may impose burdensome legal obligations, which may increase the costs and complexity of compliance. Regardless of whether we successfully defend against such claims, our reputation could be severely damaged. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

We may have difficulties managing our marketing efforts and may face increased competition in our marketing efforts, which could materially and adversely affect our business and growth prospects.

        We may have difficulty managing our marketing efforts as our business expands. Currently, we actively manage millions of keywords in 17 languages and display advertising on over 100,000 publisher sites. In addition, we actively engage with our users on social networking sites. However, given the rapid changes of Internet advertising, consumer preferences, the development of new forms of Internet marketing and the different forms of social media in each of our target countries and regions, we may have difficulties adapting our marketing techniques quickly and we may not sustain our customer acquisition rates, which may have a material and adverse effect on our business prospects.

        In addition, we are highly dependent on our continuing relationships with our affiliate websites and major search engines around the world. Our advertising publishing partners for our affiliate marketing programs may cease, suspend or change the business terms in which we work with them. Search engines may introduce new products and features or modify their page ranking algorithms, which may make our marketing efforts more challenging and costly, or reduce our web traffic. They may also modify existing features or interfere with our ability to advertise on their platforms or to change the business terms on which we advertise. The occurrence of any such event could materially and adversely affect our ability to acquire new customers and thus negatively impact our business, growth prospects, financial condition and results of operations. Furthermore, as search engine marketing is based on a bidding system, other online advertisers may outbid us on our chosen advertising keywords, which may cause us to increase our marketing expenses and adversely affect our results of operations.

We currently derive our revenues from a limited number of product categories and any event that adversely affects the demand for our products in those product categories may harm our growth strategies and business prospects.

        In 2012, we derived 40.2%, 21.0% and 20.3% of our net revenues from the sale of apparel, electronics and communication devices and small accessories and gadgets, respectively. In the three months ended March 31, 2013, we derived 30.8%, 14.1% and 39.1% of our net revenues from these categories, respectively. A decrease in the demand for any of these product categories could have a material and adverse effect on our business prospects. While we have expanded and diversified our product category offerings and revenue sources, sales in new product categories may not reach a level that would reduce our dependence on our existing product categories. In addition, if we are unable to deliver consistently high quality products in our new product categories, the number of customers for our products may decline. Our failure to successfully introduce new product categories may have a material and adverse effect on our business prospects and limit our growth.

Our expansion may lower our profit margins and materially and adversely affect our business, financial condition and results of operations.

        We have traditionally focused on the sale of apparel and electronics and communication devices and derived a large percentage of our net revenues from such product categories. We have since expanded our offerings by increasing the number of products in our core categories of small accessories and gadgets and home and garden, as well as introducing additional categories such as sports and outdoor. We have also introduced new websites which focus on certain specific products, such as our www.miniinthebox.com website for the sale of small accessories and gadgets. This has required improvements to our technology and logistics infrastructure and increased marketing spending.

        These new businesses involve risks and challenges different from the sale of our traditional product categories. The introduction of other product categories imposes additional complications in logistics, supply chain management and marketing. For example, home and garden products introduced new complications due to shipping heavier and more fragile products. Furthermore, we may have to deal with customers in demographics that we have previously not targeted. We also face inventory risks and other challenges when addressing changing consumer demands and preferences. We may introduce new product categories, which may increase the risks of inventory write-downs and financing costs. As a result, we may not be able to compete successfully in these new markets, our costs may increase and our revenues and profit margins may decrease, all of which may materially and adversely affect our business, financial condition and results of operations.

We may not be able to successfully adopt new technologies or adapt our websites and systems to consumer requirements or emerging industry standards, which may materially and adversely affect our business, financial condition and results of operations.

        The Internet and the online retail industry are characterized by rapid technological evolution. Changes in user and consumer preferences and the emergence of new industry standards and practices may render our existing proprietary technologies and systems obsolete. To remain competitive, we must enhance our technology infrastructure and adapt to the evolving online retail landscape. Not only do we need to constantly improve our user experience through personal computers, but we also need to enhance our user experience through mobile phones, handheld tablets or other devices. As new platforms and new devices are continually being released, it is difficult to predict the problems we may encounter to reach customers. If we are unable to adapt to changing market conditions or customer requirements in a cost-effective and timely manner, whether for technical, financial or other reasons, our business prospects, financial condition and results of operations may be materially adversely affected.

We use third-party couriers to deliver our products and their failure to provide high quality delivery services or our failure to effectively manage our relationships with them may materially and adversely affect our business, financial condition and results of operations.

        We use a network of third-party courier companies to deliver parcels to consumers in over 200 countries and territories. Interruptions to or failures in these third parties' shipping services could prevent the timely or successful delivery of our products. These interruptions may be due to unforeseen events such as inclement weather, natural disasters, import or export restrictions, or labor unrest, which may be beyond our control or the control of these third-party couriers. For example, our distribution network is sensitive to fluctuation in oil prices, which may result in increased shipping costs from third-party courier companies, which may, in turn, increase the prices of our products and render our products less competitive.

        If we do not deliver products in a timely manner or deliver damaged products, our customers may refuse to accept our products and become less confident in us. Many of our bestselling products, such as apparel, may be especially sensitive to delivery delays given that they are often purchased in anticipation of a specific date. Other products, such as electronics and fast fashion apparel for women, have a limited shelf-life and become quickly outdated. Certain products may not be delivered through certain couriers or may not be delivered to certain countries or regions. As a result, certain products may not be deliverable to certain customers or they may not be deliverable at a sufficiently low cost. Our third-party couriers may also offer us less favorable terms, which may increase our shipping cost and materially and adversely affect our financial condition and results of operations. We may not be able to promptly and successfully deliver our products to consumers, which may result in the loss of their business and a material and adverse effect on our financial condition and reputation.

Our websites or product offerings may not be able to receive positive market recognition and wide acceptance, which may materially and adversely affect our business, financial condition and results of operations.

        Maintaining and enhancing the level of customer visits to and volume of customer purchases on our websites is critical to our ability to compete effectively. We intend to enhance the recognition of our websites and product offerings by expending significant time and resources on marketing and customer relations. However, we may not be able to achieve our goals in a short period of time and our marketing efforts may not achieve expected results.

        Such efforts may also be jeopardized if we fail to maintain high product quality, fulfill orders for popular items, maintain and enhance high customer experience, provide high quality customer services, or offer efficient and reliable delivery. In addition, any negative publicity or disputes regarding our products, company, management or affiliated individuals, may also materially and adversely affect our websites or branded products. For example, certain products sold on our websites were the subject of intellectual property right disputes, we have had difficulties receiving customer orders due to disruptions to the fiber optic cable connections out of China and there have been certain negative online reviews of our company, our websites and some of the products we sell. Furthermore, if our customer service representatives fail to satisfy the individual needs of customers, our reputation and customer loyalty could be negatively affected and we may lose potential or existing customers and experience a decrease in sales. Failure to successfully promote and maintain positive consumer experience and awareness of our websites, damage to our reputation or brands or loss of consumer confidence could materially and adversely affect our results of operations and financial condition.

        Factors important to maintaining and increasing the sales volumes of goods purchased from our websites include:

  •
  our ability to maintain a convenient and reliable user experience as consumer preferences evolve and as we expand into new product categories and new business lines;

  •
  our ability to increase repeat purchases by customers;

  •
  our ability to provide high quality customer services;

  •
  our ability to offer products of sufficient quality at competitive prices;

  •
  our ability to manage new and existing technologies and sales channels;

  •
  our ability to increase website awareness among existing and potential consumers through various means of marketing and promotional activities;

  •
  our ability to assure our customers of the security of our websites for online purchases;

  •
  the efficiency, reliability and service quality of our logistics and payment service providers; and

  •
  any negative publicity about us or other online retailers in China.

        Any failure to properly manage these factors could negatively impact our websites. Such failures may materially and adversely affect our business, financial condition and results of operations.

Failure to protect confidential information of our customers and our network against security breaches could damage our reputation and substantially harm our business and results of operations.

        A significant challenge to online commerce and communications is the secure transmission of confidential information over public networks. Currently, product orders and payments for products we offer are made through our websites, except for certain orders and payments related to the sale of our products to customer in China. In addition, some online payments for our products are settled through third-party electronic platforms. In such transactions, maintaining complete security for the transmission of confidential information, such as our customers' credit card information, personal information and billing addresses, on our websites is essential to maintain consumer confidence. We have no control over the security measures of third-party electronic payment service providers. We also hold certain other private information about our customers, such as their names, addresses, phone numbers and browsing and purchasing records.

        We may not be able to prevent third parties, such as hackers or criminal organizations, from stealing information provided by our customers to us through our websites. Furthermore, our third-party logistics and payment service providers may accidentally or purposefully disclose information about our customers. We may also accidentally disclose such information due to employee negligence.

        Significant capital and other resources may be required to protect against security breaches or to alleviate problems caused by such breaches. The methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. Even if we successfully adapt to and prevent new security breaches, any perception by the public that online commerce and transactions are becoming increasingly unsafe could inhibit the growth of e-commerce and other online services generally, which, in turn, may reduce the number of purchase orders we receive. Any compromise of our security or third-party service providers' security could materially and adversely affect our reputation, business, prospects, financial condition and results of operations.

We derive our revenues from product categories that represent discretionary spending and changes in global macroeconomic conditions may decrease the demand for our products and adversely affect our growth strategies and business prospects.

        Many of our products may be viewed as discretionary items rather than necessities. Consequently, our results of operations tend to be sensitive to changes in macroeconomic conditions that impact consumer discretionary spending. During an economic downturn similar to the economic downturn in 2008 and 2009, customers may be less willing to purchase products that we offer. Challenging macroeconomic conditions also impact our customers' ability to obtain consumer credit. Other factors, including consumer confidence, employment levels, interest rates, tax rates, consumer debt levels and fuel and energy costs, could reduce consumer spending or change consumer purchasing habits.

        The current economic environment continues to present uncertainties and risks for our business. Continued concerns about the systemic impact of a potentially long-term and widespread recession, the sovereign debt crisis in Europe and fiscal policy challenges in the United States all have contributed to increased market volatility and diminished expectations for economic growth around the world. Such economic challenges have resulted in high unemployment in Europe and North America, as well as stagnant wage levels, which has dampened consumer purchasing power. A continued or future slowdown in European, the United States or other global economies or a negative economic outlook could materially and adversely affect our future operating results.

We rely on third-party suppliers for our products and any deterioration in such business relationships or the quality of those products may materially and adversely affect our business, financial condition and results of operations.

        We source our products from selected third-party suppliers. Our continued growth will increase our product demands, which will require us to increase our ability to source products of commercial quality on reasonable terms.

        Our suppliers may:

  •
  cease selling merchandise to us on terms acceptable to us;

  •
  fail to deliver goods that meet consumer demands;

  •
  encounter financial difficulties;

  •
  terminate our relationships or enter into agreements with our competitors;

  •
  have economic or business interests or goals that are inconsistent with ours and take actions contrary to our instructions, requests or objectives;

  •
  be unable or unwilling to fulfill their obligations, including their obligations to meet our production deadlines, quality standards and product specifications;

  •
  fail to expand their production capacities to meet our growing demands;

  •
  encounter raw material or labor shortages or increases in raw material or labor costs, which may impact our procurement costs; or

  •
  engage in other activities or employment practices that may harm our reputation.

        Furthermore, agreements with our suppliers do not typically establish a fixed price for the purchase of products. As a result, we may be subject to price fluctuations based on changes in our suppliers' businesses, cost structures or other factors. The occurrence of any of these events, alone or together, may have a material and adverse effect on our business, financial condition and results of operations. For example, suppliers in the coastal areas of eastern and southern China experienced labor shortages in 2010. Although our suppliers were not significantly affected by this event and managed to complete our orders in a timely manner, similar events may happen again in the future and our suppliers and, in turn, we, may be adversely impacted. In addition, our agreements with some of our suppliers do not contain non-compete clauses that would prevent those suppliers from producing similar products for any other third party. Any breakdown in our supplier relationships or our failure to timely resolve disputes with or complaints from our suppliers, could materially and adversely affect our business, financial condition and results of operations.

Our growth and profitability depend, to a significant extent, on international trade relationships between China and other countries and consumer confidence in Chinese products and any trade restrictions or losses in consumer confidence may materially and adversely affect our results of operations.

        We are a China-based online retail company selling goods to consumers globally. As a result, if our consumers lose confidence in Chinese products or sovereign nations restrict trade with Chinese companies, we may suffer a competitive disadvantage. For example, such countries could support locally produced goods with subsidies, which may render our goods relatively more expensive. In addition, such countries could place quotas or taxes, such as retaliatory tariffs and anti-dumping restrictions, on goods produced in China, which would restrict our ability to export products to such countries. Consumers may also develop the presumption that products made in China are inferior in quality, more likely to be defective or more likely to violate intellectual property rights.

        Such policies and attitudes could target Chinese companies in general, Chinese companies that export to foreign countries in specific or our company individually. We may not be able to affect the implementation of governmental policies or the prevalence of such biases and such policies and biases may reflect political relationships between the countries in which we conduct our business rather than any action taken by our company. To the extent that we suffer a competitive disadvantage as a result of restrictions in free trade or adverse consumer perceptions, our business, financial condition and results of operations may be materially and adversely affected.

We plan to expand our warehouses and distribution network. If we are not able to manage such expansion successfully, we may suffer a material and adverse effect on our business, financial condition and results of operations.

        We believe our strategically located warehouses and our distribution network are essential to our success. We intend to expand our warehouses and distribution network to accommodate more purchase orders and provide better coverage of our target markets. We cannot assure you that we will be able to lease suitable facilities at commercially acceptable terms in accordance with our expansion plan. In addition, the expansion of our warehouses and distribution network will put pressure on our managerial, financial, operational and other resources. If we are unable to secure new facilities or effectively manage our expanded logistics operations and control increasing costs, our growth potential, results of operations and business could be materially and adversely affected. Furthermore, starting from the fourth quarter of 2011, we have entered into arrangements with certain suppliers under which the suppliers store their products at our warehouses. Such products are referred to in this prospectus as co-location inventory. We record these products as inventory only when all liabilities and rights of ownership of the products are passed on to us upon the confirmation of orders by our customers. However, we bear the costs and expenses incurred related to the storage of co-location inventory in our warehouses, which increases our costs and expenses and reduces our profit and the warehousing spaces available for our own inventory. In addition, we are responsible for loss of and damages to such products in certain circumstances prior to the confirmation of orders by our customers, such as in the event of theft, but are not responsible for any loss of and damages to such products as a result of a force majeure event.

Increases in labor costs or restrictions in the supply of labor in China may materially and adversely affect our business, financial condition and results of operations.

        We source our products exclusively from third-party suppliers in China. With the rapid development of the Chinese economy, the cost of labor has risen and may continue to rise. Our results of operations will be materially and adversely affected if the labor costs of our suppliers increase. In addition, even if labor costs do not increase, we and our suppliers may not be able to find a sufficient number of workers to produce the products we offer.

        Furthermore, pursuant to the new PRC labor contract law that became effective in 2008 and was amended on December 28, 2012, employers in China are subject to stricter requirements when signing labor contracts, paying remuneration, determining the term of employees' probation and unilaterally terminating labor contracts. The new labor contract law and related regulations impose greater liabilities on employers and may significantly increase the costs of workforce reductions. If we or our suppliers decide to significantly change or reduce our workforces, the new labor contract law could adversely affect our ability to make such changes in a timely, favorable and effective manner. Any of these events may adversely affect our business, financial condition and results of operations.

The proper functioning of our information infrastructure is essential to our business and any failure to maintain the satisfactory performance, security and integrity of our information infrastructure may materially and adversely affect our business, reputation, financial condition and results of operations.

        Our net revenues depend on the number of visitors who purchase products on our websites and the volume of orders we fulfill. Telecommunications failures, errors encountered during system upgrades or system expansions, failures related to imbedded social networking functions, computer viruses, attempts to harm our systems, or any inability to maintain, develop and upgrade our existing information infrastructure may damage our hardware and software systems and database, interrupt access to our websites, disrupt our business activities, reveal confidential customer information, slow response times, degrade customer service, increase shipping and handling costs or delay order fulfillment, which may individually or collectively materially and adversely affect our business, reputation, financial condition and results of operations. For example, disruptions in the fiber optic cables used to connect computers located in the United States and China rendered us temporarily unable to receive orders placed by customers, which caused delays in our ability to process and deliver products to customers.

        Our technology infrastructure may not function properly as a result of third-party action, employee error, malfeasance or otherwise and resulting in unauthorized access to our customers' data. In addition, our domain names may not point to our IP address correctly due to malfeasance or neglect by our hosting solutions or domain name registries. For example, they may determine that we have violated contractual, civil or criminal duties and, as a result, suspend our domain names. Such errors would render our sites inaccessible for a period of time. Additionally, third parties may attempt to fraudulently induce employees or consumers into disclosing sensitive information such as user names, passwords or other information in order to gain access to our or our consumers' data.

        Even if we are successful in preventing security breaches, any perception by the public that online commercial transactions, or the privacy of user information, are increasingly unsafe or vulnerable to attack could inhibit the growth of online retailers and other online services generally, which, in turn, may have a material adverse effect on our business, reputation, financial condition and results of operations.

Taxation risks could materially and adversely affect our business and financial condition.

        We do not collect sales or other taxes on shipments of our goods to most countries in the world except mainland China and Hong Kong. We do not believe that currently we have obligations to collect sales taxes in regions other than China. However, courts of competent jurisdiction may not agree with our interpretation of the tax regulations and, even if they agree with our interpretation, we may become subject to new regulations as regional and national governments may impose new tax laws or revise existing tax laws, especially with regards to Internet sales. For example, recently, certain states of the United States have begun passing legislation that requires online retailers with affiliate marketing programs with individuals in such states to collect state sales taxes.

        Levy of sales taxes may increase the costs of our products to our consumers and reduce our competitive advantage over our competitors that do not collect such sales taxes. The imposition by regional or national governments of various taxes upon Internet commerce could create administrative burdens for us, put us at a competitive disadvantage if they do not impose similar obligations on all of our online competitors and decrease our future sales. A successful assertion by one or more foreign countries that we should collect sales or other taxes on the sale of merchandise or services could result in substantial tax liabilities for past sales, decreases our competitiveness with local retailers, and materially and adversely affects our business, financial condition and results of operations. In addition, we may be required to incorporate corporate entities in different jurisdictions around the world in order to deliver our products to such jurisdictions, which may have uncertain tax implications.

Our growth depends on expanding in various geographic markets and such expansion may pose new logistical, operational and marketing challenges that may materially and adversely affect our business prospects.

        We plan to further increase the sales of our products by deepening our penetration of geographic markets globally. Although our products are sold to customers in over 200 countries and territories, we still have relatively little experience in many countries in the world. It is costly to establish, develop and maintain international operations and websites and promote our brand internationally. The expansion of sales into such geographic markets may not be profitable on a sustained basis for many reasons including, but not limited to:

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  local economic and political conditions;

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  government regulation of online retail, other online services and electronic devices and restrictive governmental actions (such as trade protection measures, including export duties and quotas and custom duties and tariffs), nationalization and restrictions on foreign ownership;

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  restrictions on sales or distribution of certain products or services and uncertainty regarding intellectual property rights and liability for products, services and content on our websites or social marketing channels;

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  business licensing or certification requirements, such as for imports, exports and electronic devices;

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  limited fulfillment and technology infrastructure;

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  laws and regulations regarding consumer protection, import and export requirements, duties, tariffs, other trade-related barriers or restrictions, data protection, privacy, network security, encryption and restrictions on pricing or discounts;

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  lower levels of Internet use;

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  lower levels of consumer spending and fewer growth opportunities compared to our current geographic markets;

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  lower levels of credit card usage and increased payment risk; and

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  difficulty in staffing, developing and managing foreign operations as a result of language and cultural differences.

        As we expand the sale of our products to other countries, competition will intensify. Local companies may have a substantial competitive advantage because of their greater understanding of, and focus on, local consumers, as well as their more established local brand names. This may benefit from reduced logistics costs and marketing. We may not be able to hire, train, retain and manage required personnel, which may limit our international growth.

        As new markets have different business practices and consumer demand may vary significantly by region, our experience in the geographic markets on which we currently focus may not be applicable in other parts of the world. For example, we may need to build infrastructure in foreign countries to remain competitive in such markets. Furthermore, deepening our geographic penetration entails increased complexity for our managers and employees including, but not limited to, difficulties associated with managing a more diverse customer base, the challenges of meeting different regulatory regimes and requirements, partnering with different local logistics providers and other business partners, managing more complex marketing efforts and providing customer support in different languages.

        We currently derive only a small portion of our sales from customers in China, but we intend to expand our operations in China in the future. We will encounter new challenges in operations, marketing and logistics. Our ability to operate competitively in international markets may not render us similarly competitive in the market in China. For example, our logistics networks will need to be optimized locally. To the extent that we cannot increase our market share in China, we may incur costs that we may not recover. Even if we are successful in increasing our market share in China, we may suffer from increased competition from other Chinese companies. We may not compete successfully against companies with stronger brands, greater financial resources, greater political support or more attractive terms for their suppliers, managers or employees.

        In addition, our expansion into China may suffer due to uncertainties and various factors affecting the development of online retail in China. For example, Internet and broadband use and penetration may decline, consumer confidence in online shopping may decrease, the quality of alternative retail channels may increase, sufficiently reliable or secure logistic or payment methods may not be available or the Chinese economy may deteriorate. To the extent that we cannot successfully expand our operations in China or other geographic markets, our business, financial condition and results of operations may be materially and adversely affected.

Fluctuations in currency exchange rates may make us less competitive and may make our growth and future prospects uncertain and difficult to evaluate.

        We sell to customers in over 200 countries and territories. Some customers pay for our products in currencies other than U.S. dollars. We set the price of our products in U.S. dollars and, as a result, the payments in local currencies other than U.S. dollars will change depending on the exchange rates of the local currencies against the U.S. dollars. If the U.S. dollar appreciates against these foreign currencies, our prices will be become less competitive relative to those of our competitors who source and price their products in their respective local currencies. As a result, we may experience short-term fluctuations in our earnings derived from certain regions.

Our business depends substantially on the continued efforts of our executive officers and our business may be severely disrupted if we lose their services.

        Our future success depends substantially on the continued efforts of our executive officers. Competition for senior management and other key personnel is intense, and the pool of suitable candidates is very limited. We may not be able to retain the services of our senior executives or other key personnel, or attract and retain senior executives or key personnel in the future. If one or more of our executive officers are unable or unwilling to continue their employment with us, we may not find replacements in a timely manner, or at all, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected. We may also incur additional expenses to recruit and retain qualified replacements.

        If any of our executive officers joins a competitor or forms a competing company, we may lose customers, suppliers, partners and know-how. Each of our executive officers has entered into an employment agreement with us, which contains confidentiality and non-compete provisions. However, if any dispute arises between our executive officers and us, we may not be able to enforce these non-compete provisions in China, where these executive officers reside, in light of uncertainties with China's legal system.

If we are unable to attract, train and retain qualified personnel, our business, financial condition and results of operations may be materially and adversely affected.

        Our business is supported and enhanced by a team of highly skilled employees who are critical to maintaining the quality and consistency of our business and reputation. It is important for us to attract qualified employees, especially marketing personnel, designers, supply chain managers, or engineers with high levels of experience in creative design, software development and Internet-related services. Competition for these employees is intense. In order to attract prospective employees and retain current employees, we may have to increase our employee compensation by a larger amount and at a faster pace than expected, which would increase our operating expenses. In addition, we must hire and train qualified employees in a timely manner to keep pace with our rapid growth while maintaining the quality of our operations in various geographic locations.

        We must also provide continuous training to our employees so that they have up-to-date knowledge of various aspects of our operations and can meet our demand for high quality services. If we fail to do so, the quality of our services may deteriorate in one or more of the markets where we operate, which may cause a negative perception of our brand and adversely affect our business. Finally, disputes between us and our employees may arise from time to time and if we are not able to properly handle our relationship with our employees, our business, financial condition and results of operations may be adversely affected.

Certain existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

        Currently, our directors and executive officers, Mr. Quji (Alan) GUO, Mr. Xin (Kevin) WEN, Mr. Liang ZHANG and Mr. Jun LIU, collectively own an aggregate of 38.1% of our outstanding shares. Upon the completion of this offering, they will collectively own an aggregate of 30.5% of our outstanding shares, representing 30.5% of the total voting power of our outstanding ordinary shares after this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. In addition, in matters as to change of control, each of Mr. Quji (Alan) GUO, Mr. Xin (Kevin) WEN and Mr. Liang ZHANG will be entitled to three votes per share, resulting in 50.2% of voting rights in such matters upon the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. As a result, they have substantial influence over our business, including significant corporate actions such as mergers, consolidations, sales of all or substantially all of our assets and election of directors.

        They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering. In addition, the significant concentration of share ownership may adversely affect the trading price of the ADSs due to investors' perception that conflicts of interest may exist or arise. For more information regarding our principal shareholders and their affiliated entities, see "Principal and Selling Shareholders."

Our branding efforts for our products may be costly and may not obtain positive market recognition which may materially and adversely affect our business, financial condition and results of operations.

        We have recently launched our own branded product lines. These brands require more research, design and marketing costs than our private label products. These costs may not be recovered from sufficient sales of these branded products. These brands may not receive or maintain positive market recognition. Furthermore, it may take time and additional expenditures before we realize that our branding efforts have been unsuccessful. As a result of these efforts to develop branded products, we may incur costs without corresponding increases in revenues which may materially and adversely affect our business, financial condition and results of operations.

Our results of operations are subject to quarterly fluctuations due to a number of factors that could adversely affect our business and the trading price of the ADSs.

        We experience seasonality in our business, reflecting seasonal fluctuations in online and offline retail patterns in general and for our product categories. For example, sales may be higher in the fourth quarter of a calendar year due to the Christmas holidays. Our product mix may experience quarterly shifts which may cause our margins to fluctuate from quarter to quarter.

        Due to the foregoing factors, our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In such event, the trading price of the ADSs may be materially and adversely affected.

We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position.

        We regard our trademarks, service marks, domain names, trade secrets, proprietary technologies and similar intellectual property critical to our success and we currently rely on a mix of trademark law, trade secret protection and confidentiality and license agreements with our employees, suppliers, partners and others to protect our proprietary rights. Our trademarks and service marks may be invalidated, circumvented or challenged. Trade secrets are difficult to protect and our trade secrets may be leaked or otherwise become known or be independently discovered by competitors. Confidentiality agreements may be breached and we may not have adequate remedies for any breach.

        It is often difficult to create and enforce intellectual property rights in China. Even where adequate laws exist in China, it may not be possible to obtain swift and equitable enforcement of such laws, or to obtain enforcement of a court judgment or an arbitration award delivered in another jurisdiction and, accordingly, we may not be able to effectively protect our intellectual property rights or enforce agreements in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent the misappropriation of our technologies.

We are subject to payment-related risks which may materially and adversely affect our business, financial condition and results of operations.

        Our customers may choose from a wide range of payment methods. As we offer new payment options to our customers, we may be subject to additional regulations, compliance requirements and fraud.

        We rely on third parties, such as PayPal, to provide certain payment processing services, including the processing of credit card and debit card transactions. Our business may be disrupted if these companies become unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers, or facilitate other types of online payments and our business and operating results could be adversely affected.

        Under current credit card practices, we are liable for fraudulent credit card transactions because we do not require a cardholder's signature. We do not currently carry insurance against this risk. Although we have only experienced minimal losses from credit card fraud, we face the risk of significant losses from this type of fraud as our net sales increase and as we expand internationally. Our failure to adequately control fraudulent credit card transactions could damage our reputation and brand and substantially harm our business and results of operations. Additionally, for certain payment transactions, including credit and debit cards, we pay interchange and other fees. These fees may increase over time, which would raise our operating costs and lower our operating margins.

Our business is subject to the laws of various jurisdictions, many of which are unsettled and still developing and could subject us to claims or otherwise harm our business.

        We are subject to a variety of laws in various jurisdictions, including Hong Kong, China, the United States and other countries, including laws regarding data retention, privacy and consumer protection, that are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement and other theories based on the nature and content of the materials searched, the advertisements posted, or the content provided by users. In addition, regulatory authorities around the world are considering a number of legislative and regulatory proposals concerning data protection and other matters that may be applicable to our business. It is also likely that as our business grows and evolves and our solutions are used in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

        If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain solutions. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business, financial condition and results of operations.

We do not have any business liability, disruption or litigation insurance and any business disruption or litigation we experience might result in our incurring substantial costs and diversion of resources.

        As the insurance industry in China is still in an early stage of development, insurance companies in China currently offer limited business insurance products. We have determined that the difficulties associated with acquiring product liability or business interruption insurance coverage in China on commercially reasonable terms make it impractical for us to have such insurance. Any product liability claims or business disruption, natural disaster could result in our incurring substantial costs and diversion of resources, which would have an adverse effect on our business, financial condition and results of operations.

In the course of preparing our consolidated financial statements, we have identified a material weakness and other control deficiencies in our internal control over financial reporting, which, as of the date of this prospectus, have not been remediated. If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud and investor confidence in our company and the market price of the ADSs may be adversely affected.

        We will be subject to reporting obligations under the U.S. securities laws after this offering. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Prior to this offering, we have been a private company and have had limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the preparation and external audit of our consolidated financial statements, we and our independent registered public accounting firm identified a material weakness and other control deficiencies, each as defined in the U.S. Public Company Accounting Oversight Board Standard AU Section 325, Communications About Control Deficiencies in an Audit of Financial Statements, or AU325, in our internal control over financial reporting as of December 31, 2012. As defined in AU325, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified relates to the lack of sufficient accounting personnel for financial information processing and reporting and with appropriate U.S. GAAP knowledge. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we and they will be required to do once we become a public company. In light of the material weakness and other control deficiencies that were identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

        We plan to take various measures to remediate such weakness and deficiencies. However, these measures may not fully address the material weakness and other control deficiencies in our internal control over financial reporting. Our failure to correct the material weakness and other control deficiencies or our failure to discover and address any other control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting may significantly hinder our ability to prevent fraud.

        Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2014. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 20-F following the date on which we cease to qualify as an emerging growth company, which may be up to five full fiscal years following the date of this offering. If we fail to remediate the problems identified above, our management and our independent registered public accounting firm may conclude that our internal control over financial reporting is not effective. This conclusion could adversely impact the market price of the ADSs due to a loss of investor confidence in the reliability of our reporting processes. We also expect to incur additional costs and expenses associated with our becoming a public company, including costs to prepare for our first Sarbanes-Oxley Act of 2002 Section 404 compliance testing and additional legal and accounting costs to comply with the requirements of the Exchange Act that will apply to us as a public company.

We may engage in acquisitions that may present integration challenges, disrupt our business and lower our operating results and the value of your investment.

        As part of our business strategy, we regularly evaluate investments in, or acquisitions of, complementary businesses, joint ventures, services and technologies. For example, in May 2010, Lanting Huitong acquired Shanghai Ouku, which operates www.ouku.com, for $2.2 million (RMB14.3 million). Acquisitions and investments involve numerous risks, including:

  •
  potential failure to achieve the expected benefits of the combination or acquisition;

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  difficulties in and the cost of integrating operations, technologies, services and personnel; and

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  potential write-offs of acquired assets or investments.

        As a result of Lanting Huitong's acquisition of Shanghai Ouku, we have recorded goodwill as well as certain acquired intangibles. Such goodwill and intangible assets are tested for impairment by us. In 2011, we recorded an impairment loss on goodwill and intangible assets of $1.9 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Impairment of Goodwill and Intangible Assets."

        In addition, if we finance acquisitions by issuing equity or convertible debt securities, our existing shareholders may be diluted, which could affect the market price of the ADSs. Further, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed and the value of your investment may decline.

        Furthermore, we may fail to identify or secure suitable acquisition opportunities or our competitors may capitalize on such opportunities before we do, which could impair our ability to compete with our competitors and adversely affect our growth prospects and results of operations.

Any catastrophe, including outbreaks of health pandemics and other extraordinary events, could severely disrupt our business operations.

        Our operations are vulnerable to interruption and damage from natural and other types of catastrophes, including earthquakes, fire, floods, hail, windstorms, severe winter weather (including snow, freezing water, ice storms and blizzards), environmental accidents, power loss, communications failures, explosions, man-made events such as terrorist attacks and similar events. Due to their nature, we cannot predict the incidence, timing and severity of catastrophes. In March 2011, Japan was struck by a 9.0-magnitude earthquake. In May 2008 and April 2013, Sichuan Province in southwest China experienced severe earthquakes. Although the Japan earthquake together with the resulting tsunami and the Sichuan Province earthquakes did not materially affect our business, other occurrences of natural disasters, as well as accidents and incidents of adverse weather in or around our warehouses, sourcing offices or suppliers may materially and adversely affect our business and results of operations. We may also be particularly vulnerable to catastrophes in Europe and North America, where most of our customers are located. In addition, the recent uncertainty on the Korean Peninsula may also have an adverse impact on our business operations.

        Changing climate conditions, primarily rising global temperatures, may be increasing, or may in the future increase, the frequency and severity of natural catastrophes. If any such catastrophe or extraordinary event occurs in the future, our ability to operate our business could be seriously impaired. Such events could make it difficult or impossible for us to deliver our services and products to our consumers and could decrease demand for our products. Because we do not carry property insurance and significant time could be required to resume our operations, our financial position and operating results could be materially and adversely affected in the event of any major catastrophic event.

        In addition, our business could be materially and adversely affected by the outbreak of influenza A (H1N1), commonly referred to as "swine flu," avian influenza, including H7N9, severe acute respiratory syndrome (SARS) or other pandemics. Any occurrence of these pandemic diseases or other adverse public health developments in China or elsewhere could severely disrupt our staffing or the staffing of our suppliers and couriers and otherwise reduce the activity levels of our work force and the work force of our suppliers and couriers, causing a material and adverse effect on our business operations.

Failure to renew the lease of our existing premises or to renew such leases at acceptable terms could materially and adversely affect our business.

        All of our offices and warehouses are presently located on leased premises. At the end of each lease term, we may not be able to negotiate an extension of the lease and may therefore be forced to move to a different location, or the rent we pay may increase significantly. This could disrupt our operations and adversely affect our profitability. A number of our leases will expire in the near future and are subject to renewal at market prices, which could result in a substantial increase in the rent at the time of renewal. We compete with other businesses for premises at certain locations or of desirable sizes and some landlords may have entered into long-term leases with our competitors for such premises. We may not be able to obtain new leases at desirable locations or renew our existing leases on acceptable terms or at all, which could materially and adversely affect our business. Furthermore, some of our lessors have not been able to provide the relevant housing ownership certificates for the properties leased by us or prove their right to sublease the properties to us. As of March 31, 2013, one out of 16 of our leased properties, with a floor area of 22,152.9 square meters, representing 42.7% of our aggregate leased area, were subject to such defects. In addition, the owner of one of our leased properties, with a floor area of 1,545 square meters, is in the process of obtaining the relevant housing ownership certificate. As to this property, we are not aware of any obstacles that will prevent the owner from obtaining such certificate. As of the date of this prospectus, we are not aware of any actions, claims or investigations being contemplated by government authorities with respect to the defects in our leased real properties or any challenges by third parties to our use of these properties. However, if third parties who purport to be property owners or beneficiaries of the mortgaged properties challenge our right to lease these properties, we may not be able to protect our leasehold interest and may be ordered to vacate the affected premises, which could in turn materially and adversely affect our business and operating results.

We rely on certain individuals to register at and receive funds from some of our supplemental online outlets.

        In addition to the sale of our products through our websites, we also sell through outlets on other high traffic online marketplace platforms. In addition to such supplemental online outlets registered under our company name, some of our employees have also registered for online outlets in their own name to sell our products and hold the title to these online outlets on the marketplace platforms and in certain cases, their associated bank accounts. We enter into contractual relationships with such employees to obligate them to transfer to us payments corresponding to amounts they receive from customers for the sale of our products on these supplemental online outlets. Prior to our receipt of such payments, we classify cash held in such account in our prepaid expenses and other current assets. As of December 31, 2010, 2011, 2012 and March 31, 2013, such amounts were $3.1 million, $0.3 million, $0.1 million and $0.1 million, respectively. In 2010, 2011, 2012 and the three months ended March 31, 2013, total revenues from our supplemental online outlets were approximately 9.4%, 9.3%, 8.6% and 5.2% of our total net revenues, respectively, and revenues from supplemental online outlets registered under our employees were approximately 7.9%, 7.6%, 7.0% and 4.0% of our total net revenues, respectively. If such employees choose not to perform under their contractual obligations with us, we may incur costs to recover such payments and we may not be able to recover these cash balances.

We are exempted from certain corporate governance requirements of the New York Stock Exchange.

        We are exempted from certain corporate governance requirements of the New York Stock Exchange by virtue of being a foreign private issuer. We are required to provide a brief description of the significant differences between our corporate governance practices and the corporate governance practices required to be followed by U.S. domestic companies under the New York Stock Exchange. The standards applicable to us are considerably different than the standards applied to U.S. domestic issuers. For instance, we are not required to:

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  have a majority of the board be independent (other than due to the requirements for the audit committee under the United States Securities Exchange Act of 1934, as amended, or the Exchange Act);

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  have a minimum of three members in our audit committee;

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  have a compensation committee, a nominating or corporate governance committee;

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  have regularly scheduled executive sessions with only independent directors;

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  have executive session of solely independent directors each year; or

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  adopt and disclose a code of business conduct and ethics for directors, officers and employees.

        We have relied on and intend to continue to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of the New York Stock Exchange.

Risks Related to Our Corporate Structure

We conduct certain aspects of our businesses in China through our VIEs by means of contractual arrangements. If the PRC government determines that these contractual arrangements do not comply with applicable regulations, our business could be materially and adversely affected.

        We conduct the operation of our domestic websites through Lanting Huitong and its subsidiary, Shanghai Ouku, and conduct certain research and development functions through Lanting Gaochuang. We receive substantially all of the economic benefits of Lanting Huitong and Lanting Gaochuang as their primary beneficiary through contractual arrangements with them and their shareholders. For a description of these contractual arrangements, see "Our History and Corporate Structure—Contractual Arrangements Among Lanting Jishi, our VIEs and the Respective Shareholders of our VIEs."

        Although we believe we comply and will continue to comply with current PRC regulations, the PRC government may not agree that these contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing requirements or policies or with requirements or policies that may be adopted in the future, particularly with regards to Lanting Huitong as a key operator of our domestic websites. If the PRC government determines that we are not in compliance with applicable laws, it may revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, block our websites, require us to restructure our operations, impose additional conditions with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

We rely on contractual arrangements with Lanting Huitong and its shareholders for the operation of our domestic websites in China and contractual arrangements with Lanting Gaochuang and its shareholders for certain research and development functions, which may not be as effective as direct ownership. If Lanting Huitong and its shareholders or Lanting Gaochuang and its shareholders fail to perform their obligations under these contractual arrangements, we may have to resort to litigation or arbitration to enforce our rights, which may be time-consuming, unpredictable, expensive and damaging to our operations and reputation.

        We have relied and expect to continue to rely on contractual arrangements with Lanting Huitong to operate our domestic websites and contractual arrangements with Lanting Gaochuang to perform certain research and development functions. For a description of these contractual arrangements, see "Our History and Corporate Structure—Contractual Arrangements Among Lanting Jishi, our VIEs and the Respective Shareholders of our VIEs." These contractual arrangements provide us with effective control over these entities and allow us to obtain economic benefits from them. Although we have been advised by our PRC counsel, TransAsia Lawyers, that these contractual arrangements are in compliance with current PRC laws, these contractual arrangements may not be as effective in providing control as direct ownership. For example, Lanting Huitong and its shareholders could breach their contractual arrangements with us by failing to operate our online retail business in an acceptable manner or taking other actions that are detrimental to our interests. In addition, if the shareholders of Lanting Huitong or Lanting Gaochuang refuse to transfer their equity interests in Lanting Huitong or Lanting Gaochuang to us or our designee when we exercise our call option pursuant to these contractual arrangements, we may have to take legal actions to compel them to perform their contractual obligations.

        If we were the controlling shareholder of our VIEs with direct ownership, we would be able to exercise our rights as shareholders, rather than our rights under the powers of attorney, to effect changes to their boards of directors, which in turn could implement changes at the management and operational level. However, under the current contractual arrangements, as a legal matter, if our VIEs or their respective shareholders fail to perform their obligations under these contractual arrangements, we may incur substantial costs to enforce such arrangements and rely on legal remedies under PRC law, which may not be sufficient or effective.

        All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in court and the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would incur additional expenses and delay. If we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our VIEs and our ability to conduct our business may be negatively affected.

        If we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, our business and operations in China could be disrupted, which could materially and adversely affect our results of operations and damage our reputation. See "—Risks Related to Doing Business in China—Uncertainties with respect to the Chinese legal system could adversely affect us."

The shareholders of Lanting Huitong and Lanting Gaochuang have potential conflicts of interest with us, which may adversely affect our business.

        Certain directors and executive officers of our company, Mr. Quji (Alan) GUO, Mr. Xin (Kevin) WEN, Mr. Liang ZHANG and Mr. Jun LIU, who will collectively own 30.5% of the shares of our company after this offering, assuming the underwriters do not exercise their option to purchase additional ADSs, are also the shareholders of Lanting Huitong. Mr. GUO also holds 51% of Lanting Gaochuang. Thus, conflicts of interest between their duties to our company and their interests as the controlling shareholders of Lanting Huitong or Lanting Gaochuang may arise. They may not act entirely in our interests when conflicts of interest arise and conflicts of interest may not be resolved in our favor. In addition, Mr. GUO, Mr. WEN, Mr. ZHANG and Mr. LIU could violate their non-competition or employment agreements with us or their legal duties by diverting business opportunities from us. If we are unable to resolve any such conflicts, or if we suffer significant delays or other obstacles as a result of such conflicts, our business and operations could be severely disrupted, which could materially and adversely affect our results of operations and reputation. See "—Risks Related to Doing Business in China—Uncertainties with respect to the Chinese legal system could adversely affect us."

We may lose the ability to use and enjoy assets held by Lanting Huitong and its subsidiary or assets held by Lanting Gaochuang that are important to the operations of our business if such entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

        Lanting Huitong and its subsidiary, Shanghai Ouku, manage www.ouku.com and other websites targeting consumers in China. Lanting Gaochuang performs certain research and development functions. Both hold certain assets and perform certain functions that are important to the operations of our business. If Lanting Huitong, Shanghai Ouku or Lanting Gaochuang goes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If Lanting Huitong, Shanghai Ouku or Lanting Gaochuang undergoes a voluntary or involuntary dissolution or liquidation proceeding, third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business in the PRC, which may materially and adversely affect our business, financial condition and results of operations.

If Lanting Huitong, Shanghai Ouku or Lanting Gaochuang fail to obtain and maintain the requisite assets, licenses and approvals required under the complex regulatory environment for Internet-based businesses in China, our business, financial condition and results of operations may be materially and adversely affected.

        The Internet industry in China is highly regulated by the PRC government and numerous regulatory authorities of the central PRC government are empowered to issue and implement regulations governing various aspects of the Internet industry. See "Regulations". Lanting Huitong and Shanghai Ouku, due to their operation of our domestic websites, are required to obtain and maintain certain assets relevant to their business as well as applicable licenses and approvals from different regulatory authorities in order to provide their current services. These assets and licenses are essential to our business operations in China and are generally subject to annual review by the relevant governmental authorities. Furthermore, Lanting Huitong, Shanghai Ouku or Lanting Gaochuang may be required to obtain additional licenses other than those currently in place. If they fail to obtain or maintain any of the requisite assets, licenses or approvals, their continued business operations in the Internet industry may subject them to various penalties, such as confiscation of illegal net revenues, fines and the discontinuation or restriction of their operations. Any such disruption in the business operations of Lanting Huitong, Shanghai Ouku or Lanting Gaochuang may materially and adversely affect our business, financial condition and results of operations.

Contractual arrangements with Lanting Huitong or Lanting Gaochuang may result in adverse tax consequences.

        Under PRC laws and regulations, an arrangement or transaction among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the arrangement or transaction takes place. If this occurs, the PRC tax authorities could request that Lanting Huitong or Lanting Gaochuang adjust their taxable income in the form of a transfer pricing adjustment for PRC tax purposes if contractual arrangements among related parties do not represent arm's length prices. Such a pricing adjustment could adversely affect us by increasing Lanting Huitong or Lanting Gaochuang's tax expenses without reducing our tax expenses, which could subject Lanting Huitong or Lanting Gaochuang to late payment fees and other penalties for underpayment of taxes. As a result, our contractual arrangements with Lanting Huitong or Lanting Gaochuang may result in adverse tax consequences to us. As Lanting Huitong has suffered accumulated loss since its inception, it has not paid any PRC income tax other than a one-off payment on account. If Lanting Huitong or Lanting Gaochuang generate net income from transactions with our PRC subsidiary under the contractual arrangements in the future and the PRC tax authorities decide to make transfer pricing adjustments on their net incomes, our consolidated net income may be adversely affected.

Risks Related to Doing Business in China

We may be adversely affected by the uncertainties and changes in the PRC regulations and policies of cross-border business activities.

        We are a China-based global online retailer. The PRC government extensively regulates the Internet industry and cross-border business activities. While the PRC government has been encouraging the export industry, such policy may change in the future. Currently laws and regulations relating to online retail, including export online retail, are still evolving and the interpretation and enforcement of these laws and regulations are subject to significant uncertainties. As a result, in certain circumstances, it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws or regulations. Issues, risks and uncertainties relating to PRC regulation of export online retail include, but are not limited to:

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  how our online retail activities are subject to the laws and regulations pertaining to traditional cross-border transactions or international trade, especially those related to customs declarations, statutory inspections, couriers and commodities export payments; and

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  new regulations, or new interpretations of existing regulations, requiring additional licenses, declarations or inspections for our products.

        The varying interpretations and applications of existing PRC laws, regulations and policies, along with possible new laws, regulations or policies relating to cross-border online retail, create substantial uncertainty regarding the licenses, customs declarations and inspections that may be required for our products. We cannot guarantee that all of the licenses, customs clearances and/or approvals for commodity inspections currently required, or in the future may be required, will be obtained.

        For example, we work with third-party couriers to ship and export merchandise purchased by our customers around the world on a parcel-by-parcel basis, which differs from traditional large-scale export shipments and the customs declaration, clearance and inspection procedures for merchandise packaged and shipped in parcels are processed in accordance with procedures for articles. Despite that the current PRC regulatory regime as to customs declaration and inspection have been formulated, interpreted and enforced primarily with the intention, and based on the experiences of, regulating traditional large-scale exports, such regulatory regime could technically be interpreted as applicable to the shipment of merchandise on a parcel-by-parcel basis.

        If the relevant PRC governmental authorities determine that we or our sourcing agents, suppliers or third-party couriers do not comply with the applicable laws and regulations, they could:

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  require us, or our sourcing agents, suppliers or third-party couriers, to restructure business operations, including a possible change to our current method and manner of contracting with such sourcing agents, suppliers or third-party couriers, or require us or third-party couriers to go through customs declaration, clearance and inspection procedures for the merchandise sold to our customer under our business arrangements in accordance with procedures for goods rather than for articles;

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  impose fines or confiscate income from our PRC subsidiary or the operations of the affiliates of our sourcing agents, suppliers or third-party couriers that are subject to PRC jurisdiction; and

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  impose additional conditions or requirements with which we may not be able to comply or take other regulatory or enforcement actions against us.

Substantial uncertainties and restrictions exist with respect to the interpretation and application of PRC laws and regulations relating to online commerce and the distribution of Internet content in China. If the PRC government finds that the structure we have adopted for our business operations does not comply with PRC laws and regulations, we could be subject to severe penalties, including the shutting down of our websites.

        Foreign ownership of Internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates Internet access, the distribution of online information and the conduct of online commerce through strict business licensing requirements and other regulations. These laws and regulations also include limitations on foreign ownership in PRC companies that provide Internet content distribution services. Specifically, foreign investors are not allowed to own more than 50% of the equity interests in any entity conducting commercial Internet information services.

        We are a Cayman Islands company and our PRC subsidiary, Lanting Jishi, is considered a wholly foreign-owned enterprise. To comply with PRC laws and regulations, we conduct the operation of our domestic websites through a series of contractual arrangements among our PRC subsidiary, Lanting Jishi, our VIE, Lanting Huitong and the shareholders of Lanting Huitong. Lanting Huitong and Shanghai Ouku hold the licenses or have completed the filings that are essential to the operations of our business in China. For a detailed description of these licenses and permits, see "Regulations." We conduct certain research and development functions through Lanting Gaochuang, which we control through similar contractual arrangements. As a result of these contractual arrangements, we exert control over our VIEs and consolidate their operating results in our financial statements under U.S. GAAP. For a detailed description of these contractual arrangements, see "Our History and

Corporate Structure—Contractual Arrangements Among Lanting Jishi, our VIEs and the Respective Shareholders of our VIEs."

        In the opinion of our PRC counsel, TransAsia Lawyers, our current ownership structure, the ownership structure of our PRC subsidiary, Lanting Jishi and our VIEs, the contractual arrangements among Lanting Jishi, our VIEs and the shareholders of our VIEs and our business operations, as described in this prospectus, are in compliance with existing PRC laws, rules and regulations. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, especially with regards to Lanting Huitong and Shanghai Ouku as operators of our domestic websites. The M&A Rules, the recently promulgated related regulations under the M&A Rules and, in particular, the national security review rules issued by the Ministry of Commerce, or the MOFCOM, on August 25, 2011 and effective as of September 1, 2011 create additional uncertainties for our business. The national security review rules broadens the reach of MOFCOM in the context of a merger or acquisition by a foreign investor of a domestic entity involved in an industry related to national security, of attempting to bypass national security review of the transaction by structuring it through a proxy or contractual control arrangement. Accordingly, PRC government authorities may ultimately take a view contrary to the opinion of our PRC counsel.

Regulation and censorship of information distribution over the Internet in China may adversely affect our business and we may be liable for information displayed on, retrieved from or linked to our websites.

        China has enacted laws and regulations governing Internet access and the distribution of products, services, news, information, audio-video programs and other content through the Internet. In the past, the PRC government has prohibited the distribution of information through the Internet that it deems to be in violation of PRC laws and regulations. If any of our Internet content were deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations. We may also be subject to potential liability for any unlawful actions of our consumers or users of our websites or for content we distribute that is deemed inappropriate. It may be difficult to determine the type of content that may result in liability to us and if we are found to be liable, we may be prevented from operating our websites in China, which would materially and adversely affect our business, financial condition and results of operations.

Changes in China's political, economic or social conditions or government policies could have a material adverse effect on our business and operations.

        All of our suppliers and some of our business operations are located in China. Our business, financial condition, results of operations and prospects may be influenced by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

        The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industry policies. The Chinese government also exercises significant control over China's economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. From 2003 to mid-2008, the PRC government implemented a number of measures, such as increasing the deposit reserve ratio requirements for banks and imposing commercial bank lending guidelines, designed to slow the growth of the PRC economy. In response to the global financial crisis, in 2008, the PRC government began instituting policies aimed at expanding credit and stimulating the economy, including an announced RMB4.0 trillion stimulus spending program. More recently, as the PRC economy has shown signs of recovering quickly from the global financial crisis, the PRC government has again begun implementing policies aimed at slowing the PRC economy, including raising interest rates and tightening fiscal expenditures.

        While the PRC economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the PRC government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may increase the costs of business activities for us and our suppliers in China and adversely affect our business, financial condition and results of operations.

        In addition, China's social and political conditions are not as stable as those of the United States and other developed countries. Any sudden changes in China's political system, the occurrence of widespread social unrest, or a significant deterioration in its relations with its neighbors could negatively affect the Chinese economy and our business.

Uncertainties with respect to the Chinese legal system could adversely affect us.

        The PRC legal system is based on written statutes. Unlike under common law systems, decided legal cases have little value as precedents in subsequent legal proceedings. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general and forms of foreign investment (including in respect of wholly foreign owned enterprises) in particular. These laws, regulations and legal requirements are relatively new and are often changing, and their interpretation and enforcement depend to a large extent on relevant government policy and involve significant uncertainties that could limit the reliability of the legal protections available to us. We cannot predict the effects of future developments in government policy or the PRC legal system in general. We may be required in the future to procure additional permits, authorizations and approvals for our existing and future operations, which may not be obtainable in a timely fashion or at all, or may involve substantial costs and unforeseen risks. An inability to obtain, or the incurrence of substantial costs in obtaining, such permits, authorizations and approvals may have a material adverse affect on our business, financial condition and results of operations.

We may be adversely affected by the complexity and uncertainties of and changes in PRC regulation of Internet business and related companies.

        The PRC government extensively regulates the Internet industry, including with respect to foreign ownership of and licensing and permit requirements pertaining to companies in the Internet industry. These Internet-related laws and regulations are relatively new and evolving and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances, it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC regulation of Internet businesses include, but are not limited to:

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  We have only contractual control over our websites that target consumers in China as compared to legal title over our websites that target consumers outside of China. Due to restrictions on foreign investment in businesses providing value-added telecommunication services in China, including Internet content provision services, we do not own www.ouku.com, www.kuailebox.com and other affiliated websites which target consumers in China. This may significantly disrupt our business, subject us to sanctions, compromise enforceability of related contractual arrangements, or have other harmful effects on us.

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  There are uncertainties relating to the regulation of Internet businesses in China, including evolving licensing practices. This means that permits, licenses or operations at some of our companies may be subject to challenge, or we may fail to obtain permits or licenses that may be deemed necessary for our operations, or we may not be able to obtain or renew certain permits or licenses. For example, according to the Administrative Measures on Internet Electronic Messaging Services, or the BBS Measures, BBS services, which include electronic bulletin boards, electronic forums, message boards and chat rooms, are subject to specific approvals (if the operators provide commercial Internet information services) or filings (if the operators provide non-commercial Internet information services). Shanghai Ouku has not obtained specific filings for BBS services on its websites and governmental authorities may require it to discontinue the BBS services and to rectify the non-compliance. If Shanghai Ouku fails to rectify the non-compliance as required by the governmental authorities, its websites may be shut down.

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  The evolving PRC regulatory system for the Internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the SCIO, the MIIT and the Ministry of Public Security). The primary role of this new agency is to facilitate policy-making and legislative development in this field to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the Internet industry. Further, new laws, regulations or policies may be promulgated or announced that will regulate Internet activities, including the online video and online advertising businesses. If these new laws, regulations or policies are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations after they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

        The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the Internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in and the businesses and activities of, Internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain any new licenses required under any new laws or regulations. There are also risks that we may be found to violate the existing or future laws and regulations given the uncertainty and complexity of China's regulation of Internet business.

Fluctuations in the value of the Renminbi may have a material adverse effect on your investment.

        Most of our revenues are denominated in U.S. dollars while certain expenses are denominated in Renminbi. As a result, there are certain mismatches between our revenues in U.S. dollars and costs denominated in Renminbi. In addition, all of our suppliers are based in China and their operating costs are denominated in Renminbi. If the Renminbi appreciates relative to the U.S. dollar, the cost of our products will become more expensive in U.S. dollar terms, the currency in which we price our products. We have no hedges against currency risk. Consequently, any increase in the value of the Renminbi against the U.S. dollar may reduce our margins, reduce our competiveness against retailers who source their products from suppliers with costs denominated in U.S. dollars or other currencies or render us unable to meet our costs.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the current policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. During the period between July 2008 and June

2010, the Renminbi has traded stably within a narrow range against the U.S. dollar. Since June 2010, the Renminbi has started to slowly appreciate further against the U.S. dollar. See "Exchange Rate Information."

        There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against foreign currencies. Any significant fluctuations in the exchange rate between the Renminbi and the U.S. dollar may materially and adversely affect our cash flows, revenues, earnings and financial position and the amount of and any dividends we may pay on the ADSs in U.S. dollars. Any fluctuations in the exchange rate between the Renminbi and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

PRC regulations relating to the establishment of offshore special purpose companies by PRC domestic residents and registration requirements for employee stock ownership plans or share option plans may subject our PRC resident beneficial owners or the plan participants to personal liability, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary's ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

        The State Administration of Foreign Exchange, or the SAFE, issued a public notice in October 2005 requiring PRC domestic residents to register with the local SAFE branches before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an "offshore special purpose company." PRC domestic residents who are shareholders of offshore special purpose companies and have completed round trip investments but did not make foreign exchange registrations for overseas investments before November 1, 2005 were retroactively required to register with the local SAFE branches before March 31, 2006. PRC resident shareholders are also required to amend their registrations with local SAFE branches in certain circumstances.

        We have requested PRC residents that, to our knowledge, hold direct or indirect interest in our company to make the necessary applications, filings and amendments as required under the SAFE regulations.

        Mr. Quji (Alan) GUO, Mr. Xin (Kevin) WEN, Mr. Liang ZHANG and Mr. Jun LIU, all of whom are PRC domestic residents and hold interests in our company, have registered with the Shenzhen SAFE branch and have amended certain applicable registrations with the Shenzhen SAFE branch.

        They will also amend their registrations after the completion of this offering. However, they may not successfully amend their foreign exchange registrations with the Shenzhen SAFE branch in full compliance with the SAFE notice after this offering. In addition, we may not be fully informed of the identities of all of our beneficial owners who are PRC residents, we do not have control over our beneficial owners and we cannot provide any assurances that all of our shareholders who are PRC residents will make or obtain any applicable registrations or approvals required by these SAFE regulations. The failure or inability of our PRC resident shareholders and beneficial owners to comply with the registration procedures set forth above may subject us to fines and legal sanctions, restrict our cross-border investment activities or limit our PRC subsidiary's ability to distribute dividends or obtain foreign-exchange-denominated loans for our company.

        As it is uncertain how the SAFE regulations will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to more stringent review and approval processes with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. In addition, if we decide to acquire a PRC company, we or the owners of such company will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict our ability to acquire PRC companies and could adversely affect our business and prospects.

        In December 2006, the People's Bank of China promulgated the Implementation Rules of the Administrative Measures for Individual Foreign Exchange, or the Individual Foreign Exchange Rules, setting forth the respective requirements for foreign exchange transactions by PRC individuals under either the current account or the capital account. In January 2007, the SAFE issued implementing rules for the Individual Foreign Exchange Rules, which, among other things, specified approval requirements for certain capital account transactions, such as a PRC citizen's participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. On March 28, 2007, the SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rule. In February 2012, the SAFE promulgated the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies, or the Stock Option Notice. This Stock Option Notice replaced the previous Stock Option Rules. The Stock Option Notice simplifies the requirements and procedures for the registration of stock incentive plan participants, especially with respect to the required application documents and the absence of strict requirements on offshore and onshore custodian banks that were stipulated in the Stock Option Rules. Under the Stock Option Notice, PRC resident individuals who are granted stock options by an overseas publicly-listed company are required, through a PRC agent or PRC subsidiary of such overseas publicly-listed company, to register with the SAFE and complete certain other procedures. We and our PRC employees who have been granted stock options will be subject to the Stock Option Notice after we become a publicly-listed company in the United States. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and legal sanctions. See "Regulations—Regulations on Employee Stock Option Plans."

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary.

        In utilizing the proceeds of this offering in the manner described in "Use of Proceeds," as an offshore holding company of our PRC operating subsidiary, we may make loans or additional capital contributions to our PRC subsidiary. Any loans to our PRC subsidiary, which is a foreign-invested enterprise, cannot exceed statutory limits, being the difference between the registered capital and the investment amount of the PRC subsidiary as approved by the MOFCOM or its local branches and must be approved by and registered with the SAFE or its local branches. In addition, our PRC subsidiary is required to pay withholding tax at the rate of 10% (or a maximum of 7% if the interest is paid to a Hong Kong resident) on our behalf on any interest paid under such shareholder loan. See "Regulations—Regulations Relating to Foreign Currency Exchange—Foreign Exchange Relating to Foreign Invested Enterprises."

        We may also decide to finance our PRC subsidiary by means of capital contributions. According to the relevant PRC regulations on foreign-invested enterprises in China, depending on the amount of total investment and the nature of the business conducted by the relevant subsidiary, capital contributions to foreign-invested enterprises in China are subject to approval by the MOFCOM or its local branches. We may not obtain these government approvals or registrations on a timely basis, if at all, with respect to future loans and capital contributions by us to our PRC subsidiary. If we fail to receive such approvals or registrations, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

        On August 29, 2008, the SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into Renminbi by restricting how the converted Renminbi may be used. SAFE Circular 142 provides that the Renminbi capital converted from foreign currency registered capital of a foreign invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and unless otherwise provided by law, such Renminbi capital may not be used for equity investments within the PRC. In addition, the SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from foreign currency registered capital of a foreign-invested company. The use of such Renminbi capital may not be altered without the SAFE's approval and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Violations of SAFE Circular 142 could result in severe monetary or other penalties. We expect that if we convert the net proceeds we receive from this offering into Renminbi, our use of Renminbi funds will be for purposes within the approved business scope of our PRC subsidiary in compliance with SAFE Circular 142. However, we may not be able to use such Renminbi funds to make equity investments in the PRC through our PRC subsidiary.

        Furthermore, the SAFE promulgated the Notice on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Business, or Circular 59, on November 19, 2010, which requires the government to closely examine the authenticity of settlement of net proceeds from offshore offerings and the net proceeds to be settled in the manner described in the offering documents. Circular 142 and Circular 59 may significantly limit our ability to transfer the net proceeds from this offering to Lanting Jishi and our VIEs and convert such net proceeds into Renminbi, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

We may be deemed a PRC resident enterprise under the New EIT Law and be subject to PRC taxation on our income.

        Under the Enterprise Income Tax Law of the PRC, or the New EIT Law, and its implementation rules, both of which became effective on January 1, 2008, an enterprise established outside of the PRC with "de facto management bodies" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term "de facto management bodies" as "establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise." The State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore-incorporated enterprise is located in China. Further to Circular 82, on July 27, 2011, the SAT issued the Administrative Measures of Enterprise Income Tax of Chinese-controlled Offshore Incorporated Resident Enterprises (Trial), or Bulletin No. 45, which took effect on September 1, 2011, to provide more guidance on the implementation of Circular 82. See "Regulations—Regulations on Tax—PRC Enterprise Income Tax."

        According to Circular 82, a Chinese-controlled offshore-incorporated enterprise will be regarded as a PRC tax resident by virtue of having a "de facto management body" in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions set forth in Circular 82 are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. In addition, Bulletin No. 45 provides clarification on the resident status determination, post-determination administration and competent tax authorities. It also specifies that when provided with a copy of PRC resident determination certificate from a resident Chinese-controlled offshore-incorporated enterprise, the payer should not withhold 10% income tax when paying certain Chinese-sourced income such as dividends, interest and royalties to the PRC-controlled offshore-incorporated enterprise.

        Although both the circular and the bulletin only apply to offshore enterprises controlled by PRC enterprises and not those by PRC individuals, the determination criteria set forth in the circular and administration clarification made in the bulletin may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax residency status of offshore enterprises and the administration measures should be implemented, regardless of whether they are controlled by PRC enterprises or PRC individuals.

        Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises or meet all of the conditions above, it is possible that the PRC tax authorities could reach a different conclusion. In such case, we may be considered a resident enterprise and may therefore be subject to enterprise income tax at a rate of 25% on our global income. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiary, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

        Pursuant to the New EIT Law and its implementation rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors, which are non-PRC tax resident enterprises without an establishment in China, or whose income has no connection with their institutions and establishments inside China, are subject to withholding tax at a rate of 10%, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. We are a Cayman Islands holding company and we plan to conduct substantially all of our business in China through Lanting Jishi, which is 100% owned by Light In the Box Limited, our wholly owned subsidiary located in Hong Kong. According to the Mainland and Hong Kong Special Administrative Region Arrangements on the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, or the Double Taxation Avoidance Arrangement, dividends that Light In The Box Limited receives from Lanting Jishi may be subject to withholding tax at a rate of 5%, provided that: (a) Light In The Box Limited is determined by the relevant PRC tax authorities to be a "non-resident enterprise" under the New EIT Law; (b) Light In The Box Limited is the beneficial owner of the PRC sourced income; (c) Light In The Box Limited holds at least 25% of the equity interest of Lanting Jishi and (d) all other conditions and requirements under the Double Tax Avoidance Arrangement shall be satisfied. Light In The Box Limited has not obtained the approval for a withholding tax rate of 5% from the local tax authority and does not plan to obtain such approval in the near future, as Lanting Jishi has not paid dividends in the past and does not plan to pay dividends in the future as it may continue to incur losses. In addition, as described above, our company or our Hong Kong subsidiary may be considered a PRC resident enterprise for PRC enterprise income tax purposes, in which case dividends received by it, as the case may be, from our PRC subsidiary would be exempt from the PRC withholding tax because such income is exempt under the New EIT Law for a PRC resident enterprise recipient.

        As uncertainties remain regarding the interpretation and implementation of the New EIT Law and its implementation rules, we cannot assure you that if we are regarded as a PRC resident enterprise, any dividends to be distributed by us to our non-PRC shareholders and ADS holders would not be subject to any PRC withholding tax at a rate of up to 10%. Similarly, any gain recognized by such non-PRC shareholders or ADS holders on the sale of shares or ADSs, as applicable, may also be subject to PRC withholding tax. Furthermore, if we are considered a PRC resident enterprise and the competent PRC tax authorities consider dividends we pay with respect to our shares or ADSs and the gains realized from the transfer of our shares or ADSs to be income derived from sources within the PRC, such dividends and gains earned by non-resident individuals may be subject to PRC individual income tax at a rate of 20%, unless any such non-resident individuals' jurisdiction has a tax treaty with China that provides for a preferential tax rate or a tax exemption. It is also unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If we are required under PRC law to withhold PRC income tax on our dividends payable to our non-PRC shareholders and ADS holders, or the PRC authorities tax gain recognized by such non-PRC shareholders or ADS holders, such investors' investment in our ordinary shares or ADSs may be materially and adversely affected.

The labor contract law and its implementation regulations may increase our operating expenses and may materially and adversely affect our business, financial condition and results of operations.

        As the PRC Labor Contract Law, or Labor Contract Law, and the Implementation Regulation for the PRC Labor Contract Law, or Implementation Regulation, have been enforced for only a relatively short period of time, substantial uncertainty remains as to its potential impact on our business, financial condition and results of operations. See "Regulations—Labor Laws and Social Insurance." The implementation of the Labor Contract Law and the Implementation Regulation may increase our operating expenses, in particular our human resources costs and our administrative expenses.

        In addition, as the interpretation and implementation of these regulations are still evolving, we cannot assure you that our employment practices will at all times be deemed to be in full compliance with the law. In the event that we decide to significantly modify our employment or labor policy or practice, or reduce the number of our sales professionals, the labor contract law may limit our ability to effectuate the modifications or changes in the manner that we believe to be most cost-efficient or otherwise desirable, which could materially and adversely affect our business, financial condition and results of operations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected. In the event that we decide to significantly modify our employment or labor policy or practice, or reduce the number of our sales professionals, the labor contract law may limit our ability to effectuate the modifications or changes in the manner that we believe to be most cost-efficient or otherwise desirable, which could materially and adversely affect our business, financial condition and results of operations.

PRC labor-related laws and individual income tax obligations expose us to potential penalty risks.

        Companies operating in China are generally required to contribute to the mandatory social insurance and housing funds. Lanting Jishi, Lanting Huitong and Shanghai Ouku have not fully contributed to the employee benefit plans as required by applicable PRC regulations. While we believe we have made adequate provisions for any payments due on our audited consolidated financial statements, our prior failure to make payments may constitute a violation of the applicable PRC regulations and, as of March 31, 2013, we were potentially subject to late fees, fines and penalties for up to a maximum of $13.3 million related to employee benefit plans. In addition, we have previously not withheld appropriate amounts of individual income taxes as required by applicable PRC regulations. However, such amounts were substantially paid by us on a voluntary basis in March 2013 to the relevant tax authority. Although as of the date of this prospectus, no action has been initiated by the relevant authorities against us, future fines or levies may materially and adversely affect our results of operations and financial condition.

Any requirement to obtain prior approval required under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain this approval, if required, could have a material adverse effect on our business, financial condition and results of operations as well as the trading price of the ADSs and could also create uncertainties for this offering.

        On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State-Owned Assets Supervision and Administration Commission, the SAT, the State Administration of Industry and Commerce, or the SAIC, the China Securities Regulatory Commission, or the CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and was amended on June 22, 2009. The M&A Rules, among other things, include provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

        The application of the M&A Rules with respect to this offering and our corporate structure for this offering established under contractual arrangements remains unclear. Our PRC counsel, TransAsia Lawyers, has advised us that we are not required to apply to the relevant PRC regulatory agencies, including the CSRC and the Ministry of Commerce, for approval of this offering or our current corporate structure because:

  •
  the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation;

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  we established our PRC subsidiary by means of direct investment rather than by merger or acquisition of the equity or assets of PRC domestic companies; and

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  no provision in this regulation clearly classified contractual arrangements as a type of transaction subject to its regulation.

        However, we cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If prior approval is required but not obtained, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ADSs.

We may rely on dividends and other cash distributions on equity paid by our subsidiaries to fund future cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

        We are a holding company, and we may rely on dividends and cash distributed by our Hong Kong subsidiary and may, in the future, rely on dividends and cash distributed by our PRC subsidiary through our Hong Kong subsidiary for our cash requirements. However, current PRC regulations permit our PRC subsidiary to pay dividends only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, under applicable PRC laws, rules and regulations, our PRC subsidiary is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserves until the accumulative amount of such reserves reaches 50% of the respective subsidiary's registered capital. These reserves are not distributable as cash dividends. Furthermore, if our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us or our Hong Kong subsidiary. If we or our Hong Kong subsidiary require dividends and cash contributions from our PRC subsidiary in the future, any limitation on the ability of our PRC subsidiary to distribute dividends or other payments to us or our Hong Kong subsidiary could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.

The audit report included in this prospectus is prepared by auditors who are not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection.

        Our independent registered public accounting firm that issues the audit reports included in this prospectus, as auditors of companies that are traded publicly in the United States and a firm registered with the US Public Company Accounting Oversight Board (United States), or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the Peoples' Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.

        Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditors' audits and its quality control procedures. As a result, investors are deprived of the benefits of PCAOB inspections.

        The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

        Recently, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese affiliates of the "big four" accounting firms, including our auditors, and also against BDO China Dahua. The Rule 102(e) proceedings initiated by the SEC relate to these firms' failure to produce documents, including audit workpapers, to the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act of 2002, as the auditors located in the PRC are not in a position lawfully to produce documents directly to the SEC because of restrictions under PRC law and specific directives issued by the China Securities Regulatory Commission. As the administrative proceedings are ongoing, it is impossible to determine their outcome or the consequences thereof to us. The issues raised by the proceedings are not specific to our auditors or to us, but affect equally all audit firms based in China and all China-based businesses with securities listed in the United States. However, if the administrative judge were to find in favor of the SEC under the proceeding and depending upon the remedies sought by the SEC, these audit firms could be barred from practicing before the SEC. As a result, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which may result in their delisting. Moreover, any negative news about the proceedings against these audit firms may erode investor confidence in China-based, United States listed companies and the market price of the ADSs may be adversely affected.

Risks Related to the ADSs and This Offering

There has been no public market for our ordinary shares or the ADSs prior to this offering, and you may not be able to resell the ADSs at or above the price you paid, or at all.

        Prior to this initial public offering, there has been no public market for our ordinary shares or the ADSs. The ADSs have been approved for listing on the New York Stock Exchange. Our ordinary shares will not be listed or quoted for trading on any exchange. If an active trading market for the ADSs does not develop after this offering, the market price and liquidity of the ADSs will be materially and adversely affected. The initial public offering price for the ADSs will be determined by negotiations between us and the underwriters and may bear no relationship to the market price for the ADSs after the initial public offering. We cannot assure you that an active trading market for the ADSs will develop or that the market price of the ADSs will not decline below the initial public offering price.

The market price for the ADSs may be volatile.

        In addition to the volatility in the price of the ADSs which could be caused by the materialization of any of the risks described in this section, the securities markets in the United States, China and elsewhere have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the ADSs.

Our voting structure will limit your ability to influence matters related to change of control and could discourage others from pursuing any change of control transactions that holders of our common shares and ADSs may view as beneficial.

        Immediately after the completion of this offering, we will have one class of ordinary shares, and each holder of our ordinary shares is entitled to one vote per share. However, in matters related to change of control, pursuant to our amended and restated memorandum and articles of association, certain founding shareholders, namely Wincore Holdings Limited, a British Virgin Islands company wholly owned by Mr. Quji (Alan) GUO, Vitz Holdings Limited, a British Virgin Islands company wholly owned by Mr. Xin (Kevin) WEN, and Clinet Investments Limited, a British Virgin Islands company wholly owned by Mr. Liang ZHANG, will be entitled to three votes per share in matters related to a change of control. Assuming the underwriters do not exercise their option to purchase additional ADSs, each of Wincore Holdings Limited, Vitz Holdings Limited and Clinet Investments Limited will hold 10.8%, 7.2% and 7.2% of the shares of our company upon completion of this offering, respectively, entitling them to 21.5%, 14.3% and 14.3% of voting rights, respectively, and an aggregate of 50.2% of voting rights in such matters related to a change of control. This voting structure could limit your ability to influence matters related to change of control and could discourage others from pursuing any potential merger, takeover or other change of control transactions that you or other ordinary shareholders may view as beneficial.

You will experience immediate dilution in the net tangible book value of ADSs purchased.

        When you purchase ADSs in the offering, you will incur immediate dilution of approximately $7.80 per ADS, representing the difference between the assumed purchase price per ADS in this offering of $9.50, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and our pro forma as adjusted net tangible book value per ADS as of March 31, 2013 after giving effect to the conversion of our preferred shares and convertible notes into ordinary shares immediately upon the completion of this offering. See "Dilution." In addition, you may experience further dilution in the net tangible book value of the ADSs purchased to the extent that additional ordinary shares are issued upon exercise of outstanding options and options we may grant from time to time. See "Dilution."

We may need additional capital, and the sale of additional ADSs or other equity securities or incurrence of additional indebtedness could result in additional dilution to our shareholders or increase our debt service obligations.

        Historically, we have relied principally on external sources of financing to fund our operations and capital expansion needs. We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity, equity-linked or debt securities or enter into a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Substantial future sales of the ADSs in the public market, or the perception that these sales could occur, could cause the price of the ADSs to decline.

        Additional sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of the ADSs to decline. Upon completion of this offering, we will have 97,912,269 ordinary shares outstanding, including 16,600,000 ordinary shares represented by 8,300,000 ADSs, assuming the underwriters do not exercise their option to purchase additional ADSs. All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933. The remaining ordinary shares outstanding after this offering will be available for sale, upon the expiration of the applicable lock-up period, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act. Any or all of these shares can be released prior to expiration of the lock-up period at the discretion of the representatives of the underwriters for this offering. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of the ADSs could decline.

        In addition, certain holders of our ordinary shares after the completion of this offering will have the right to cause us to register the sale of those shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market could cause the price of the ADSs to decline.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

        Except as described in this prospectus and in the deposit agreement, holders of the ADSs will not be able to exercise voting rights attaching to the shares evidenced by the ADSs. You will have a right to instruct the depositary how to exercise those voting rights. However, the depository or its nominee may not successfully comply with your instructions or intentions. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act of 1933, as amended, or the Securities Act, or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of the ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law, operate all of our business from mainland China and Hong Kong and all of our officers reside outside the United States.

        We are incorporated in the Cayman Islands and primarily conduct our operations through our subsidiaries in Hong Kong and mainland China and through our VIEs, Lanting Huitong and its subsidiary, Shanghai Ouku, and Lanting Gaochuang, in China. Most of our directors and officers reside outside the United States and all or a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in a Cayman Islands or PRC court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforcement of Civil Liabilities."

        Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law (2012 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands have a less developed body of securities laws as compared to the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. As a result, your ability to protect your interests if you are harmed in a manner that would otherwise enable you to sue in a United States federal court may be limited to direct shareholder lawsuits.

        As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Our management will have considerable discretion as to the use of the net proceeds from this offering.

        We intend to use the net proceeds of this offering for investment in fulfillment and technology infrastructure, expansion of product offerings and categories, customer acquisition and brand building, payment of interest accrued for our convertible notes issued in March 2012 and general corporate purposes. However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ADSs less attractive to investors.

        We are a "foreign private issuer," as such term is defined in Rule 405 under the Securities Act, and are not required to comply with certain periodic disclosure and current reporting requirements of the Exchange Act. In addition, we are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act of 2002 for up to five fiscal years after the date of this offering. Section 404(b) of the Sarbanes-Oxley Act of 2002 requires our independent registered public accounting firm to attest to and report on the effectiveness of the internal control structure and procedures for financial reporting.

        In addition, Section 107(b) of the Jumpstart Our Business Startups Act of 2012 provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period. Although as of the date of this prospectus, we have not delayed the adoption of any accounting standard, as a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

        We will cease to be an "emerging growth company" upon the earliest of: (i) the last day of the fiscal year during which we have gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of this offering, (iii) the date on which we have issued more than $1 billion in non-convertible debt during the previous three-year period, or (iv) when we become a "large accelerated filer," as defined in Rule 12b-2 under the Exchange Act.

        We cannot predict if investors will find our ADSs less attractive because we may rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and the trading price of our ADSs may be more volatile.

We will incur additional costs as a result of becoming a public company.

        As a public company, we will incur significant legal, accounting and other expenses that we did not have as a private company prior to this offering. In addition, new rules and regulations relating to information disclosure, financial reporting and control and corporate governance, which could be adopted by the Securities and Exchange Commission, or the SEC, the New York Stock Exchange and other regulatory bodies and exchange entities from time to time, could result in a significant increase in legal, accounting and other compliance costs and to make certain corporate activities more time-consuming and costly, which could materially affect our business, financial condition and results of operations.

We may become a passive foreign investment company, or PFIC, which could result in adverse United States tax consequences to United States investors.

        Based on the past and projected composition of our income and valuation of our assets, including goodwill, we do not believe that we were a passive foreign investment company (a "PFIC") for 2012, and we do not expect to become one in the current year or the foreseeable future, although there can be no assurance in this regard. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, for any taxable year we will be classified as a PFIC for United States federal income tax purposes if either (i) 75% or more of our gross income in that taxable year is passive income or (ii) the average percentage of our assets by value in that taxable year which produce or are held for the production of passive income (which includes cash) is at least 50%. The calculation of the value of our assets will be based, in part, on the quarterly market value of our ordinary shares and ADSs, which is subject to change. See "Taxation—Material United States Federal Income Tax Considerations."

        In addition, there is uncertainty as to the treatment of our corporate structure and ownership of our VIEs for United States federal income tax purposes. If it is determined that we do not own the stock of our VIEs for United States federal income tax purposes, we may be treated as a PFIC.

        If we are a PFIC for any taxable year during which you hold the ADSs or ordinary shares, such characterization could result in adverse United States federal income tax consequences to you if you are a United States Holder, as defined under "Taxation—Material United States Federal Income Tax Considerations." For example, if we are or become a PFIC, you may become subject to increased tax liabilities under United States federal income tax laws and regulations, and will become subject to burdensome reporting requirements. See "Taxation—Material United States Federal Income Tax Considerations." We cannot assure you that we will not be a PFIC for 2013 or any future taxable year. Moreover, the determination of our PFIC status is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income we earn, as discussed under "Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company." Our United States counsel expresses no opinion with respect to our PFIC status.

Our fourth amended and restated memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

        Our fourth amended and restated memorandum and articles of association, which will become effective upon the completion of this offering, contain provisions limiting the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, under our amended and restated memorandum and articles of association, on a resolution relating to (a) a merger, amalgamation, consolidation or similar transaction involving our company, (b) the filing of a petition for a scheme of arrangement involving our company, or the giving of consent to such a filing or the co-operation by our company in the making of such filing, and (c) a sale, transfer or other disposition of all or substantially all of the assets of our company, Wincore Holdings Limited, a British Virgin Islands company wholly owned by Mr. Quji (Alan) GUO, Vitz Holdings Limited, a British Virgin Islands company wholly owned by Mr. Xin (Kevin) WEN, and Clinet Investments Limited, a British Virgin Islands company wholly owned by Mr. Liang ZHANG, will be entitled to three votes per share held by them, and the remaining shareholders will be entitled to one vote per share held.

        Furthermore, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADSs or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business." These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

  •
  our growth strategies;

  •
  our future business development, results of operations and financial condition;

  •
  trends in online consumer retailing;

  •
  trends in Chinese manufacturing;

  •
  expected changes in our revenues and certain cost and expense items;

  •
  our proposed use of proceeds from this offering; and

  •
  assumptions underlying or related to any of the foregoing.

        This prospectus also contains market data relating to the global retail and online retail industry, the China consumer goods export market and the global online retail market for Chinese consumer goods exports that includes projections based on a number of assumptions. This prospectus also contains statistical data and estimates that we obtained from a report conducted by iResearch in June 2011 and updated in May 2012 and February 2013 at our request and commissioned by us for the purposes of this offering. The global retail and online retail industry, the China consumer goods export market and the global online retail market for Chinese consumer goods exports may not grow at the rates projected by market data, or at all. The failure of these industries or markets to grow at the projected rates may have a material adverse effect on our business and the market price of the ADSs. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $70.1 million, or approximately $71.8 million if the underwriters exercise their option to purchase additional ADSs from us in full, after deducting underwriting discounts and the estimated offering expenses payable by us and based upon an assumed initial offering price of $9.50 per ADS (the mid-point of the estimated public offering price range shown on the front cover of this prospectus). A $1.00 increase (decrease) in the assumed initial public offering price of $9.50 per ADS would increase (decrease) the net proceeds to us from this offering by $7.7 million, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

        We plan to use net proceeds of this offering to finance the operations of our business, including the following:

  •
  approximately $15 million for investments in fulfillment and technology infrastructure;

  •
  approximately $15 million for expansion of product offerings and categories;

  •
  approximately $15 million for customer acquisition and brand building; and

  •
  approximately $1.1 million for payment of interest accrued for our convertible notes issued in March 2012.

        We will use the remaining portion of the net proceeds we receive from this offering for general corporate purposes. If the underwriters exercise their option to purchase additional ADSs in full, we intend to apply the additional net proceeds in the same manner and in the same proportions as described above.

        The foregoing represents our intentions as of the date of this prospectus with respect of the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of the offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

        To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest bearing, debt instruments or bank deposits.

        In utilizing the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiary only through loans or capital contributions and to other entities only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiary or make additional capital contributions to our PRC subsidiary to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary."

 DIVIDEND POLICY

        Since our inception, we have not declared or paid any dividends on our ordinary shares. We have no present plan to pay any dividends on our ordinary shares in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        Any future determination to pay dividends will be made at the discretion of our board of directors and may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay the ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

        We are a holding company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders and ADS holders, we may rely on dividends and cash distributed by our Hong Kong subsidiary and may, in the future, rely on dividends and cash distributed by our PRC subsidiary through our Hong Kong subsidiary for the cash requirement of the holding company. Certain payments from our PRC subsidiary to us are subject to PRC taxes, such as withholding income tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. Each of our PRC subsidiary, VIEs and Shanghai Ouku, the subsidiary of Lanting Huitong, is required to set aside at least 10% of its after-tax profit based on PRC accounting standards every year to certain statutory reserves until the accumulated amount of such reserves reaches 50% of its respective registered capital. Such statutory reserves are not distributable as loans, advances or cash dividends. Our PRC subsidiary, VIEs and Shanghai Ouku are also required to set aside a certain amount of its after-tax profits each year, if any, to fund a private fund for employees. The specific size of the employee fund is at the discretion of the relevant entity. These reserve funds can only be used for specific purposes and are not transferable to the company's parent in the form of loans, advances or dividends. See "Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other cash distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business."

 CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2013 presented on:

  •
  an actual basis;

  •
  a pro forma basis to reflect the automatic conversion of all our outstanding preferred shares into 42,174,290 of our ordinary shares immediately upon the completion of this offering; and

  •
  a pro forma as adjusted basis to give effect to (i) the automatic conversion of all our outstanding preferred shares into 42,174,290 of our ordinary shares immediately upon the completion of this offering, (ii) the automatic conversion of our convertible notes issued in March 2012 into 2,224,610 ordinary shares immediately upon the completion of this offering, based on a conversion price of $3.60 per ordinary share, which, pursuant to the convertible notes, is calculated by dividing $350 million by the sum of (x) total ordinary shares and preferred shares outstanding immediately prior to the completion of our initial public offering and (y) total shares available for issuance under the Amended and Reinstated 2008 Share Incentive Plan, with the result multiplied by 0.85 and (iii) the issuance and sale of 16,600,000 ordinary shares in the form of ADSs offered hereby at an assumed initial public offering price of $9.50 per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters' option to purchase additional ADSs.

        The convertible notes in the aggregate principal amount of $8.0 million issued in March 2012 were recorded as a current liability on our balance sheet as of March 31, 2013. A beneficial conversion feature of $2.1 million had resulted as the estimated maturity conversion price as of March 31, 2013 was lower than the fair value of the ordinary shares on the issuance date and was recognized as additional paid-in capital with a corresponding entry in debt discount. The debt discount is amortized over the term of the convertible notes using the effective interest method. During the three months ended March 31, 2013, the amortized discount of $0.3 million and accrued interest of $0.2 million were included as part of interest expenses in our consolidated statements of operation. The net carrying amount of the convertible notes was $8.4 million as of March 31, 2013. In the case of a qualified financing event occurring before maturity, the beneficial conversion feature will be reassessed and any unamortized balance of the debt discount upon the conversion will be recognized as expenses in the statements of operations; and all interest accrued under the convertible notes will become due and payable in cash.

        The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the closing of this offering is subject to adjustment based on the initial public offering price of the ADSs and other terms of this offering determined at pricing. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2013
	Actual	Pro Forma	Pro Forma as Adjusted(1)
	(U.S. dollars in thousands)
Convertible notes, net of discount due to beneficial conversion feature	8,363	8,363	—
Series C convertible redeemable preferred shares ($0.000067 par value; 9,651,565 shares authorized, issued and outstanding, nil shares issued and outstanding on a pro forma basis and on a pro forma as adjusted basis)	42,409	—	—
Equity:
Series A convertible preferred shares ($0.000067 par value; 15,000,000 shares authorized, issued and outstanding, nil shares issued and outstanding on a pro forma basis and on a pro forma as adjusted basis)	5,000	—	—
Series B convertible preferred shares ($0.000067 par value; 17,522,725 shares authorized, issued and outstanding, nil shares issued and outstanding on a pro forma basis and on a pro forma as adjusted basis)	11,270	—	—
Ordinary shares ($0.000067 par value; 707,825,710 shares authorized; 36,908,058 shares issued and outstanding, 79,082,348 shares issued and outstanding on a pro forma basis, and 97,844,914 shares issued and outstanding on a pro forma as adjusted basis)	2	5	6
Additional paid-in capital	10,878	69,554	146,994
Statutory reserve	—	—	—
Accumulated deficit	(63,509)	(63,509)	(63,509)
Accumulated other comprehensive loss	(37)	(37)	(37)

Equity (deficit)	(36,396)	6,013	83,454

Total	$14,376	$14,376	$83,454

(1)
Assumes that the underwriters do not exercise their option to purchase additional ADSs.

DILUTION

        If you invest in the ADSs, your interest will be diluted for each ADS you purchase to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Net tangible book value represents the amount of our total consolidated tangible assets less the amount of our intangible assets, goodwill, total consolidated liabilities and our Series A, Series B and Series C preferred shares.

        Our net tangible book value as of March 31, 2013 was approximately negative $52.7 million, or negative $1.43 per ordinary share and negative $2.86 per ADS as of that date.

        Pro forma net tangible book value is determined by adjusting net tangible book value per share as of March 31, 2013 to give effect to the conversion of all outstanding Series A, Series B and Series C preferred shares into ordinary shares upon the completion of this offering.

        Pro forma as adjusted net tangible book value is determined by adjusting net tangible book value per share as of March 31, 2013 to give effect to:

  •
  the automatic conversion of all outstanding Series A, Series B and Series C preferred shares into ordinary shares upon the completion of this offering;

  •
  the automatic conversion of our convertible notes issued in March 2012 into 2,224,610 ordinary shares immediately upon the completion of this offering, based on a conversion price of $3.60 per ordinary share, which, pursuant to the convertible notes, is calculated by dividing $350 million by the sum of (i) total ordinary shares and preferred shares outstanding immediately prior to the completion of our initial public offering and (ii) total shares available for issuance under the Amended and Reinstated 2008 Share Incentive Plan, with the result multiplied by 0.85; and

  •
  our sale of the ADSs offered in this offering at the assumed initial public offering price of $9.50 per ADS, which is the mid-point of our estimated initial public offering price range as set forth on the cover of this prospectus, with estimated net proceeds of $70.1 million after deducting underwriting discounts and commissions and estimated offering expenses, payable by us. This assumes no exercise by the underwriters of their option to purchase additional ADSs.

        Our pro forma as adjusted net tangible book value as of March 31, 2013 would have been $83.5 million or $0.85 per ordinary share, including ordinary shares underlying our outstanding ADSs, and $1.70 per ADS. This represents an immediate increase in net tangible book value of $0.77 per ordinary share, or $1.54 per ADS, to existing shareholders and an immediate dilution in net tangible book value of $3.90 per ordinary share, or $7.80 per ADS, to new investors in this offering.

        The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Net tangible book value as of March 31, 2013	$(1.43)	$(2.86)
Increase in net tangible book value per share attributable to conversion of our Series A, Series B and Series C preferred shares	$1.51	$3.02

Pro forma net tangible book value per share after giving effect to the conversion of our Series A, Series B and Series C preferred shares	$0.08	$0.16
Increase in net tangible book value attributable to this offering	$0.71	$1.42
Increase in net tangible book value attributable to the conversion of our convertible notes	$0.06	$0.12

Pro forma as adjusted net tangible book value per share after giving effect to the conversion of our Series A, Series B and Series C preferred shares, the conversion of our convertible notes and this offering	$0.85	$1.70
Assumed initial public offering price	$4.75	$9.50

Amount of dilution to new investors in the offering	$3.90	$7.80

        A $1.00 increase (decrease) in the assumed initial public offering price of $9.50 per ADS would increase (decrease) our pro forma as adjusted net tangible book value, after giving effect to the offering and the conversion of our convertible notes, by $7.7 million or by $0.08 per ordinary share and $0.16 per ADS and the dilution per ordinary share and per ADS to new investors in this offering by $0.42 per ordinary share and $0.84 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and other expenses of the offering.

        The pro forma information discussed above is illustrative only. Our net tangible book value following the closing of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

        The following table summarizes on a pro forma basis the differences as of March 31, 2013 between the shareholders at March 31, 2013 and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid. The total ordinary shares do not include ADSs issuable if the options to purchase our ordinary shares are exercised by underwriters. The information in the following table is illustrative only and the total consideration paid and the average price per ordinary share and per ADS is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

	Ordinary Shares Purchased			Total Consideration
						Average Price per Ordinary Share	Average Price per ADS
	Number		Percent	Amount	Percent
Existing shareholders	79,020,304		81%	66,668,000	43%	0.84	1.68
New investors	18,824,610	*	19%	86,850,000	57%	4.61	9.22

Total	97,844,914		100%	153,518,000	100%	1.57	3.14

*
Includes 2,224,610 ordinary shares issuable upon the automatic conversion of our convertible notes immediately upon the completion of this offering.

        A $1.00 increase (decrease) in the assumed initial public offering price of $9.50 per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by $8.3 million, $8.3 million and $0.17, respectively, assuming no change in the number of ADSs sold by us as set forth on the cover page of this prospectus and without deducting underwriting discounts and commissions and other expenses of this offering.

        The discussion and tables above also do not take into consideration any outstanding share options and unvested restricted shares. As of the date of this prospectus, there were 2,067,500 and 1,524,538 ordinary shares issuable upon the exercise of outstanding share options and vesting of restricted shares issued to employees, respectively. To the extent that any of these options are exercised or any of these restricted shares become vested, there will be further dilution to new investors.

 EXCHANGE RATE INFORMATION

        Our functional and reporting currency is the U.S. dollar. Most of our revenues are denominated in U.S. dollars with certain revenues denominated in Renminbi while our expenses are primarily denominated in U.S. dollars with certain expenses denominated in Renminbi. Monetary assets and liabilities denominated in currencies other than the U.S. dollar are translated into the U.S. dollar at the exchange rates at the balance sheet date. Transactions in currencies other than the U.S. dollar during the year are converted into U.S. dollars at the applicable exchange rates prevailing at the first day of the month when the transactions occurred. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.2108 to $1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 29, 2013. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, at the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On May 24, 2013, the noon buying rate was RMB6.1311 to $1.00.

        The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. For all dates and periods through December 31, 2008, exchange rates of Renminbi into U.S. dollars are based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. For January 1, 2009 and all later dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board.

	Noon Buying Rate
Period	Period End	Average(1)	Low	High
	(RMB per $1.00)
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7696	6.8330	6.6000
2011	6.2939	6.4475	6.6364	6.2939
2012	6.2301	6.3080	6.3879	6.2221
November	6.2265	6.2338	6.2454	6.2221
December	6.2301	6.2328	6.2502	6.2251
2013
January	6.2186	6.2215	6.2303	6.2134
February	6.2213	6.2323	6.2438	6.2213
March	6.2108	6.2154	6.2246	6.2105
April	6.1647	6.1861	6.2078	6.1647
May (through May 24, 2013)	6.1311	6.1446	6.1665	6.1306

Source: Federal Reserve Statistical Release

(1)
Annual averages are calculated using the average of the rates on the last business day of each month during the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant month.

 ENFORCEMENT OF CIVIL LIABILITIES

        We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provide protections for investors to a significantly lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        A substantial portion of our assets are located in China. In addition, most of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us, our directors and officers.

        We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        Maples and Calder, our counsel as to Cayman Islands law, and TransAsia Lawyers, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Maples and Calder has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

        TransAsia Lawyers has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. TransAsia Lawyers has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there existed no treaty or other form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

 OUR HISTORY AND CORPORATE STRUCTURE

Our History and Development

        We were founded in June 2007 by Mr. Quji (Alan) GUO, Mr. Xin (Kevin) WEN, Mr. Liang ZHANG, Mr. Jun LIU and Mr. Chit Jeremy CHAU. We operated our business at the time through Light In The Box Limited. In March 2008, we incorporated LightInTheBox Holding Co., Ltd., which, through a corporate restructuring, became our ultimate holding company.

        We currently conduct our business primarily through the following wholly owned subsidiaries and affiliated entities:

  •
  Light In The Box Limited, our wholly owned subsidiary incorporated in Hong Kong in June 2007, that primarily engages in product sourcing, marketing and the operation of our websites and the sale of our products targeted towards consumers outside of China;

  •
  Lanting Jishi Trade (Shenzhen) Co. Ltd., or Lanting Jishi, our wholly owned subsidiary incorporated in the PRC in October 2008, that primarily engages in providing supplier and warehouse management services for Light In The Box Limited;

  •
  Shenzhen Lanting Huitong Technologies Co. Ltd., or Lanting Huitong, a company incorporated in the PRC in June 2008 by certain of our directors and executive officers which is our consolidated VIE through a series of contractual arrangements. Lanting Huitong primarily engages in technology research and development and support, the operation of certain of our websites in China and the general operations of our business in China;

  •
  Shanghai Ouku Network Technologies Co., Ltd., or Shanghai Ouku, a PRC incorporated company that was acquired in May 2010 from its then shareholders for $2.2 million (RMB14.3 million) and is wholly owned by Lanting Huitong. Shanghai Ouku primarily engages in the product sourcing, marketing, fulfillment and the operation of our websites targeted towards consumers in China; and

  •
  Beijing Lanting Gaochuang Technologies Co., Ltd., or Lanting Gaochuang, a company incorporated in the PRC in December 2011 by Mr. GUO, and Lanting Huitong, our consolidated VIE through a series of contractual arrangements. Lanting Gaochuang primarily engages in technology research and development.

        The following diagram illustrates our corporate structure as of the date of this prospectus:

(1)
Such arrangements include exclusive technical and consulting service agreements, business operation agreements, equity disposal agreements, share pledge agreements, powers of attorney, spousal consent letters (applicable only to Lanting Huitong) and a loan agreement (applicable only to Lanting Gaochuang).

(2)
The shareholders of Shenzhen Lanting Huitong Technologies Co. Ltd. are Mr. Quji (Alan) GUO, our chairman and chief executive officer, Mr. Xin (Kevin) WEN, our director and co-president, Mr. Liang ZHANG, our director and co-president, and Mr. Jun LIU, our director and senior vice-president of operations.

(3)
Mr. Quji (Alan) GUO holds the other 51% of the equity interest in Beijing Lanting Gaochuang Technologies Co., Ltd.

Contractual Arrangements Among Lanting Jishi, our VIEs and the Respective Shareholders of our VIEs

        Foreign ownership of Internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates Internet access, the distribution of online information and the conduct of online commerce through strict business licensing requirements and other government regulations. We are a Cayman Islands company and our wholly owned PRC subsidiary, Lanting Jishi, is a wholly foreign owned enterprise and is restricted from holding the relevant licenses that are essential to the operations of our PRC business. Accordingly, we conduct the operation of our domestic websites in China primarily through Lanting Huitong, which we control through a series of contractual arrangements, and its subsidiary, Shanghai Ouku. The registered shareholders of Lanting Huitong are our directors and executive officers who hold our shares, including Mr. Quji (Alan) GUO, Mr. Xin (Kevin) WEN, Mr. Liang ZHANG and Mr. Jun LIU.

        We conduct certain research and development functions through Lanting Gaochuang, which we control through similar contractual arrangements. Mr. Quji (Alan) GUO and Lanting Huitong hold 51% and 49% of Lanting Gaochuang, respectively. Lanting Gaochuang's ownership structure enables it to join a special economic zone within the Wangjing Hi-Tech Industry Zone, the China Beijing Wangjing Overseas Students Pioneer Park, or the Wangjing Pioneer Park, which is reserved for domestic enterprises that are held by Chinese nationals who have previously studied overseas. As Lanting Gaochuang is majority-owned by Mr. GUO, a Chinese national who has studied overseas, Lanting Gaochuang enjoys certain benefits provided by the Wangjing Pioneer Park, which include reduced rents and other benefits aimed to encourage the development of technically innovative companies. In addition, Lanting Gaochuang was qualified as a "software enterprise" in 2012 which entitles it to certain tax benefits. See "Regulations—Regulations on Tax—PRC Enterprise Income Tax" for more information regarding tax benefits provided to "software enterprises."

        Through contractual arrangements with our VIEs and their respective shareholders, we receive substantially all of the economic benefits of our VIEs as their primary beneficiary. The financial results of our VIEs are consolidated into our financial statements despite the lack of our equity interest in them. We derived an aggregate of 7.9%, 4.3%, 1.4% and 0.3% of our consolidated net revenues from Lanting Huitong and Shanghai Ouku in 2010, 2011, 2012 and the three months ended March 31, 2013, respectively. We have not derived any consolidated net revenues from Lanting Gaochuang since its inception in December 2011, and we do not expect to derive any significant contributions to our consolidated net revenues from Lanting Gaochuang going forward, if at all. We believe the consolidation is necessary to fairly present the financial position and results of operations of our company because of the existence of a parent-subsidiary relationship through contractual arrangements, which enables us to:

  •
  exercise effective control over our VIEs;

  •
  receive substantially all of the economic benefits from our VIEs; and

  •
  have an exclusive option to purchase all or part of the equity interest in our VIEs when and to the extent permitted by PRC law.

        The following is a summary of the currently effective contractual arrangements among Lanting Jishi, our VIEs, and the shareholders of our VIEs:

Agreements that provide Lanting Jishi effective control over the VIEs

        Powers of attorney:    Each registered shareholder of our VIEs has executed a power of attorney appointing Lanting Jishi to be his or her attorney, and irrevocably authorizing them to vote on his or her behalf on all of the matters concerning our VIEs that may require shareholders' approval, including nominating and electing directors, general managers and other executive officers. The powers of attorney will be valid as long as the registered shareholders remain as shareholders of our VIEs.

        Equity disposal agreements:    Under the Equity Disposal Agreements entered into among Lanting Jishi, our VIEs, and the shareholders of our VIEs, Lanting Jishi or its designated party has exclusive options to purchase, when and to the extent permitted under PRC law, all or part of the equity interest in our VIEs. The exercise price for the options to purchase all or part of the equity interest will be the minimum amount of consideration permissible under the then applicable PRC law. The agreements will be valid until Lanting Jishi or its designated party purchases all the shares from shareholders of our VIEs.

        Spousal consent letters:    Under the spousal consent letters, the spouses of certain shareholders of Lanting Huitong acknowledged that a certain percentage of the equity interest in Lanting Huitong held by and registered in the name of their respective spouse will be disposed of pursuant to the equity disposal agreement and share pledge agreement. These spouses understand that such equity interest is held by their respective spouse on behalf of Lanting Jishi, and they will not take any action to interfere with the disposition of such equity interests, including, without limitation, claiming that such equity interest constitute communal property of marriage. The spousal consent letters will be valid until the liquidation of Lanting Huitong, unless terminated earlier at Lanting Jishi's sole discretion.

        Loan agreement:    Under the loan agreement entered into in December 2011 between Lanting Jishi and Mr. Quji (Alan) GUO, Lanting Jishi extended a loan in the amount of RMB255,000 ($40,492) to Mr. GUO for his contribution of 51% of the registered capital of Lanting Gaochuang. Under this agreement, Mr. GUO agreed that without prior written consent from Lanting Jishi, Lanting Gaochuang may not enter into any transaction that could materially affect its assets, liabilities, interests or operations, and there will be no earnings distribution in any form by Lanting Gaochuang before such loan has been repaid. Mr. GUO also agreed that at the request of Lanting Jishi, all or part of the equity interests held in Lanting Gaochuang shall be promptly and unconditionally transferred to Lanting Jishi or a designated third party in accordance with PRC law. This loan can only be repaid by transferring all of Mr. GUO's equity interest in Lanting Gaochuang to Lanting Jishi or a third party designated by Lanting Jishi, and submitting all proceeds from such transaction to Lanting Jishi. The loan agreement has a term of ten years and will be extended automatically, unless indicated otherwise by Lanting Jishi in writing three months prior to the expiration date.

Agreements that transfer economic benefits to Lanting Jishi

        Business operation agreements:    Under the Business Operation Agreements entered into among Lanting Jishi, our VIEs, and the shareholders of our VIEs, the registered shareholders of our VIEs and our VIEs agreed that our VIEs may not enter into any transaction that could materially affect their assets, liabilities, interests or operations without prior written consent from Lanting Jishi or other party designated by Lanting Jishi, including entry into any loan or other debtor-creditor relationship with any third party or the making of any equity investment in any third party, the sale or purchase of any asset or right to or from any third party or creation of guarantees or any other security on any of its assets in favor of any third party, or creation of any other obligation on any of its assets. In addition, directors, supervisors, chairman, general managers, financial controllers or other senior managers of our VIEs must be Lanting Jishi's nominees. Furthermore, our VIEs and their registered shareholders have agreed to accept and stringently implement proposals set forth by Lanting Jishi regarding employment and business and financial management. Lanting Jishi is entitled to any dividends declared by our VIEs. The business operation agreements will be valid until the liquidation of our VIEs, unless terminated earlier at Lanting Jishi's sole discretion.

        Exclusive technical support and consulting service agreements:    Under the Exclusive Technical Support and Consulting Service Agreements entered into between Lanting Jishi and our VIEs, Lanting Jishi agreed to provide our VIEs with technology support and consulting services, including the maintenance of computer rooms and websites, the provision of technology platforms required for operations, provision and maintenance of office networks, the conception, configuration, design, updating and maintenance of web pages, the maintenance of customer service platforms, employee training, advertisements, publicity and promotions, and provision of logistics support for product sales and services. Our VIEs agreed to pay a service fee equal to substantially all of their net income, an amount equivalent to the amount of the respective VIEs' operating revenue for the then current quarter after the deduction of: (1) working capital necessary for the maintaining of the daily operations of the respective VIEs; and (2) the amount of cash required for the respective VIEs' capital expenditures. The exclusive technical support and consulting service agreements will be valid until the liquidation of our VIEs, unless terminated earlier at Lanting Jishi's sole discretion.

        Share pledge agreements:    Under the Share Pledge Agreements entered into among Lanting Jishi, our VIEs, and the shareholders of our VIEs, the registered shareholders of our VIEs pledged all of their respective equity interest in favor of Lanting Jishi to secure our VIEs and their shareholders' obligations under the various contractual agreements, including the business operation agreements and the exclusive technical support and consulting service agreements described above. If our VIEs or any of their respective registered shareholders breach any of their respective contractual obligations under these agreements, Lanting Jishi, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interest. The registered shareholders of our VIEs agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their respective equity interest in our VIEs, without Lanting Jishi's prior written consent. Unless terminated at Lanting Jishi's sole discretion, the share pledge agreements will be valid until our VIEs and their shareholders fulfill all contractual obligations under the business operation agreements, the exclusive technical support and consulting service agreements and the equity disposal agreements. Our PRC counsel, TransAsia Lawyers, has advised us that the pledges on the equity interest of our VIEs were created and are effective as such pledges have already been registered with the relevant local branch of the SAIC in accordance with the PRC Property Rights Law.

Arrangements between our Hong Kong subsidiary, Lanting Jishi and Lanting Huitong

        Our Hong Kong subsidiary, Light In The Box Limited, and its PRC subsidiary, Lanting Jishi, have entered into and performed several business information and logistics services agreements, pursuant to which our Hong Kong subsidiary paid service fees to our PRC subsidiary for certain information and logistics services. In addition, our Hong Kong subsidiary and our VIE, Lanting Huitong, entered into and performed a consulting service agreement and several software development service agreements, pursuant to which our Hong Kong subsidiary paid service fees to Lanting Huitong for the consulting and software development services.

 SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated statements of operations data for 2010, 2011 and 2012, and the selected consolidated balance sheet data as of December 31, 2011 and 2012 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP and have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm. The report of Deloitte Touche Tohmatsu Certified Public Accountants LLP on those consolidated financial statements is also included elsewhere in this prospectus. Our selected consolidated statements of operations data for 2008 and 2009 and the selected consolidated balance sheet data as of December 31, 2008, 2009 and 2010 has been derived from our audited consolidated financial statements not included in this prospectus.

        The selected consolidated statement of operations data for the three months ended March 31, 2012 and 2013 and the selected consolidated balance sheet data as of March 31, 2013 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the periods presented.

        The following selected consolidated financial data for the periods and as of the dates indicated are qualified by reference to and should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which are included elsewhere in this prospectus.

        Our historical results for any prior period do not necessarily indicate our results to be expected for any future period.

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(U.S. dollars in thousands, except per share data)
Selected Consolidated Statements of Operations Data
Net revenues	$6,256	$26,051	$58,694	$116,230	$200,010	$36,887	$73,310
Cost of goods sold	4,872	17,757	41,580	77,465	116,465	22,095	40,047

Gross profit	1,384	8,294	17,114	38,765	83,545	14,792	33,263
Operating expenses*
Fulfillment	363	1,272	3,517	7,124	10,088	2,038	3,729
Selling and marketing	2,379	5,487	22,607	38,465	53,418	10,786	18,335
General and administrative	1,686	6,361	12,347	16,660	22,369	4,900	7,997
Impairment loss on goodwill and intangible assets	—	—	—	1,928	—	—	—

(Loss) income from operations	(3,044)	(4,826)	(21,357)	(25,412)	(2,330)	(2,932)	3,202
Net (loss) income	(3,044)	(4,821)	(21,923)	(24,531)	(4,230)	(2,979)	2,610
Accretion for Series C convertible redeemable preferred shares	—	—	700	2,800	2,971	700	938
Net (loss) income attributable to ordinary shareholders	(3,044)	(4,821)	(22,623)	(27,331)	(7,201)	(3,679)	1,672

Net (loss) income per ordinary share:
Basic	(0.50)	(0.13)	(0.62)	(0.76)	(0.20)	(0.10)	0.02
Diluted	(0.50)	(0.13)	(0.62)	(0.76)	(0.20)	(0.10)	0.02

*
Includes share-based compensation expenses as follows:

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(U.S. dollars in thousands)
Share-Based Compensation Data
Fulfillment	$—	$12	$12	$13	$10	$3	$2
Selling and marketing	3	92	31	90	117	33	25
General and administrative	374	1,411	1,418	1,990	2,568	726	392

Total share-based compensation expenses	377	1,515	1,461	2,093	2,695	762	419

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
Other Consolidated Financial Data
Gross margin(1)	22.1%	31.8%	29.2%	33.4%	41.8%	40.1%	45.4%

(1)
Gross margin represents gross profit as a percentage of net revenues.

	As of December 31,
						As of March 31, 2013
	2008	2009	2010	2011	2012
	(U.S. dollars in thousands)
Summary Consolidated Balance Sheet Data
Cash and cash equivalents	$2,798	$6,081	$23,439	$6,786	$19,972	$25,949
Inventories	535	757	4,931	4,965	5,753	4,894
Total current assets	3,717	13,951	34,032	17,671	37,753	41,721
Total assets	4,137	14,567	37,184	19,640	39,838	44,171
Total current liabilities	1,827	4,209	11,979	17,202	36,847	38,158
Total liabilities	1,827	4,209	12,251	17,202	36,847	38,158
Series C convertible redeemable preferred shares	—	—	35,700	38,500	41,471	42,409
Total equity (deficit)	2,395	10,358	(10,767)	(36,062)	(38,480)	(36,396)

	Year Ended December 31,							Three Months Ended March 31,
	2008		2009		2010	2011	2012	2012	2013
	(in thousands, unless otherwise stated)
Operating Data
Number of customers	36		166		461	948	2,479	395	1,128
Revenue attributed to repeat customers	n/a	(1)	4,008		8,751	20,886	49,384	8,236	21,679
Revenue attributed to new customers	n/a	(1)	22,043		49,943	95,344	150,626	28,651	51,631
Growth in revenue attributed to repeat customers(2) (percentage)	n/a	(1)	n/a	(1)	118.3	138.7	136.4	20.3	18.6

(1)
As we had only begun to operate our business towards the end of 2007, we did not track revenue contributed by repeat customers in 2008. As a result, no data for growth in revenue attributed to repeat customers was available in 2008 and 2009.

(2)
"Growth in revenue attributed to repeat customers" refers to, in percentage, the difference between (i) revenue attributed to repeat customers for a given period and (ii) revenue attributed to repeat customers for the prior period, divided by revenue attributed to repeat customers from such prior period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the sections entitled "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data" and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        LightInTheBox is a global online retail company that delivers products directly to consumers around the world. We offer customers a convenient way to shop for a wide selection of lifestyle products at attractive prices through www.lightinthebox.com, www.miniinthebox.com and our other websites, which are available in 17 major languages and cover more than 80.0% of Internet users globally, according to Internet World Stats. Our innovative data-driven business model allows us to offer customized products at scale for optimal marketing, merchandising and fulfillment. We have built an effective business model whereby we source most of our products directly from China-based manufacturers and we work closely with them to re-engineer their manufacturing processes to achieve faster time-to-market with a greater variety of products. We acquire customers exclusively through the Internet and serve our customers from our cost-effective locations in mainland China and Hong Kong. In 2012, we ranked number one in terms of revenue generated from customers outside of China among all China-based retail websites that source products from third-party manufacturers, according to a report conducted at our request by iResearch, an independent market research firm.

        Since the launch of www.lightinthebox.com in 2007, we have focused on offering lifestyle product categories where consumers value increased choice or customization, such as apparel. In 2012, the sale of products from this core product category accounted for 40.2% of our net revenues. In addition, we also offered a wide range of other products in our other core categories of small accessories and gadgets and home and garden, which, along with apparel, are categories that have experienced the fastest net revenue growth in terms of absolute amount in 2012. The products of our core categories generally require design specificity, thus giving us more pricing flexibility and allowing us to capture higher margin potentials. We also offer products in other categories such as electronics and communication devices and sports and outdoor. We will continue to focus on expanding our product selections and categories.

        We have developed a large global customer base since we launched our first website. The number of our customers increased from approximately 0.5 million in 2010 to approximately 2.5 million in 2012. The number of our customers was approximately 1.1 million in the three months ended March 31, 2013.

        We operate our business from mainland China and Hong Kong but have delivered our products to consumers in over 200 countries and territories. In 2012, we derived 50.7% and 24.0% of our net revenues from Europe and North America, respectively. In the three months ended March 31, 2013, we derived 64.7% and 19.8% of our net revenues from these same regions, respectively.

        We established our first warehouse in 2008 in Shenzhen, Guangdong Province. In 2009 and 2013, we established two additional warehouses in Suzhou, Jiangsu Province, and Shenzhen, Guangdong Province, respectively. We have also established six sourcing offices in China located near our suppliers.

        Our total net revenues grew from $58.7 million in 2010 to $200.0 million in 2012. Our net revenues were $73.3 million in the three months ended March 31, 2013. We experienced a net loss of

$21.9 million, $24.5 million and $4.2 million in 2010, 2011 and 2012, respectively. We generated net income of $2.6 million for the three months ended March 31, 2013. We also used cash in operating activities of $19.9 million and $14.1 million in 2010 and 2011, respectively. We generated $7.4 million and $6.6 million in cash from operating activities in 2012 and the three months ended March 31, 2013, respectively.

        In 2013, we will continue to invest for long-term growth. We expect to continue to expand our product selection and supplier network; broaden the geographical reach of our websites by introducing new languages and enhancing our marketing efforts and promote repeat purchases by existing customers. We expect to enhance our physical infrastructure, especially our warehousing systems, including establishing warehouses in strategic locations. Furthermore, we will continue to invest in upgrading our technology and network infrastructure to handle increased traffic and improve our consumer shopping experience. We will also invest in promoting our recently launched product brands and launching additional brands.

Factors Affecting Our Results of Operations

        Our business and results of operations are affected by general factors affecting online retail markets around the world. Such factors include:

  •
  the growth of the global economy and of our targeted geographic markets;

  •
  per capita disposable income and consumer spending;

  •
  growth of global Internet penetration and online retail;

  •
  government policies and initiatives in our targeted geographic markets that affect online retail and, in particular, the import of products into their respective countries or regions; and

  •
  overall global consumer perception of consumer goods exported from China.

        Unfavorable changes in any of these general industry conditions could materially and adversely affect demand for our products and our results of operations. In addition, our operating results are affected by the following company-specific factors:

  •
  our ability to acquire new customers and increase repeat purchases by customers at reasonable cost;

  •
  our ability to control product sourcing costs, fulfillment and other operating expenses;

  •
  our product selection and pricing;

  •
  our ability to introduce new product offerings and categories;

  •
  our ability to expand into new geographic markets;

  •
  our ability to enhance our brand; and

  •
  our ability to compete effectively.

Net Revenues

        We generate revenues from the sale of products through our websites and other supplemental online outlets. Net revenues from the sale of products are recorded less business tax, discounts and allowances.

        In 2010, 2011 and 2012, we generated net revenues of $58.7 million, $116.2 million and $200.0 million, respectively. In the three months ended March 31, 2012 and 2013, we generated net revenues of $36.9 million and $73.3 million, respectively. The following table sets forth information of our net revenues derived from certain product categories in absolute amounts and as percentages of net revenues for the periods presented.

	Year Ended December 31,						Three Months Ended March 31,
	2010		2011		2012		2012		2013
	(U.S. dollars in thousands, except percentages)
		% of Net Revenues		% of Net Revenues		% of Net Revenues		% of Net Revenues		% of Net Revenues
Apparel	$19,719	33.6	$46,888	40.4	$80,274	40.2	$15,796	42.8	$22,547	30.7
Electronics and communication devices	26,031	44.4	36,844	31.7	42,079	21.0	4,452	12.1	10,303	14.1
Small accessories and gadgets(1)	1,521	2.6	11,770	10.1	40,695	20.3	8,427	22.8	28,660	39.1
Home and garden	4,077	6.9	13,509	11.6	22,454	11.2	6,051	16.4	7,707	10.5
Others(2)	7,346	12.5	7,219	6.2	14,508	7.3	2,161	5.9	4,093	5.6

Total net revenues	58,694	100.0	116,230	100.0	200,010	100.0	36,887	100.0	73,310	100.0

(1)
Includes products such as video game accessories, tablet computer and computer gadgets, electronics gadgets, car accessories, cell phone accessories, flashlights, lights, home and office gadgets, batteries, gifts and party supplies, toys and travel kits.

(2)
Includes beauty, sports and outdoor and other categories of products.

        Since our inception, we have primarily focused on selling apparel and electronics and communications devices. We expect to continue to focus on the growth in sales of apparel and expect that sales of apparel will continue to contribute significantly to our total net revenues in the near future. However, we have also expanded offerings for other product categories and in particularly have increased our focus on small accessories and gadgets and home and garden. These two core categories, along with apparel, have experienced the fastest net revenue growth in terms of absolute amount in 2012. We expect our revenues to become more diversified in the future as we grow our business and increase our number of product categories.

        We face seasonality for the sale of our products. For example, during the first quarter of the past several years, we experienced greater demand for our wedding dresses and, during the fourth quarter of the past several years, we experienced a general increase in the demand for our products as a result of holiday shopping.

        Our products are sold to consumers in over 200 countries and territories. The following table breaks down our net revenues by geographic regions as determined by shipping addresses in absolute amounts and as percentages of net revenues for the periods presented.

	Year Ended December 31,						Three Months Ended March 31,
	2010		2011		2012		2012		2013
	(U.S. dollar in thousands, except percentages)
		% of Net Revenues		% of Net Revenues		% of Net Revenues		% of Net Revenues		% of Net Revenues
Europe	$29,892	50.9	$57,853	49.8	$101,424	50.7	$18,889	51.2	$47,461	64.7
North America	20,509	35.0	32,721	28.2	47,985	24.0	10,348	28.1	14,493	19.8
South America	974	1.7	4,097	3.5	12,876	6.4	1,662	4.5	5,117	7.0
Other countries	7,319	12.4	21,559	18.5	37,725	18.9	5,988	16.2	6,239	8.5

Total net revenues	58,694	100.0	116,230	100.0	200,010	100.0	36,887	100.0	73,310	100.0

        We first launched our websites in English and our online marketing efforts were initially focused in North America. As we started to introduce additional languages, such as French, Spanish, German and Italian, to our websites in 2009 and increased our online marketing efforts in other countries, our revenue source became more geographically diversified. We have recently launched our websites in Swedish, Korean, Hebrew and Finnish.

        We have also started to establish a steady presence in China. In May 2010, our VIE, Lanting Huitong, acquired Shanghai Ouku, which operates www.ouku.com, a website focused on the sale of electronics and communications devices and other products in China.

        We expect our net revenues to grow in the future as we continue to introduce new products and deepen our penetration of various geographic markets around the world. We also expect to expand our customer base and increase sales to each customer to drive our growth.

Operating Metrics

        We regularly review a number of operating metrics, including the following, to evaluate our performance, identify trends affecting our business, formulate financial projections and make certain strategic decisions: (i) the number of customers, (ii) revenue attributed to repeat customers, (iii) revenue attributed to new customers and (iv) the growth in revenue attributed to repeat customers. The following table sets forth the above metrics for the periods indicated.

	Year Ended December 31,			Three Months Ended March 31,
	2010	2011	2012	2012	2013
	(in thousands, unless otherwise stated)
Number of customers	461	948	2,479	395	1,128
Revenue attributed to repeat customers	8,751	20,886	49,384	8,236	21,679
Revenue attributed to new customers	49,943	95,344	150,626	28,651	51,631
Growth in revenue attributed to repeat customers(1) (percentage)	118.3	138.7	136.4	20.3	18.6

(1)
"Growth in revenue attributed to repeat customers" refers to, in percentage, the difference between (i) revenue attributed to repeat customers for a given period and (ii) revenue attributed to repeat customers for the prior period, divided by revenue attributed to repeat customers from such prior period.

        The number of repeat and new customers we sold products to has increased substantially in the last few years, which, in turn, increased our net revenues. By serving a larger number of repeat and new customers, we also deepened our understanding of online purchasing and browsing, developing insights into product presentations, promotions and other features based on our customer and order histories and statistics.

        Our revenue attributed to repeat customers has also similarly increased during the past few years. As we have continued to increase our product offerings, we have experienced increase in repeat purchases by our customers. In addition, we have also increased our focus in capitalizing our existing customer base by focusing our remarketing efforts for such customers.

Cost of Goods Sold and Operating Expenses

        The following table sets forth our cost of goods sold and operating expenses, both in absolute amounts and as percentages of net revenues for the periods indicated.

	Year Ended December 31,						Three Months Ended March 31,
	2010		2011		2012		2012		2013
	(U.S. dollars in thousands, except percentages)
		% of Net Revenues		% of Net Revenues		% of Net Revenues		% of Net Revenues		% of Net Revenues
Cost of goods sold	$41,580	70.8	$77,465	66.6	$116,465	58.2	$22,095	59.9	$40,047	54.6

Operating expenses:
Fulfillment	3,517	6.0	7,124	6.1	10,088	5.1	2,038	5.5	3,729	5.1
Selling and marketing	22,607	38.5	38,465	33.1	53,418	26.7	10,786	29.2	18,335	25.0
General and administrative	12,347	21.0	16,660	14.3	22,369	11.2	4,900	13.3	7,997	10.9
Impairment loss on goodwill and intangible assets	—	—	1,928	1.7	—	—	—	—	—	—

Total operating expenses	38,471	65.5	64,177	55.2	85,875	43.0	17,724	48.1	30,061	41.0

Cost of Goods Sold

        Our cost of goods sold consists primarily of cost of consumer products sold by us and shipping charges, and to a much lesser degree, packaging supplies and inventory write-downs. We write down the cost of slow-moving and broken inventory to the estimated market value based on historical trends for such inventory, inventory aging and historical and forecasted consumer demand and such write-down is recorded as part of cost of goods sold. Shipping charges to receive products from our suppliers are included as inventory and recognized as cost of goods sold upon the sale of such products. Our cost of goods sold as percentage of our net revenues during a specific period is affected by the composition of the type of products sold during that period.

Operating Expenses

        Fulfillment Expenses.    Fulfillment expenses include costs incurred in operating and staffing our warehouses and customer service centers, including (i) costs attributable to buying, receiving, inspecting and warehousing inventories, (ii) picking, packaging, and preparing customer orders for shipment and (iii) payment processing and related transaction costs. Our fulfillment expenses are primarily affected by the cost of personnel at our warehouses and our ability to strengthen our logistic management capabilities and increase our economies of scale as our volume of products shipped increases.

        Selling and Marketing Expenses.    Selling and marketing expenses include marketing program expenses and marketing personnel expenses. Marketing program expenses are comprised of targeted online marketing expenses, such as search engine marketing, display advertising and affiliate marketing program expenses. Marketing personnel expenses are comprised of payroll and related expenses for personnel engaged in selling, marketing and business development, including the execution of search engine optimization and social viral marketing activities. The table below breaks down our selling and marketing expenses in absolute amounts and as percentages of net revenues for the periods indicated.

	Year Ended December 31,						Three Months Ended March 31,
	2010		2011		2012		2012		2013
	(U.S. dollars in thousands, except percentages)
		% of Net Revenues		% of Net Revenues		% of Net Revenues		% of Net Revenues		% of Net Revenues
Selling and marketing expenses:
Marketing program expenses	$18,747	31.9	$28,611	24.6	$43,955	22.0	$8,460	22.9	$15,751	21.5
Marketing personnel expenses	3,860	6.6	9,854	8.5	9,463	4.7	2,326	6.3	2,584	3.5

Total selling and marketing expenses	22,607	38.5	38,465	33.1	53,418	26.7	10,786	29.2	18,335	25.0

        The fluctuation of selling and marketing expenses as a percentage of our net revenues relates to our business expansion into and the testing of new geographic markets, product categories, marketing channels and promotional activities. In the near term, we expect to focus our selling and marketing efforts on growing our customer base, but we expect our selling and marketing expenses as a percentage of our net revenues to continue to decrease in the long term as we achieve economies of scale and utilize our selling and marketing channels more efficiently.

        General and Administrative Expenses.    General and administrative expenses include payroll-related expenses and travel-related expenses for personnel engaged in accounting, finance, tax, legal, human resources and other general corporate functions, as well as costs related to the use of facilities and equipment by these personnel, such as depreciation expenses and rent, professional fees and other general corporate costs. General and administrative expenses also include technology development and related expenses, including payroll-related expenses. In addition, general and administrative expenses include credit losses relating to fraudulent credit card activities which resulted in chargebacks from payment processing agencies. We expect our general and administrative expenses as a percentage of our net revenues to decrease in the future as we achieve economies of scale.

        Impairment Loss on Goodwill and Intangible Assets.    Our goodwill and intangible assets including trademark, technology platform and customer base arose from the acquisition of Shanghai Ouku. Shanghai Ouku has incurred losses and failed to meet the forecast set by management. As of December 31, 2011, we performed an assessment of goodwill impairment and compared the fair value of Shanghai Ouku to its carrying value. Based on the assessment, we determined the excess in the carrying value of goodwill over the implied fair value of goodwill and recognized an impairment loss of $0.9 million for the year ended December 31, 2011. We also performed an assessment of impairment for indefinite-lived intangible assets by comparing the fair value with their carrying value. Based on the assessment, we determined the excess in the carrying value of indefinite-lived intangible assets over their fair value and recognized an impairment loss of $1.0 million for the year ended December 31, 2011. In addition, we evaluated the recoverability of its intangible assets with definite life and recognized an impairment loss of $12,000 for the year ended December 31, 2011. See "—Critical Accounting Policies—Impairment of Goodwill and Intangible Assets." We did not recognize any impairment loss on goodwill and intangible assets in 2010 and 2012.

Share-based Compensation Expenses

        The table below shows the effect of the share-based compensation expenses on our operating expense line items for the periods indicated.

	Year Ended December 31,						Three Months Ended March 31,
	2010		2011		2012		2012		2013
	(U.S. dollars in thousands, except percentages)
		% of Net Revenues		% of Net Revenues		% of Net Revenues		% of Net Revenues		% of Net Revenues
Fulfillment	$12	—	$13	—	$10	—	$3	—	$2	—
Selling and marketing	31	0.1	90	0.1	117	0.1	33	0.1	25	—
General and administrative	1,418	2.4	1,990	1.7	2,568	1.3	726	2.0	392	0.5

Total share-based compensation expenses	1,461	2.5	2,093	1.8	2,695	1.4	762	2.1	419	0.6

        We expect to continue to grant share options, restricted shares and other share-based awards under our share incentive plan and incur further share-based compensation expenses in future periods.

Taxation

Cayman Islands

        We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax in the Cayman Islands. In addition, our payment of dividends, if any, is not subject to withholding tax in the Cayman Islands.

Hong Kong

        Our wholly owned subsidiary in Hong Kong, Light In The Box Limited, is subject to the uniform tax rate of 16.5% in Hong Kong for the year ended December 31, 2011. Under the Hong Kong tax laws, Light In The Box Limited is exempted from the Hong Kong income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

        Our subsidiary and VIE in China are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws.

        Under the New EIT Law and its implementation rules, both of which became effective on January 1, 2008, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, unless they qualify for certain exceptions.

        Lanting Huitong, which was qualified as a "software enterprise" in 2010, is entitled to enjoy a two-year income tax exemption starting from the first year of profitability after 2010, followed by a reduced tax rate of 12.5% for the subsequent three years. During the year of 2010, Lanting Huitong paid $0.6 million to tax authority based on its preliminary management accounts. We did not expect to recover the tax paid or receive a tax benefit in the coming years, therefore, the amount was written off and recorded as income tax expense for the year ended December 31, 2010. Lanting Gaochuang, which was qualified as a "software enterprise" in 2012, is entitled to enjoy a two-year income tax exemption starting from its first year of profitability, followed by a reduced tax rate of 12.5% for the subsequent three years.

        Under the New EIT Law and its implementation rules, dividends from our PRC subsidiary paid out of profits generated after January 1, 2008, are subject to a withholding tax of 20%, although under the detailed implementation rules to the New EIT Law promulgated by the PRC State Council, the withholding tax rate is 10%, unless there is a tax treaty with China that provides for a different withholding arrangement. Distributions of profits generated before January 1, 2008 are exempt from PRC withholding tax.

        Under the New EIT Law, an enterprise established outside of the PRC with "de facto management bodies" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term "de facto management bodies" as "establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise." The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore-incorporated enterprise is located in China. Further to Circular 82, on July 27, 2011, the SAT issued Bulletin No. 45 to provide more guidance on the implementation of Circular 82, which took effect on September 1, 2011. Bulletin No. 45 provides clarification on the resident status determination, post-determination administration, and competent tax authorities. It also specifies that when provided with a copy of Chinese tax resident determination certificate from a resident Chinese-controlled offshore-incorporated enterprise, the payer should not withhold 10% income tax when paying certain Chinese-sourced income, such as dividends, interest and royalties to the Chinese-controlled offshore-incorporated enterprise. Although both the circular and the bulletin only apply to offshore enterprises controlled by PRC enterprises and not those by PRC individuals, the determination criteria set forth in the circular and administration clarification made in the bulletin may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax residency status of offshore enterprises and the administration measures should be implemented, regardless of whether they are controlled by PRC enterprises or PRC individuals. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. See "Risk Factors—Risks Related to Doing Business in China—We may be deemed a PRC resident enterprise under the New EIT Law and be subject to PRC taxation on our income."

Internal Control Over Financial Reporting

        Prior to this offering, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting. In connection with the preparation and external audit of our consolidated financial statements, we and our independent registered public accounting firm identified a material weakness and other control deficiencies, each as defined in AU325, in our internal control over financial reporting as of December 31, 2012. As defined in AU325, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weakness identified related to our lack of sufficient accounting personnel for financial information processing and reporting and with appropriate U.S. GAAP knowledge. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we and they will be required to do once we become a public company. In light of the material weakness and other control deficiencies that were identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

        To address the material weakness and control deficiencies identified, we are planning to take a number of measures, including (i) hiring additional accounting personnel with experience in U.S. GAAP and SEC reporting requirements; (ii) providing regular training on an ongoing basis to our accounting personnel that cover a broad range of accounting and financial reporting topics; and (iii) developing and applying a comprehensive manual with detailed guidance on accounting policies and procedures as well as procedures for maintenance and retention of accounting and financial records. However, the implementation of these measures may not fully address the material weakness and other control deficiencies in our internal control over financial reporting. We are not able to estimate with reasonable certainty the costs that we will need to incur to implement these and other measures designed to improve our internal control over financial reporting. See "Risk Factors—Risks Related to Our Business and Industry—In the course of preparing our consolidated financial statements, we have identified a material weakness and other control deficiencies in our internal control over financial reporting, which as of the date of this prospectus, have not been remediated. If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud and investor confidence in our company and the market price of the ADSs may be adversely affected."

Critical Accounting Policies

        We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

        An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur, could materially impact the consolidated financial statements. We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue Recognition

        We make sales through our websites and supplemental online outlets and we recognize revenues from product sales when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, products are delivered and received by the customer, the price to the buyer is fixed or determinable and collectability is reasonably assured.

        Most of our customers are required to make online payments using their credit cards, debit cards or through third party payment platforms, such as PayPal and Western Union, when they place purchase orders on our websites. We record the payments as advances from customers on the balance sheet when received. We then utilize delivery service providers, primarily express courier companies, to deliver our products to our customers. Shipping and handling charges to the customers are included in revenues, and our corresponding shipping costs are included in cost of goods sold. We recognize the amounts advanced from customers as revenues at the time the end customers receive the products, which is typically within a few days of shipment.

        Customers in China can also choose to pay upon the receipt of our products, which is called the cash on delivery, or COD, model. In the COD model, our delivery service providers collect the payments from our customers for us. We record an accounts receivable on the balance sheet when our customers receive their products from our delivery service providers.

        We allow customers to return certain goods within a period of time subsequent to the delivery of the goods. The return period varies depending on the product category and reasons for the return, which normally ranges from seven to 30 days. We estimate return allowances based on product categories and historical experience. The estimation of return allowances is adjusted to the extent that actual returns differ, or are expected to differ. Changes in estimated return allowances are recognized through a cumulative catch-up adjustment in the period of change and will impact the amount of net revenues in that period. As of December 31, 2012, we estimated that approximately 0.7% of our sales in December 2012 would be returned and made provisions accordingly. As of March 31, 2013, we estimated that approximately 1.0% of our sales in March 2013 would be returned and made provisions accordingly.

        We voluntarily provide discount coupons as sales incentives to potential customers from time to time. These coupons can only be utilized in conjunction with a subsequent purchase and are recorded as a reduction of revenues at the time of use.

        Promotional items or free products, which cannot be redeemed for cash and always shipped together with current qualified sales, are considered separate deliverables of the current qualified sales and the cost of these promotional items or free products are recorded as cost of sales when the revenue of the current qualified sales is recognized.

        We have established a membership program for certain of our website whereby a registered member earns certain points for visiting www.ouku.com. Points can only be redeemed in connection with a future purchase based on a defined ratio of 100 points to RMB1.00. Such points are charged as costs of sales at the later of when the incentive is offered and when the related revenue is recognized. Since the points earned are not based on past sales transactions, no accrual is made at the time when earned by the registered members.

        As of December 31, 2012 and March 31, 2013, had all of our customers redeemed all of the points earned, the redemption values would have been approximately $124,000 and $123,000, respectively.

        Certain of our employees register with supplemental online outlets under their own name, as these websites require registration using the identity cards of individuals to sell our products on our behalf. We have contractual arrangements with these employees that require them to transfer payments received for the sale of the products to us. We evaluate the sales transactions performed by certain employees on our behalf to determine whether to recognize the revenues on a gross or net basis. The determination is based upon an assessment as to whether we act as a principal or agent when selling the products. All revenues involving employees performing sales transactions on the supplemental online outlets on our behalf are currently accounted for on a gross basis since we are the primary obligor and have general and physical inventory risk, latitude in establishing prices, discretion in supplier selection and the credit risks.

        In the fourth quarter of 2011, we entered into arrangements with certain suppliers, under which the suppliers store their products at our premises. We record these products as inventory when all liabilities and rights of ownership of the products are passed on to us upon the confirmation of orders by our customers. All of the revenues involving these arrangements are accounted for on a gross basis since we are the primary obligor, have physical inventory risk, retain latitude in establishing prices, exercise discretion in supplier selection and are exposed to credit risks.

Chargebacks

        We estimate chargebacks, which are charges from payment processing agencies relating to fraudulent credit card activities or customer disputes, based on historical experience. The estimation of chargebacks is adjusted to the extent that actual chargebacks differ, or are expected to differ. Changes in estimated chargebacks are recognized through a cumulative catch-up adjustment in the period of change and will impact the amount of general and administrative expenses in that period. For the years ended December 31, 2010, 2011 and 2012 and the three months ended March 31, 2013, chargebacks expenses as a percentage of net revenue were 0.5%, 0.4%, 0.3% and 0.4%, respectively.

Inventories

        Inventories, consisting of products available for sale, are primarily accounted for using the first-in first-out method and are valued at the lower of cost or market value. We maintain low levels of inventories by adopting a frequent procurement strategy with short refill cycles from suppliers. Therefore, our obsolete inventory has been insignificant. In estimating the level of inventory provision, we consider the nature of each category of our inventory, inventory aging, and historical and forecasted consumer demand. This valuation also requires us to make judgments, based on currently-available information, about the likely method of disposition, such as through sales to individual customers, returns to product vendors, or liquidations, and expected recoverable values of each disposition category. These assumptions about future disposition of inventory are inherently uncertain.

Impairment of Goodwill and Intangible Assets

        Goodwill represents the cost of an acquired business in excess of the fair value of identifiable tangible and intangible net assets purchased. We generally seek the assistance of an independent valuation firm in determining the fair value of the identifiable intangible net assets of the acquired business. There are several methods that can be used to determine the fair value of assets acquired and liabilities assumed. For intangible assets, we typically use the income method. This method starts with a forecast of all of the expected future net cash flows associated with a particular intangible asset. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Some of the more significant estimates and assumptions inherent in the income method or other methods include the amount and timing of projected future cash flows, the discount rate selected to measure the risks inherent in the future cash flows and the assessment of the asset's economic life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory or economic barriers to entry. Determining the useful life of an intangible asset also requires judgment as different types of intangible assets will have different useful lives.

        Goodwill is tested for impairment at least once annually. Impairment is tested using a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit's goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

        We had only one reporting unit, Shanghai Ouku, which recorded goodwill as of December 31, 2010. It operates and manages www.ouku.com and other websites targeting consumers in China, and prepares its financial information independently. We performed our annual goodwill impairment test on December 31, 2011.

        In the goodwill impairment test, we applied the income approach, which we believed to be more reliable than the market approach in determining the fair value of the reporting unit. Accordingly, we adopted the discounted cash flow, or DCF, method under the income approach, which considers a number of factors that include expected future cash flows, growth rates, discount rates, and comparable multiples from publicly traded companies in our industry and requires us to make certain assumptions and estimates regarding industry economic factors and the future profitability of our business. The assumptions are inherently uncertain and subjective.

        When applying the DCF method for the reporting unit, we incorporated the use of projected financial information and a discount rate developed by using market participant based assumptions. The cash flow projections were based on five-year financial forecasts developed by management that included revenue projections based on a compound annual growth rate of 12%, capital spending trends and investments in working capital to support anticipated revenue growth. The discount rate selected was 21.0%, which accounts for considerations regarding the risk and nature of the reporting unit's cash flows and the rates of return that market participants would require to invest their capital in the reporting unit.

        Based on that assessment, the goodwill of Shanghai Ouku was fully impaired by $0.9 million for the year ended December 31, 2011.

        Intangible assets with indefinite useful lives are not subject to amortization and are tested for impairment at least annually if events or changes in circumstances indicate that the asset might be impaired. Such impairment test consists of the fair values of assets with their carrying value amounts and an impairment loss is recognized if and when the carrying amounts exceed the fair values. The estimates of fair values of intangible assets not subject to amortization are determined using various discounted cash flow valuation methodologies. Significant assumptions are inherent in this process, including estimates of discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets. Intangible assets with determinable useful lives are amortized on a straight-line basis.

        We performed our annual impairment test of our indefinite-lived intangible assets, mainly the trademarks held by Shanghai Ouku, on December 31, 2011.

        We compared the fair value of our indefinite-lived intangible assets with their carrying values. The fair value of our indefinite-lived intangible assets is determined based on the relief-from-royalty-method at royalty rates of similar companies. Based on the assessment, we determined there was an excess in the carrying value of our indefinite-lived intangible assets over their fair value and recognized an impairment loss of $1.0 million for the year ended December 31, 2011.

        We evaluate intangible assets with determinable useful life for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets.

        Technology, non-compete agreements and a customer base with amortization lives of 1 year, 2 years and 4.3 years, respectively, were obtained through the acquisition of Shanghai Ouku.

        Since Shanghai Ouku incurred losses and did not meet the forecast set in 2011, we performed the impairment test on intangible assets as of December 31, 2011, and concluded that the balances of these intangible assets should be fully impaired. As a result, we recorded an impairment loss related to these intangible assets totaling $1.0 million.

        Estimates of fair value result from a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions at a point in time. The judgments made in determining an estimate of fair value can materially impact our results of operations. The valuations are based on information available as of the impairment review date and are based on expectations and assumptions that have been deemed reasonable by management. Any changes in key assumptions, including unanticipated events and circumstances, may affect the accuracy or validity of such estimates and could potentially result in an impairment charge.

        In 2012, there were no activities that resulted in the recognition of goodwill or intangible assets.

Fair Value of Ordinary Shares

        We are a private company with no quoted market prices for our ordinary shares. We have therefore needed to make estimates of the fair value of our ordinary shares at various dates for the purpose of: (i) determining the fair value of our ordinary shares at the date of the grant of a share-based compensation award to our employees as one of the inputs in determining the grant date fair value of the award, and (ii) determining the fair value of our ordinary shares at the date of issuance of our convertible instruments in the determination of any beneficial conversion feature.

        The fair value of the ordinary shares, convertible instruments and options granted to our employees were estimated by us, with assistance from American Appraisal China Limited, an independent third-party appraiser. We are ultimately responsible for the determination of all amounts related to share-based compensation and the convertible instruments recorded in the financial statements.

        The following table sets forth the fair value of our ordinary shares estimated at different dates in 2008, 2009, 2010, 2011 and 2012:

Date	Class of Shares	Fair Value(1)	Purpose of Valuation	Discounts for Lack of Marketability	Discount Rate
October 27, 2008	Ordinary Shares	$0.27	Share option and nonvested share grant and to determine potential beneficial conversion feature in connection with the issuance of Series A convertible preferred shares	33%	34.0%
December 31, 2008	Ordinary Shares	$0.35	Share option and nonvested share grant	33%	30.0%
March 31, 2009	Ordinary Shares	$0.38	Share option grant	33%	29.5%
June 26, 2009	Ordinary Shares	$0.56	Share option grant and to determine potential beneficial conversion feature in connection with the issuance of Series B convertible preferred shares	33%	29.0%
September 30, 2009	Ordinary Shares	$0.68	Share option grant	33%	27.0%
December 31, 2009	Ordinary Shares	$1.15	Share option grant	33%	26.5%
March 31, 2010	Ordinary Shares	$1.34	Share option grant	32%	25.0%
June 30, 2010	Ordinary Shares	$1.92	Share option grant	21%	25.0%
October 20, 2010	Ordinary Shares	$2.82	Share option grant and to determine potential beneficial conversion feature in connection with the issuance of Series C convertible redeemable preferred shares	18%	21.0%
December 31, 2010	Ordinary Shares	$3.14	Share option grant	17%	20.0%
March 31, 2011	Ordinary Shares	$4.02	Grant of nonvested shares	12%	18.0%
July 31, 2011	Ordinary Shares	$4.03	Share option grant	12%	18.0%
October 1, 2011	Ordinary Shares	$4.03	Share option and nonvested shares grant	12%	18.0%
March 23, 2012	Ordinary Shares	$3.89	To determine beneficial conversion feature in connection with the issuance of convertible notes	8%	18.0%

(1)
In June 2009, our board of directors and shareholders approved the split of each of the previously issued ordinary shares, share options, nonvested shares, Series A convertible preferred shares and Series B convertible preferred shares, into 1.5 ordinary shares, share options, nonvested shares, Series A convertible preferred shares and Series B convertible preferred shares, respectively. All share and per share information presented in this prospectus and our consolidated financial statements have been revised on a retroactive basis to reflect the share split as if the new share structure had been in place throughout the periods presented.

        In determining the fair value of our ordinary shares, we have considered the guidelines prescribed by the AICPA Audit and Accounting Practice Aid, Valuation of Privately-Held Company Equity Securities Issued and Compensation, or the Practice Aid. Specifically, paragraph 16 of the Practice Aid sets forth the preferred types of valuation that should be used.

        Our independent third-party appraiser used the DCF method of the income approach to derive the fair value of our ordinary shares in 2008, 2009, 2010, 2011 and 2012. We considered the market approach and searched for public companies located in China with business nature and in a development stage similar to ours. However, no companies were similar to us in all aspects and we therefore only used the results obtained from the market approach to assess the reasonableness of the results obtained from the income approach. The determination of the fair value of our ordinary shares required complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation.

        The major assumptions used in calculating the fair value of ordinary shares include:

  •
  Weighted average cost of capital, or WACC: The WACCs were determined based on a consideration of such factors as risk-free rate, comparative industry risk, equity risk premium, company size and company-specific factors. The changes in WACC from 34.0% as of October 27, 2008 to 18.0% as of March 23, 2012 were primarily due to our business growth and additional funding from the series of preferred shares for accelerating development.

    In deriving the WACCs, which are used as the discount rates under the income approach, certain publicly traded companies using e-commerce platforms were selected for reference as our guideline companies. To reflect the operating environment in China and the general sentiment in the U.S. capital markets towards the e-commerce industry, the guideline companies were selected with consideration of the following factors: (i) the guideline companies should provide similar services; and (ii) the guideline companies should either have their principal operations in China, as we operate in China, and/or are publicly listed companies in developed stock exchanges, including in the United States and London.

  •
  Discount for lack of marketability, or DLOM: When determining the DLOM, the option-pricing method (put option) was applied to quantify the DLOM where applicable. Although it is reasonable to expect that the completion of this offering will add value to our shares because we will have increased liquidity and marketability as a result of this offering, the amount of additional value can be measured with neither precision nor certainty. The DLOMs were estimated to be 33% as of each valuation date before December 2009 and decreased to 8% as of March 23, 2012. The lower DLOM is used for the valuation, the higher is the determined fair value of the ordinary shares.

    The decrease in DLOM is due to (i) as financial market gradually recovered from financial crisis in 2010, the volatility factor of comparable companies' share price, which is one of the factor considered in quantifying the DLOM, decreased accordingly. The lower the volatility factor used in quantification of DLOM, the lower is the DLOM; (ii) the decrease in estimated leading time to a liquidity event as our company progressed through earlier stages of development towards this offering. The shorter the estimated leading time to a liquidity event, the lower the DLOM.

        The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts developed by us. Our revenue and earnings growth rates contributed significantly to the increase in the fair value of our ordinary shares from 2008 to 2012. The assumptions used in deriving the fair values were consistent with our business plan. However, these assumptions were inherently uncertain and highly subjective.

        These assumptions include: (i) no material changes in the existing political, legal and economic conditions in China, (ii) no major changes in the tax rates applicable to our subsidiaries and consolidated VIE and its subsidiary in China, (iii) our ability to retain competent management, key personnel and staff to support our ongoing operations and (iv) no material deviation in market conditions from economic forecasts. The risk associated with achieving our forecasts were assessed in selecting the appropriate discount rates as discussed above.

        We used the option-pricing method to allocate equity value of our company to preferred and ordinary shares, taking into account the guidance prescribed by the Practice Aid. This method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. We estimated the volatility of our shares based on historical volatility of comparable companies' shares. Had we used different estimates of volatility, the allocations between preferred and ordinary shares would have been different.

        The determined fair value of our ordinary shares increased from $0.27 per share as of October 27, 2008 to $0.38 per share as of March 31, 2009. We believe the increase in the fair values of ordinary shares during this period is primarily attributable to the organic growth of our business.

        The determined fair value of our ordinary shares increased from $0.38 per share as of March 31, 2009 to $0.56 as of June 30, 2009 and $0.68 as of September 30, 2009. We believe the increase in the fair values of ordinary shares during this period is primarily because:

  •
  We successfully raised $11.2 million through issuance of Series B convertible preferred shares. This new round of financing provided us with additional financial resources to expand our services to new markets. For instance, we successfully launched the Spanish version of our website in August 2009. Therefore, we increased the long term revenue growth rate in our financial forecast.

  •
  The new round of Series C financing also indicated investors' confidence in our business model.

  •
  In view of the above, we lowered the discount rate, which represents market participants' perceived risks and required rate of return for investing in our securities, from 29.5% as of March 31, 2009 to 27.0% as of September 30, 2009.

        The determined fair value of our ordinary shares increased from $0.68 as of September 30, 2009 to $1.15 as of December 31, 2009 and $1.34 as of March 31, 2010. We believe the increase in the fair values of ordinary shares during this period is primarily because:

  •
  We developed our financial forecast for valuations as of December 31, 2009 and March 31, 2010 based on our actual results in 2009. Our operating and financial performance in 2009 demonstrated that there was a continuous increase in the demand for our services. For instance, in the fourth quarter of 2009, the average monthly number of customer orders reached 24,817, which represented a growth rate of 174% compared to the same quarter in 2008. In anticipation of a gradual recovery of the U.S. and European economy, our management team predicted that the increasing trend of our customer orders and revenues would continue. In addition, we expected that the newly launched Spanish and German versions of our website would further contribute to our revenue growth. Accordingly, when preparing the financial forecast, we increased our revenue forecast upward to reflect our confidence in our future growth rate.

  •
  In view of the above, we lowered the discount rate from 27.0% as of September 30, 2009 to 25.0% as of March 31, 2010.

        The determined fair value of our ordinary shares increased from $1.34 as of March 31, 2010 to $1.92 as of June 30, 2010. We believe the increase in the fair values of ordinary shares during this period is primarily because:

  •
  We successfully launched the Italian version of our website in April 2010, which we believe would provide further growth potential for the sale of our products overseas.

  •
  Our VIE, Lanting Huitong, successfully completed the acquisition of Shanghai Ouku in May 2010. The acquisition enabled us to combine our experience in overseas markets and Shanghai Ouku's expertise in selling products in the PRC market to create synergies for the sale of our products in China. In view of the above, we adjusted our revenue growth rate to reflect the estimated revenue contribution from our China operations.

  •
  The DLOM used for the valuation decreased from 32% as of March 31, 2010 to 21% as of June 30, 2010. The decrease in DLOM was due to a decrease in estimated lead time for a liquidity event and a decrease in the volatility factor of comparable companies' share prices.

        The determined fair value of our ordinary shares increased from $1.92 as of June 30, 2010 to $2.82 as of October 20, 2010 and $3.14 as of December 31, 2010. We believe the increase in fair value of ordinary shares during this period is primarily because:

  •
  We successfully launched Portuguese and Japanese versions of our website in November and December 2010, respectively.

  •
  In the second half of 2010, we implemented a new sales and marketing strategy to increase the promotion of our website. In the third and fourth quarter of 2010, the average monthly number of customer orders reached 38,090 and 74,110, respectively, which represented 99% and 199% growth compared to the corresponding quarters in 2009.

  •
  We issued Series C convertible redeemable preferred shares for an aggregate of $35.0 million. This new round of financing further strengthened our financial status and position.

  •
  In general, the global financial market recovered in the second half of 2010 and market sentiment towards China-based publicly-traded companies improved, which resulted in an overall appreciation in the market value of their shares. For instance, the NASDAQ China Index generally increased in the second half of 2010, closing at 166 on June 30, 2010 and 195 on December 31, 2010.

  •
  In view of the above, we lowered the discount rate from 25.0% as of March 31, 2010 to 20.0% as of December 31, 2010, as our business progressed toward later stage of development and financial market sentiment improved.

        The determined fair value of our ordinary shares increased from $3.14 as of December 31, 2010 to $4.02 as of March 31, 2011. We believe the increase in fair value of our ordinary shares during this period is primarily because:

  •
  We strengthened our financial reporting and internal controls by recruiting additional key management.

  •
  As the size of our business increased, a component of our estimated WACC, the small size risk premium, decreased from 3.99% as of December 31, 2010 to 2.85% as of March 31, 2011. This resulted in a decrease in discount rate from 20% to 18%.

  •
  In the first quarter of 2011, we started the preparation for our initial public offering. Due to the proximity of the expected time of the offering, the DLOM used for the valuation decreased from 17% as of December 31, 2010 to 12% as of March 31, 2011.

  •
  In view of the above, we lowered the discount rate from 20.0% as of December 31, 2010 to 18.0% as of March 31, 2011.

        The determined fair value of our ordinary shares remained stable at $4.02 as of March 31, 2011 and $4.03 as of October 1, 2011, as we considered our business development during this period was relatively stable and in line with our business plan.

        The determined fair value of our ordinary shares decreased from $4.03 as of October 1, 2011 to $3.89 as of March 23, 2012. We believe the decrease in fair value of our ordinary shares during this period resulted from the following:

  •
  We changed the expected date of our initial public offering as a result of the volatility and uncertainty of the United States capital market. As we did not raise additional funds through the capital market as planned, certain business plans were postponed and spending was reduced. In light of the above, our financial forecast was adjusted downwards.

  •
  The liquidity of our ordinary shares increased as lead time to the expected initial public offering as of March 2012 reduced compared to that as of October 2011. As such, we lowered the DLOM from 12% as of October 2011 to 8% as of March 2012. The decrease in DLOM partially offset the impact of the decrease in the financial forecast as to the fair value of our ordinary shares.

        We believe that the increase in the fair value of our ordinary shares from $3.89 per ordinary share on March 23, 2012 to $4.75 per ordinary share, the mid-point of the estimated range of the initial public offering price, is primarily attributable to the following factors:

  •
  We have continued to expand the growth of our business and have experienced an increase in the number of customers and our product listings. The number of customers increased by 185.6% from March 31, 2012 to March 31, 2013 and our product listings increased by 151.1% during the same period.

  •
  We started to generate net income attributable to our ordinary shareholders in the fourth quarter of 2012 and remained profitable in the first quarter of 2013.

  •
  The proximity of the impending launch of this offering, which will provide us with additional capital and will enhance our ability to access capital markets to expand our business and raise our profile.

Share-based Compensation

        Our share-based payment transactions with employees are measured based on the grant date fair value of the equity instrument and recognized as compensation expense over the requisite service period based on the straight-line method, with a corresponding impact reflected in additional paid-in capital.

        The following table sets forth certain information regarding the share options granted to our employees at different dates in 2008, 2009, 2010 and 2011. We did not grant any share options in 2012 or the three months ended March 31, 2013.

Grant Date	Number of Options Granted	Exercise Price per Option	Fair Value per Option at Grant Date	Intrinsic Value per Option at Grant Date	Type of Valuation
December 31, 2008	590,000	$0.50	$0.15	$—	Retrospective
March 31, 2009	107,000	$0.50	$0.19	$—	Retrospective
June 30, 2009	502,000	$0.01	$0.36	$0.36	Retrospective
June 30, 2009	41,000	$0.50	$0.18	$—	Retrospective
June 30, 2009	133,000	$0.96	$0.14	$—	Retrospective
September 30, 2009	187,000	$0.96	$0.28	$—	Retrospective
December 31, 2009	285,000	$0.50	$0.76	$0.64	Retrospective
December 31, 2009	87,000	$0.96	$0.58	$0.18	Retrospective
March 31, 2010	182,000	$0.96	$0.71	$0.37	Retrospective
June 30, 2010	64,000	$0.96	$1.18	$0.96	Retrospective
October 31, 2010	82,000	$0.96	$2.00	$1.86	Retrospective
July 31, 2011	8,000	$0.96	$3.14	$3.07	Retrospective
July 31, 2011	357,000	$4.25	$1.71	$—	Retrospective
October 1, 2011	119,000	$4.29	$1.76	$—	Retrospective

        As of March 31, 2013, there were 1,765,250 options outstanding with an aggregate intrinsic value of $6.4 million based on the mid-point of the estimated price range of our initial public offering.

        In determining the value of share options, we have used the binomial option pricing model, with assistance from American Appraisal China Limited. Under this option pricing model, certain assumptions, including the risk-free interest rate, the exercise multiple, the expected dividends on the underlying ordinary shares and the expected volatility of the price of the underlying shares for the period before the valuation dates with lengths equal to the contractual term of the options are required in order to determine the fair value of our options. Changes in these assumptions could significantly affect the fair value of share options and hence the amount of compensation expense we recognize in our consolidated financial statements.

        The fair value of an option award is estimated on the date of grant using the binomial option pricing model that uses the following assumptions:

	2008	2009	2010	2011
Risk-free interest rate	3.95%	4.18% - 4.50%	3.29% - 4.24%	3.86% - 4.05%
Exercise multiple	2	2	2	2
Expected volatility	66%	66% - 67%	63% - 65%	58% - 61%
Expected dividend yield	0%	0%	0%	0%
Fair value of ordinary shares	$0.35	$0.38 - $1.15	$1.34 - $3.14	$4.02 - $4.03

        The fair value of nonvested shares as of the grant date is estimated based on the fair value of our ordinary shares.

        As of March 31, 2013, there was a total $3.6 million in unrecognized share-based compensation, which represents employees' nonvested shares and options expected to be recognized over the weighted average period of 2.4 years.

        On May 22, 2013, we granted options to purchase an aggregate of 302,250 ordinary shares under our Amended and Reinstated 2008 Share Incentive Plan to certain of our employees, and 15,936 of which were vested on May 22, 2013. Such options have an exercise price that is equal to our initial public offering price. Therefore, the fair value of the options will be determined upon our initial public offering. On the same date, we granted a total of 702,571 restricted shares to certain of our executive officers and employees, and 5,311 of which were vested on May 22, 2013. The fair value of the restricted shares were determined to be $4.75 per share, the mid-point of the estimated range of the initial public offering price. We expect to start recognizing share-based compensation expenses associated with these grants commencing in the quarter ending June 30, 2013. Assuming an initial public offering price of $9.50 per ADS, the mid-point of the estimated range of the initial public offering price, we expect to recognize share-based compensation expenses of approximately $1.1 million in the quarter ending June 30, 2013 and $1.8 million in the year ending December 31, 2013. The actual amount of these expenses is subject to a contemporaneous valuation as to the fair value of our options and the determination of the final initial public offering price.

Income Taxes

        In preparing our consolidated financial statements, we must estimate our income taxes in each of the jurisdictions in which we operate. We estimate our actual tax exposure and assess temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we include in our consolidated balance sheet. We must then assess the likelihood that we will recover our deferred tax assets from future taxable income. If we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance, we must include an expense within the tax provision in our consolidated statement of operations.

        Management must exercise significant judgment to determine our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We base the valuation allowance on our estimates of taxable income in each jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. If actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance, which could materially impact our financial position and results of operations.

        U.S. GAAP requires that an entity recognize the impact of an uncertain income tax position on the income tax return at the largest amount that is more likely than not to be sustained upon audit by the relevant tax authority. If we ultimately determine that payment of these liabilities will be unnecessary, we will reverse the liability and recognize a tax benefit during that period. Conversely, we record additional tax charges in a period in which we determine that a recorded tax liability is less than the expected ultimate assessment. We did not recognize any significant unrecognized tax benefits during the periods presented in this prospectus.

        Uncertainties exist with respect to the application of the New EIT Law and its implementation rules to our operations, specifically with respect to our tax residency status. The New EIT Law specifies that legal entities organized outside of the PRC will be considered residents for PRC income tax purposes if their "de facto management bodies" are located within the PRC. The New EIT Law's implementation rules define the term "de facto management bodies" as establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise. On April 22, 2009, the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, was issued. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore-incorporated enterprise is located in China. Further the Administrative Measures of Enterprise Income Tax of Chinese controlled Offshore Incorporated Resident Enterprises (Trial), or Bulletin No. 45, took effect on September 1, 2011, and provides more guidance on the implementation of Circular 82. See "Regulations—Regulations on Tax—PRC Enterprise Income Tax."

        According to Circular 82, a Chinese-controlled offshore-incorporated enterprise will be regarded as a PRC tax resident by virtue of having a "de facto management body" in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions set forth in Circular 82 are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. In addition, Bulletin No. 45 provides clarification in resident status determination, post-determination administration and competent tax authorities. It also specifies that when provided with a copy of Chinese tax resident determination certificate from a resident Chinese-controlled offshore-incorporated enterprise, the payer should not withhold 10% income tax when paying certain Chinese-sourced income, such as dividends, interest and royalties to the Chinese-controlled offshore-incorporated enterprise.

        Although both the circular and the bulletin only apply to offshore enterprises controlled by PRC enterprises and not those by PRC individuals, the determination criteria set forth in the circular and administration clarification made in the bulletin may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax residency status of offshore enterprises and the administration measures should be implemented, regardless of whether they are controlled by PRC enterprises or PRC individuals.

        Despite the uncertainties resulting from limited PRC tax guidance on the issue, we do not believe that our legal entities organized outside of the PRC are tax residents under the New EIT Law. If one or more of our legal entities organized outside of the PRC were characterized as PRC tax residents, our results of operations would be materially and adversely affected. See "Regulations—Regulations on Tax—PRC Enterprise Income Tax."

Jumpstart Our Business Startups Act of 2012

        Section 107(b) of the Jumpstart Our Business Startups Act of 2012 provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period. Although as of the date of this prospectus, we have not delayed the adoption of any accounting standard, as a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for new or revised accounting standards.

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

	Year Ended December 31,						Three Months Ended March 31,
	2010		2011		2012		2012		2013
	(U.S. dollars in thousands, except percentages)
		% of Net Revenues		% of Net Revenues		% of Net Revenues		% of Net Revenues		% of Net Revenues
Net revenues	$58,694	100.0	$116,230	100.0	$200,010	100.0	$36,887	100.0	$73,310	100.0
Cost of goods sold	41,580	70.8	77,465	66.6	116,465	58.2	22,095	59.9	40,047	54.6

Gross profit	17,114	29.2	38,765	33.4	83,545	41.8	14,792	40.1	33,263	45.4

Operating expenses:
Fulfillment	3,517	6.0	7,124	6.1	10,088	5.1	2,038	5.5	3,729	5.1
Selling and marketing	22,607	38.5	38,465	33.1	53,418	26.7	10,786	29.2	18,335	25.0
General and administrative	12,347	21.0	16,660	14.3	22,369	11.2	4,900	13.3	7,997	10.9
Impairment loss on goodwill and intangible assets	—	—	1,928	1.7	—	—	—	—	—	—

Total operating expenses	38,471	65.5	64,177	55.2	85,875	43.0	17,724	48.1	30,061	41.0

(Loss) income from operations	(21,357)	(36.4)	(25,412)	(21.9)	(2,330)	(1.2)	(2,932)	(8.0)	3,202	4.4
Interest income (expense) and other	13	—	3	—	(1,881)	(0.9)	(47)	(0.1)	(573)	(0.8)

(Loss) income before income taxes	(21,344)	(36.4)	(25,409)	(21.9)	(4,211)	(2.1)	(2,979)	(8.1)	2,629	3.6
Income taxes (expenses) benefit	(579)	(1.0)	878	0.8	(19)	—	—	—	(19)	—

Net (loss) income	(21,923)	(37.4)	(24,531)	(21.1)	(4,230)	(2.1)	(2,979)	(8.1)	2,610	3.6

        As a result of the acquisition of Shanghai Ouku by our VIE, Lanting Huitong, on May 24, 2010, Shanghai Ouku became our VIE's subsidiary and its results of operations since June 1, 2010 have been consolidated in our results of operations. As a result, our results of operations for the year ended December 31, 2010 are not necessarily comparable to our results of operations for the years ended December 31, 2011 and 2012.

	Year Ended December 31,						Three Months Ended March 31,
	2010		2011		2012		2012		2013
	(U.S. dollars in thousands, except percentages)
		% of Net Revenues		% of Net Revenues		% of Net Revenues		% of Net Revenues		% of Net Revenues
Apparel	$19,719	33.6	$46,888	40.4	$80,274	40.2	$15,796	42.8	$22,547	30.8
Electronics and communication devices	26,031	44.4	36,844	31.7	42,079	21.0	4,452	12.1	10,303	14.1
Small accessories and gadgets(1)	1,521	2.6	11,770	10.1	40,695	20.3	8,427	22.8	28,660	39.1
Home and garden	4,077	6.9	13,509	11.6	22,454	11.2	6,051	16.4	7,707	10.5
Others(2)	7,346	12.5	7,219	6.2	14,508	7.3	2,161	5.9	4,093	5.5

Total net revenues	58,694	100.0	116,230	100.0	200,010	100.0	36,887	100.0	73,310	100.0

(1)
Includes products such as video game accessories, tablet computer and computer gadgets, electronics gadgets, car accessories, cell phone accessories, flashlights, lights, home and office gadgets, batteries, gifts and party supplies, toys and travel kits.
(2)
Includes beauty, sports and outdoor and other categories of products.

Comparison of the Three Months Ended March 31, 2012 and 2013

Net Revenues

        Our net revenues in the three months ended March 31, 2012 and 2013 were $36.9 million and $73.3 million, respectively, reflecting an increase of 98.7%. Our net revenue growth was primarily due to an increase in the number of customers. The number of our customers in the three months ended March 31, 2012 and 2013 was approximately 0.4 million and 1.1 million, respectively, reflecting an increase of 185.6%.

        We have increased our product listings in each of our existing product categories to offer more variety and choices to our customers, which has allowed us to capture additional customer demand and retain our existing customers. As of March 31, 2012 and 2013, we had more than 87,600 and 220,000 product listings, respectively, reflecting an increase of 151.1%.

        We have also continued to increase our customer base by increasing our penetration of various geographic markets. In the three months ended March 31, 2012 and 2013, Europe represented the largest region by revenue where our products were sold.

Cost of Goods Sold

        Our cost of goods sold in the three months ended March 31, 2012 and 2013 were $22.1 million and $40.0 million, respectively, reflecting an increase of 81.3%. This increase was primarily due to the continued growth of our business and increase in product sales.

        Our cost of goods sold as a percentage of our net revenues was 59.9% and 54.6% for the first three months of 2012 and 2013, respectively. The decrease in cost of goods sold as a percentage of our net revenues was primarily due to changes in our product mix as we increased our focus on the sale of higher margin products.

Gross Profit

        As a result of the foregoing, our gross profits in the three months ended March 31, 2012 and 2013 were $14.8 million and $33.3 million, respectively, reflecting an increase of 124.9%. Our gross margins for the three months ended March 31, 2012 and 2013 were 40.1% and 45.4%, respectively.

Fulfillment Expenses

        Our fulfillment expenses in the three months ended March 31, 2012 and 2013 were $2.0 million and $3.7 million, respectively, reflecting an increase of 83.0%. Fulfillment expenses as a percentage of our net revenues for the three months ended March 31, 2012 and 2013 decreased from 5.5% to 5.1%. This decrease was primarily due to our ability to strengthen our logistics management and greater economies of scale, which were offset by the increase in fulfillment personnel compensation and payment processing costs.

Selling and Marketing Expenses

        Our selling and marketing expenses in the three months ended March 31, 2012 and 2013 were $10.8 million and $18.3 million, respectively, reflecting an increase of 70.0%, primarily due to the continued growth of our business. Our marketing program expenses in the same periods were $8.5 million and $15.7 million, respectively, and our marketing personnel expenses in the same periods were $2.3 million and $2.6 million, respectively.

        Selling and marketing expenses as a percentage of our net revenues for the first three months of 2012 and 2013 decreased from 29.2% to 25.0%. Marketing program expenses as a percentage of our net revenues in the same periods decreased from 22.9% to 21.5%. Marketing personnel expenses as a percentage of our net revenues in the same periods decreased from 6.3% to 3.5%. The decrease in selling and marketing expenses as a percentage of our net revenues was primarily due to our greater brand recognition and economies of scale as well as more efficient utilization of our selling and marketing channels.

General and Administrative Expenses

        Our general and administrative expenses in the three months ended March 31, 2012 and 2013 were $4.9 million and $8.0 million, reflecting an increase of 63.2%. This increase was primarily due to increases in the number of our general and administrative personnel and the level of average compensation and benefits paid. Share-based compensation expenses included in general and administrative expenses in the same periods were $0.7 million and $0.4 million, respectively.

        General and administrative expenses as a percentage of our net revenues for the first three months of 2012 and 2013 decreased from 13.3% to 10.9%. This decrease was primarily due to greater economies of scale, partially offset by increases in the number of our general and administrative personnel and average compensation and benefits paid.

(Loss) Income from Operations

        As a result of the foregoing, we incurred loss from operations of $2.9 million for the three months ended March 31, 2012, while we generated income from operations of $3.2 million for the three months ended March 31, 2013.

Interest Expenses

        Our interest expenses were approximately $47,000 and $0.6 million for the three months ended March 31, 2012 and 2013, respectively, including amortization of debt discount of $26,000 and $0.3 million, respectively, during the same periods, both related to our convertible notes issued in March 2012.

Income Tax Expenses

        Our income tax expenses in the three months ended March 31, 2012 and 2013 were nil and approximately $19,000, respectively. Our effective income tax rate for the three months ended March 31, 2013 was 0.7%, lower than the PRC statutory rate of 25.0%, mainly due to the utilization of deferred tax assets carried over which resulted in a reversal of valuation allowance from prior years.

Net (Loss) Income

        As a result of the foregoing, we incurred net loss of $3.0 million in the three months ended March 31, 2012, while we generated net income of $2.6 million in the three months ended March 31, 2013.

Comparison of the Years Ended December 31, 2010, 2011 and 2012

Net Revenues

        Our net revenues in 2010, 2011 and 2012 were $58.7 million, $116.2 million and $200.0 million, respectively, reflecting an increase of 98.0% from 2010 to 2011 and 72.1% from 2011 to 2012. Our net revenue growth was primarily due to an increase in the number of customers. The number of our customers in 2010, 2011 and 2012 was approximately 0.5 million, 0.9 million and 2.5 million, respectively, reflecting an increase of 105.6% from 2010 to 2011 and 161.5% from 2011 to 2012. Growth in our net revenues was also attributable to an increase in repeat customer purchases.

        We have increased our product listings to offer more variety and choices to our customers, which has allowed us to capture additional customer demand and increase our number of customers. We have increased the number of product listings in each of our existing product categories while expanding into other product categories such as small accessories and gadgets and home and garden. As of December 31, 2010, 2011 and 2012, we had more than 59,000, 103,000 and 205,000 product listings, respectively, reflecting an increase of approximately 74.6% from 2010 to 2011 and 99.0% from 2011 to 2012.

        We have also increased our customer base by increasing our penetration of various geographic markets. We have initially focused on the North American market prior to 2010 but have since expanded our marketing efforts to increase the sale of our products to customers in Europe and other parts of the world. In each of 2010, 2011 and 2012, Europe represented the largest region in which our products were sold.

Cost of Goods Sold

        Our cost of goods sold in 2010, 2011 and 2012 were $41.6 million, $77.5 million and $116.5 million, respectively, representing an increase of 86.3% from 2010 to 2011 and 50.3% from 2011 to 2012. This increase was primarily due to the continued growth of our business and increase in product sales.

        Our cost of goods sold as a percentage of our net revenues was 70.8%, 66.6% and 58.2% in 2010, 2011 and 2012, respectively. Decreases in cost of goods sold as a percentage of our net revenues were primarily due to changes in our product mix as we increased our focus on the sale of higher margin products and the strengthening of our logistics processes, which lowered shipping costs.

Gross Profit

        As a result of the foregoing, our gross profits in 2010, 2011 and 2012 were $17.1 million, $38.8 million and $83.5 million, respectively, reflecting an increase of 126.5% from 2010 to 2011 and 115.5% from 2011 to 2012. Our gross margins in 2010, 2011 and 2012 were 29.2%, 33.4% and 41.8%, respectively.

Fulfillment Expenses

        Our fulfillment expenses in 2010, 2011 and 2012 were $3.5 million, $7.1 million and $10.1 million, respectively. Fulfillment expenses as a percentage of our net revenues in 2010, 2011 and 2012 were 6.0%, 6.1% and 5.1%, respectively.

        The decrease in our fulfillment expenses as a percentage of our net revenues from 2011 to 2012 was primarily due to our ability to strengthen our logistic management and greater economies of scale, which was offset by the increase in fulfillment personnel compensation and payment processing costs.

Selling and Marketing Expenses

        Our selling and marketing expenses in 2010, 2011 and 2012 were $22.6 million, $38.5 million and $53.4 million, respectively. Our marketing program expenses in the same periods were $18.7 million, $28.6 million and $44.0 million, respectively. Our marketing personnel expenses in the same periods were $3.9 million, $9.9 million and $9.5 million, respectively.

        Selling and marketing expenses as a percentage of our net revenues in 2010, 2011 and 2012 were 38.5%, 33.1% and 26.7%, respectively. Marketing program expenses as a percentage of our net revenues in the same periods were 31.9%, 24.6% and 22.0%, respectively. Marketing personnel expenses as a percentage of our net revenues in the same periods were 6.6%, 8.5% and 4.7%, respectively. From 2010 to 2012, as we achieved greater brand recognition and economies of scale as well as more efficient utilization of our selling and marketing channels, our marketing program expenses decreased as a percentage of our net revenues. From 2010 to 2011, our marketing personnel expenses increased as a percentage of our net revenues, which was due to an increase in the level of average compensation and benefits paid for our marketing personnel and increased headcount of marketing personnel as a result of the growth of our business. Such marketing personnel expenses decreased as a percentage of our net revenues from 2011 to 2012 as we achieved greater economies of scale and increased the efficiency of our marketing activities.

General and Administrative Expenses

        Our general and administrative expenses in 2010, 2011 and 2012 were $12.3 million, $16.7 million and $22.4 million, respectively, reflecting an increase of 35.2% from 2010 to 2011 and 34.1% from 2011 to 2012. This increase was primarily due to an increase in the number of our general and administrative personnel and an increase in the level of average compensation and benefits paid. Share-based compensation expenses included in general and administrative expenses in 2010, 2011 and 2012 were $1.4 million, $2.0 million and $2.6 million, respectively.

        General and administrative expenses as a percentage of our net revenues in 2010, 2011 and 2012 were 21.0%, 14.3% and 11.2%, respectively. This decrease was primarily due to greater economies of scale, partially offset by an increase in the number of our general and administrative personnel and an increase in average compensation and benefits paid.

Impairment Loss on Goodwill and Intangible Assets

        We recorded an impairment loss on goodwill and intangible assets of $1.9 million in 2011. There were no impairment loss on goodwill and intangible assets in 2010 and 2012.

Loss from Operations

        As a result of the foregoing, our losses from operations in 2010, 2011 and 2012 were $21.4 million, $25.4 million and $2.3 million, respectively.

Interest Income (Expense) and Other

        Our interest income was approximately $13,000 and $3,000 in 2010 and 2011, respectively. In 2012, we incurred the amortization of debt discount of $1.1 million and interest expense of $0.7 million related to our convertible notes issued in March 2012.

Income Tax (Expenses) Benefit

        Our income tax (expenses) benefit in 2010, 2011 and 2012 were $(0.6) million, $0.9 million and $(19,000), respectively. We generated a tax credit of $0.9 million in 2011 as a result of a refund of $0.6 million and a deferred tax benefit of $0.3 million relating to the intangible assets which had been fully impaired in 2011. The tax refund of $0.6 million was related to tax payments made by one of our entities in 2010, which was determined by the relevant PRC tax authority based on a tax assessment conducted for 2010 and was received in September 2011.

Net Loss

        As a result of the foregoing, our net losses in 2010, 2011 and 2012 were $21.9 million, $24.5 million and $4.2 million, respectively.

Selected Quarterly Results of Operations

        The following table sets forth our selected unaudited interim consolidated quarterly results of operations for each of the eight quarters in the period from April 1, 2011 to March 31, 2013. You should read the following table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared the unaudited interim consolidated quarterly financial information on the same basis as our audited consolidated financial statements. The unaudited interim consolidated financial information includes all normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Our operating results for any particular quarter are not necessarily indicative of our future results.

	Three Months Ended
	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013
	(U.S. dollars in thousands)
Net revenues	$27,163	$28,058	$33,077	$36,887	$47,317	$51,053	$64,753	$73,310
Cost of goods sold	17,254	18,037	22,210	22,095	27,574	29,447	37,349	40,047

Gross profit	9,909	10,021	10,867	14,792	19,743	21,606	27,404	33,263

Operating expenses*
Fulfillment	1,342	1,976	2,203	2,038	2,386	2,497	3,167	3,729
Selling and marketing	8,604	10,433	9,442	10,786	13,044	14,048	15,540	18,335
General and administrative	4,546	3,898	4,892	4,900	5,067	5,434	6,968	7,997
Impairment loss on goodwill and intangible assets	—	—	1,928	—	—	—	—	—

Income (loss) from operations	(4,583)	(6,286)	(7,598)	(2,932)	(754)	(373)	1,729	3,202
Interest income (expense) and other	1	1	—	(47)	(630)	(609)	(595)	(573)
Income taxes benefit (expenses)	—	606	272	—	—	—	(19)	(19)

Net income (loss)	(4,582)	(5,679)	(7,326)	(2,979)	(1,384)	(982)	1,115	2,610

*
Includes share-based compensation expenses as follows:

	Three Months Ended
	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013
	(U.S. dollars in thousands)
Fulfillment	$4	$3	$3	$3	$2	$2	$3	$2
Selling and marketing	15	27	34	33	28	29	27	25
General and administrative	553	358	731	726	725	722	395	392

Total share-based compensation expenses	572	388	768	762	755	753	425	419

        Our net revenues grew rapidly in the recent several quarters. In 2012, the growth rate of our quarterly net revenues on a year-over-year basis as compared to 2011 increased each quarter due to the continuous expansion of our business. Our results of operations are subject to seasonal fluctuations. The fourth quarter of the past several years has generally been the strongest quarter in terms of revenues due to the increase in demand for our products during the holiday season. During the first quarter of the past several years, we typically experienced greater demand for our wedding dresses. We also achieved profitability in the fourth quarter of 2012 and the first quarter of 2013, as we recorded net income of $1.1 million and $2.6 million for such periods, respectively.

Liquidity and Capital Resources

Cash Flow and Working Capital

        To date, we have financed our operations primarily through the proceeds from the issuance of our preferred shares and convertible notes. As of December 31, 2010, 2011, 2012 and March 31, 2013, we had $23.4 million, $6.8 million, $20.0 million and $25.9 million, respectively, in cash. In March 2012, we issued convertible notes with an aggregate principal amount of $8.0 million, which will be automatically converted into 2,224,610 ordinary shares upon the completion of this initial public offering.

        We expect to use the net proceeds from this offering to make further investments in enhancing our fulfillment and technology infrastructure, expanding our product offerings and categories, acquiring customers and brand-building and to make payments for interest accrued for the convertible notes issued in March 2012. We believe such investments will allow us to achieve greater economies of scale and increase efficiency in our operations more effectively and within a shorter period of time. As we continue to expand our business and gain further economies of scale, we expect our operating expenses as a percentage of our net revenues to decrease in the future. For example, we have experienced improvement in our fulfillment expense as a percentage of our net revenues and our general and administrative expenses as a percentage of our net revenue since the third quarter of 2011, which we expect to continue going forward. Furthermore, we are focused on improving the efficient utilization of our selling and marketing channels to reduce our marketing program costs and to better manage our variable expenses.

        We also expect to continue to optimize our product mix with a focus on higher margin products, which we believe will lead to improved margin and cash flow. We have generated operating cash flow of $7.4 million and $6.6 million in 2012 and the three months ended March 31, 2013, respectively, as compared to cash outflow from operating activities in prior periods.

        In the event that our operating expenses or other expenditures exceed our working capital, we may seek to issue debt or equity securities or obtain credit facilities. Any issuance of equity securities could cause dilution for our shareholders. Any incurrence of indebtedness could increase our debt service obligations and subject us to restrictive operating and financial covenants. Additionally, financing may not be available to us in amounts or on terms acceptable to us, or at all. However, we believe that we can continue our business and operations without raising additional funds for the 12 months after December 31, 2012 in order to meet the expenses and other expenditures required for our business operation.

        The following table sets forth a summary of our cash flows for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2010	2011	2012	2012	2013
	(U.S. dollars in thousands)
Net cash provided by (used in) operating activities	$(19,937)	$(14,056)	$7,399	$2,714	$6,618
Net cash provided by (used in) investing activities	2,285	(1,834)	(1,284)	(187)	(581)
Net cash provided by (used in) financing activities	35,000	(787)	7,070	7,638	(61)

Net increase (decrease) in cash and cash equivalents	17,348	(16,677)	13,185	10,165	5,976
Effect of exchange rate changes on cash and cash equivalents	10	24	1	1	1
Cash and cash equivalents at beginning of the period	6,081	23,439	6,786	6,786	19,972

Cash and cash equivalents at end of the period	23,439	6,786	19,972	16,952	25,949

Operating Activities

        We started to generate positive cash flow from operating activities since 2012, primarily attributable to an increase in the number of our customers and our increased business activities, which has led to increased operating efficiency and profitability. In comparison, we experienced negative cash flow from operating activities in 2010 and 2011, primarily as a result of cash spending on customer acquisition through marketing efforts as part of our continued business expansion, and to a lesser extent, increases to our inventory as we expanded our product offerings to provide customers more choices and a better selection.

        Net cash provided by operating activities was $6.6 million in the three months ended March 31, 2013, primarily attributable to our net income of $2.6 million, adjusted by the non-reconcilation of non-cash items of $1.4 million, an increase in advances from customers of $2.6 million and a decrease in inventory levels of $0.8 million, which were a result of increased business activities that led to increased customer orders and orders placed with our suppliers. Net cash provided by operating activities was partially offset by a decrease in accrued expenses and other current liabilities of $1.9 million, due to the voluntary payment to relevant tax authority of individual income taxes withheld in March 2013. Additional factors that affected our operating cash flow included a decrease in prepaid expenses and other current assets of $1.4 million.

        Net cash provided by operating activities was $7.4 million in 2012, primarily attributable to increase in accrued expenses and other current liabilities of $5.1 million, increase in accounts payable of $4.0 million and increase in advances from customers of $3.6 million, which were a result of increased business activities that led to increased customer orders, overhead and orders placed with our suppliers. Net cash provided by operating activities was partially offset by our net loss of $4.2 million, adjusted by non-cash items of $6.1 million, which mainly included share-based compensation of $2.7 million, amortization of debt discount of $1.1 million related to our convertible notes issued in March 2012 and depreciation and amortization of $1.0 million. Additional factors that affected our operating cash flow included an increase in prepaid expenses and other current assets of $5.8 million, which was primarily due to the continued growth of our business that led to increases in customer purchases.

        Net cash used in operating activities was $14.1 million in 2011, primarily attributable to our net loss of $24.5 million, adjusted by the reconciliation of non-cash items of $5.2 million, which mainly included share-based compensation of $2.1 million, depreciation of $0.9 million, increase in inventory reserve of $0.5 million as well as goodwill and intangible assets impairment of $1.9 million. Net cash used in operating activities was partially offset by an increase of $4.2 million in accrued expenses and other current liabilities and an increase of $1.7 million in accounts payable, which were a result of increased business activities that led to increased overhead and orders placed with our suppliers.

        Net cash used in operating activities was $19.9 million in 2010. Our net cash used in operating activities in 2010 reflected a net loss of $21.9 million, adjusted by the reconciliation of non-cash items of $2.0 million, which mainly included share-based compensation of $1.5 million. Additional factors that affected our operating cash flow included an increase in inventories of $3.9 million, primarily in anticipation of an increase in customer demand driven by our increased marketing efforts, and an increase in prepaid expenses and other current assets of $2.7 million, primarily due to an increase in the sale of our products on supplemental online outlets that increased the amount of payments due to us. Net cash used in operating activities was partially offset by an increase of $2.5 million in advances from customers, an increase of $2.1 million in accrued expenses and other current liabilities and an increase of $1.6 million in accounts payable, which were all a result of increased business activities that led to increased customer orders, overhead and orders placed with our suppliers.

Investing Activities

        Net cash used in investing activities was $0.6 million in the three months ended March 31, 2013, primarily attributable to $0.5 million used for the improvement of our new warehouse and office space and the purchase of additional information technology equipment and an increase in restricted cash of $0.1 million.

        Net cash used in investing activities was $1.3 million in 2012, primarily attributable to $0.9 million used for the improvement of our new office space and the purchase of additional information technology equipment and an increase in restricted cash of $0.4 million.

        Net cash used in investing activities was $1.8 million in 2011, primarily attributable to $1.6 million used for the improvement of our new warehouse and new office space and the purchase of additional information technology equipment.

        Net cash provided by investing activities was $2.3 million in 2010, primarily due to maturity of term deposits of $5.2 million, which was partially offset by the payment of $1.5 million for the acquisition of Shanghai Ouku, the purchase of equipment for our warehouses and our information technology infrastructure for $0.9 million and an increase in restricted cash of $0.4 million.

Financing Activities

        Net cash used in financing activities was approximately $61,000 in the three months ended March 31, 2013, attributable to payment of expenses related to the preparation for our initial public offering.

        Net cash provided by financing activities was $7.1 million in 2012, attributable to the issuance of our convertible notes in the amount of $8.0 million in March 2012 which was offset by $0.9 million in payment of expenses related to the preparation for our initial public offering.

        Net cash used in financing activities was $0.8 million in 2011, which was primarily due to payment of expenses related to preparation for our initial public offering of $0.6 million and the payment of $0.2 million for the deferred consideration relating to acquisition of Shanghai Ouku.

        Net cash provided by financing activities was $35.0 million in 2010, which was from the issuance of our Series C convertible redeemable preferred shares.

Capital Expenditures

        Our capital expenditures amounted to $0.9 million, $1.6 million, $0.9 million and $0.5 million in 2010, 2011, 2012 and the three months ended March 31, 2013, respectively. Our capital expenditures have historically comprised of leasehold improvements, purchase of equipment for our warehouses and our information technology infrastructure. We expect to increase our capital expenditures in the future as we continue to invest in our fulfillment and technology infrastructure.

Acquisition

        Our VIE, Lanting Huitong, acquired Shanghai Ouku in May 2010 for $2.2 million (RMB14.3 million). Shanghai Ouku operates www.ouku.com, which focuses on the sale of electronics, communications devices and other products to consumers in China.

Contractual Obligations and Commercial Commitments

        The following table sets forth our contractual obligations and commercial commitments as of December 31, 2012:

	Payment Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(U.S. dollars in thousands)
Operating lease obligations	$4,066	$1,643	$2,232	$191	$—

Total	4,066	1,643	2,232	191	—

Holding Company Structure

        We are a holding company with no material operations of our own. We conduct our operations primarily through Light In The Box Limited, our Hong Kong subsidiary, Lanting Jishi, our wholly owned subsidiary in China. Under Hong Kong law, there are no withholding taxes on remittance of dividends. Under PRC law, each of Lanting Jishi, Lanting Huitong, Lanting Gaochuang and Shanghai Ouku is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserves until the accumulated amount of such reserves reaches 50% of its respective registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Lanting Jishi is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.

        Pursuant to the contractual arrangements among Lanting Jishi and our VIEs, Lanting Jishi can charge our VIEs service fee equal to substantially all of their net income. After paying the withholding taxes applicable to Lanting Jishi's revenue and earnings, making appropriations for its statutory reserve requirement and retaining any profits from accumulated profits, the remaining net profits of Lanting Jishi would be available for distribution to its sole shareholder, Light In The Box Limited, and from Light In The Box Limited to us.

        We have not, and do not have any present plan, for our PRC subsidiary, Lanting Jishi, to distribute any dividends. We do not believe our current structure will limit our holding company's ability to timely meet our cash obligations in the near future, as we currently generate and expect to continue to generate the majority of our revenues and receive the majority of our cash from customers outside of China through Light In The Box Limited, our Hong Kong subsidiary. However, if, in the future, we require our PRC subsidiary to distribute dividends to us, restrictions on the distribution of dividends may have an adverse effect on our ability to meet our cash obligations in a timely manner. Please see "Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other cash distributions on equity paid by our subsidiaries to fund and financing requirements we may have, and any limitation on the ability of our subsidiaries payments to us could have a material adverse effect on our ability to conduct our business."

Off-balance Sheet Commitments and Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

        Inflation in China has not in the past materially impacted our results of operations. However, China has recently experienced a significant increase in inflation levels, which may materially impact our results of operations in the future. According to the National Bureau of Statistics of China, the change of consumer price index in China was 3.3% in 2010, 5.4% in 2011 and 2.6% in 2012.

Market Risks

Interest Rate Risk

        Our exposure to interest rate risk primarily relates to the interest income generated by our bank deposits, which are unrestricted as to withdrawal and use, and highly liquid investments that have maturities of three months of less. We have not used any derivative financial instruments to manage our interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates. An increase in interest rates, however, may raise the cost of any debt we incur in the future. In addition, our future interest income may be lower than expected due to changes in market interest rates.

Foreign Exchange Risk

        Most of our revenues are denominated in U.S. dollars, while some of our expenses are denominated in Renminbi. We are subject to foreign exchange translation differences in our Hong Kong subsidiary as its product costs are negotiated and fixed in Renminbi and retranslated into U.S. dollars before payment. In addition, our PRC subsidiary and consolidated affiliated entities hold U.S. dollars in PRC bank accounts to pay for certain Renminbi-denominated expenses such as payroll and rent. As such, they are subject to foreign exchange translation differences on their U.S. dollar balances. The foreign exchange impacts relate to accounts payable denominated in Renminbi were negative $80,000, $146,000, negative $17,354 and negative $16,815 for the years ended December 31, 2010, 2011 and 2012 and for the three months ended March 31, 2013, respectively, and the foreign exchange impacts relate to the U.S. dollars held by PRC entities with Renminbi as functional currency were negative $176, $242, negative $2 and negative $2 for each of the years ended December 31, 2010, 2011 and 2012 and for the three months ended March 31, 2013, respectively. All foreign exchange impact was recorded in general and administrative expenses in our consolidated statement of operations.

        We have no hedges against currency risk. If Renminbi continues to appreciate relative to the U.S. dollar, our cost to acquire products priced in Renminbi and our expenses denominated in Renminbi will become more expensive in U.S. dollars. Consequently, any increase in the value of the Renminbi against the U.S. dollar may reduce our margins, reduce our competiveness against retailers with costs denominated in currencies other than Renminbi or render us unable to meet our costs.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the current policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. During the period between July 2008 and June 2010, the Renminbi has traded stably within a narrow range against the U.S. dollar. Since June 2010, the Renminbi has started to slowly appreciate further against the U.S. dollar.

        To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would adversely affect the Renminbi amount we receive from the conversion. Assuming we were to convert the net proceeds received in this offering into Renminbi, a 1.0% increase in the value of the Renminbi against the U.S. dollar would decrease the amount of Renminbi we receive by RMB4.3 million. Similarly, to the extent that we need to convert Renminbi into U.S. dollars, depreciation of the Renminbi against the U.S. dollar would decrease the U.S. dollar amount we receive from the conversion. Our U.S. dollar denominated cash balance was $17.7 million as of March 31, 2013 and our Renminbi denominated cash balance was RMB7.7 million as of March 31, 2013. Assuming we had converted the Renminbi denominated cash balance of

RMB7.7 million into U.S. dollars at the exchange rate of $1.00 for RMB6.2108 as of March 29, 2013, this cash balance would have been approximately $1.2 million. Assuming a 1.0% depreciation of the Renminbi against the U.S. dollar, this cash balance would have been approximately $12,295 less as of March 31, 2013.

Recent Accounting Pronouncements

Newly Adopted Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board (the "FASB") issued an authoritative pronouncement on fair value measurement. The guidance is the result of joint efforts by the FASB and International Accounting Standards Board to develop a single, converged fair value framework. The guidance is largely consistent with existing fair value measurement principles in U.S. GAAP. The guidance expands the existing disclosure requirements for fair value measurements and makes other amendments, mainly including:

  •
  Highest-and-best-use and valuation-premise concepts for nonfinancial assets—the guidance indicates that the highest-and-best-use and valuation-premise concepts only apply to measuring the fair value of nonfinancial assets.

  •
  Application to financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risk—the guidance permits an exception to fair value measurement principles for financial assets and financial liabilities (and derivatives) with offsetting positions in market risks or counterparty credit risk when several criteria are met. When the criteria are met, an entity can measure the fair value of the net risk position.

  •
  Premiums or discounts in fair value measure—the guidance provides that "premiums or discounts that reflect size as a characteristic of the reporting entity's holding (specifically, a blockage factor that adjusts the quoted price of an asset or a liability because the market's normal daily trading volume is not sufficient to absorb the quantity held by the entity) rather than as a characteristic of the asset or liability (for example, a control premium when measuring the fair value of a controlling interest) are not permitted in a fair value measurement."

  •
  Fair value of an instrument classified in a reporting entity's shareholder's equity—the guidance prescribes a model for measuring the fair value of an instrument classified in shareholders' equity; this model is consistent with the guidance on measuring the fair value of liabilities.

  •
  Disclosures about fair value measurements—the guidance expands disclosure requirements, particularly for Level 3 inputs. Required disclosures include:

  •
  For fair value measurements categorized in Level 3 of the fair value hierarchy: (1) a quantitative disclosure of the unobservable inputs and assumptions used in the measurement, (2) a description of the valuation process in place (e.g., how the entity decides its valuation policies and procedures, as well as changes in its analyses of fair value measurements, from period to period), and (3) a narrative description of the sensitivity of the fair value to changes in unobservable inputs and interrelationships between those inputs.

  •
  The level in the fair value hierarchy of items that are not measured at fair value in the statement of financial position but whose fair value must be disclosed.

        The guidance is to be applied prospectively and effective for interim and annual periods beginning after December 15, 2011, for public entities. Early application by public entities is not permitted. The adoption of this guidance on January 1, 2012 did not have a significant effect on our consolidated financial statements.

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. The guidance does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. For public entities, the amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. In December 2011, the FASB issued an authoritative pronouncement related to the deferral of the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income. This guidance allows the FASB to redeliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the FASB is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before the pronouncement issued in June 2011. We adopted these pronouncements on January 1, 2012. The presentation of comprehensive income was retrospectively applied for all the periods presented.

        In September 2011, the FASB issued an authoritative pronouncement related to testing goodwill for impairment. The guidance is intended to simplify how entities, both public and nonpublic, test goodwill for impairment. The pronouncement permits an entity to first assess qualitative factors to determine whether it is "more likely than not" that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity's financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The adoption of this guidance on January 1, 2012 did not have a significant effect on our consolidated financial statements.

        In December 2011, the FASB issued an authoritative pronouncement related to disclosures about offsetting assets and liabilities. The guidance requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The adoption of this guidance on January 1, 2013 did not have a significant impact on our consolidated financial statements.

        In July 2012, the FASB issued an authoritative pronouncement related to testing indefinite-lived intangible assets, other than goodwill, for impairment. Under the guidance, an entity testing an indefinite-lived intangible asset for impairment has the option of performing a qualitative assessment before calculating the fair value of the asset. If the entity determines, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is not more likely than not (i.e., a likelihood of more than 50%) impaired, the entity would not need to calculate the fair value of the asset. The guidance does not revise the requirement to test indefinite-lived intangible assets annually for impairment. In addition, the guidance does not amend the requirement to test these assets for impairment between annual tests if there is a change in events or circumstances; however, it does revise the examples of events and circumstances that an entity should consider in interim periods. The guidance is effective for annual and interim impairment tests performed for fiscal years beginning after

September 15, 2012. Early adoption of this guidance is permitted. The adoption of this guidance on January 1, 2013 did not have a significant impact on our consolidated financial statements.

        In February 2013, the FASB issued an authoritative pronouncement related to Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in this ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP.

        The new amendments will require an organization to:

  •
  Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income—but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period.

  •
  Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

        The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The adoption of this guidance on January 1, 2013 did not have a significant effect on our consolidated financial statements.

OUR INDUSTRY

Global Online Retail Market

        Global online retail sales continue to experience robust growth. As global Internet accessibility continues to improve and broadband usage proliferates, consumers are increasingly utilizing the Internet to purchase goods and services. Growth of global online retail sales is expected to outperform that of global retail sales. According to Euromonitor International, or Euromonitor, global retail sales are expected to grow at a CAGR of 6.2% from $13.2 trillion in 2012 to $15.8 trillion in 2015, while global online retail sales is expected to grow at a CAGR of 17.7% from $521 billion in 2012 to $849 billion in 2015.

Retail Sales in Major Markets in 2012 (U.S. dollars in billions)

Source: © Euromonitor International 2013

        The following charts set forth the historical and estimated number of global online retail shoppers and global online retail sales for the periods indicated:

Global Online Retail Shoppers (in millions)

Source: International Data Corporation Worldwide New Media Market Model, 2H2012, February 2013

Global Online Retail Sales (U.S. dollars in billions)

Source: © Euromonitor International 2013

        Despite its rapid growth, online retail penetration remains low in major markets around the world, but has and is expected to continue to increase over time. For instance, according to Euromonitor, online retail sales as a percentage of total retail sales in the United States increased from 4.2% in 2008 to 6.5% in 2012 and is expected to increase further to 8.9% by 2015. The following charts set forth the size of the major online retail markets around the world and online retail penetration for the periods indicated:

Online Retail Sales in Major Global Markets (U.S. dollars in billions)

Source: © Euromonitor International 2013

Online Retail Sales as Percentage of Total Retail Sales

Source: © Euromonitor International 2013

        While online retail sales as a percentage of total sales continues to increase, there are significant differences between individual product categories. Many product categories remain heavily dominated by offline retailers, as demonstrated in the chart below. These categories present significant opportunities for the future growth of online sales.

Online Retail Sales vs. Total Retail Sales by Category in the United States in 2012 (U.S. dollars in billions)

Source: © Euromonitor International 2013

China Manufacturing Capabilities Powering the Global Retail and Online Retail Markets

        With the ability to produce high quality products at low costs by employing efficient and flexible manufacturing and access to an abundant supply of experienced and low-cost labor, China has become a major manufacturing hub for the export of consumer goods to global markets. According to iResearch, the Chinese consumer goods export market is expected to grow from $1,270 billion in 2012 to $1,983 billion in 2015, representing a CAGR of 16.0%. The following chart sets forth the historical and estimated size of the Chinese consumer goods export market for the periods indicated:

Chinese Consumer Goods Export Market (U.S. dollars in billions)

Source: iResearch

Opportunities for China-based Companies to Engage in Global Online Retailing

        We believe that there are increasing opportunities for China-based companies to participate in global online retail, primarily as a result of the following factors:

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  access to China's large, flexible, low cost and increasingly value-added export-oriented manufacturing base;

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  the availability of efficient global payment and logistics solutions that enable direct shipment of goods to consumers around the globe;

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  the ability to use online marketing to directly target and acquire potential customers globally; and

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  the removal of trade barriers, including high tariffs and import quotas, aided by the WTO.

        Our product categories, such as apparel, small accessories and gadgets and home and garden, target large global markets with strong consumer demand. For example, according to Global Industry Analysts, the 2011 global bridal wear market was expected to be $42 billion.

China-based Global Online Retail Market

        Through the Internet, China-based online retailers are able to access a global consumer base. With cost advantages and direct sourcing capabilities, they have been able to emerge and grow quickly. According to iResearch, the global online retail market for direct-to-consumer China-made goods is expected to grow from $1.7 billion in 2012 to $9.0 billion in 2015, representing a CAGR of 75.8%. There are many smaller companies existing today in this market. We believe that the high degree of market fragmentation presents an attractive and immediate opportunity for large scale, well-capitalized companies to capture significant market share, achieve economies of scale, build brand equity and establish best practices.

China-based Global Online Retail (U.S. dollars in billions)

Source: iResearch

Key Challenges Facing China-based Companies Targeting the Global Online Retail Market

        We believe there are a number of challenges faced by China-based companies that sell consumer goods to global consumers, including:

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  offering a customized shopping experience and managing online marketing for an international customer base;

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  acquiring deep understanding of consumer needs across diverse geographic markets to build and maintain product offerings and presentation that maximize purchase conversion;

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  offering a broad selection of high quality products at global standards;

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  establishing a scalable and integrated technology, fulfillment and logistics infrastructure with global reach; and

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  creating and maintaining global brand equity.

OUR BUSINESS

Overview

        LightInTheBox is a global online retail company that delivers products directly to consumers around the world. We offer customers a convenient way to shop for a wide selection of lifestyle products at attractive prices through www.lightinthebox.com, www.miniinthebox.com and our other websites, which are available in 17 major languages and cover more than 80.0% of Internet users globally, according to Internet World Stats. Our innovative data-driven business model allows us to offer customized products at scale for optimal marketing, merchandising and fulfillment. We have built an effective business model whereby we source most of our products directly from China-based manufacturers and we work closely with them to re-engineer their manufacturing processes to achieve faster time-to-market with a greater variety of products. We acquire customers exclusively through the Internet and serve our customers from our cost-effective locations in mainland China and Hong Kong. In 2012, we ranked number one in terms of revenue generated from customers outside of China among all China-based retail websites that source products from third-party manufacturers, according to a report conducted at our request by iResearch, an independent market research firm.

        We target lifestyle product categories where consumers value choice or customization. We believe that by offering more variety and personalization we will be able to create and capture new consumer demand. We offer products in the three core categories of apparel, small accessories and gadgets and home and garden, representing categories with the fastest net revenue growth in terms of absolute amount in 2012. The products of our core categories generally require design specificity, thus giving us more pricing flexibility and allowing us to capture higher margin potentials. At any time, a customer shopping for a special occasion dress on our site can have her dress made-to-measure, choosing from more than 4,300 distinctive designs. As of March 31, 2013, we had more than 220,000 product listings. In the three months ended March 31, 2013, we added an average of more than 14,000 new product listings each month.

        We serve consumers globally without incurring the costs and complexities associated with establishing a traditional multinational retail infrastructure. Our major markets are Europe and North America. We use global online marketing platforms such as Google and Facebook to reach our consumers, we accept payments through all major credit cards and electronic payment platforms such as PayPal and we deliver our goods through major international couriers, including UPS, DHL and FedEx.

        We believe that being a China-based company provides important advantages in supply chain management. We strive to source high quality products directly from some of the most competitive manufacturers in the strongest supply ecosystems. By locating our sourcing offices near some of the most competitive factories, we realize cost advantages and just-in-time inventory management as we create effective supplier competition while maximizing the quality of our products. Our suppliers benefit from working closely with our in-house manufacturing experts to re-engineer their manufacturing processes to achieve faster time-to-market for our products and enable large scale production of individually customized products.

        To acquire and retain customers across diverse geographic markets, we have developed proprietary technologies to manage and optimize our large-scale technical and marketing operations. In addition, we have established a specialized social marketing team that uses creative interactive activities to engage online users. We provide a user-friendly online shopping experience and intelligent product recommendation algorithms to facilitate purchasing decisions.

        We have developed a proprietary technology platform that integrates every aspect of our business operation, including global marketing, online shopping platforms, supply chain management, fulfillment and logistics and customer service. Our founders have extensive experience and expertise in software development. We have made significant investments in software research and development to improve operational efficiency and enable business innovation.

        We have grown significantly since we commenced our operations. Our net revenues grew from $6.3 million in 2008 to $200.0 million in 2012. Our net revenues were $73.3 million in the three months ended March 31, 2013. The number of our customers increased from approximately 36,000 in 2008 to approximately 2.5 million in 2012. The number of our customers was approximately 1.1 million in the three months ended March 31, 2013. We experienced a net loss of $3.0 million, $4.8 million, $21.9 million, $24.5 million and $4.2 million in 2008, 2009, 2010, 2011 and 2012, respectively. We generated net income of $2.6 million for the three months ended March 31, 2013. We also used cash in operating activities of $2.1 million, $2.3 million, $19.9 million and $14.1 million in 2008, 2009, 2010 and 2011, respectively. We generated $7.4 million and $6.6 million in cash from operating activities in 2012 and the three months ended March 31, 2013, respectively.

Our Strengths

        We believe we are a first mover in offering consumers around the world an attractive online shopping experience by fully capitalizing on direct sourcing from Chinese manufacturers with manufacturing capacity optimized for online consumer demand. We believe the following strengths contribute to our success and differentiate us from our competitors:

Scalable business model designed for global reach

        We have a highly scalable business model that allows us to serve consumers in over 200 countries and territories without incurring the costs and complexities associated with a traditional multinational retailing infrastructure. In 2012, customers in Europe and North America represented 50.7% and 24.0% of our net revenues, respectively. In the three months ended March 31, 2013, we derived 64.7% and 19.8% of our net revenues from these regions, respectively. We leverage advanced third-party infrastructure to enable our global business and to focus our investment in areas that create the most consumer value on top of it. As a result, we were able to achieve historically low capital expenditures. Through targeted online marketing platforms such as Google and Facebook, we are able to cost effectively acquire consumers at scale. Through secure online payment platforms such as PayPal, we are able to process payments in real-time from all major credit cards issued globally. Through major global carriers including UPS, DHL and FedEx, we are able to deliver products door-to-door to most destinations around the world, directly from our China-based warehouses. We use Amazon Web Services cloud computing and Akamai CDN technology to provide cost effective and easily scalable infrastructure to support our growth and to optimize the speed of our websites as accessed by users globally. We have professionals from 18 different countries, all based in China, which provides us with deep understanding into global online consumer markets in a cost effective way. As we serve consumers all over the world, we are also able to quickly apply our experience in one market to other markets.

Supply chain optimization for faster time-to-market and product variety

        We source over 70% of our products directly from factories in China. We have established six sourcing offices in locations with strong supply ecosystems for specific product categories. We have a comprehensive supplier qualification system and have over 2,300 selected active suppliers, which increased from over 600 in 2010. Our supplier network allows us to create both effective competition and close relationships to control costs by enhancing our purchasing power and to ensure capacity, quality and flexibility.

        Our in-house manufacturing experts work closely with our suppliers' factories in order to provide visibility and influence over the manufacturing process, and enable continuous improvements and business innovations. For example, we have helped our apparel suppliers re-engineer their manufacturing process to enable large scale production of individually tailored products with short lead time.

        We are able to maintain a low inventory level, by adopting a frequent procurement strategy with short refill cycles from suppliers. We make daily orders to our suppliers and, in most cases, they are able to deliver to our warehouses within 48 hours for the majority of our products and ten to 14 days for customized apparel. Such procurement strategy also enables us to maintain high customer order fulfillment rate as the supply side information is up to date.

Distinctive products optimized for online merchandising

        We target lifestyle product categories where consumers value choice or customization. We adopt a quantitative and rigorous product selection and management approach. By conducting market analyses on an ongoing basis, and carefully monitoring customer reviews on our or third-party websites and social media channels, including our Facebook page, we are able to optimize our product offerings by rapidly responding to the latest market trends and consumer preferences. As of March 31, 2013, we had more than 220,000 product listings and in the three months ended March 31, 2013, we added an average of more than 14,000 new product listings each month. Most of our products are non-branded or private label products.

        As a result of our direct sourcing and manufacturing innovations, we are able to provide differentiated products at attractive prices in order to capture niche consumer demands or create new consumer demand, setting us apart from traditional factories, which provide mass-produced items with little flexibility and long lead time, or boutique firms, which may provide customization but only at a limited scale and may lack standardized quality control measures. For example, we offer more than 1,900 faucet designs. At any time, a customer shopping for a special occasion dress on our site can have her dress made to measure, choosing from more than 4,300 distinctive designs, over 250 different color and fabric combinations, and any size based on her measurements. Collectively, such made-to-measure offering provides diversity equivalent to more than 5 billion SKUs by traditional retail standards.

        We have also established our own designer teams to create distinctive product designs. In certain categories, we have increasingly introduced products under our product brands to further offer product differentiation to consumers.

Sophisticated online marketing capabilities

        We utilize scalable online marketing and rich shopping experience to efficiently acquire and retain customers across the world. Targeted performance marketing and social viral marketing are the two primary marketing vehicles we use. Our targeted performance marketing includes search engine marketing, display advertising, affiliate marketing and email marketing. We have developed proprietary technologies to manage and optimize our large-scale performance marketing operations. For example, we have developed an algorithm to discover keyword combinations that are most likely to offer an attractive return on investment. Currently, we actively manage millions of keywords across 17 languages, as well as display advertising on over 100,000 publisher sites. We have established specialized social marketing team to promote our brand and presence across major global social networking platforms through viral marketing campaigns.

        Our self developed platform provides rich online shopping experience. Through data mining, we continuously improve the layout, flow and general usability of our websites. We have built specialized photo and video studios to produce rich media content that best illustrates our product features. We have multilingual copywriter teams to ensure we translate important information on our websites into different languages accurately and in a timely fashion. We have organized many online activities to encourage sharing among consumers. We have real-time online support to communicate with customers via online chats. We believe our emphasis on offering a rich shopping experience has played a vital role in facilitating consumer purchasing decisions.

Advanced technology platform that enables business innovation

        We have developed a proprietary technology platform with strong data processing capabilities that integrates every aspect of our business operations, including online marketing, online shopping platform, supply chain management, fulfillment and logistics and customer service. This integrated platform enables us to collect and analyze critical business data, maintain end-to-end control over the entire online retail process, gather customer and supplier feedback at every step, share data across all of our online sales channels, and comprehensively streamline our operations to achieve significant economies of scale across the online retail value chain.

        We have made significant investments in software research and development to improve operational efficiency and enable business innovation. We have developed proprietary technology to address internet specific problems inherent in global online retail. For example, determining the best shipping method to over 200 countries and territories requires complex algorithms that take into account a variety of real-time factors, including product mix, sourcing options, shipping costs and delivery speed. Based on statistical analyses of past transactions, we have developed software to dynamically optimize our logistics. We have also developed online fraud detection algorithms optimized for global online retail.

Global operations with cost advantages from our base operations in China

        We operate our business from mainland China and Hong Kong. This provides us with cost advantages in many business functions, including warehouse operations, software development, marketing operations and customer service. As the Internet and ecommerce have developed rapidly in China, we have attracted a group of well-trained Internet professionals at a significantly lower cost as compared with those in the United States or Europe. We are also able to attract many foreign professionals and overseas returnees to work for us in China. In addition, we have campus recruiting and training programs to target young talents with foreign language skills. Such combined strategies have enabled us to build a highly cost effective and globally competitive work force. For example, we have more than 30 marketing campaign optimizers with extensive mathematic or engineering background to effectively manage our marketing activities. We also have well-trained photo-editing professionals in our photo studios to produce more than 108,000 high quality product photos per month.

Our Strategies

        Our goal is to become a leading global online retail company that revolutionizes the way people shop and manufacturers produce their merchandise. We have built an organization with unique competitive advantages that can provide us with long-term sustainable growth. We plan to execute the following key strategies in order to increase customer base and loyalty, improve marketing and sourcing efficiency, reduce operational costs and establish brand preference:

Enhance our customer experience to grow our customer base

        We intend to continue to enhance the shopping experience of our customers to grow our customer base and drive repeat customers and repeat purchases. We plan to further improve the functionality and content quality of our websites in order to facilitate customer purchasing decisions. We aim to launch new promotional mechanisms such as website promotional deals. We will also further invest in our customer service and enhance our online community-based customer peer sharing and support. We are currently developing our proprietary customer relationship management program to better understand and serve the needs of our existing customers and have also implemented focused marketing initiatives to encourage repeat purchasing. We expect these actions to strengthen customer loyalty and brand recognition for www.lightinthebox.com, www.miniinthebox.com and our other websites.

Expand and strengthen our product offerings

        We aim to apply our business model and manufacturing expertise to new lifestyle product categories where customers value variety, individual customization, significantly improved quality or significantly reduced costs. We will analyze market demand and size, supply chain structure, Chinese cost advantages, existing brand companies, disruptive innovation opportunity, online marketing efficiency, logistical feasibility and cost and expected margin. We believe that introducing new product categories, especially those with high intrinsic repeat purchase rates, will allow us to capture a broader range of consumer demand, stimulate cross-selling and repeat purchases, and foster our loyal customer base.

        We intend to continuously optimize our product offerings in each category by providing more product choices, by introducing more competitive suppliers and by capturing market and industry trends more promptly and precisely. In order to offer more unique and differentiated products to our customers, we aim to acquire deeper domain knowledge in each product category and invest in product design and innovations. Within each of our product categories, we intend to introduce more sub-categories over time. For example, in our home and garden category, we have recently introduced bedding products and plan to introduce made-to-order curtains. We have also expanded our bridal wear category to offer bridesmaid dresses, mother-of-the-bride dresses, flower girl dresses and shoes and accessories.

        In addition, we intend to continue building our own product labels to further differentiate our product offerings, provide more value to consumers, strengthen brand recognition and foster loyalty. We have recently launched our brand of fast fashion apparel for women, Three Seasons / TS, and our brand of faucets, Sprinkle. We are currently selling our Three Seasons / TS and Sprinkle products on www.lightinthebox.com and other websites. We intend to develop and introduce additional brands within our product categories.

Strengthen our supply chain management and efficiency

        We will help our suppliers to scale up capacity, improve product quality and packaging, reduce cost, reduce lead time and increase flexibility. We will achieve this by investing in manufacturing process innovation and optimization to improve capacity management. We also aim to apply such process to more product categories. We will also introduce specialty suppliers from outside China on an as needed basis.

Optimize our logistics network and infrastructure

        We plan to continue to optimize our logistics processes, infrastructure and network. We will refine our algorithms to dynamically optimize fulfillment and inventory management. We intend to work with major global couriers to develop customized shipping methods, reduce shipping time and cost, and improve the overall customer experience. For certain product categories we may also consider using third-party logistics and collection centers in selected overseas locations to reduce our logistics costs and expedite delivery time for our customers.

Deepen our market penetration globally and build stronger brand awareness

        We recognize different lifestyle and consumer preferences in various geographic markets. We plan to provide more market-specific product offerings and logistic and customer service solutions. We also plan to further tailor our marketing and branding activities for each major market. Our increased localization efforts towards each market will be enabled by a unified technology system that can provide flexibility in business practices with minimal additional overhead.

        We aim to help global consumers overcome language barriers in online shopping, and we target geographic regions with under represented online retail markets due to language barriers. We will provide even broader access to our websites by offering other languages on our websites in the near future.

Invest in our technology platform

        We intend to increase the level of automation and technological sophistication of our operations, particularly in areas such as marketing, order processing, customer service and data collection and analysis. We also intend to expand our data-mining capabilities to conduct in-depth analysis of customer purchase patterns and preferences. We will further optimize our websites for display on mobile devices to make shopping for our lifestyle products more convenient for mobile Internet users. We believe that having an advanced technology platform will be essential in allowing us to further improve our customer experience, enhance operational efficiency and lower operating expenses.

Our Websites

        We operate our business primarily through www.lightinthebox.com, offering customized apparel, small accessories and gadgets, home and garden, electronics and communication devices and other products. Our www.lightinthebox.com website is currently available in English, French, Spanish, German, Italian, Portuguese, Russian, Dutch, Danish, Norwegian, Japanese, Swedish, Korean, Hebrew and Finnish. We intend to offer other languages on our website in the near future. We also offer our products on our Arabic website.

        We have established additional websites for more specific product categories and geographic regions, including www.miniinthebox.com for small accessories and gadgets and www.ouku.com for products targeting our Chinese customer base. All of our websites are supported by a common technology platform, allowing for centralized inventory management across all of our websites.

        Our websites offer consumers a rich shopping experience and includes comprehensive information on our entire line of products such as detailed descriptions, rich media presentation, size and color availabilities and customer reviews. We have multilingual copywriter teams to ensure we translate important information on our websites in different languages accurately and in a timely fashion. Users may search and view our products by category, style and other popular features. They may also search by product name, code or keyword. We offer users social media tools on our websites to share information about our products on the world's major social networking sites. We have also established online communities to foster customer peer sharing.

        We have made our websites easily accessible by users on their mobile devices. We believe this provides our customers with greater flexibility and convenience as to when and where they shop and provide us with the ability to attract even more customers. We have launched a dedicated shopping application that works with the iPhoneTM and the iPadTM to enhance the mobile shopping experience of our users.

Supplemental Online Outlets

        In addition to our own websites, we also experiment with selling through outlets on other high traffic online marketplace platforms such as Amazon.com, eBay.com and Taobao.com. These other online outlets provide us with additional channels for the sale of our products and market intelligence to optimize our product offerings. In 2010, 2011, 2012 and the three months ended March 31, 2013, we generated approximately 9.4%, 9.3%, 8.6% and 5.2% of our net revenues, respectively, through these supplemental online outlets.

Our Product Categories

        We primarily offer customers lifestyle products through our websites. We have historically focused on apparel and electronics and communication devices. Recently, we have introduced other categories of lifestyle products, with a particular focus on small accessories and gadgets and home and garden, as well as beauty and sports and outdoor. We intend to continue to add product categories and increase the variety and customization options of the products we offer in each of our categories.

        Our product offerings include:

  •
  Apparel.  This category includes customized, special occasion apparel, such as wedding dresses, bridesmaid dresses, groom wear, cocktail dresses, formal evening wear, graduation dresses and accessories. It also includes fast fashion, namely women's apparel that represents the latest fashion trends, under our Three Seasons / TS brand.

  •
  Small Accessories and Gadgets.  This category includes video game accessories, tablet computer and computer gadgets, electronics gadgets, electronics accessories such as electronic cables, headsets and chargers and home theater system accessories, car accessories, cell phone accessories, flashlights, lights, home and office gadgets, batteries, gifts and party supplies, toys and travel kits. Small accessories and gadgets are predominantly offered through our dedicated website, www.miniinthebox.com.

  •
  Home and Garden.  This category includes faucets (including our own Sprinkle brand of faucets), lighting fixtures, paintings, portable home appliances, bathroom fixtures, door and window fixtures and certain types of furniture.

  •
  Electronics and Communication Devices.  This category includes tablet computers, car electronics, security systems, portable music and DVD players, projectors, cell phones, short-wave radios, virtual display glasses and music player sunglasses. We intend to continue to grow sales for our consumer electronics products.

  •
  Other.  This category includes beauty products such as make-up supplies, wigs, footbaths, and ultrasonic cleaners. It also includes sports and outdoors products.

        We have established dedicated product category management teams with strong expertise in their individual categories. We focus on product categories with strong market demand and large market size, supply chain feasibility, Chinese cost advantages, online marketing efficiency, logistical feasibility and cost saving potentials. After products are selected, we conduct frequent real-time customer behavior analysis and seek customer feedback through surveys to improve and tailor our offerings. This allows us to quickly make adjustments and improvements to our products or the presentation of such products. For certain of our products, we have established our own design teams. Such internal design expertise allows us to create distinctive product designs and provide design feedback to suppliers as to the latest fashions and trends. Our design teams also assist us with our product selection and product presentation to maximize the appeal of our product offerings.

Our Relationship with Suppliers

        We source most of our products directly from factories in China. We have a comprehensive supplier qualification system and have over 2,300 selected active suppliers. We select our suppliers based on a range of factors, including product quality, price, reliability, financial strength, reputation, ability to meet our delivery timeline and production capacity, ability to increase their production capacity along with the increase in our business and historical relationship. We employ a bidding process for the selection of our suppliers to encourage competition.

        While we do not have manufacturing operations ourselves, we have in-house manufacturing experts who work closely with our suppliers. This provides us with visibility into the manufacturing process, which allows us to efficiently manage capacity and quality and enables continuous improvements and business innovations. Typically Light In The Box Limited enters into one-year supply framework agreements with the Hong Kong entities or agents of our suppliers for our branded and unbranded products and specify in each purchase order the product type, unit price, quantity, delivery timeline and other detailed items. As the manufacturing processes of some of our products, such as apparel and certain electronics, require a variety of delicate parts and materials, we usually require our suppliers to procure key materials from our designated raw material suppliers in case of raw material shortages and to ensure prompt fulfillment for popular items. We may also require our suppliers to produce custom fabrics and other materials in accordance with certain design and specification. Our suppliers are liable for problems and costs associated with custom clearance.

        We have established a supply network that is characterized by on-demand procurement with low lead time. We have established six sourcing offices in China. We work with many of our suppliers to re-engineer their manufacturing process that enables us to place orders in relatively small batches. This provides us with the advantage to quickly adjust the design of our products, in each batch if needed, based on real-time customer feedback. For our made-to-measure products, such as customized apparel, we place orders with our suppliers only when our customers have placed an order, and such products are delivered to our warehouses by our suppliers within ten to 14 days from the time when we place an order. For non-customized products, we adopted a frequent procurement strategy characterized with short refill cycles from suppliers that are, in most cases, within 48 hours. Our supply chain management system has been efficient in managing inventory while also reducing production waste for our suppliers, which we believe increases the desire for suppliers to work with us.

        Starting from the fourth quarter of 2011, we have entered into arrangements with certain suppliers under which the suppliers store their products at our warehouses. Such products are referred to in this prospectus as co-location inventory. Such co-location inventory products are delivered to our warehouses by our suppliers at their own costs, and we do not record these products as our inventory until all liabilities and rights of ownership of these products are passed on to us upon the confirmation of orders by our customers. We have the right to ask the suppliers to remove the co-location inventory from our warehouses at any time, generally at the suppliers' own costs. However, we may from time to time pay the transportation cost associated with returning such products to suppliers. In addition, certain agreements with our suppliers require them to remove unsold co-location inventory within 90 days after these products are delivered. The costs and expenses incurred related to the storage of co-location inventory in our warehouses, such as rentals, are generally paid by us. As of December 31, 2011 and 2012, the co-location inventory stored at our warehouses amounted to $1.5 million and $3.9 million, respectively.

        Purchases from our suppliers accounted for 71.4%, 68.1%, 65.1% and 64.0% of our total cost of sales in 2010, 2011, 2012 and the three months ended March 31, 2013, respectively. Purchases from the largest supplier accounted for 6.3%, 5.6%, 3.0% and 3.3% of our total cost of sales for the same periods, respectively.

Pricing

        In general, we aim to set our products at competitive prices. For example, in the United States, average spending on a wedding dress was $1,166 in 2011, according to The Wedding Report, Inc. We offer customized wedding dresses at an average price of $209 in 2011. We price our products to reflect the savings associated with direct sourcing, low inventory levels and optimized logistics. We set the price of our products based on consumer demand and feedback, sourcing costs, delivery costs and existing market prices for similar products. As we perform extensive data analysis on our product presentation and customer purchasing decisions, we believe we can effectively conduct targeted promotional activities, identify optimal pricing points for each product and generate strong sales and gross-margin performance.

Payment and Order Fulfillment

Payment

        Our customers may choose from a wide range of payment methods. For our customers on www.lightintthebox.com and other sites targeting customers outside of China, operated by Light In The Box Limited, available payment options include online payment through all major credit and debit cards, including Visa, MasterCard and American Express, and electronic payment platforms such as PayPal, money transfer through Western Union and wire transfer. However, available payment options may differ depending on the country or region in which the customers are based.

        For customers on our www.ouku.com and other sites operated by Lanting Huitong and Shanghai Ouku targeting customers in China, payment options include cash on delivery, online payment, wire transfer and postal remittance. We also allow our customers to pay online with credit cards and debit cards issued by major banks in China, or through popular third-party electronic payment platforms.

Order Fulfillment

        We have established strategically located warehouses in Suzhou, Jiangsu Province and Shenzhen, Guangdong Province. In total, our warehouses measure over 44,700 square meters and have the capacity to handle over 72,000 orders per day. As we grow our business, we build incremental capacity to reduce our capital expenditures. Our warehouses are currently leased.

        Generally, orders placed by our customers are transmitted via our information technology system to one of our warehouses. As a result of our unique supply network, we have generally maintained a low inventory level and, in many cases, do not keep many products in stock. Rather, we transmit orders to our suppliers for fulfillment only when such orders are received from our customers or on a daily basis in small batches. Products are then delivered from our suppliers to our warehouses for quality inspection before being shipped out to our customers by third-party couriers. We make daily orders to our suppliers and, in most cases, they are able to deliver to our warehouses within 48 hours for the majority of our products and ten to 14 days for customized apparel. Typically, non-customized products are delivered to customers within 14 days from the time when an order is placed. Wedding gowns and other customized apparel are generally delivered within 21 days from the time when an order is placed. We regularly monitor our order fulfillment process and solicit customer feedback to ensure fulfillment accuracy.

        We offer a wide range of delivery options to our customers. We work with global couriers such as UPS, DHL and FedEx, for international deliveries. We also work with various local couriers for deliveries in China.

Refund and Exchange

        We have implemented refund and exchange policies specific to each of our product categories. Generally, for products sold through our www.lightinthebox.com, www.miniinthebox.com and other sites targeting customers outside of China, if the product is returned for quality issues, damage during shipping, failure to conform to specifications, allergic reactions, we generally provide a full refund if the customer submits a return-request form to one of our customer service representatives within seven days of receiving the product. The seven-day refund period is extended for certain products. Customized apparel return requests are subject to additional restrictions due to the personalized nature of such products. For products sold through our www.ouku.com and other sites targeting customers in China, refunds are generally provided within seven days of purchase for quality issues. Customers in China who choose to make payment on delivery can inspect products and reject the delivery in part or in whole prior to paying for the goods.

Quality Control

        We believe that our ability to offer quality products is essential to our continued growth and success. Therefore, we emphasize quality control and, as of March 31, 2013, we had built a quality control department of 132 employees.

        As we source all of our products from suppliers, we have implemented a series of quality control measures to ensure that the products they provide meet our specifications and standards. We communicate actively with our suppliers to clarify our requirements, conduct onsite inspections both to ensure compliance with specifications on particular items as well as for regular quality concerns and share customer feedback. We thoroughly examine product prototypes or initial samples before production begins or agreements with the suppliers are enter into. We examine products when they arrive at our warehouses and we thoroughly inspect most of our products just prior to delivery to our customers.

Marketing

        We focus our marketing activities on effective customer acquisition through targeted performance marketing. We primarily employ search engine marketing on a cost-per-click basis. Users are shown our advertisements when they conduct searches using designated keywords or phrases. Under our cost-per-click arrangements, we pay a fixed fee for each time a user clicks on our advertisements, with a higher fee for common keywords with a high correlation to purchase intention. Under our cost-per-acquisition arrangements, we pay a fixed fee for each time a user purchases a product after clicking on an advertisement. We employ a combination of our own proprietary technology and advanced third-party infrastructure to manage and optimize our cost-per-click advertising and to discover long-tail multilingual keywords that are most likely to offer a positive return on investment.

        We display contextual advertising through major search engines' advertising networks on a cost-per-click basis. We measure the cost of customer acquisition and constantly adjust our keyword selection combinations, advertising copies and landing pages to increase the likelihood of customer purchases once they visit our websites. We also engage in an affiliate marketing program where we offer affiliated websites commissions for directing customer traffic to our websites through embedded hyperlinks. As of the date of this prospectus, we actively managed millions of keywords in 17 languages and display advertising on over 100,000 publisher sites around the world. Furthermore, we have established a specialized social marketing team to promote our brand and presence across major global social networking platforms through viral marketing campaigns, such as exclusive deals to stimulate customer purchases.

        We are also focused on providing our customers with a rich shopping experience, which drives customer recommendations, foster customer sharing and encourages repeat customer visits. We engage in direct marketing campaigns through personalized electronic direct marketing newsletters to our customers. We believe that our data analysis capabilities facilitate repeat purchases as we are able to send targeted notices to customers highlighting products they may find relevant and attractive.

Customer Service

        We believe our rapid growth in past years and success in attracting a growing customer base is partially attributable to our effort to provide excellent customer service. We have a team of highly trained customer service representatives to address customer inquiries, educate potential customers about our products and services and monitor order progress. We also pay close attention to reviews of our business or products on our or third-party websites in order to promptly address customer complaints and to improve our shopping experience and product offerings. As of March 31, 2013, we had a total of 66 customer service representatives that are able to provide customer services in

17 languages, up from 9 languages in 2010, and most of these representatives have overseas working experience.

        We primarily provide customer services for our www.lightinthebox.com, www.miniinthebox.com and other sites targeting customers outside of China through electronic communications, including real-time online chat, e-mails and messages posted on our websites or through social media networks. Customer service for our www.ouku.com and other sites targeting customers in China are provided through toll-free call centers and electronic communications.

        Our websites also offer a variety of self-help features. These features help our customers to track the status of their orders in real time. Customers may also cancel or modify their orders or contact our customer service representatives for exchange or return of products. We collect customer feedback to improve our responses and utilize such feedback to update our knowledge base to better address customers' needs.

        For discussion as to our product exchange and return policy, see "—Payment and Order Fulfillment—Refund and Exchange."

Technology

        We have focused on and will continue to invest in our information technology infrastructure and applications. We have built a proprietary modularized and scalable technology infrastructure, which enables us to quickly expand system capacity and add new features and functionalities in response to our business needs and evolving customer demand without affecting our existing operations or incurring significant costs. As of March 31, 2013, we had 168 technology, research and development personnel.

        Our systems are mainly composed of front-end and back-end modules with different functions. Each module operates independently and is not affected by the performance of other modules. The following describes the functionality of our front-end and back-end modules:

  •
  Front-end Modules.  Our front-end modules support the operation of our user-interface websites, including user account management, website homepages, search functions, category browsing, product display pages, online shopping carts, checkout and order management functions.

  •
  Back-end Modules.  Our back-end modules support our business operations, including our marketing system, order processing system, inventory management system, sourcing system (which is connected to systems of many of our suppliers for order placement and tracking), product fulfillment system (which is tied to our warehouses), product recommendation system, e-mail delivery system and customer support system. Many of our back-end systems work with each other and our financial operations systems and can generate up-to-date inventory reports and automatically place customized orders with our manufacturers.

        A critical component of our business model is our data analysis capabilities. We have a dedicated data analysis team to track, analyze and forecast customer purchase and browsing behaviors. This enables us to anticipate market demand, arrange for production, rearrange website layouts and product placement, product presentation and supports our supply network. Our systems are integrated to allow a seamless communication of data regarding our customers, their orders, product availability information and logistics information.

        Our open application programming interface approach allows us to integrate and work with third-party websites including social network sites, electronic payment platforms, other online distribution outlets and analytic systems. We have also adopted rigorous security policies and measures, including our dual-key and server-specific encryption technology, to protect customer privacy. Customers are protected by their own unique passwords and by our advanced data security software.

Competition

        The retail market for our products is intensely competitive. Consumers have many product choices online and offline offered by global, regional and local retailers. Our current or potential competitors include online retailers such as other China-based global online retail companies, retail chains, specialty retailers and sellers on online marketplaces. Each of our competitors has unique strengths that depend on their demographic, product and geographic focus. We may also in the future face competition from new entrants, consolidations of existing competitors or companies created through spin-offs of our larger competitors. For information in relation to the competitive challenges that we face, see "Risk Factors—Risks Related to Our Business and Industry—The online retail industry is intensely competitive and we may not compete successfully against new and existing competitors, which may materially and adversely affect our results of operations."

        We compete on the basis of characteristics such as sourcing products efficiently, technology innovation, pricing our products competitively, maintaining the quality of our products and services, anticipating and responding quickly to changing consumer demands, conducting strong and effective marketing activities and maintaining favorable brand recognition. We believe that our primary competitive advantages are our technology-enabled infrastructure, our differentiated product offerings, direct sourcing from cost competitive and flexible suppliers in China, strong online marketing capabilities, favorable prices, effective customer service, and a strong management team.

Intellectual Property

        We rely on a combination of trademark, trade secret and other intellectual property laws as well as confidentiality agreements with our employees, manufacturers and others to protect our intellectual property. As of the date of this prospectus, we have registered domain names for all of our websites, including www.lightinthebox.com, www.ouku.com and www.miniinthebox.com and trademarks and service marks in China, Hong Kong and the European Union, including for Lightinthebox and MiniInTheBox. In addition, we have filed additional trademark applications in China, Hong Kong, Japan, the European Union and the United States.

        In addition to the protection of our intellectual property, we are also focused on ensuring that our product offerings do not infringe the intellectual property of others. We have adopted internal policies and guidelines during product design and procurement process to make sure our suppliers and products we offer do not infringe on third-party intellectual property rights. All our supplier agreements contain provisions to safeguard against potential intellectual property infringement by our suppliers and impose severe penalties in the event of any infringement. We will also refuse to work with or terminate our relationship with suppliers in the event of intellectual property right violations. In addition, we have also engaged third-party advisors to assist us in ensuring compliance with third-party intellectual property rights.

        Despite our best efforts, however, we cannot be certain that third parties will not infringe or misappropriate our intellectual property rights and that products sold on our websites do not infringe or misappropriate the intellectual property rights of others. For information in relation to the challenges we face protecting our intellectual property, see "Risk Factors—Risks Related to Our Business and Industry—We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position." For information in relation to the challenges we face in relation to preventing our infringement of the intellectual property rights of others, see "Risk Factors—Risks Related to Our Business and Industry—Products manufactured by our suppliers may be defective or inferior in quality or infringe on the intellectual property rights of others, which may materially and adversely affect our business."

Employees

        As of December 31, 2010, 2011, 2012 and March 31, 2013, we had 636, 834, 1,052 and 1,126 full-time employees, respectively. All of our employees are based in China. We have employees from 18 countries, namely the United States, United Kingdom, Italy, Portugal, Spain, France, Germany, the Netherlands, South Korea, Russia, Ecuador, Sweden, Denmark, Poland, Czech Republic, Finland, Israel and China. The following table sets forth the number of our employees by function as of March 31, 2013:

Number of Employees
Fulfillment	520
Selling and Marketing	68
Technology, Research and Development	168
General and Administrative	370

Total	1,126

        We believe that we offer our employees competitive compensation packages and, as a result, we have generally been able to attract and retain qualified personnel and maintain a stable management team.

        We generally enter into standard employment contracts with our employees, which contain non-compete provisions. Furthermore, we have entered into confidentiality agreements with many of our key employees that aim to protect our trademarks, designs, trade secrets and other intellectual property rights.

        As required by PRC regulations, we participate in various employee social security plans that are organized by municipal and provincial governments, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing fund. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government. The total amounts of contributions we made to employee benefit plans in 2010, 2011, 2012 and the three months ended March 31, 2013 were $1.3 million, $2.9 million, $3.8 million and $1.2 million, respectively.

        We believe that we have a good working relationship with our employees and we have not experienced any significant labor disputes.

Facilities

        We currently lease all properties for our operations. Our corporate headquarters are located in Beijing, China. We have established sourcing offices in Beijing, Shenzhen, Guangdong Province, Shanghai, Suzhou, Jiangsu Province, Guangzhou, Guangdong Province and Yiwu, Zhejiang Province. We maintain warehouses in Suzhou, Jiangsu Province and Shenzhen, Guangdong Province. We have also established photo studios in Beijing and Shenzhen, Guangdong Province. The following table sets forth a summary of our leased properties as of the date of this prospectus:

Location	Size (in square meters)	Usage of Property
Beijing	4,551	Office space, sourcing office and photo studio
Suzhou, Jiangsu Province	10,232	Warehouse and sourcing office
Shenzhen, Guangdong Province	35,789	Warehouses, sourcing office and photo studio
Shanghai	1,000	Sourcing office
Guangzhou, Guangdong Province	199	Sourcing office
Yiwu, Zhejiang Province	122	Sourcing office

        We believe that our existing facilities are adequate for our current business operations and we will be able to enter into lease arrangements on commercially reasonable terms for future expansion.

Insurance

        We participate in government sponsored social security programs including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing fund. We do not currently maintain property insurance. In addition, as is typical in China, we do not maintain business interruption insurance, or general third-party liability insurance, general product liability insurance, or key-man life insurance. See "Risk Factors—Risks Related to Our Business and Industry—We do not have any business liability, disruption or litigation insurance and any business disruption or litigation we experience might result in our incurring substantial costs and diversion of resources."

Legal and Administrative Proceedings

        We are currently not a party to and we are not aware of any threat of any legal, arbitration or administrative proceedings that, in the opinion of our management, are likely to have a material and adverse effect on our business, financial condition or results of operations. We have in the past, and may from time to time in the future, become a party to various legal, arbitration or administrative proceedings arising in the ordinary course of our business.

REGULATIONS

        We sell our products to customers around the world, and as such we are subject to a number of foreign and domestic laws and regulations that affect companies conducting global online retail businesses, many of which are still evolving and could be interpreted in ways that could harm our business. For example, we are subject to laws protecting the privacy of customer non-public information and regulations prohibiting unfair and deceptive trade practices. Other laws in which we may be subject include issues such as user privacy, the tracking of consumer activities, marketing e-mails and communications, other advertising and promotional practices, content and quality of products and services, sales and other taxes, import and export laws, electronic contracts and other communications and mandatory data retention.

        For example, tax authorities in a number of states in the United States are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. New legislation or regulations, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and commercial online services could result in significant additional taxes or regulatory restrictions on our business.

        Many states in the United States have passed laws requiring notification to subscribers when there is a security breach of personal data. There are also a number of legislative proposals pending before Congress, various state legislative bodies and foreign governments concerning data protection. In addition, data protection laws in Europe and other jurisdictions outside the United States may be more restrictive, and the interpretation and application of these laws are still uncertain. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

        Although our products are sold all over the world, our operations are based primarily in China, and as such, we are primarily governed by and especially sensitive to the laws and regulations of China, including the following:

Regulations Relating to Cross-border Trading

        The Customs Law, effective as of July 1, 1987 and amended on July 8, 2000, divides imported and exported items into "goods" and "articles" based upon the nature and purpose of such items. Under the Customs Law, "goods" and "articles" are not defined. However, this concept is clarified in the Rules for the Implementation of Administrative Punishments Under the Customs Law, effective as of November 1, 2004. These Rules describes "articles" as postal items and travelers' luggage that are brought in and out of the PRC on an individual's person or luggage. When the quantity of articles is higher than a reasonable amount for personal use, it will be regarded as "goods." "Personal use" means that the traveler or consignee will use the items themselves or give the items as gifts, rather than selling or renting the items. "Reasonable amount" means the regular amount determined in accordance with the traveler or consignee's situation, purpose of travel and duration of stay.

        The Foreign Trade Law, effective as of July 1, 2004, governs international trade in services and the import and export of goods and technologies. Under this law, goods and technologies are categorized as (i) permitted, which may be freely imported and exported, (ii) restricted, which require advance approval or (iii) prohibited, which may not be imported or exported at all. Currently, all merchandise we export is categorized as permitted. Furthermore, an "import and export trader", or any company or individual engaging in the import or export of goods or technologies, must register with the administrative department of foreign trade under the State Council or any of its authorized bodies in order to be qualified as a foreign trade business operator. According to current foreign trade laws, the

Ministry of Commerce and its competent local branches are the authorized bodies to conduct qualification filings and registrations for foreign trade business operators.

        The Customs Law requires that importers and exporters make true declarations of their goods and technologies to customs. The Measures for the Inspection of Imported and Exported Merchandise also requires that certain items must be inspected by a commodity inspection organization before it can be exported. Further, the Ministry of Commerce and General Administration of Customs jointly adopted a mandatory licensing system for the export of certain merchandise, which exporters must comply with depending on the commodities they export.

        The customs declaration, clearance and inspection procedures for goods and articles are different. The declaration of import or export of goods may be made by the consignees or consigners themselves or by customs brokers that have registered with the permission of the customs. The consignees, consigners or customs brokers shall make true declarations and submit the import or export license for restricted goods and relevant documentation to the customs for inspection. The Measures for the Inspection of Imported and Exported Merchandise also requires that certain goods must be inspected by a commodity inspection organization before it can be exported, while exported articles are generally exempted from inspection, unless otherwise required by law.

        We work with third-party couriers to ship the merchandise purchased by our global customers on a parcel-by-parcel basis and to go through customs declaration, clearance and inspection procedures for the export of these merchandise. The customs declaration, clearance and inspection procedures for the merchandise which are packaged and shipped in parcels are handled in accordance with procedures for articles. If the PRC government determines that our custom declaration practice do not comply with applicable laws and regulations and the merchandise we sell to our global customers shall be exported as goods instead of articles, it may take regulatory or enforcement actions against us. See "Risk Factors—Risks Related to Doing Business in China—We may be adversely affected by the uncertainties and changes in the PRC regulations and policies of cross-border activities."

Corporate Laws and Industry Catalogue Relating to Foreign Investment

        The establishment, operation and management of corporate entities in China are governed by the Company Law of the PRC, or the Company Law, effective in 1994 and as amended in 1999, 2004 and 2005, respectively. The Company Law is applicable to our PRC subsidiary, our VIEs and Shanghai Ouku unless the PRC laws on foreign investment have stipulated otherwise.

        The establishment, approval, registered capital requirement and day-to-day operational matters of wholly foreign owned enterprises, such as our PRC subsidiary, Lanting Jishi, are regulated by the Wholly Foreign owned Enterprise Law of the PRC, effective in 1986 and as amended in 2000, and the Implementation Rules of the Wholly Foreign Owned Enterprise Law of the PRC, effective in 1990, as amended in 2001.

        Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which was promulgated and is amended from time to time by the Ministry of Commerce and the National Development and Reform Commission. The Catalogue divides industries into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue are generally open to foreign investment unless specifically restricted by other PRC regulations.

        Establishment of wholly foreign owned enterprises is generally permitted in encouraged industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are also subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category.

Regulations Relating to Telecommunications Services

        On September 25, 2000, the State Council promulgated the Telecommunications Regulations, or the Telecom Regulations. The Telecom Regulations draw a distinction between "basic telecommunication services" and "value-added telecommunication services." Internet content provision services, or ICP services, is a subcategory of value-added telecommunications businesses. Under the Telecom Regulations, commercial operators of value-added telecommunications services must first obtain an operating license from the MIIT or its provincial level counterparts.

        On September 25, 2000, the State Council issued the Administrative Measures on Internet Information Services, or the Internet Measures. According to the Internet Measures, commercial ICP service operators must obtain a value-added telecommunications license for Internet information service or an ICP license from the relevant government authorities before engaging in any commercial ICP operations within the PRC. In November 2000, the MIIT promulgated the Administrative Measures on Internet Electronic Messaging Services, or the BBS Measures. BBS services include electronic bulletin boards, electronic forums, message boards and chat rooms. The BBS Measures require Internet information services operators to obtain specific approvals or filings before providing BBS services.

        On December 26, 2001, the MIIT promulgated the Administrative Measures on Telecommunications Business Operating License, or the Telecom License Measures. On March 1, 2009, the MIIT issued the revised Telecom License Measures, which took effect on April 10, 2009. The Telecom License Measures set forth the types of licenses required to operate value-added telecommunications services and the qualifications and procedures for obtaining such licenses. For example, an ICP operator providing value-added services in multiple provinces is required to obtain an inter-regional license, whereas an ICP operator providing the same services in one province is required to obtain a local license.

        To comply with these PRC laws and regulations, Lanting Huitong, as our ICP operator, holds an ICP license.

Regulations Relating to Foreign Investment in Value-Added Telecommunications Industry

        According to the Administrative Rules for Foreign Investment in Telecommunications Enterprises issued by the State Council effective in January 2002, as amended in September 2008, a foreign investor may hold no more than a 50% equity interest in a value-added telecommunications services provider in China and such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record.

        The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, or the Circular, issued by the former Ministry of Information Industry in July 2006, reiterated the regulations on foreign investment in telecommunications businesses, which require foreign investors to set up foreign-invested enterprises and obtain an ICP license to conduct any commercial ICP business in China. Under the Circular, a domestic company that holds an ICP license is prohibited from leasing, transferring or selling the license to foreign investors in any form and from providing any assistance, including providing resources, sites or facilities, to foreign investors that conduct value-added telecommunications business illegally in China. Furthermore, certain relevant assets, such as the relevant trademarks and domain names that are used in the value-added telecommunications business must be owned by the local ICP license holder or its shareholders. The Circular further requires each ICP license holder to have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its license. In addition, all value-added telecommunications service providers are required to maintain network and information security in accordance with the standards set forth under relevant PRC regulations. If an ICP license holder fails to comply with the requirements in the Circular and also fails to remedy such non-compliance within a specified period of time, the Ministry of Information Industry (currently the MIIT) or its local counterparts have the discretion to take administrative measures against such license holder, including revoking its ICP license.

Regulations Relating to Internet Information Services and Content of Internet Information

        On September 25, 2000, the State Council issued the Administrative Measures on Internet Information Services, or the Internet Measures, to regulate the provision of information services to online users through the Internet. According to the Internet Measures, entities engaged in the provision of Internet information services within the PRC should obtain either (i) an "Internet Content Provider" license issued by the MIIT or its local bureau (ICP License), if the services in question are regarded as "commercial Internet information services"; or (2) an ICP filing with the local MIIT bureau (ICP Filing), if the services in question are regarded to as "non-commercial services". The former refers to "information, web page creation and other services provided to Internet users via the Internet for consideration", while the latter refers to "services that provide information of a publicly available and accessible nature to Internet users via the Internet for gratis". Operators providing commercial Internet information services shall obtain specific approvals before providing BBS services and the operators providing non-commercial Internet information services shall obtain specific filings before providing BBS services. If an Internet information service provider fails to obtain an ICP license or ICP filing or fails to obtain a specific approval or filing for its BBS services, the relevant local branch of the MIIT may levy fines, confiscate its income or even block its website. The concepts of commercial and non-commercial Internet information services are stipulated generally and hence leave much room for interpretation by the local MIIT bureau in its approval practice. According to the practice of Shanghai MIIT branch which applies the ICP filing system to online e-commerce activity (rather than ICP license), Shanghai Ouku has made ICP filings for its website. Shanghai Ouku has not obtained specific filings for BBS on its website.

        The Internet Measures further specify that Internet information services regarding, among others, news, publication, education, medical and health care, pharmacy and medical appliances are required to be examined, approved and regulated by the relevant authorities. Internet content providers are prohibited from providing services beyond that included in the scope of their business license or other required licenses or permits. Furthermore, the Internet Measures clearly specify a list of prohibited content. Internet content providers must monitor and control the information posted on their websites. If any prohibited content is found, they must remove the offending content immediately, keep a record and report to the relevant authorities.

Regulations Relating to Privacy Protection

        As an Internet content provider, we are subject to regulations relating to protection of privacy. Under the Internet Measures, Internet content providers are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes the lawful rights and interests of others. Internet content providers that violate the prohibition may face criminal charges or administrative sanctions by PRC security authorities. In addition, relevant authorities may suspend their services, revoke their licenses or temporarily suspend or close down their websites. Furthermore, under the Administration of Internet Bulletin Board Services issued by the Ministry of Information Industry in November 2000, Internet content providers that provide electronic bulletin board services must keep users' personal information confidential and are prohibited from disclosing such personal information to any third party without the consent of the users, unless otherwise required by law. The regulation further authorizes relevant telecommunication authorities to order Internet content providers to rectify any unauthorized disclosure. Internet content providers could be subject to legal liabilities if unauthorized disclosure causes damages or losses to Internet users. However, the PRC government retains the power and authority to order Internet content providers to provide the personal information of Internet users if the users post any prohibited content or engage in illegal activities through the Internet. We believe that we are currently in compliance with these regulations in all material aspects.

Regulations on Intellectual Property Rights

        China has adopted legislation governing intellectual property rights, including trademarks, patents and copyrights. China is a signatory to the major international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization in December 2001.

Patent

        The National People's Congress adopted the Patent Law in 1984, which was subsequently amended in 1992, 2000 and 2008. The purpose of the Patent Law is to protect lawful interests of patent holders, encourage invention, foster applications of invention, enhance innovative capabilities and promote the development of science and technology. To be patentable, invention or utility models must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds, substances obtained by means of nuclear transformation or a design which has major marking effect on the patterns or colors of graphic print products or a combination of both patterns and colors. The Patent Office under the State Intellectual Property Office is responsible for administering patents in the PRC. A patent is valid for a term of 20 years in the case of an invention and a term of ten years in the case of utility models and designs, each starting from application date. A third-party user must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use constitutes an infringement of patent rights.

        China follows a "first to file" principle for patents. When more than one person files a patent application for the same invention, the patent will be granted to the person who first filed the application. In addition, the PRC requires absolute novelty in order for an invention to be patentable. Pursuant to this requirement, generally, with limited exceptions, any prior written or oral publication in or outside the PRC, demonstration or use in the PRC before the patent application filing prevents an invention from being patented in the PRC. Patents issued in the PRC are not enforceable in Hong Kong, Taiwan or Macau, each of which has an independent patent system. The fact that a patent application is pending is no guarantee that a patent will be granted and, even if granted, the scope of a patent may not be as broad as that of the initial application.

        When a patent infringement dispute arises, the patent holder or an interested party who believes the patent is being infringed may either file a civil lawsuit or file a complaint with the relevant authorities in charge of the patent administration. A PRC court may grant the patent holder's or the interested party's request for a preliminary injunction before the legal proceeding. Pursuant to the Patent Law, an infringer shall be subject to various civil liabilities, which include ceasing the infringement and compensating the actual loss suffered by patent owners. If it is difficult to calculate the actual loss suffered by the patent owner, the illegal income received by the infringer as a result of the infringement or if it is difficult to calculate the illegal income, a reasonable amount calculated with reference to the patent royalties shall be deemed as the actual loss. The compensation amount shall also include the reasonable expenses incurred by the patent owner for stopping the infringement. If damages cannot be established by any of the above methods the court can decide the amount of the actual loss up to RMB1,000,000. In addition, an infringer who counterfeits patents of third parties shall be subject to administrative penalties or criminal liabilities if applicable. Typically, a patent holder in the PRC has the burden of proving that the patent is being infringed. However, if the holder of a production process patent alleges infringement of such patent, the alleged infringing party which produces the same kind of products has the burden of proving that there has been no infringement.

        We do not have registered patents in China.

Copyright

        Copyrights are protected by the Copyright Law of the PRC which was promulgated in 1990 and amended in 2001 and February 2010 and the Regulation for the Implementation of the Copyright Law

of the PRC which came into effect in September 2002 and was amended in January 2011. The amended Copyright Law extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by local Copyright Bureaus and the China Copyright Protection Center. The amended Copyright Law also requires registration of a copyright pledge.

        Copyrights shall vest on the authors, unless otherwise provided under the laws. If a work constitutes "work for hire", the employer, instead of the employee, is considered the legal author of the work and will enjoy the copyrights of such "work for hire" other than rights of authorship. "Works for hire" include, (1) drawings of engineering designs and product designs, maps, computer software and other categories, which are created mainly with the materials and technical resources of the legal entity or organization with responsibilities being assumed by such legal entity or organization; (2) those works the copyrights of which are, in accordance with the laws or administrative regulations or under contractual arrangements, enjoyed by a legal entity or organization. The actual creator may enjoy the rights of authorship of such "work for hire." A copyright owner may transfer its copyrights to others or permit others to use its copyrighted works. Use of copyrighted works of others generally requires a licensing contract with the copyright owner. The protection period for copyrights in the PRC varies, with 50 years as the minimum. The protection period for a "work for hire" where a legal entity or organization owns the copyright (except for the right of authorship) is 50 years, expiring on December 31 of the fiftieth year after the first publication of such work.

        In China, holders of computer software copyrights enjoy protections under the Copyright Law. Various regulations relating to the protection of software copyrights in China have promulgated. Under these regulations, computer software that is independently developed and exists in a physical form is protected, and software copyright owners may license or transfer their software copyrights to others. Registration of software copyrights, exclusive licensing and transfer contracts with the Copyright Protection Center of China or its local branches is encouraged. Such registration is not mandatory under Chinese law, but can enhance the protections available to the registered copyrights holders.

        Where copyright or a copyright-related right is infringed, the infringer shall make compensation according to the actual losses incurred by the right owner. Where the actual losses are difficult to calculate, the compensation may be paid according to the illegal incomes obtained by the infringer. The compensation amount shall also include the reasonable expenses incurred by the right owner for preventing the infringement. Where neither the actual losses incurred by the right owner nor the illegal gains obtained by the infringer is determinable, the court may render a ruling to award compensation in an amount not more than RMB500,000.

        We do not have registered computer software copyrights in China.

Trademark

        Trademarks are protected by the PRC Trademark Law adopted in 1982 and subsequently amended in 1993 and 2001 as well as the Implementation Regulation of the PRC Trademark Law adopted by the State Council in 2002. The Trademark Office under the SAIC handles trademark registrations and grants a term of ten years to registered trademarks and another ten years if requested upon expiry of the first or any renewed ten year term. Trademark license agreements must be filed with the Trademark Office for record. The PRC Trademark Law has adopted a "first-to-file" principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a "sufficient degree of reputation" through such party's use. Trademark license agreements must be filed with the Trademark Office or its regional offices.

        Under the Trademark Law, any of the following acts is deemed as an infringement to the right to exclusive use of a registered trademark: (i) using a trademark identical with or similar to the registered trademark of the same kind of commodities or similar commodities without a license from the registrant of that trademark; (ii) selling the commodities that infringe upon the right to exclusive use of a registered trademark; (iii) forging, manufacturing without authorization the marks of a registered trademark of others, or selling the marks of a registered trademark forged or manufactured without authorization; (iv) changing a registered trademark and putting the commodities with the changed trademark into the market without the consent of the registrant of that trademark; or (v) causing other damage to the right to exclusive use of a registered trademark of another person. In the event of any of the foregoing acts, the infringer would be imposed a fine, ordered to stop the infringement acts immediately and give the infringed party compensation. The compensation shall equal to the amount of the benefits gained by the infringing party or of the losses suffered by the infringed party during the existence of, and caused by, the infringement, including any reasonable expenses incurred by the infringed party in stopping the infringement. If it is difficult to determine the amount of the benefits gained by the infringing party or the losses suffered by the infringed party, the court may render a judgment awarding damages not more than RMB500,000.

        Selling goods without awareness of such goods' infringement of the exclusive right to use a trademark shall be exempted from liability for compensation insofar as the seller is able to prove that the goods were lawfully obtained and can indicate the supplier's identity.

        All of our logos are registered trademarks in China, including Lightinthebox and ouku.

Domain Names

        In September 2002, China Internet Network Information Center, or the CNNIC, issued the Implementing Rules for Domain Name Registration setting forth detailed rules for registration of domain names. On November 5, 2004, Ministry of Industry and Information Technology of the People's Republic of China, or the MIIT, promulgated the Measures for Administration of Domain Names for the Chinese Internet, or Domain Name Measures. The Domain Name Measures regulate the registration of domain names, such as the first tier domain name ".cn." In February 2006, CNNIC issued the Measures on Domain Name Disputes Resolution and its implementing rules, pursuant to which CNNIC can authorize a domain name dispute resolution institution to decide disputes. These regulations require owners of Internet domain names to register their domain names with qualified domain name registrars approved by the MIIT and obtain registration certificates from such registration agencies. A registered domain name owner has the exclusive right to use its domain name. Unregistered domain names may not receive proper legal protections and may be misappropriated by unauthorized third parties.

        We have registered domain names for all of our websites, including www.lightinthebox.com, www.ouku.com and www.miniinthebox.com.

Regulations Relating to Foreign Currency Exchange

Foreign Exchange Relating to Export Businesses

        Foreign exchange activities relating to import and export trading in China are primarily governed by the following regulations:

  •
  the Foreign Currency Administration Rules (2008), or the Exchange Rules;

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  the Administrative Measures for the Verification and Cancellation of Export Proceeds in Foreign Exchange and its implementing rules (2003); and

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  the Administration Rules for the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

        These foreign exchange regulations, along with certain other ancillary notices issued by the SAFE, lay out the legal framework for the administration of foreign exchange for the export of commodities in international trade. Under these foreign exchange regulations, the exporter, in order to receive the proceeds of the export in foreign exchange and settle the same into Renminbi, must apply with the local branch of the SAFE for a certificate of verification and cancellation of export proceeds in foreign exchange unless otherwise provided under the applicable laws and regulations The exporter must also apply with the competent tax authorities for a tax exemption or refund where a tax exemption refund is applicable.

        We source all of our products from suppliers in the PRC. However, we use sourcing agents located in Hong Kong to settle payments and delivery with many of our suppliers. Our payments are made directly to such agents and thus are not subject to the jurisdictions of PRC foreign exchange laws and regulations. These agents should remit the purchase price of the commodities in foreign exchange to the PRC suppliers. Following receipt of the payment, the PRC suppliers shall go through the relevant procedures with the local branch of the SAFE as mentioned above to settle the foreign exchange into Renminbi. However, we cannot assure you that all our sourcing agents or the PRC suppliers will fully comply with these foreign exchange laws and regulations.

Foreign Exchange Relating to Foreign Invested Enterprises

        Under current Chinese regulations, Renminbi are freely convertible for trade and service-related transactions denominated in foreign currency, but not for direct investment, loans or investments in securities outside China without the prior approval of the SAFE or its local branches.

        Foreign-invested enterprises in China may execute foreign exchange transactions without the SAFE approval for trade and service-related transactions denominated in foreign currency by providing commercial documents evidencing these transactions. They may also retain foreign currency, subject to a cap approved by the SAFE, to satisfy foreign currency-denominated liabilities or to pay dividends. Foreign exchange transactions related to direct investment, loans and investment in securities outside China are still subject to limitations and require approval from the SAFE.

        Furthermore, on August 29, 2008, the SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or Circular 142. Pursuant to Circular 142, Renminbi capital derived from the settlement of a foreign-invested enterprise's foreign currency capital must be used within the business scope approved by the applicable government authority and cannot be used for domestic equity investment, unless specifically provided for otherwise. Documents certifying the purposes of the settlement of foreign currency capital into Renminbi, including a business contract, must also be submitted for the settlement of such foreign currency. In addition, foreign-invested enterprises may not change how they use such capital without the SAFE's approval and may not in any case use such capital to repay Renminbi loans if they have not used the proceeds of such loans. Violation of Circular 142 can result in severe penalties, including heavy fines as set forth in the Foreign Exchange Administration Rules. Furthermore, the SAFE promulgated a circular on November 19, 2010, or Circular 59, which tightens the regulation over settlement of net proceeds from overseas offerings like this offering and requires that the settlement of net proceeds must be consistent with the description in the prospectus for the offering. Circular 142 and Circular 59 may significantly limit our ability to transfer the net proceeds from this offering to our PRC subsidiary and convert the net proceeds into Renminbi, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Regulations on Dividend Distributions

        The principal regulations governing dividend distributions of wholly foreign owned companies include:

  •
  the Companies Law (2005);

  •
  the Wholly Foreign Owned Enterprise Law (2000); and

  •
  the Wholly Foreign Owned Enterprise Law Implementing Rules (2001).

        Under these regulations, wholly foreign owned companies in China may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign owned companies are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds, until the aggregate amount of these funds reaches 50% of the company's registered capital. Wholly foreign owned companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Regulations on Tax

PRC Enterprise Income Tax

        The PRC enterprise income tax is calculated based on the taxable income determined under the applicable EIT Law and its implementation rules. On March 16, 2007, the National People's Congress of China enacted the New EIT Law, which became effective on January 1, 2008. On December 6, 2007, the State Council promulgated the implementation rules to the New EIT Law, which also became effective on January 1, 2008. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the New EIT Law, or the Transition Preferential Policy Circular, which became effective simultaneously with the New EIT Law. The New EIT Law imposes a uniform enterprise income tax rate of 25% on all resident enterprises in China, including foreign-invested enterprises and domestic enterprises, unless they qualify for certain exceptions, and terminates most of the tax exemptions, reductions and preferential treatments available under the old EIT Law and regulations. Under the New EIT Law and the Transition Preferential Policy Circular, qualified enterprises established before March 16, 2007 that already enjoyed preferential tax treatments will continue to enjoy them (i) in the case of preferential tax rates, for a maximum of five years starting from January 1, 2008 and during the five-year period, the tax rate will gradually increase from their current preferential tax rate to 25%, or (ii) in the case of preferential tax exemption or reduction for a specified term, until the expiration of such term. For enterprises that are not profitable enough to enjoy the preferential tax exemption or reduction referred to in (ii) above, the preferential duration shall commence from 2008.

        Prior to the effectiveness of the New EIT Law on January 1, 2008, domestic companies were generally subject to an enterprise income tax at a statutory rate of 33%.

        The New EIT Law and its implementation rules permit "high and new technology enterprises strongly supported by the state" holding independent ownership of core intellectual property and meeting certain other criteria, as stipulated in the implementation rules and other regulations, to enjoy a reduced enterprise income tax rate of 15%. The State Administration of Taxation, the Ministry of Science and Technology and the Ministry of Finance jointly issued the Administrative Rules for the Certification of High and New Technology Enterprises delineating the specific criteria and procedures for the certification of "high and new technology enterprises" on April 14, 2008. The New EIT Law and its implementation rules also provide that "software enterprises" enjoy a two-year income tax exemption starting from the first profit making year, followed by a reduced tax rate of 12.5% for the subsequent three years.

        Uncertainties exist with respect to how the New EIT Law applies to our tax residency status. Under the New EIT Law, an enterprise established outside of the PRC with "de facto management bodies" within the PRC is considered a "resident enterprise," which means that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes, although the dividends paid to one resident enterprise from another may qualify as "tax-exempt income." Though the implementation rules of the New EIT Law define "de facto management bodies" as "establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise," the only detailed guidance currently available for the definition of "de facto management body" as well as the determination of offshore incorporated PRC tax resident and its administration are set forth in Circular 82 and Bulletin No. 45 issued by the SAT, which provide guidance on the administration as well as determination of the tax residency status of Chinese-controlled offshore-incorporated enterprise, defined as an enterprise that is incorporated under the law of a foreign country or territory and that has a PRC company or PRC corporate group as its primary controlling shareholder. Although we do not have a PRC enterprise or enterprise group as our primary controlling shareholder and are therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of Circular 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in Circular 82 to evaluate the tax residency status of our legal entities organized outside the PRC.

        According to Circular 82, a Chinese-controlled offshore-incorporated enterprise will be regarded as a PRC tax resident by virtue of having "de facto management body" in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions set forth in Circular 82 are met:

  •
  the primary location of the day-to-day operational management is in the PRC;

  •
  decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;

  •
  the enterprise's primary assets, accounting books and records, company seals and board and shareholder resolutions are located or maintained in the PRC; and

  •
  50% or more of voting board members or senior executives habitually reside in the PRC.

        In addition, Bulletin No. 45 provided clarification on the resident status determination, post-determination administration, and competent tax authorities. It also specifies that when provided with a copy of PRC resident determination certificate from a resident Chinese-controlled offshore-incorporated enterprise, the payer should not withhold 10% income tax when paying certain PRC-sourced income such as dividends, interest and royalties to the Chinese-controlled offshore-incorporated enterprise.

        Although both the circular and the bulletin only apply to offshore enterprises controlled by PRC enterprises and not those by PRC individuals, the determination criteria set forth in the circular and administration clarification made in the bulletin may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax residency status of offshore enterprises and the administration measures should be implemented, regardless of whether they are controlled by PRC enterprises or PRC individuals.

        We do not believe that we meet all of the conditions above. We are a company incorporated outside the PRC. As a holding company, our key assets and records, including the resolutions of our board of directors and the resolutions of their respective shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC "resident enterprise" by the PRC tax authorities. Therefore, we believe that we should not be treated as a "resident enterprise" for PRC tax purposes if the criteria for "de facto management body" as set forth in the Circular 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body" as applicable to our offshore entities, we will continue to monitor our tax status. See "Risk Factors—Risks Related to Doing Business in China—We may be deemed a PRC resident enterprise under the New EIT Law and be subject to PRC taxation on our income."

        Although we believe we are not a PRC resident enterprise for enterprise income tax purposes, substantial uncertainty regarding our status still exists. In the event that our company or our Hong Kong subsidiary is considered to be a PRC resident enterprise, (1) our company or our Hong Kong subsidiary would be subject to the PRC enterprise income tax at the rate of 25% on worldwide income; and (2) dividend income that our Hong Kong subsidiary receives from our PRC subsidiary, however, may be exempt from the PRC withholding tax since such income is exempted under the New EIT Law for PRC resident enterprise recipients. See "Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other cash distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business."

        Under Notice on Strengthening the Management of Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-resident Enterprises issued by the SAT, or Circular 698, if a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5%, or (ii) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the PRC competent tax authority of the PRC resident enterprise this Indirect Transfer within 30 days from the date when the equity transfer agreement was made. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. Circular 698 is retroactively effective on January 1, 2008. There is uncertainty as to the application of Circular 698. Circular 698 may be determined by the tax authorities to be applicable to our private equity financing transactions where non-resident investors were involved, if any of such transactions were determined by the tax authorities to lack reasonable commercial purpose. As a result, we and our non-resident investors in such transactions may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under the general anti-avoidance rule of the New EIT Law, which may have a material adverse effect on our financial condition and results of operations or such non-resident investors' investments in us. See "Risk Factors—Risks Related to Doing Business in China—We may be deemed a PRC resident enterprise under the New EIT Law and be subject to PRC taxation on our income."

Value Added Tax

        Our PRC subsidiary, VIEs and Shanghai Ouku are subject to value added tax, or VAT, at a rate of 17% on revenue from sale of products in the PRC and is entitled to a refund for VAT already paid or borne on the goods purchased by it and utilized in the production of goods that have generated gross sales proceeds.

Dividends Withholding Tax

        Under the old EIT Law effective prior to January 1, 2008, dividends paid to foreign investors by foreign-invested enterprises would be exempt from PRC withholding tax. We are a Cayman Islands holding company and substantially all of our income may come from dividends we receive from our subsidiary, Light In The Box Limited, a Hong Kong registered company and its PRC subsidiary and VIEs. Approximately 5.6% of our net revenues in 2010 was generated from sales via our websites and third-party online marketplace platforms targeting consumers in China. Pursuant to the New EIT Law and its implementation rules, dividends generated after January 1, 2008 and distributed to us by Lanting Jishi, our PRC subsidiary directly held by Light In The Box Limited, may be subject to withholding tax at a rate of up to 10%. Pursuant to the Double Taxation Avoidance Arrangement, dividends that Light in The Box Limited receives from Lanting Jishi may be subject to withholding tax at a rate of 5%, provided that the conditions and requirements under the Double Tax Avoidance Arrangement have been satisfied, and subject to the assessment and approval of our relevant local tax authority.

Regulations on Offshore Investment by PRC Residents

        Pursuant to the SAFE's Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles, or Circular 75, issued on October 21, 2005, and its relevant implementing rules, (i) a PRC citizen residing in the PRC or non-PRC citizen primarily residing in the PRC due to his or her economic tie to the PRC, who is referred to as a "PRC resident" in Circular 75, must register with the local branch of the SAFE before it establishes or controls an overseas special purpose company, for the purpose of overseas equity financing; (ii) when a PRC resident contributes the assets of or its equity interests in a domestic enterprise into an overseas special purpose company, or engages in overseas financing after contributing assets or equity interests into an special purpose company, such PRC resident shall register his or her interest in the special purpose company and the change thereof with the local branch of the SAFE; and (iii) when the special purpose company undergoes a material event outside of China not involving inbound investments, such as any new financing, or incorporating or controlling offshore entities, the PRC resident shall, within 30 days from the occurrence of such event, register such change with the local branch of the SAFE. PRC residents who are shareholders of special purpose companies established before November 1, 2005 were required to register with the local branch of the SAFE before March 31, 2006.

        Under Circular 75, failure to comply with the registration procedures above may result in penalties, including imposition of restrictions on a PRC subsidiary's foreign exchange activities and its ability to distribute dividends to the overseas special purpose company. See "Risk Factors—Risks Related to Doing Business in China—PRC regulations relating to the establishment of offshore special purpose companies by PRC domestic residents and registration requirements for employee stock ownership plans or share option plans may subject our PRC resident beneficial owners or the plan participants to personal liability, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary's ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us."

        In addition, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of foreign exchange registrations by the offshore holding company's shareholders who are PRC residents in a timely manner. If these shareholders fail to comply, the PRC subsidiaries of the offshore parent company may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company and the offshore parent company may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the above foreign exchange registration requirements could result in liabilities for such PRC subsidiaries under PRC laws for evasion of foreign exchange restrictions, including (i) requirement by the SAFE to return the foreign exchange remitted overseas within a period specified by the SAFE, with a fine of up to 30% of the total amount of foreign exchange remitted overseas and deemed evasive and (ii) in circumstances involving serious violations, a fine of no less than 30% of and up to the total amount of remitted foreign exchange deemed evasive. Furthermore, the persons-in-charge and other persons at such PRC subsidiaries who are held directly liable for the violations may be subject to administrative sanctions.

Regulations on Employee Stock Option Plans

        In December 2006, the People's Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, setting forth the respective requirements for foreign exchange transactions by individuals (both PRC and non-PRC citizens) under either the current account and the capital account. In January 2007, the SAFE issued implementing rules for the Administrative Measures of Foreign Exchange Matters for Individuals, which, among other things, specified the approval requirements for certain capital account transactions, such as a PRC citizen's participation in employee stock ownership plans or share option plans of overseas listed companies. On March 28, 2007, the SAFE promulgated the Stock Option Rules. In February 2012, the SAFE promulgated the

Stock Option Notice. This Stock Option Notice replaced the previous Stock Option Rules. The Stock Option Notice simplifies the requirements and procedures for the registration of stock incentive plan participant, especially in respect of the required application documents and the absence of strict requirements on offshore and onshore custodian banks, as were stipulated in the Stock Option Rules. The purpose of the Stock Option Notice is to regulate the foreign exchange administration of PRC resident individuals who participate in employee stock incentive plans of overseas listed companies.

        According to the Stock Option Notice, if a PRC resident individual participates in stock incentive plans of an overseas listed company, which includes employee stock ownership plan share option plan and other incentive plans permitted by relevant laws and regulations, a PRC domestic qualified agent or the PRC subsidiary of such overseas listed company must, among other things, file, on behalf of such resident, an application with the SAFE or its local counterpart to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock holding or share option exercises as PRC resident individuals may not directly use overseas funds to purchase shares or exercise share options. With the approval from the SAFE or its local counterpart, the PRC domestic qualified agent or the PRC subsidiary shall open a special foreign exchange account at a PRC domestic bank to hold the funds required in connection with the stock purchase or option exercise, any returned principal or profits upon sales of shares, any dividends issued on the stock and any other income or expenditures approved by the SAFE or its local counterpart. In addition, within three months after any substantial changes to any such stock incentive plan, including, for example, any changes due to a merger or acquisition or changes to the domestic or overseas custodian agent, the domestic agent must update the registration with SAFE.

        Under the Foreign Currency Administration Rules (1996), as amended in 2008, the foreign exchange proceeds of domestic entities and individuals can be remitted into China or deposited abroad, subject to the terms and conditions to be issued by the SAFE. However, to date, the SAFE has not issued any implementing rules in respect of depositing the foreign exchange proceeds abroad. Currently, the foreign exchange proceeds from the sales of shares can be converted into Renminbi or transferred to such individuals' foreign exchange savings account after the proceeds have been remitted back to the special foreign exchange account opened at the PRC domestic bank. If share options are exercised on a noncash basis, the PRC domestic individuals are required to remit the proceeds to special foreign exchange accounts.

        Furthermore, a notice concerning the individual income tax on earnings from employee stock options jointly issued by the Ministry of Finance and the SAT, and its implementing rules, provide that domestic companies that implement employee share option programs shall (1) file the employee share option plans and other relevant documents to the local tax authorities having jurisdiction over them before implementing such employee share option plans; (2) file share option exercise notices and other relevant documents with the local tax authorities having jurisdiction over them before exercise by the employees of the share options and clarify whether the shares issuable under the employee share options mentioned in the notice are the shares of publicly listed companies; and (3) withhold taxes from the PRC employees in connection with the PRC individual income tax.

        On October 27, 2008, our board of directors adopted the Amended and Reinstated 2008 Share Incentive Plan, pursuant to which we may issue employee stock options to our qualified employees and directors on a regular basis. In the application documents submitted to the Shenzhen office of the SAFE in connection with the registration of the overseas investment in our company by our PRC resident shareholders under Circular 75, we indicated that 6.08% of the share capital of our company are reserved for employee stock options and service incentive shares. We and our PRC employees who have participated in the Amended and Reinstated 2008 Share Incentive Plan will be subject to the Stock Option Rules when our company becomes an overseas listed company. However, we cannot assure you that our PRC individual beneficiary owners and the stock options holders can successfully register with the SAFE in full compliance with Stock Option Rules. See "Risk Factors—Risks Related to Doing Business in China—PRC regulations relating to the establishment of offshore special purpose companies by PRC domestic residents and registration requirements for employee stock ownership plans or share option plans may subject our PRC resident beneficial owners or the plan participants to personal liability, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary' ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us."

Labor Laws and Social Insurance

        Pursuant to the PRC Labor Law and the PRC Labor Contract Law, employers must execute written labor contracts with full-time employees in order to establish an employment relationship. All employers must compensate their employees equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. Violations of the PRC Labor Contract Law and the PRC Labor Law may result fines or other administrative sanctions or, in the case of serious violations, criminal liability.

        In addition, employers in China are obliged to provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing funds.

Regulations on Overseas Listing

        In 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules. This rule requires that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, this regulation requires that an overseas special purpose vehicle, or SPV, formed for overseas listing purposes and controlled by PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange.

        While the application of the new regulations remain unclear, based on their understanding of current PRC laws, regulations and new procedures announced on September 21, 2006, our PRC counsel, TransAsia Lawyers, has advised us that:

  •
  the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation;

  •
  we established our PRC subsidiary by means of direct investment other than by merger or acquisition of the equity or assets of PRC domestic companies; and

  •
  no provision in this regulation clearly classified contractual arrangements as a type of transaction subject to its regulation.

        See "Risk Factors—Risks Related to Doing Business in China—Any requirement to obtain prior approval required under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain this approval, if required, could have a material adverse effect on our business, financial condition and results of operations as well as the trading price of the ADSs and could also create uncertainties for this offering."

Regulations on Concentration in Merger and Acquisition Transactions

        The M&A Rules also establish procedures and requirements that could make some merger and acquisitions of Chinese companies by foreign investors more time-consuming and complex. These rules require, among other things, that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor will take control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings issued by the State Council on August 3, 2008 are triggered.

        According to the Implementing Rules Concerning Security Review on the Mergers and Acquisitions by Foreign Investors of Domestic Enterprises issued by the Ministry of Commerce in August 2011, mergers and acquisitions by foreign investors involved in an industry related to national security are subject to strict review by the Ministry of Commerce. These rules also prohibit any transactions attempting to bypass such security review, including controlling entities through contractual arrangements.

 MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information relating to our directors and executive officers upon closing of this offering. The business address of each of our directors and executive officers is LightInTheBox Holding Co., Ltd., Building 2, Area D, Floor 1-2, Diantong Times Square, No. 7 Jiuxianqiao North Road, Chaoyang District, Beijing 100020, People's Republic of China.

Name	Age	Position/Title
Quji (Alan) GUO	37	Chairman of the board and chief executive officer
Xin (Kevin) WEN	33	Director and co-president
Liang ZHANG	36	Director and co-president
Jun LIU	40	Director and senior vice president of operations(1)
Jin-Choon (Richard) LIM	55	Director
Bo FENG	43	Director
Ye YUAN	33	Director
Shujun LI	41	Director(1)
Sean SHAO	56	Independent Director Appointee(2)
Kai-Fu LEE	51	Independent Director Appointee(2)
Zheng (Richard) XUE	42	Chief financial officer
Liang LU	38	Chief technology officer

Notes:

(1)
Mr. LIU and Mr. LI will resign from our board of directors upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

(2)
Mr. SHAO and Dr. LEE have accepted appointment as our independent directors, effective upon the effectiveness of the registration statement of which this prospectus is a part.

        Quji (Alan) GUO is our co-founder, chairman and chief executive officer who joined our company in 2008. Prior to joining our company, Mr. GUO served as the chief strategist and the special assistant to the president of Google China from 2005 to 2008, where he was instrumental for building Google's China operation and led many of its strategic product and business initiatives, including the launch of Google Music, the first advertiser-sponsored free music download service in China, as well as certain strategic investments. Prior to joining Google China, he was a product manager with Google in the United States. In 2004, he worked for the corporate business development team at Amazon participating in the acquisition of Joyo.com, the predecessor of Amazon's China operation. From 2001 to 2003, he was a software design engineer at the headquarters of Microsoft Corporation, participating in the development of MSN, IE and Windows. Mr. GUO received his bachelor's degree from the University of Science and Technology of China in 1999, his master's degree in electrical engineering from the University of Illinois at Urbana-Champaign in 2001, and his MBA degree from Stanford University in 2005. Mr. GUO is a holder of a number of patents in software and Internet technologies in the United States.

        Xin (Kevin) WEN is a co-founder of our company and has served as our director and co-president, responsible for marketing, product management and user experience since 2007. Mr. WEN was also responsible for our technology development from 2007 to 2010. From 2005 to 2007, Mr. WEN was a vice president of product and business development and the board secretary of Bokee.com, a blog service provider in China, where he built the company's research and development team and user experience team. In 2003, Mr. WEN co-founded Blogdriver.com, one of the first blog service providers in China, and served as its chief executive officer from 2003 to 2004. Mr. WEN studied at University of Texas at Austin.

        Liang ZHANG is a co-founder of our company and has served as our director and co-president responsible for sourcing and supply chain since 2007. Mr. ZHANG was also responsible for our operations from 2007 to 2009. From 2001 to 2006, Mr. ZHANG founded and served as the chief executive officer of Zhongrun Ltd., a supplier for large Chinese online retail companies such as Dangdang.com and Amazon China, including its predecessor Joyo.com. He was a marketing manager at Netease.com Inc. from 1999 and 2001 and a program manager at Samsung Electronics from 1998 to 1999. Mr. ZHANG received his bachelor's degree in business management from Nankai University in 1998.

        Jun LIU is our director and senior vice president of operations who joined our company in 2009. From 2005 to 2009, Mr. LIU founded and was the chief executive officer of Feloo.com, an education information website in China. From 2002 to 2005, Mr. LIU held various senior management positions, including as vice president of marketing and operations, in the predecessor of Amazon China, Joyo.com. From 2000 to 2001, Mr. LIU was a senior software development manager at Dangdang.com. From 1997 to 1999 Mr. LIU was a software development manager at Bertelsmann China. Mr. LIU received his bachelor's degree in environmental science from East China Normal University in 1994 and his MBA degree from Tongji University in 2005.

        Jin-Choon (Richard) LIM has been our director since 2009. Mr. LIM is a founder and the managing director of GSR Ventures. Prior to founding GSR Ventures in 2005, Mr. LIM was involved in founding three venture-backed companies in the United States. From 1988 to 1992, he was an executive of Lotus Development Corporation and from 1983 to 1986, was an executive of the National University Hospital of Singapore. Mr. LIM received his bachelor's degree from National University of Singapore in 1981 and his MBA degree from Stanford University in 1988. Mr. LIM brings to the board his in-depth knowledge of international capital markets and experience leading multinational corporations.

        Bo FENG has been our director since 2008. Mr. FENG is currently a partner at Ceyuan Ventures, which he has co-founded in 2004. Prior to that, he was the founder and had been a partner of Chengwei Ventures since 1999. Mr. Feng also served as the chief representative of ChinaVest since 1997 and vice president of Robertson, Stephens & Company since 1994. Mr. FENG studied at the College of Marin from 1988 to 1991. Mr. FENG brings to the board his experience with fast-growing companies in China in various industries and his knowledge of Chinese regulation.

        Ye YUAN has been our director since 2008. Mr. YUAN joined Ceyuan Ventures in 2005 and has been a partner since 2009. Mr. YUAN currently serves as a director of Letao Inc., China Medonline Inc. and Wisdom Alliance Limited. From 2003 to 2005, Mr. YUAN worked at the audit department of KPMG (Beijing) Accounting LLP and Latitude Capital. Mr. YUAN received his bachelor's degree in finance from University of International Business and Economics in China in 2002 and his master's degree from the University of Windsor in Canada in 2003. Mr. YUAN brings to the board a deep understanding of finance and accounting.

        Shujun LI has been our director since 2010. Mr. LI has been the managing partner of a private equity fund, Trustbridge Partners since 2006. From 2002 to 2006, Mr. LI was a member of the senior management team and the chief financial officer of Shanda Interactive Entertainment Limited, an operator of online games in China, where he also served several other management roles. In 2001, he was a fund manager responsible for the establishment of Zhongrong Fund Management Company. From 1997 to 2000, Mr. LI served as a senior manager at the international business department of China Southern Securities Co. Ltd. Mr. LI currently serves as a non-executive director of Boshiwa International Holding Limited, and an independent director and the chairman of the audit committee of Qihoo 360 Technology Co. Ltd., a New York Stock Exchange listed company that provides Internet and mobile security products in China, Mr. LI received his bachelor's degree from Hebei Normal University in China in 1994 and his master's degree in economics from Nankai University in China in

1998. Mr. LI brings to the board his extensive experience as the chief financial officer of a publically listed company in the United States and his knowledge of sound corporate governance principles.

        Sean SHAO will serve as our independent director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. SHAO currently serves as (i) independent director and chairman of the audit committee of: UTStarcom Holdings Corp., a provider of broadband equipment and solutions listed on the NASDAQ, since October 2012; Xueda Education Group, a China-based personalized tutoring services company listed on the NYSE, since March 2010; Yongye International, Inc., a China-based agricultural company listed on the NASDAQ, since April 2009 and China Biologic Products, Inc., a biopharmaceutical company listed on the NASDAQ, since July 2008; (ii) independent director and chairman of the compensation committee of AsiaInfo-Linkage, Inc., a Chinese telecom software solutions provider listed on the NASDAQ, since July 2010, and (iii) independent director and chairman of the nominating committee of Agria Corporation, a Chinese agricultural company listed on the NYSE, since November 2008. Mr. SHAO served as the chief financial officer of Trina Solar Limited from 2006 to 2008. In addition, he served from 2004 to 2006 as the chief financial officer of ChinaEdu Corporation, an educational service provider, and of Watchdata Technologies Ltd., a Chinese security software company. Prior to that, Mr. SHAO worked at Deloitte Touche Tohmatsu Certified Public Accountants LLP, formerly known as Deloitte Touche Tohmatsu CPA Ltd. Mr. SHAO received his master's degree in health care administration from the University of California at Los Angeles in 1988 and his bachelor's degree in art from East China Normal University in 1982. Mr. SHAO is a member of the American Institute of Certified Public Accountants.

        Kai-Fu LEE will serve as our independent director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Dr. LEE has been the chairman of board of directors and chief executive officer of Innovation Works, a business creation platform and investment company focused on internet technology and cloud computing since 2009. Prior to that, Dr. LEE had served as a vice president at Google and the president of Google Greater China from 2005 to 2009. Other than Innovation Works, Dr. LEE also serves on the board of certain private companies. Dr. LEE received a bachelor's degree in computer science from Columbia University in 1983 and a Ph.D. in computer science from Carnegie Mellon University in 1988.

        Zheng (Richard) XUE has been our chief financial officer since September 2011. Prior to joining our company, Mr. XUE served as the chief financial officer of ATMU Inc., a leading independent automated teller machine operator in China from September 2010 to September 2011. In 2009, he was an advisor at Asia Alternatives Management LLC. From 2006 to 2009, Mr. XUE was a venture partner of Softbank China & India Holdings, a wholly-owned subsidiary of Softbank Corp and manager of Bodhi Investments LLC, which focuses on early stage and selected pre-IPO opportunities in China. He was the chief financial officer of Target Media Holdings Ltd., a leading out-of-home flat-panel display advertising network operator in China from 2005 to 2006. Mr. XUE served as a director of eLong, Inc., a Nasdaq listed company providing online travel services in China, from March 2004 to March 2005, as its vice president of strategy and business development from April 2004 to March 2005 and as its chief financial officer from December 2003 to March 2004. Prior to that, Mr. XUE worked in investment banking in the United States and China for more than five years. Mr. XUE currently serves as an independent director and a member of the audit committee and compensation committee of Yingli Green Energy Holding Company Limited, a New York Stock Exchange listed Chinese manufacturer of vertically integrated photovoltaic products. Mr. XUE studied applied physics at Tsinghua University in China, received his bachelor of science degree in applied physics from University of Illinois in 1993 and his MBA degree from the University of Chicago in 1997.

        Liang LU has been our chief technology officer since 2011. From 2010 to 2011, Mr. LU served as the general manager of Wasu Taobao Digital Technology Ltd., a joint venture between Taobao.com, China's largest online retail platform, and Wasu Media Internet Ltd. He was a senior director of Taobao Ltd. from 2007 to 2010 and was the chief technology officer of Bokee Ltd., a blog service provider in China, from 2004 to 2007. Mr. LU received his bachelor's degree from University of Science and Technology of China in 1996, his master's degree in physics from China Academy of Science in 2000 and his Ph.D. degree in physics from Southern Methodist University in 2005.

Terms of Directors and Executive Officers

        Our officers are elected by and serve at the discretion of our board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by special resolution or the unanimous written resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (1) dies or becomes bankrupt or makes any arrangement or composition with his creditors generally; or (2) is found a lunatic or becomes of unsound mind. We do not have service contracts with any of our directors that would provide our directors with benefits upon their termination.

Board of Directors

        Our board of directors will consists of eight directors. Two of our existing directors will resign from our board upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Two directors will join the board upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

        Pursuant to our third amended and restated memorandum and articles of association and second amended and restated shareholders agreement entered into in connection with the issuance of our Series C convertible redeemable preferred shares, we have provided rights to certain of our shareholders to appoint directors to our board of directors. Our ordinary shareholders have the right to appoint three of our directors, one of which must be Mr. Quji (Alan) GUO. Our Series A convertible preferred shareholders, Ceyuan Entities, have the right to appoint two of our directors, our majority Series B convertible preferred shareholder, GSR Ventures III, L.P., has the right to appoint one director and our majority Series C convertible redeemable preferred shareholder, Trustbridge Partners III, L.P., has the right to appoint one director. Our third amended and restated memorandum and articles of association and second amended and restated shareholders agreement also stipulates that one other director shall be appointed which should initially be Mr. Jun LIU. However, such rights granted to our existing shareholders to appoint directors will terminate upon the closing of this offering.

Duties of Directors

        Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. A shareholder has the right to seek damages if a duty owed by our directors is breached.

        The functions and powers of our board of directors include, among others:

  •
  convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

  •
  declaring dividends and distributions;

  •
  appointing officers and determining the term of office of officers;

  •
  exercising the borrowing powers of our company and mortgaging the property of our company; and

  •
  approving the transfer of shares of our company, including registering such shares in our share register.

Board Committees

        Our board of directors will establish an audit committee, a compensation committee and a corporate governance and nominating committee upon the completion of this offering. We have adopted a charter for each of these committees. Each committee's members and functions are as follows.

Audit Committee

        Our audit committee will initially consist of Mr. Sean SHAO, Dr. Kai-Fu LEE and Mr. Ye YUAN. Mr. Sean SHAO will be the chairman of our audit committee and satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Mr. SHAO and Dr. LEE satisfies the requirements for an "independent director" within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual and will meet the criteria for independence set forth in Rule 10A-3 of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act.

        The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

  •
  selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

  •
  reviewing any audit problems or difficulties and management's response with our independent registered public accounting firm;

  •
  reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

  •
  discussing the annual audited financial statements with management and our independent registered public accounting firm;

  •
  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant control deficiencies;

  •
  annually reviewing and reassessing the adequacy of our audit committee charter;

  •
  such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

  •
  meeting separately and periodically with management and our internal auditor and independent registered public accounting firm; and

  •
  reporting regularly to the full board of directors.

Compensation Committee

        Our compensation committee will initially consist of Dr. Kai-Fu LEE, Mr. Sean SHAO and Mr. Bo FENG. Dr. Kai-Fu LEE will be the chairperson of our compensation committee. Dr. LEE and Mr. SHAO satisfy the requirements for an "independent director" within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual.

        The compensation committee is responsible for, among other things:

  •
  approving and overseeing the compensation package for our chief executive officer and chief financial officer;

  •
  reviewing and making recommendations to the board with respect to the compensation of our directors;

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and chief financial officer, evaluating the performance of our chief executive officer and chief financial officer in light of those goals and objectives, and setting the compensation level of our chief executive officer and chief financial officer based on such evaluation; and

  •
  reviewing periodically and making recommendations to the board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Corporate Governance and Nominating Committee

        Our corporate governance and nominating committee will initially consist of Dr. Kai-Fu LEE, Mr. Sean SHAO and Mr. Jin-Choon (Richard) LIM. Dr. Kai-Fu LEE will be the chairman of our corporate governance and nominating committee. Dr. LEE and Mr. SHAO satisfy the requirements for an "independent director" within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

        The corporate governance and nominating committee is responsible for, among other things:

  •
  identifying and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy;

  •
  conducting annual reviews of the Board's independence, qualifications and experiences in light of the availability of potential Board members; and

  •
  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our internal rules and procedures.

Corporate Governance

        Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website.

        In addition, our board of directors has adopted a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board's structure, procedures and committees. The guidelines are not intended to change or interpret any law, or our amended and restated memorandum and articles of association.

Remuneration and Borrowing

        The directors may determine remuneration to be paid to the directors. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. The directors may exercise all the powers of our company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whether outright or as security for any debt obligations of our company or of any third party.

Qualification

        There is no requirement for our directors to own any shares in our company in order for them to qualify as a director.

Employment Agreements

        We have entered into employment agreements with each of our executive officers. We may terminate their employment for cause. In the event of termination for cause, we have no further obligations or liabilities to such executive officer other than to pay any accrued but unpaid compensation through the date of termination and we are not required to provide any prior notice of such termination. For purposes of these agreements, the term cause means: (a) the executive officer commits willful misconduct or gross negligence in performance of his duties hereunder ("Malfeasance") and fails to correct such Malfeasance within a reasonable period specified by us after we have sent the executive officer a written notice demanding correction within such a period; (b) the executive officer has committed Malfeasance and has caused serious losses and damages to us; (c) the executive officer seriously violates our internal rules and fails to correct such violation within a reasonable period specified by us after we have sent the executive officer a written notice demanding correction within such a period; (d) the executive officer has seriously violated the internal rules of and has caused serious losses and damages to us; (e) the executive officer is convicted by a court or has pleaded guilty of theft, fraud or other criminal offense; or (f) the executive officer seriously breaches his/her duty of loyalty to us or our affiliate under the laws of the Cayman Islands, the PRC or other relevant jurisdictions. We may terminate their employment at any time, without cause, upon 30-day prior written notice to the executive officer. Executive officers may terminate their employment with us at any time, without cause, upon three months written notice to us. If any severance pay is mandated by law, executive officers will be entitled to such severance pay in the amount mandated by law when his or her employment is terminated. However, an executive officer will not be entitled to any severance pay if his/her employment is terminated by him/her for any reason. In addition, we have been advised by our PRC counsel that notwithstanding any provision to the contrary in our employment agreements, we may still be required to make severance payments upon termination without cause to comply with the PRC Labor Law, the labor contract law and other relevant PRC regulations, which entitle employees to severance payments in case of early termination of "de facto employment relationships" by PRC entities without statutory cause regardless of whether there exists a written employment agreement with such entities.

Compensation of Directors and Executive Officers

        In 2012, we and our subsidiaries paid an aggregate cash compensation and benefits in kind of approximately $1.2 million to our directors and executive officers as a group. We set aside approximately $0.2 million for pensions, retirement or other benefits for our officers and directors in 2012. For information regarding options and restricted shares granted to officers and directors, see "—Share Incentive Plan."

Share Incentive Plan

        We adopted our Amended and Reinstated 2008 Share Incentive Plan, or the Plan, on October 27, 2008. The Plan is intended to promote our success and to increase shareholder value by providing an additional means to attract, motivate, retain and reward selected directors, officers, employees and other eligible persons. An aggregate of 4,444,444 ordinary shares were reserved for issuance under the Plan. As of the date of this prospectus, we have granted, after forfeitures, 2,328,942 restricted shares and options to purchase 2,067,500 ordinary shares, with 48,002 ordinary shares available for future grants. As of the date of this prospectus, we have 1,524,538 unvested restricted shares and 654,314 unvested share options outstanding under the Plan. As of the date of this prospectus, options to purchase 2,067,500 ordinary shares of our company were outstanding.

        The following table summarizes the share options granted to our employees under the Plan that were outstanding as of the date of this prospectus:

Name	Number of Ordinary Shares Underlying Outstanding Options	Exercise Price ($/Share)	Grant Date	Expiration Date
Our employees	298,750	0.50	December 31, 2008
	83,000	0.50	March 31, 2009
	482,000	0.01	June 30, 2009	The earlier of
	29,000	0.50	June 30, 2009	(1) the tenth
	133,000	0.96	June 30, 2009	anniversary of the
	128,000	0.96	September 30, 2009	date of grant, or
	65,000	0.96	December 31, 2009	(2) the fifth
	164,000	0.96	March 31, 2010	anniversary of the
	59,000	0.96	June 30, 2010	completion date of
	54,750	0.96	October 31, 2010	this offering.
	149,750	4.25	July 31, 2011
	119,000	4.29	October 1, 2011
	302,250	*	May 22, 2013

*
The exercise price for the options granted on May 22, 2013 is our initial public offering price.

        We have historically determined the exercise price of shares granted under the Plan based on a number of factors, such as the type of awards, the length of time in which such employees were with our company, the function of such employees and the price of our preferred share issuances. Certain employees who joined our company near its inception were issued options with lower exercise prices than other employees. In addition, employees who we consider to be our key personnel may also be issued options with a lower exercise price.

        In addition, as of the date of this prospectus, a total of 2,328,942 restricted shares were granted to certain of our executive officers and other employees under the Plan.

        The following paragraphs summarize the principal terms of the Plan.

        Types of Awards and Exercise Prices.    The Plan permits the grant of several kinds of awards, including among others, options, restricted shares, restricted share units, share appreciation rights and dividend equivalent rights.

        Plan Administration.    The Plan administrator is the chairman of our board or, in the case of administration with respect to directors and officers, a committee consisting of at least two non-employee directors designated by the board, and, with respect to consultants and other employees, a committee consisting of one or more directors of the company designated by the board. The plan administrator designates the eligible optionees and determines the award type, award period, grant date, performance requirements and such other provisions and terms not inconsistent with the plan in the award agreement.

        Award Agreement.    Options and other awards granted under the Plan are and will be evidenced by an award agreement that sets forth the terms, provisions, limitations and performance requirements for each grant.

        Eligibility.    At the discretion of the board of directors, we may grant awards to employees, officers, directors or consultants of our company.

        Term of Awards.    The term of each award shall be the term stated in the award agreement, provided that the term of an incentive share option shall be no more than ten years from the date of grant, subject to certain exceptions.

        Acceleration of Awards upon Corporate Transaction.    The plan administrator may upon or in anticipation of a corporate transaction, accelerate awards or modify the terms of the awards.

        Vesting Schedule.    The plan administrator may determine the vesting schedule and may provide additional vesting conditions in the award agreement to each optionee.

        Amendment and Termination.    Our board of directors may at any time by resolutions amend, suspend or terminate the Plan, subject to certain exceptions. Unless earlier terminated by the board or directors, the Plan will terminate on October 26, 2018.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information with respect to beneficial ownership of our ordinary shares as of the date of this prospectus by:

  •
  each of our directors and executive officers;

  •
  each person known to us to beneficially own 5% and more of our ordinary shares; and

  •
  each selling shareholder.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of this offering, including through the exercise of any option, warrant or other right, the vesting of restricted shares or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

        The calculations in the table below assume the number of ordinary shares that will be outstanding immediately after this offering is 97,912,269, which is based upon (i) 36,108,965 ordinary shares outstanding as of the date of this prospectus, (ii) 42,174,290 ordinary shares into which all of our outstanding preferred shares will automatically convert upon completion of this offering, (iii) 2,224,610 ordinary shares into which all of our outstanding convertible notes will automatically convert upon the completion of this offering, (iv) 804,404 vested but not yet legally issued restricted shares as of the date of this prospectus, which will be issued immediately upon the completion of this offering and (v) 16,600,000 ordinary shares in the form of ADSs issued in connection with this offering, assuming the underwriters do not exercise their option to purchase additional ADSs and excludes ordinary shares issuable upon the exercise of outstanding share options, unvested restricted ordinary shares and ordinary shares reserved for issuance under our share incentive plan.

        Certain existing shareholders of our company, namely, the Ceyuan Entities, GSR Ventures III, L.P. and Trustbridge Partners III, L.P., and their respective affiliates have indicated to us their interest in subscribing for up to an aggregate of $25.0 million of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. We and the underwriters are currently under no obligation to sell ADSs to them. Accordingly, the figures in the table below do not reflect the possible purchase of ADSs in the offering by these existing shareholders. The number of ADSs available for sale to the general public will be reduced to the extent that these shareholders or their affiliates purchase any ADSs. Assuming that these existing shareholders are allocated a total of $25.0 million in ADSs at an assumed initial public offering price of $9.50 per ADS, the mid-point of the estimated initial public offering price range set forth on the front cover of this prospectus, these three existing shareholders will in the aggregate own approximately 50.7% of our outstanding shares after the offering, assuming the underwriters do not exercise their option to purchase additional ADSs. However, none of these shareholders will own individually more than 50.0% of our outstanding shares after the offering and, consequently, become our controlling shareholder after the offering. Mr. Bo FENG and Mr. Ye YUAN, who are our existing directors, hold certain voting and investment control over the shares held by the Ceyuan Entities. Mr. Jin-Choon (Richard) LIM, who is our existing director, hold certain voting and investment control over the shares held by GSR Ventures III, L.P. Mr. Shujun LI, who is our existing director, hold certain voting and investment power over the shares held by Trustbridge Partners III, L.P. Mr. LI will resign from our board of directors upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in This Offering		Ordinary Shares Beneficially Owned After This Offering
Name	Number	Percent	Number	Percent	Number	Percent
Directors and Executive Officers:
Quji (Alan) GUO(1)†	10,555,555	13.5%	—	—	10,555,555	10.8%
Xin (Kevin) WEN(2)†	7,038,889	9.0%	—	—	7,038,889	7.2%
Liang ZHANG(3)†	7,038,889	9.0%	—	—	7,038,889	7.2%
Jun LIU(4)†	5,222,221	6.7%	—	—	5,222,221	5.3%
Ye YUAN(5)	20,686,277	26.4%	—	—	21,937,620	22.4%
Bo FENG(6)	20,686,277	26.4%	—	—	21,937,620	22.4%
Jin-Choon (Richard) LIM(7)	16,131,902	20.6%	—	—	17,105,169	17.5%
Shujun LI(8)	5,356,111	6.8%	—	—	5,356,111	5.5%
Sean SHAO	—	—	—	—	—	—
Kai-Fu LEE	—	—	—	—	—	—
Zheng (Richard) XUE	*	*	—	—	*	*
Liang LU	*	*	—	—	*	*

All directors and executive officers as a group	72,891,588	93.1%	—	—	75,116,198	76.7%
Principal and Selling Shareholders:
Ceyuan Entities(9)	20,686,277	26.4%	—	—	21,937,620	22.4%
GSR Ventures Entities(10)	16,131,902	20.6%	—	—	17,105,169	17.5%
Wincore Holdings Limited(11)†	10,555,555	13.5%	—	—	10,555,555	10.8%
Vitz Holdings Limited(12)†	7,038,889	9.0%	—	—	7,038,889	7.2%
Clinet Investments Limited(13)†	7,038,889	9.0%	—	—	7,038,889	7.2%
Trustbridge Partners III, L.P.(14)	5,356,111	6.8%	—	—	5,356,111	5.5%
Focus China Holdings Limited(15)	5,333,334	6.8%	—	—	5,333,334	5.4%
Fulltrend Holdings Limited(16)†	5,222,221	6.7%	—	—	5,222,221	5.3%

Notes:

†
Up to an aggregate of $10.0 million in the ordinary shares held by these shareholders may be sold if the underwriters exercise their option to purchase additional ADSs. Assuming (i) that the option to purchase additional ADSs is exercised in full by the underwriters and (ii) an initial public offering price of $9.50 per ADS, the mid-point of the estimated initial public offering price range set forth on the front cover of this prospectus, the underwriters may purchase up to an aggregate of 1,052,632 ADSs, representing 2,105,264 ordinary shares, from the selling shareholders.

*
Less than 1% of our total outstanding shares.

(1)
Represents 10,555,555 ordinary shares held by Wincore Holdings Limited. Wincore Holdings Limited, a British Virgin Islands company, is wholly owned by Mr. Quji (Alan) GUO, our chairman of the board and chief executive officer. The registered address of Wincore Holdings Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. Assuming (i) that the option to purchase additional ADSs is exercised in full by the underwriters and (ii) an initial public offering price of $9.50 per ADS, the mid-point of the estimated initial public offering price range set forth on the front cover of this prospectus, Wincore Holdings Limited has granted the underwriters an option to purchase up to 372,162 ADSs, representing 744,324 ordinary shares, and Wincore Holdings Limited will beneficially own 9,811,231 ordinary shares, or approximately 10.0% of our ordinary shares, after the offering.

(2)
Represents 7,038,889 ordinary shares held by Vitz Holdings Limited. Vitz Holdings Limited, a British Virgin Islands company, is wholly owned by Mr. Xin (Kevin) WEN, our director and co-president. The registered address of Vitz Holdings Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. Assuming (i) that the option to purchase additional ADSs is exercised in full by the underwriters and (ii) an initial public offering price of $9.50 per ADS, the mid-point of the estimated initial public offering price range set forth on the front cover of this prospectus, Vitz Holdings Limited has granted the underwriters an option to purchase up to 248,174 ADSs, representing 496,348 ordinary shares, and Vitz Holdings Limited will beneficially own 6,542,541 ordinary shares, or approximately 6.7% of our ordinary shares, after the offering.

(3)
Represents 7,038,889 ordinary shares held by Clinet Investments Limited. Clinet Investments Limited, a British Virgin Islands company, is wholly owned by Mr. Liang ZHANG, our director and co-president. The registered address of Clinet Investments Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. Assuming (i) that the option to purchase additional ADSs is exercised in full by the underwriters and (ii) an initial public offering price of $9.50 per ADS, the mid-point of the estimated initial public offering price range set forth on the front cover of this prospectus, Clinet Investments Limited has granted the underwriters an option to purchase up to 248,174 ADSs, representing 496,348 ordinary shares, and Clinet Investments Limited will beneficially own 6,542,541 ordinary shares, or approximately 6.7% of our ordinary shares, after the offering.

(4)
Represents 5,222,221 ordinary shares held by Fulltrend Holdings Limited. Fulltrend Holdings Limited, a British Virgin Islands company, is wholly owned by Mr. Jun LIU, our director and senior vice president of operations. The registered address of Fulltrend Holdings Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. Assuming (i) that the option to purchase additional ADSs is exercised in full by the underwriters and (ii) an initial public offering price of $9.50 per ADS, the mid-point of the estimated initial public offering price range set forth on the front cover of this prospectus, Fulltrend Holdings Limited has granted the underwriters an option to purchase up to 184,122 ADSs, representing 368,244 ordinary shares, and Fulltrend Holdings Limited will beneficially own 4,853,977 ordinary shares, or approximately 4.9% of our ordinary shares, after the offering.

(5)
Represents 19,918,816 and 767,461 ordinary shares held by Ceyuan Ventures II, L.P. and Ceyuan Ventures Advisors Fund II, LLC, respectively, issuable upon the conversion of all Series A, Series B and Series C preferred shares held by such shareholders. Ordinary shares beneficially owned by Ceyuan Ventures II, L.P. and Ceyuan Ventures Advisors Fund II, LLC after this offering also include 1,204,919 and 46,425 ordinary shares issuable upon the conversion of convertible notes in the principal amount of $4,333,050 and $166,950, respectively. Ceyuan Ventures II, L.P. and Ceyuan Ventures Advisors Fund II, LLC are collectively referred to in this prospectus as the Ceyuan Entities. For a description of the beneficial ownership of our ordinary shares by the Ceyuan Entities, see Note 9 below. Mr. Ye YUAN disclaims beneficial ownership of our ordinary shares held by the Ceyuan Entities, except to the extent of his pecuniary interest in these shares.

(6)
Represents 19,918,816 and 767,461 ordinary shares held by Ceyuan Ventures II, L.P. and Ceyuan Ventures Advisors Fund II, LLC, respectively, issuable upon the conversion of all Series A, Series B and Series C preferred shares held by such shareholders. Ordinary shares beneficially owned by Ceyuan Ventures II, L.P. and Ceyuan Ventures Advisors Fund II, LLC after this offering also include 1,204,919 and 46,425 ordinary shares issuable upon the conversion of convertible notes in the principal amount of $4,333,050 and $166,950, respectively. Ceyuan Ventures II, L.P. and Ceyuan Ventures Advisors Fund II, LLC are collectively referred to in this prospectus as the Ceyuan Entities. For a description of the beneficial ownership of our ordinary shares by the Ceyuan Entities, see Note 9 below. Mr. Bo FENG disclaims beneficial ownership of our ordinary shares held by the Ceyuan Entities, except to the extent of his pecuniary interest in these shares.

(7)
Represents 16,131,902 ordinary shares issuable upon the conversion of (a) 14,249,847 Series B preferred shares and 1,844,414 Series C preferred shares held by GSR Ventures III, L.P. and (b) 37,641 Series C preferred shares held by Banean Holdings Ltd. GSR Ventures III, L.P. and Banean Holdings Ltd are collectively referred to in this prospectus as GSR Ventures Entities. Ordinary shares beneficially owned by GSR Ventures III, L.P. and Banean Holdings Ltd also include 953,802 and 19,465 ordinary shares issuable upon the conversion of convertible notes in the principal amount of $3,430,000 and $70,000, respectively. For a description of the beneficial ownership of our ordinary shares by GSR Ventures Entities, see Note 10 below. Mr. Jin-Choon (Richard) LIM disclaims beneficial ownership of our ordinary shares held by GSR Ventures Entities, except to the extent of his pecuniary interest in these shares.

(8)
Represents 5,356,111 ordinary shares issuable upon the conversion of all Series C convertible redeemable preferred shares held by Trustbridge Partners III, L.P., a Cayman Islands limited partnership. For a description of the beneficial ownership of our ordinary shares by Trustbridge partners III, L.P., see Note 14 below. Mr. Shujun LI disclaims beneficial ownership of our ordinary shares held by Trustbridge Partners III, L.P., except to the extent of his pecuniary interest in these shares.

(9)
Represents 19,918,816 and 767,461 ordinary shares held by Ceyuan Ventures II, L.P. and Ceyuan Ventures Advisors Fund II, LLC, respectively, issuable upon the conversion of all Series A, Series B and Series C preferred shares held by such shareholders. Ordinary shares beneficially owned by Ceyuan Ventures II, L.P. and Ceyuan Ventures Advisors Fund II, LLC after this offering also include 1,204,919 and 46,425 ordinary shares issuable upon the conversion of convertible notes in the principal amount of $4,333,050 and $166,950, respectively. Ceyuan Ventures II, L.P. and Ceyuan Ventures Advisors Fund II, LLC are under the common control of Ceyuan Ventures Management II, LLC, which is the general partner of Ceyuan Ventures II, L.P. and sole director of Ceyuan Ventures Advisors II, LLC. Mr. Bo FENG, Mr. Christopher Wadsworth, Yanxi Holding Co., Ltd., Mr. Weiguo ZHAO, NewMargin Fund Management Company Limited and Mr. John S. Wadsworth Jr. collectively hold 100% shares of Ceyuan Ventures Management II, LLC. Mr. Ye YUAN has the voting and dispositive power over the shares held by Yanxi Holding Co., Ltd. Mr. Tao FENG has the voting and dispositive power over the shares held by NewMargin Fund Management Company Limited. The registered address of Ceyuan Entities is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, British West Indies.

(10)
Represents 16,131,902 ordinary shares issuable upon the conversion of (a) 14,249,847 Series B preferred shares and 1,844,414 Series C preferred shares held by GSR Ventures III, L.P. and (b) 37,641 Series C preferred shares held by Banean Holdings Ltd. Ordinary shares beneficially owned by GSR Ventures III, L.P. and Banean Holdings Ltd also include 953,802 and 19,465 ordinary shares issuable upon the conversion of convertible notes in the principal amount of $3,430,000 and $70,000, respectively. The general partner of GSR Ventures III, L.P. is GSR Partners III, L.P., whose general partner is GSR Partners III, Ltd., a company incorporated in the Cayman Islands, which is owned by Messrs. Jin-Choon (Richard) Lim, Sonny Wu, Ding Jian (James), Alexander Pan and Ms. Ryann Yap. The registered address of GSR Ventures III, L.P. is Floor 4, Willow House, Cricket Square, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands. Messrs. Jin-Choon (Richard) Lim, Sonny Wu, Ding Jian (James), Alexander Pan and Ms. Ryann Yap exercise voting and investment power over the shares held by Banean Holdings Ltd. Each of them disclaims beneficial ownership of the shares held by Banean

  Holdings Ltd, except to the extent of each person's pecuniary interest therein. The registered address of Banean Holdings Ltd is c/o Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.

(11)
Wincore Holdings Limited, a British Virgin Islands company, is wholly owned by Mr. Quji (Alan) GUO, our chairman of the board and chief executive officer. The registered address of Wincore Holdings Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. Assuming (i) that the option to purchase additional ADSs is exercised in full by the underwriters and (ii) an initial public offering price of $9.50 per ADS, the mid-point of the estimated initial public offering price range set forth on the front cover of this prospectus, Wincore Holdings Limited has granted the underwriters an option to purchase up to 372,162 ADSs, representing 744,324 ordinary shares, and Wincore Holdings Limited will beneficially own 9,811,231 ordinary shares, or approximately 10.0% of our ordinary shares, after the offering.

(12)
Vitz Holdings Limited, a British Virgin Islands company, is wholly owned by Mr. Xin (Kevin) WEN, our director and co-president. The registered address of Vitz Holdings Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. Assuming (i) that the option to purchase additional ADSs is exercised in full by the underwriters and (ii) an initial public offering price of $9.50 per ADS, the mid-point of the estimated initial public offering price range set forth on the front cover of this prospectus, Vitz Holdings Limited has granted the underwriters an option to purchase up to 248,174 ADSs, representing 496,348 ordinary shares, and Vitz Holdings Limited will beneficially own 6,542,541 ordinary shares, or approximately 6.7% of our ordinary shares, after the offering.

(13)
Clinet Investments Limited, a British Virgin Islands company, is wholly owned by Mr. Liang ZHANG, our director and co-president. The registered address of Clinet Investments Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. Assuming (i) that the option to purchase additional ADSs is exercised in full by the underwriters and (ii) an initial public offering price of $9.50 per ADS, the mid-point of the estimated initial public offering price range set forth on the front cover of this prospectus, Clinet Investments Limited has granted the underwriters an option to purchase up to 248,174 ADSs, representing 496,348 ordinary shares, and Clinet Investments Limited will beneficially own 6,542,541 ordinary shares, or approximately 6.7% of our ordinary shares, after the offering.

(14)
Represents 5,356,111 ordinary shares issuable upon the conversion of all Series C convertible redeemable preferred shares held by Trustbridge Partners III, L.P., a Cayman Islands exempted limited partnership. The general partner of Trustbridge Partners III, L.P. is TB Partners GP3 L.P. The general partner of TB Partners GP3 L.P. is TB Partners GP Limited. Shujun LI, Feng GE, Donglei ZHOU, Hongyan GUAN and David LIN hold voting and investment power for Trustbridge Partners III, L.P. The registered address of Trustbridge Partners III, L.P. is Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands.

(15)
Represents 5,333,334 ordinary shares held by Focus China Holdings Limited. Focus China Holdings Limited, a British Virgin Islands company, is wholly owned by Mr. Xiaoping XU, a founding angel. The registered address of Focus China Holdings Limited is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands.

(16)
Fulltrend Holdings Limited, a British Virgin Islands company, is wholly owned by Mr. Jun LIU, our director and senior vice president of operations. The registered address of Fulltrend Holdings Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. Assuming (i) that the option to purchase additional ADSs is exercised in full by the underwriters and (ii) an initial public offering price of $9.50 per ADS, the mid-point of the estimated initial public offering price range set forth on the front cover of this prospectus, Fulltrend Holdings Limited has granted the underwriters an option to purchase up to 184,122 ADSs, representing 368,244 ordinary shares, and Fulltrend Holdings Limited will beneficially own 4,853,977 ordinary shares, or approximately 4.9% of our ordinary shares, after the offering.

        Immediately after the completion of this offering, we will have one class of ordinary shares, and each holder of our ordinary shares is entitled to one vote per share. However, in matters related to change of control, pursuant to our amended and restated memorandum and articles of association, Wincore Holdings Limited, Clinet Investments Limited and Vitz Holdings Limited will be entitled to three votes per share, and each other holder is entitled to one vote per share. Such change of control events include: (a) a merger, amalgamation, consolidation or similar transaction involving our company, (b) the filing of a petition for a scheme of arrangement involving our company, or the giving of consent to such a filing or the co-operation by our company in the making of such filing, and (c) a sale, transfer or other disposition of all or substantially all of the assets of our company. See "Description of Share Capital—Ordinary Shares—Voting Rights." Assuming the underwriters do not exercise their option to purchase additional ADSs, each of Wincore Holdings Limited, Clinet Investment Limited and Vitz Holdings Limited will hold 10.8%, 7.2% and 7.2% of the shares of our company upon completion of this offering, respectively, entitling them to 21.5%, 14.3% and 14.3% voting rights, respectively, and an aggregate of 50.2% of voting rights in such matters related to a change of control.

        As of the date of this prospectus, none of our outstanding ordinary shares were held by record shareholders in the United States. We are not aware of any arrangement that may at a subsequent date, result in a change of control of our company. Each selling shareholder acquired its shares in offerings which were exempted from registration under the Securities Act because such offerings involved either private placements or offshore sales to non-U.S. persons.

 RELATED PARTY TRANSACTIONS

        As of December 31, 2009, we had receivables from Mr. Xin (Kevin) WEN of $424,000. The amount represented sales made by Mr. Xin (Kevin) WEN on behalf of us on certain third-party online marketplace platforms. The cash received was deposited in Mr. Xin (Kevin) WEN's personal accounts pending transfer to us as of December 31, 2009. Such amount was subsequently transferred to us in 2010.

Employment Agreements

        See "Management—Employment Agreements."

Share Options

        See "Management—Share Incentive Plan."

Private Placements

        See "Description of Share Capital—History of Securities Issuances."

 DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association and the Companies Law (2012 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

        As of the date of this prospectus, our authorized share capital is $50,000 divided into (i) 707,825,710 ordinary shares of par value $0.000067 each and (ii) 42,174,290 preferred shares of par value $0.000067 each, 15,000,000 of which are designated as Series A convertible preferred shares, 17,522,725 of which are designated as Series B convertible preferred shares and 9,651,565 of which are designated as Series C convertible redeemable preferred shares. As of the date of this prospectus, there are 36,108,965 ordinary shares issued and outstanding in accordance with our register of members, which excludes 804,404 vested but not yet legally issued restricted shares. All of our issued and outstanding preferred shares will automatically convert into 42,174,290 ordinary shares immediately upon the completion of this initial public offering. All of the outstanding principal amount of our convertible notes will automatically convert into 2,224,610 ordinary shares immediately upon the completion of this initial public offering. All of the 804,404 vested but not yet legally issued restricted shares will be issued immediately upon the completion of this initial public offering.

        Our fourth amended and restated memorandum and articles of association will become effective upon completion of this offering and will replace our pre-offering third amended and restated memorandum and articles of association in its entirety. The following are summaries of material provisions of our fourth amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General

        All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

        The holders of our ordinary shares are entitled to such dividends as may be declared by our shareholders or board of directors subject to the Companies Law and to the articles of association.

Voting Rights

        Each holder of ordinary shares is entitled to one vote on a show of hands or, on a poll, each holder is entitled to have one vote for each share registered in his name on the register of members, on all matters upon which the ordinary shares are entitled to vote, except on a resolution relating to (a) a merger, amalgamation, consolidation or similar transaction involving our company, (b) the filing of a petition for a scheme of arrangement involving our company, or the giving of consent to such a filing or the co-operation by our company in the making of such filing, (c) a sale, transfer or other disposition of all or substantially all of the assets of our company, where Wincore Holdings Limited, a British Virgin Islands company wholly owned by Mr. Quji (Alan) GUO, Vitz Holdings Limited, a British Virgin Islands company wholly owned by Mr. Xin (Kevin) WEN, and Clinet Investments Limited, a British Virgin Islands company wholly owned by Mr. Liang ZHANG, is entitled to three votes for each share registered in his name on the register of members, and each other holder is entitled to one vote for each share registered in his name on the register of members. Assuming the underwriters do not exercise their option to purchase additional ADSs, each of Wincore Holdings Limited, Vitz Holdings Limited and Clinet Investments Limited will hold 10.8%, 7.2% and 7.2% of the shares of our company upon completion of this offering, respectively, entitling them to 21.5%, 14.3%

and 14.3% voting rights, respectively, and an aggregate of 50.2% of voting rights in such matters related to a change of control. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

        Maples and Calder, our counsel as to Cayman Islands law, has advised that such voting structure is in compliance with current Cayman Islands law as in general terms, a company and its shareholders are free to provide in the articles of association for such rights as they consider appropriate, subject to such rights not being contrary to any provision of the Companies Law and not inconsistent with common law. Maples and Calder has confirmed that the inclusion in the articles of provisions giving weighted voting rights to specific shareholders generally or on specific resolutions is not prohibited by the Companies Law. Further, weighted voting provisions have been held to be valid as a matter of English common law and therefore it is expected that such would be upheld by a Cayman Islands court.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast attached to the ordinary shares. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares

        Subject to the restrictions contained in our articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of ordinary shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  the ordinary shares transferred are fully paid and free of any lien in favor of us;

  •
  any fee related to the transfer has been paid to us; and

  •
  the transfer is not to more than four joint holders.

        If our directors refuse to register a transfer they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

Liquidation

        On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary shares

        Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

        Subject to the provisions of the Companies Law and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by the board of directors.

Variations of Rights of Shares

        If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

General Meetings of Shareholders

        Shareholders' meetings may be convened by a majority of our board of directors or our chairman. Additionally, on the requisition of shareholders representing not less than 40% of the voting rights entitled to vote at general meetings, the board shall convene an extraordinary general meeting. Advance notice of at least ten days is required for the convening of our annual general shareholders' meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least two shareholders present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

Election and Removal of Directors

        Unless otherwise determined by our company in the general meeting, our articles provide that our board will consist of not less than three directors. There are no provisions relating to retirement of directors upon reaching any age limit.

        The directors have the power to appoint any person as a director either to fill a casual vacancy on the board or, subject to authorization by the members in the general meeting, as an addition to the existing board, but so that the number of directors so appointed will not exceed any maximum number determined from time to time by the members in general meeting. Any director appointed by the board to fill a casual vacancy will hold office until the next annual general meeting of members after his appointment and be subject to re-election at such meeting.

        Our articles provide that persons standing for election as directors at a duly constituted general meeting with requisite quorum are appointed by shareholders by a simple majority of the votes cast on the resolution.

        A director may be removed with or without cause by special resolution. The notice must contain a statement of the intention to remove the director and must be served on the director not less than ten days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Proceedings of Board of Directors

        Our articles provide that our business is to be managed and conducted by our board of directors. The quorum necessary for the board meeting may be fixed by the board and, unless so fixed at another number, will be a majority of the directors.

        Our articles provide that the board may from time to time at its discretion exercise all powers of our company to raise or borrow money, to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of our company and, subject to the Companies Law, issue debentures, bonds and other securities of our company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Inspection of Books and Records

        Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will in our articles provide our shareholders with the right to inspect our list of shareholders and to receive annual audited financial statements. See "Where You Can Find More Information."

Changes in Capital

        We may from time to time by ordinary resolution:

  •
  increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

  •
  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

  •
  sub-divide our existing shares, or any of them into shares of a smaller amount; or

  •
  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

        We may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.

Exempted Company

        We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

  •
  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

  •
  an exempted company's register of members is not open to inspection;

  •
  an exempted company does not have to hold an annual general meeting;

  •
  an exempted company may issue no par value, negotiable or bearer shares;

  •
  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  •
  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  •
  an exempted company may register as a limited duration company; and

  •
  an exempted company may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to comply with the New York Stock Exchange rules in lieu of following home country practice after the closing of this offering. The New York Stock Exchange rules require that every company listed on the New York Stock Exchange hold an annual general meeting of shareholders. In addition, our articles of association allow directors to call a special meeting of shareholders pursuant to the procedures set forth in our articles.

Differences in Corporate Law

        The Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

Mergers and Similar Arrangements

        The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors (representing 75% by value) with whom the arrangement is to be made and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

  •
  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders' Suits

        In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

  •
  a company acts or proposes to act illegally or ultra vires;

  •
  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

  •
  those who control the company are perpetrating a "fraud on the minority."

Indemnification of Directors and Executive Officers and Limitation of Liability

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

        Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that (i) on a resolution relating to (a) a merger, amalgamation, consolidation or similar transaction involving our company, (b) the filing of a petition for a scheme of arrangement involving our company, or the giving of consent to such a filing or the co-operation by our company in the making of such filing, and (c) a sale, transfer or other disposition of all or substantially all of the assets of our company, Wincore Holdings Limited, a British Virgin Islands company wholly owned by Mr. Quji (Alan) GUO, Vitz Holdings Limited, a British Virgin Islands company wholly owned by Mr. Xin (Kevin) WEN, and Clinet Investments Limited, a British Virgin Islands company wholly owned by Mr. Liang ZHANG, will be entitled to three votes per share held by him, and the remaining shareholders will be entitled to one vote per share held; and (ii) authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors' Fiduciary Duties

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

        Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        Neither Cayman Islands law nor our articles of association allow our shareholders to requisition a shareholders' meeting. However, on the requisition of shareholders representing not less than 40% of the voting rights entitled to vote at general meetings, the board shall convene an extraordinary general meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings. However, our articles of association require us to call such meetings every year.

Cumulative Voting

        Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

        Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed by special resolution.

Transactions with Interested Shareholders

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

        Under the Companies Law of the Cayman Islands and our memorandum and articles of association, our company may be dissolved, liquidated or wound up by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due.

Variation of Rights of Shares

        Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

        Under the Delaware General Corporation Law, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. As permitted by Cayman Islands law, our memorandum and articles of association may only be amended by special resolution or the unanimous written resolution of all shareholders.

Rights of Non-Resident or Foreign Shareholders

        There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors' Power to Issue Shares

        Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

Inspection of Books and Records

        Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find More Information."

History of Securities Issuances

        The following is a summary of our securities issuances since our inception.

Ordinary Shares

        We were incorporated in the Cayman Islands as an exempted limited liability company on March 28, 2008. We issued one ordinary share to the incorporation agent, which was transferred on the same day to Mr. Chit (Jeremy) CHAU, a current shareholder.

        In October 2008, we issued 10,555,555 ordinary shares, par value $0.000067 per share, to Wincore Holdings Limited, a company wholly owned by Mr. Quji (Alan) GUO, our chairman of the board and chief executive officer, 7,038,889 ordinary shares, par value $0.000067 per share, to Vitz Holdings Limited, a company wholly owned by Mr. Xin (Kevin) WEN, our director and co-president, 7,038,889 ordinary shares, par value $0.000067 per share, to Clinet Investments Limited, a company wholly owned by Mr. Liang ZHANG, our director and co-president, 5,333,334 ordinary shares, par value $0.000067 per share, to Focus China Holdings Limited, a company wholly owned by Mr. Xiaoping XU, 920,076 ordinary shares, par value $0.000067 per share, to Kingmax Holdings Group Limited, a company wholly owned by Mr. Chit (Jeremy) CHAU, and 5,222,221 ordinary shares, par value $0.000067 per share, to Fulltrend Holdings Limited, a company wholly owned by Mr. Jun LIU, our director and senior vice president of operations.

        We issued ordinary shares to Mr. GUO, Mr. WEN and Mr. ZHANG in October 2008, and these ordinary shares were entered into our register of members. These ordinary shares then became restricted pursuant to a restricted share agreement entered into in connection with the issuance of our preferred shares. Such restricted shares are referred to as founders' nonvested shares. Pursuant to the restricted share agreement, 20% of such founders' nonvested shares were vested at the closing of our Series A convertible preferred shares issuance in October 2008, another 20% of such founders' nonvested shares were vested on the one-year anniversary of our Series A closing, and the remaining founders' nonvested shares were vested in 1/36th increments every 30 days thereafter, with the last increment vested on October 7, 2012.

Preferred Shares

        In October 2008, we issued 14,443,500 Series A convertible preferred shares, par value $0.000067 per share, to Ceyuan Ventures II, L.P. at an aggregate subscription price of $4,812,500, and 556,500 Series A convertible preferred shares, par value $0.000067 per share, to Ceyuan Ventures Advisors Fund II, LLC at an aggregate subscription price of $187,500.

        In June 2009, we issued 3,151,454 Series B convertible preferred shares, par value $0.000067 per share, to Ceyuan Ventures II, L.P. at an aggregate subscription price of $2,026,904, 121,424 Series B convertible preferred shares, par value $0.000067 per share, to Ceyuan Ventures Advisors Fund II, LLC at an aggregate subscription price of $78,095 and 14,249,847 Series B convertible preferred shares, par value $0.000067 per share, to GSR Ventures III, L.P. at an aggregate subscription price of $9,165,000.

        In October 2010, we issued 2,323,862 Series C convertible redeemable preferred shares, par value $0.000067 per share, to Ceyuan Ventures II, L.P. at an aggregate subscription price of $8,427,148, 89,537 Series C convertible redeemable preferred shares, par value $0.000067 per share, to Ceyuan Ventures Advisors Fund II, LLC at an aggregate subscription price of $324,693, 1,844,414 Series C convertible redeemable preferred shares, par value $0.000067 per share, to GSR Ventures III, L.P. at an aggregate subscription price of $6,688,501, 37,641 Series C convertible redeemable preferred shares, par value $0.000067 per share, to Banean Holdings Ltd, at an aggregate subscription price of $136,500 and 5,356,111 Series C convertible redeemable preferred shares, par value $0.000067 per share, to Trustbridge Partners III, L.P. at an aggregate subscription price of $19,423,158.

        Preferred shares are convertible at the option of the holder at any time into ordinary shares as determined by dividing their issuance prices by their conversion prices as set forth in our third amended and restated memorandum and articles of association. Their conversion prices are initially their issuance prices per preferred share. All preferred shares automatically convert into ordinary shares at their respective then effective applicable conversion price upon the closing of a qualified initial public offering, as defined in our third amended and restated memorandum and articles of association or with the written consent of holders of more than two thirds of the outstanding preferred shares, including consent of holders of a majority of the outstanding Series C convertible redeemable preferred shares. Upon the completion of this offering, all of our preferred shares will convert into 42,174,290 ordinary shares.

Share Options and Restricted Shares

        We adopted our Amended and Reinstated 2008 Share Incentive Plan, or the Plan, in October 2008. Under the Plan, we granted options to purchase an aggregate of 3,046,250 ordinary shares to our employees from December 31, 2008 to May 22, 2013. We have also granted to two executive officers and certain employees an aggregate of 2,328,942 restricted shares from December 31, 2008 to May 22, 2013. As of the date of this prospectus, options to purchase 2,067,500 ordinary shares of our company were outstanding. See "Management—Share Incentive Plan."

Convertible Notes

        On March 23, 2012, pursuant to a convertible note purchase agreement, we issued convertible notes due September 22, 2013 in the aggregate principal amount of $8,000,000 to existing shareholders Ceyuan Ventures II L.P., Ceyuan Ventures Advisors Fund II, LLC, GSR Ventures III, L.P., and Banean Holdings Ltd. The convertible notes bear interest at 12% per annum, uncompounded and computed on the basis of the actual number of days elapsed, or 15% per annum upon an event of default, uncompounded and computed on the basis of the actual number of days elapsed. The convertible notes will be automatically converted into the number of ordinary shares equivalent to the outstanding amount of the convertible notes divided by the applicable conversion price immediately upon the completion of our initial public offering. The conversion price shall be equal to the per share issuance price of the ordinary share issued for our initial public offering, provided that in the event the total pre-money valuation of our company prior to our initial public offering, without taking into account the convertible notes or the ordinary shares which the notes are converted into, is greater than $350 million, the note conversion price shall be equal to $350 million divided by the total number of outstanding equity shares of our company prior to such qualified financing event which shall include any shares issued or reserved for issuance under any benefit plan of our company. The conversion price shall be multiplied by 95% as the applicable conversion discount if a qualified financing event takes place after three months but on or before six months from the convertible note issuance date, by 90% as the applicable conversion discount if a qualified financing event takes place after six months but on or before 12 months from the convertible note issuance date and by 85% as the applicable conversion discount if a qualified financing event takes place after 12 months from the convertible note issuance date. Based on the mid-point of the estimated range of the initial public offering price, the convertible notes will be automatically converted into 2,224,610 ordinary shares upon the completion of this initial public offering. All interest accrued under the convertible notes is to be paid in cash after this offering from the proceeds of this offering and our existing cash balance.

        In the event of maturity prior to the completion of this initial public offering and absent an event of default, all of the outstanding amount of the convertible notes shall be converted into such number of Series C preferred shares, the number of which is equivalent to the outstanding amount of the convertible notes divided by the maturity conversion price of $225 million divided by the total number of our outstanding equity shares on the maturity date, which shall include any shares issued or reserved for issuance under any benefit plan of our company, but excluding such Series C preferred shares converted upon maturity. All interest accrued under the convertible notes will also become due and payable in cash. In the event of default, the noteholders may, jointly but not severally, convert all outstanding principal amount of the convertible notes into ordinary shares or seek repayment from us for all outstanding principal amount and accrued interest, subject to the terms of the convertible notes.

Registration Rights

        Under the second amended and restated shareholders agreement entered into on September 28, 2010, we have granted certain registration rights to holders of our registrable securities, which include our ordinary shares issued or issuable upon conversion of our preferred shares. Set forth below is a description of the registration rights.

        Demand registration rights.    At any time after 180 days after the completion of this offering, holders of at least 25% of the registrable securities then outstanding have the right to demand that we file a registration statement. We, however, are not obliged to effect a demand registration if we have already effected (i) three demand registrations or (ii) two demand registrations or F-3 registration within the prior six months. We have the right to defer the filing of a registration statement up to 90 days if our board of directors determines in good faith that such registration and offering would be materially detrimental to us and our shareholders, provided that we may not utilize this right more than once in any 12-month period.

        Piggyback registration rights.    If we propose to register any of our shares under the Securities Act for its own account any of its equity securities, or for the account of any holder of equity securities any of such holder's equity securities, in connection with the public offering of such securities, we must offer holders of registrable securities an opportunity to include in the registration all or any part of their registrable securities that each such holder may request to be registered.

        Form F-3 registration.    Holders of our registrable securities then outstanding have the right to request that we file a registration statement under Form F-3 when we are eligible to use Form F-3. We also have the right to postpone a registration pursuant to this request up to 60 days if our board of directors determines in good faith that it would be materially detrimental to us and our shareholders for such Form F-3 registration. We may not utilize this right more than once in any 12-month period. There is no limit on the number of the registration made pursuant to this request so long as the anticipated gross offering proceeds (before deduction of underwriting discounts and commissions) exceed $1,000,000; provided that we are not obliged to effect any such registration if (i) Form F-3 is not available for such offering by the holders, (ii) we have already effective two registrations within twelve months preceding such request, or (iii) the request is made within 90 days after we have effected a registration.

        Expenses of registration.    We will pay all expenses (other than underwriting discounts and commissions and stock transfer taxes) in connection with the demand registration, Form F-3 registration and piggyback registration including all registration and filing fees, printers' and accounting fees, the reasonable legal fees, charges and expenses incurred by one counsel selected by the initiating holders. The holders participating in the registration on Form F-3 shall bear all expenses in connection with such registration if the registration request is subsequently withdrawn at the request of the initiating holders.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

        The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent two shares (or a right to receive two shares) deposited with the principal Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon's principal executive office is located at One Wall Street, New York, New York 10286.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC's Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC's website at http://www.sec.gov.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Shares your ADSs represent.

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  Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

    Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Taxation". It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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  Shares.  The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

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  Rights to purchase additional shares.  If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

  If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

  U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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  Other Distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives reasonably satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

        You may surrender your ADSs at the depositary's corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        ADS holders may instruct the depositary to vote the number of deposited shares their ADSs represent. The depositary will notify ADS holders of shareholders' meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary.

        Otherwise, you won't be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

        The depositary will try, as far as practical, subject to the laws of the Cayman Islands and of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

        We can not assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
	•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	•	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	•	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	•	Depositary services
Registration or transfer fees	•	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	•	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
	•	converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	•	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	•	As necessary

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees.

        From time to time, the depositary may make payments to the Company to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•       Change the nominal or par value of our shares

•       Reclassify, split up or consolidate any of the deposited securities

•       Distribute securities on the shares that are not distributed to you

•       Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the depositary will become deposited securities.
Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

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  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

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  are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

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  are not liable if we or it exercises discretion permitted under the deposit agreement;

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  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

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  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

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  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

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  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

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  reasonably satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

        ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

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  When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares.

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  When you owe money to pay fees, taxes and similar charges.

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  When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash, U.S. government securities or other collateral that the depositary determines, in good faith, will provide similar liquidity and security; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is reasonably appropriate to do so.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon closing of this offering, we will have 8,300,000 ADSs outstanding representing approximately 17.0% of our ordinary shares (or 9,545,000 ADS outstanding representing approximately 19.4% of our ordinary shares, if the underwriters exercise in full their option to purchase additional ADSs). All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Rule 144 of the Securities Act defines an "affiliate" of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding ordinary shares prior to this offering are "restricted securities" as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities, in the form of ADSs or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Act. This prospectus may not be used in connection with any resale of the ADSs acquired in this offering by our affiliates.

        Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or ADSs, and while our ADSs have been approved for listing on the New York Stock Exchange, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by ADSs.

Lock-up Agreements

        We, each of our officers, directors and existing shareholders and all of our option holders have agreed, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date this prospectus becomes effective. After the expiration of the 180-day period, the ordinary shares or ADSs held by the selling shareholders, our directors, executive officers or our other existing shareholders or certain option holders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

        In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

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  1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 979,123 ordinary shares immediately after this offering; and

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  the average weekly trading volume of the ADSs on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. The manner-of-sale provisions require the securities to be sold either in "brokers' transactions" as such term is defined under the Securities Act, through transactions directly with a market maker as such term is defined under the Exchange Act or through a riskless principal transaction as described in Rule 144. In addition, the manner-of-sale provisions require the person selling the securities not to solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transaction or make any payment in connection with the offer or sale of the securities to any person other than the broker or dealer who executes the order to sell the securities. If the amount of securities to be sold in reliance upon Rule 144 during any period of three months exceeds 5,000 shares or other units or has an aggregate sale price in excess of $50,000, three copies of a notice on Form 144 should be filed with the SEC. If such securities are admitted to trading on any national securities exchange, one copy of such notice also must be transmitted to the principal exchange on which such securities are admitted. The Form 144 should be signed by the person for whose account the securities are to be sold and should be transmitted for filing concurrently with either the placing with a broker of an order to execute a sale of securities or the execution directly with a market maker of such a sale.

        Persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

Rule 701

        Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

        Upon closing of this offering, the holders of 42,174,290 of our ordinary shares or their transferees will be entitled to request that we register their ordinary shares under the Securities Act, following the expiration of the lock-up agreements described above.

 TAXATION

        The following is a general summary of the material Cayman Islands, People's Republic of China and U.S. federal income tax consequences relevant to an investment in the ADSs and ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, and subject to the qualifications, assumptions and limitations related thereto, the discussion of the material Cayman Islands tax consequences of the ownership of our ordinary shares and ADSs represents the opinion of Maples and Calder, our Cayman Islands counsel. To the extent that the discussion relates to matters of People's Republic of China tax law, and subject to the qualifications, assumptions and limitations related thereto, the discussion of the material People's Republic of China tax consequences of the ownership of our ordinary shares and ADSs represents the opinion of TransAsia Lawyers, our PRC counsel. To the extent that the discussion relates to matters of United States federal income tax law, and subject to the qualifications, assumptions and limitations related thereto, the discussion of the material United States federal income tax consequences to United States Holders of the ownership of our ordinary shares and ADSs represents the opinion of Simpson Thacher & Bartlett LLP, our United States counsel. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of the ADSs and ordinary shares.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of the ADSs and ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties applicable to payments made to or by us. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People's Republic of China Taxation

        The New EIT Law and its Implementation Rules, both of which became effective on January 1, 2008, provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its foreign investor, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. We are a Cayman Islands holding company and we plan to conduct substantially all of our business in China through Lanting Jishi, which is 100% owned by Light In the Box Limited, our wholly owned subsidiary located in Hong Kong. According to the Mainland and Hong Kong Special Administrative Region Arrangements on the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, or the Double Taxation Avoidance Arrangement, dividends that Light In The Box Limited receives from Lanting Jishi may be subject to withholding tax at a rate of 5%, provided that: (a) Light In The Box Limited is determined by the relevant PRC tax authorities to be a "non-resident enterprise" under the New EIT Law; (b) Light In The Box Limited is the beneficial owner of the PRC sourced income; (c) Light In The Box Limited holds at least 25% of the equity interest of Lanting Jishi and (d) all other conditions and requirements under the Double Tax Avoidance Arrangement shall be satisfied.

        Under the New EIT Law, enterprises established under the laws of jurisdictions outside China with their "de facto management bodies" located within China may be considered to be PRC tax resident enterprises for tax purposes. If we are considered a PRC tax resident enterprise under the above definition, then our global income will be subject to PRC enterprise income tax at the rate of 25%.

        The Implementation Rules of the New EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as China-sourced income. It is not clear how "domicile" may be interpreted under the New EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders or ADS holders which are non-resident enterprises as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%.

        Furthermore, if we are considered a PRC resident enterprise and the competent PRC tax authorities consider dividends we pay with respect to our shares or ADSs and the gains realized from the transfer of our shares or ADSs to be income derived from sources within the PRC, such dividends we pay to our overseas shareholders or ADS holders who are non-resident individuals and such gains realized by such shareholders from the transfer of our shares or ADSs may be subject to PRC individual income tax at a rate of 20%, unless any such non-resident individuals' jurisdiction has a tax treaty with China that provides for a preferential tax rate or a tax exemption. It is also unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

        See "Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other cash distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business."

Material United States Federal Income Tax Considerations

        The following summary describes the material United States federal income tax consequences to United States Holders (as defined below) of the ownership of our ordinary shares and ADSs as of the date hereof. Subject to the qualifications, assumptions and limitations set forth herein, this discussion of the material United States federal income tax consequences to United States Holders of the ownership of our ordinary shares and ADSs represents the opinion of Simpson Thacher & Bartlett LLP, our United States counsel. Except where noted, this summary deals only with ordinary shares and ADSs held as capital assets. As used herein, the term "United States Holder" means a holder of an ordinary share or ADS that is for United States federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

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  a dealer in securities or currencies;

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  a financial institution;

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  a regulated investment company;

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  a real estate investment trust;

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  an insurance company;

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  a U.S. expatriate;

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  a tax-exempt organization;

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  a person holding our ordinary shares or ADSs as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

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  a trader in securities that has elected the mark-to-market method of accounting for your securities;

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  a person liable for alternative minimum tax;

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  a person who owns or is deemed to own 10% or more of our voting stock;

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  a person who acquired ordinary shares or ADSs pursuant to the exercise of any employee share option or otherwise as compensation;

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  a partnership or other pass-through entity for United States federal income tax purposes; or

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  a person whose "functional currency" is not the United States dollar.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

        If a partnership holds our ordinary shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ordinary shares or ADSs, you should consult your tax advisors.

        This summary does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our ordinary shares or ADSs, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

ADSs

        If you hold ADSs you generally will be treated, for United States federal income tax purposes, as the owner of the underlying ordinary shares that are represented by such ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to United States federal income tax.

Taxation of Dividends

        Subject to the discussion under "—Passive Foreign Investment Company" below, the gross amount of distributions on the ADSs or ordinary shares (including amounts withheld to reflect PRC withholding taxes) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of the ordinary shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

        With respect to non-corporate United States investors, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on ordinary shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. Our ADSs have been approved for listing on the New York Stock Exchange. Provided that the listing occurs, United States Treasury Department guidance indicates that the ADSs will be readily tradable on an established securities market in the United States. Thus, we believe that dividends we pay on ordinary shares represented by the ADSs will meet the conditions required for the reduced tax rate. Since we do not expect that our ordinary shares will be listed on an established securities market, we do not believe that dividends that we pay on our ordinary shares that are not represented by ADSs currently meet the conditions required for these reduced tax rates. There can be no assurance that the ADSs will be considered readily tradable on an established securities market in later years. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. In the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC (the "Treaty"), and if we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by ADSs, would be eligible for the reduced rates of taxation whether or not such shares are readily tradable on an established securities market in the United States. See "Taxation—People's Republic of China Taxation." Non-corporate United States Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.

        In the event that we are deemed to be a PRC resident enterprise under the PRC tax law, you may be subject to PRC withholding taxes on dividends paid to you with respect to the ADSs or ordinary shares. See "—People's Republic of China Taxation." In that case, subject to certain conditions and limitations, PRC withholding taxes on dividends may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or ordinary shares will be treated as foreign-source income and will generally constitute passive category income. However, in certain circumstances, if you have held the ADSs or ordinary shares for less than a specified minimum period during which you are not protected from risk of loss, or are obligated to make payments related to the dividends, you will not be allowed a foreign tax credit for any PRC withholding taxes imposed on dividends paid on the ADSs or ordinary shares. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

        To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs or ordinary shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the ADSs or ordinary shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. Consequently, such distributions in excess of our current and accumulated earnings and profits would generally not give rise to foreign source income and you would generally not be able to use the foreign tax credit arising from any PRC withholding tax imposed on such distributions unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other foreign source income in the appropriate category for foreign tax credit purposes. However, we do not expect to determine our earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

Passive Foreign Investment Company

        Based on the past and projected composition of our income and valuation of our assets, including goodwill, we do not believe that we were a PFIC for 2012, and we do not expect to become one in the current year or the foreseeable future, although there can be no assurance in this regard. Moreover, as the determination of our PFIC status is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income we earn, our United States counsel expresses no opinion with respect to our PFIC status.

        In general, we will be a PFIC for any taxable year in which:

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  at least 75% of our gross income is passive income, or

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  at least 50% of the value (determined on a quarterly basis) of our assets is attributable to assets that produce or are held for the production of passive income.

        For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income. However, it is not entirely clear how the contractual arrangements between us and our VIEs will be treated for purposes of the PFIC rules. If it is determined that we do not own the stock of our VIEs for United States federal income tax purposes, we may be treated as a PFIC.

        The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. Because we have valued our goodwill based on the market value of our equity, a decrease in the price of the ADSs may also result in our becoming a PFIC. The composition of our income and our assets will also be affected by how, and how quickly, we spend the cash raised in this offering. Under circumstances where the cash is not deployed for active purposes, our risk of becoming a PFIC may increase. If we are a PFIC for any taxable year during which you hold the ADSs or ordinary shares, you will be subject to special tax rules discussed below.

        If we are a PFIC for any taxable year during which you hold the ADSs or ordinary shares, you will be subject to special tax rules with respect to any "excess distribution" received and any gain realized from a sale or other disposition, including a pledge, of ADSs or ordinary shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as excess distributions. Under these special tax rules:

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  the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares,

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  the amount allocated to the current taxable year, and any taxable year in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

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  the amount allocated to each other year will be subject to tax at the highest tax rate in effect for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

        The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

        In addition, non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. Furthermore, unless otherwise provided by the United States Treasury Department, each United States Holder of a PFIC is required to file an annual report containing such information as the United States Treasury Department may require.

        If we are a PFIC for any taxable year during which you hold the ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC or we make direct or indirect equity investments in other entities that are PFICs, a United States Holder would be treated as owning a proportionate amount (by value) of the shares of such the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

        In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available to United States Holders of ADSs if the ADSs are listed on the New York Stock Exchange, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be "regularly traded" for purposes of the mark-to-market election. It should also be noted that it is intended that only the ADSs and not the ordinary shares will be listed on the New York Stock Exchange. Consequently, if you are a United States Holder of ordinary shares that are not represented by ADSs, you generally will not be eligible to make a mark-to-market election if we are or were to become a PFIC.

        If you make an effective mark-to-market election, you will include in each year that we are a PFIC as ordinary income the excess of the fair market value of your ADSs at the end of your taxable year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, any gain you recognize upon the sale or other disposition of your ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

        Your adjusted tax basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisors about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances. Any distributions we make would generally be subject to the rules discussed above under "—Taxation of Dividends," except the reduced rates of taxation on any dividends received from us would not apply.

        Alternatively, you can sometimes avoid the PFIC rules described above by electing to treat us as a "qualified electing fund" under Section 1295 of the Code. However, this option likely will not be available to you because we do not intend to comply with the requirements necessary to permit you to make this election.

        You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs or ordinary shares if we are considered a PFIC in any taxable year.

Taxation of Capital Gains

        For United States federal income tax purposes and subject to the discussion under "—Passive Foreign Investment Company" above, you will recognize taxable gain or loss on any sale or exchange of ADSs or ordinary shares in an amount equal to the difference between the amount realized for the ADSs or ordinary shares and your tax basis in the ADSs or ordinary shares. Such gain or loss will generally be capital gain or loss. Capital gains of non-corporate United States Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss for foreign tax credit limitation purposes. However, if we are treated as a PRC "resident enterprise" for PRC tax purposes and PRC tax was imposed on any gain, and if you are eligible for the benefit of the Treaty, you may elect to treat such gain as PRC source gain. If you are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income derived from foreign sources. You are urged to consult your tax advisors regarding the tax consequences if any PRC tax is imposed on gain on a disposition of the ADSs or ordinary shares, including the availability of the foreign tax credit and the election to treat any gain as PRC source, under your particular circumstances.

Information Reporting and Backup Withholding

        In general, information reporting will apply to dividends in respect of the ADSs or ordinary shares and the proceeds from the sale, exchange or redemption of the ADSs or ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

Additional Reporting Requirements

        Certain United States Holders who are individuals are required to report information relating to an interest in the ADSs or ordinary shares, subject to certain exceptions (including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions). United States Holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of the ADSs and ordinary shares.

UNDERWRITING

        We are offering the ADSs described in this prospectus through a number of underwriters. Credit Suisse Securities (USA) LLC and Stifel, Nicolaus & Company, Incorporated are acting as joint bookrunners for the offering and as representatives of the underwriters. Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Credit Suisse Securities (USA) LLC
Stifel, Nicolaus & Company, Incorporated
Pacific Crest Securities LLC
Oppenheimer & Co. Inc.
China Renaissance Securities (Hong Kong) Limited

Total	8,300,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives", respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent accountants. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. The underwriters are not required, however, to take or pay for the ADSs covered by the underwriters' option to purchase additional ADSs described below.

        Certain existing shareholders of our company, namely, the Ceyuan Entities, GSR Ventures III, L.P. and Trustbridge Partners III, L.P., and their respective affiliates have indicated to us their interest in subscribing for up to an aggregate of $25.0 million of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Although we expect these shareholders to purchase these ADSs, indications of interest are not binding agreements or commitments to purchase. Additionally, we and the underwriters are currently under no obligation to sell ADSs to them. The number of ADSs available for sale to the general public will be reduced to the extent that these shareholders or their affiliates purchase any ADSs. The ADSs sold to our existing shareholders and their respective affiliates will not be subject to any lock-up restrictions.

        The underwriters propose to offer the ADSs directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $                        per ADS. Any such dealers may resell ADSs to certain other brokers or dealers at a discount of up to $                        per ADS from the initial public offering price. After the initial public offering of the ADSs, the offering price and other selling terms may be changed by the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the ADSs offered in this offering.

        The underwriters have an option to purchase from us and the selling shareholders up to 1,245,000 additional ADSs to cover sales of ADSs by the underwriters which exceed the number of ADSs specified in the table above. Of the additional ADSs, the selling shareholders, which are entities controlled by Quji (Alan) GUO, Xin (Kevin) WEN, Liang ZHANG and Jun LIU, all of whom are our directors and executive officers, have granted the underwriters the right to purchase up to $10.0 million in ADSs, which, assuming an initial public offering price of $9.50 per ADS, the mid-point of the estimated range of the initial public offering price, is equal to an aggregate of 1,052,632 additional ADSs. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional ADSs. If any ADSs are purchased with this option, the underwriters will purchase the ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

        China Renaissance Securities (Hong Kong) Limited is not a broker-dealer registered with the U.S. Securities and Exchange Commission and therefore may not make sales of any of our ADSs in the United States or to U.S. persons. China Renaissance Securities (Hong Kong) Limited has agreed that it does not intend to and will not offer or sell any of our ADSs in the United States or to U.S. persons in connection with this offering.

        The table below shows the per ADS and total underwriting discounts and commissions that we and the selling shareholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

Underwriting Discounts and Commissions	No Exercise	Full Exercise
Per ADS	$	$
Total by us	$	$
Total by the selling shareholders	$	$

        Our ADSs have been approved for listing on the New York Stock Exchange under the symbol "LITB."

        We have agreed that, subject to certain restrictions, we will not without the prior written consent of the representatives, during the period ending 180 days after the date of this prospectus (the "restricted period"):

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; or

  •
  file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs (other than a registration statement on Form S-8);

whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise.

        Each of our directors, executive officers, existing shareholders and option holders has agreed that, subject to certain exceptions, such director, officer, shareholder or option holder will not, without the prior written consent of the representatives, during the restricted period:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; or

  •
  make any demand for or exercise any right with respect to, the registration of any ordinary shares, ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs;

whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise.

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of the ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional ADSs referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional ADSs, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which the underwriters may purchase ADSs through their option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those ADSs as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange or otherwise.

        Prior to this offering, there has been no public market for the ADSs. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the representatives;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

        The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.

        We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we or the selling shareholders are unable to provide this indemnification, we and the selling shareholders will contribute to payments that the underwriters may be required to make for these liabilities.

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to 415,000 ADSs offered by this prospectus to our directors, officers, employees, business associates and related persons. We will pay all fees and disbursements of counsel incurred by the underwriters in connection with offering the ADSs to such persons. Any sales to these persons will be made through a directed share program. The number of ADSs available for sale to the general public will be reduced to the extent such persons purchase such reserved ADSs. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same basis as the other ADSs offered by this prospectus. We have agreed to indemnify the underwriters for against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of directed shares.

        The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, New York 10010, United States of America. The address of Stifel, Nicolaus & Company, Incorporated is One Montgomery Street, 37th Floor, San Francisco, CA 94104, United States of America.

Electronic Offer, Sale and Distribution of ADSs

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Selling Restrictions

        No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs, where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

        Australia.    This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the "Act") and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the ADSs has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

        Accordingly, (1) the offer of the ADSs under this prospectus may only be made to persons: (i) to whom it is lawful to offer the ADSs without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act; and (ii) who are "wholesale clients" as that term is defined in section 761G of the Act; (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above; and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the ADSs sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

        Canada.    The ADSs may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

        Cayman Islands.    This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares to any member of the public in the Cayman Islands.

        European Economic Area.    In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ADS to the public in that Relevant Member State at any time,

  (a)
  to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive; or

  (d)
  in any other circumstances that do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of ADSs shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of the above provision, the expression "an offer of ADSs to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Hong Kong.    The ADSs may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        Israel.    In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

  (a)
  a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

  (b)
  a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

  (c)
  an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

  (d)
  a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

  (e)
  a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

  (f)
  a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

  (g)
  an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

  (h)
  a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

  (i)
  an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

  (j)
  an entity, other than an entity formed for the purpose of purchasing the ADSs in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the

    Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

        Japan.    The underwriters will not offer or sell any of the ADSs directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except, in each case, pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        People's Republic of China.    This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

        Singapore.    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs are subscribed or purchased under Section 275 by a relevant person that is:

  (a)
  a corporation (that is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except:

  (1)
  to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  (2)
  where no consideration is or will be given for the transfer; or

  (3)
  where the transfer is by operation of law.

        Taiwan.    The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

        Switzerland.    The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

        Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

        United Arab Emirates and Dubai International Financial Centre.    This offering of the ADSs has not been approved or licensed by the Central Bank of the United Arab Emirates (the "UAE"), the Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE, including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (the "DFSA"), a regulatory authority of the Dubai International Financial Centre (the "DIFC"). This offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, respectively, or otherwise.

        The ADSs may not be offered to the public in the UAE and/or any of the free zones. The ADSs may be offered and this prospectus may be issued, only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. The ADSs will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones.

        United Kingdom.    An offer of the ADSs may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

        All applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the ADSs must be complied with in, from or otherwise involving the United Kingdom.

EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ADSs by us and the selling shareholders. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.

SEC registration fee	$13,671
New York Stock Exchange listing fee	150,000
Financial Industry Regulatory Authority filing fee	15,534
Printing and engraving expenses	355,000
Legal fees and expenses	2,120,000
Accounting fees and expenses	1,484,000
Miscellaneous	93,795

Total	$4,232,000

        These expenses will be borne by us, except for underwriting discounts and commissions, which will be borne by us and the selling shareholders in proportion to the numbers of ADSs sold in the offering by us and the selling shareholders, respectively. $960,000 of such expenses were recognized as general and administrative expenses for the year ended December 31, 2011.

 LEGAL MATTERS

        We are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters of United States federal securities and New York State law. Certain legal matters of United States federal securities and New York State law in connection with this offering will be passed upon for the underwriters by Kirkland & Ellis International LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Certain legal matters as to PRC law will be passed upon for us by TransAsia Lawyers and for the underwriters by Han Kun Law Offices. Simpson Thacher & Bartlett LLP may rely upon TransAsia Lawyers with respect to matters governed by PRC law. Kirkland & Ellis International LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

        Our consolidated financial statements as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012 and the related financial statement schedule of LightInTheBox Holding Co., Ltd. included in this prospectus have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP(1), an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

(1)
At the direction of the government of the People's Republic of China in accordance with the Scheme of the Localization Restructuring of Chinese-Foreign Cooperative Accounting Firms, Deloitte Touche Tohmatsu CPA Limited has restructured to a new partnership and changed its name to Deloitte Touche Tohmatsu Certified Public Accountants LLP, effective from January 1, 2013. Deloitte Touche Tohmatsu Certified Public Accountants LLP has succeeded Deloitte Touche Tohmatsu CPA Limited for all purposes and assumed all of the obligations and rights of Deloitte Touche Tohmatsu CPA Limited with effect from January 1, 2013.

        The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 8/F, Deloitte Tower, The Towers, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, People's Republic of China.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. A related registration statement on F-6 will be filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and the ADSs.

        Immediately upon closing of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC's website at www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

LIGHTINTHEBOX HOLDING CO., LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
LIGHTINTHEBOX HOLDING CO., LTD.

        We have audited the accompanying consolidated balance sheets of LightInTheBox Holding Co., Ltd. (the "Company"), its subsidiaries, its variable interest entities (the "VIEs") and its VIE's subsidiary (collectively the "Group") as of December 31, 2011 and 2012, and the related consolidated statements of operations, comprehensive loss, changes in equity (deficit), and cash flows for each of the three years in the period ended December 31, 2012, and the related financial statement schedule included in Schedule I. These consolidated financial statements and financial statement schedule are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2011 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to such consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People's Republic of China
April 17, 2013

LIGHTINTHEBOX HOLDING CO., LTD.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

	As of December 31,
	2011	2012
ASSETS:
Current assets
Cash	$6,786	$19,972
Restricted cash	849	1,217
Accounts receivable	72	249
Inventories, net	4,965	5,753
Prepaid expenses and other current assets	4,999	10,562

Total current assets	17,671	37,753
Property and equipment, net	1,902	1,792
Long-term deposit	67	293

TOTAL ASSETS	$19,640	$39,838

LIABILITIES:
Current Liabilities:
Accounts payable (including accounts payable of the consolidated VIEs without recourse to LightInTheBox Holding Co., Ltd. of $202 and $61 as of December 31, 2011 and December 31, 2012, respectively)	$5,130	$9,150
Advance from customers (including advance from customers of the consolidated VIEs without recourse to LightInTheBox Holding Co., Ltd. of $125 and $13 as of December 31, 2011 and December 31, 2012, respectively)	3,457	7,098
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to LightInTheBox Holding Co., Ltd. of $1,516 and $524 as of December 31, 2011 and December 31, 2012, respectively)	8,615	12,811
Convertible notes, net of discount due to beneficial conversion feature (including convertible notes of the consolidated VIEs without recourse to LightInTheBox Holding Co., Ltd. of nil and nil as of December 31, 2011 and December 31, 2012, respectively)	—	7,788

Total current liabilities	17,202	36,847

TOTAL LIABILITIES	17,202	36,847

Commitments and contingencies (Note 24)
Series C convertible redeemable preferred shares ($0.000067 par value; 9,651,565 shares authorized, issued and outstanding as of December 31, 2011 and December 31, 2012, respectively; liquidation value of $52,500)	38,500	41,471
EQUITY:
LightInTheBox Holding Co., Ltd. Shareholders' equity
Series A convertible preferred shares ($0.000067 par value; 15,000,000 shares authorized, issued and outstanding as of December 31, 2011 and December 31, 2012, respectively; liquidation value of $5,000)	5,000	5,000
Series B convertible preferred shares ($0.000067 par value; 17,522,725 shares authorized, issued and outstanding as of December 31, 2011 and December 31, 2012, respectively; liquidation value of $11,270)	11,270	11,270
Ordinary shares ($0.000067 par value; 707,825,710 shares authorized; 32,198,411 and 36,680,558 shares issued and outstanding as of December 31, 2011 and December 31, 2012, respectively)	2	2
Additional paid-in capital	5,668	10,459
Accumulated deficit	(57,980)	(65,181)
Accumulated other comprehensive loss	(22)	(30)

TOTAL DEFICIT	(36,062)	(38,480)

TOTAL LIABILITIES, SERIES C CONVERTIBLE REDEEMABLE PREFERRED SHARES AND DEFICIT	$19,640	$39,838

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTINTHEBOX HOLDING CO., LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

	Years ended December 31,
	2010	2011	2012
Net revenues	$58,694	$116,230	$200,010
Cost of goods sold	41,580	77,465	116,465

Gross profit	17,114	38,765	83,545

Operating expenses:
Fulfillment	3,517	7,124	10,088
Selling and marketing	22,607	38,465	53,418
General and administrative	12,347	16,660	22,369
Impairment loss on goodwill and intangible assets	—	1,928	—

Total operating expenses	38,471	64,177	85,875

Loss from operations	(21,357)	(25,412)	(2,330)
Interest income (expense) and other	13	3	(1,881)

Loss before income taxes	(21,344)	(25,409)	(4,211)
Income taxes (expenses) benefit	(579)	878	(19)

Net loss	(21,923)	(24,531)	(4,230)
Accretion for Series C convertible redeemable preferred shares	700	2,800	2,971

Net loss attributable to ordinary shareholders	(22,623)	(27,331)	(7,201)

Net loss per ordinary share—basic	$(0.62)	$(0.76)	$(0.20)
Net loss per ordinary share—diluted	$(0.62)	$(0.76)	$(0.20)
Share-based compensation expense included in
Fulfillment	$12	$13	$10
Selling and marketing	31	90	117
General and administrative	1,418	1,990	2,568

Total	$1,461	$2,093	$2,695

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTINTHEBOX HOLDING CO., LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

	Years ended December 31,
	2010	2011	2012
Net loss	$(21,923)	$(24,531)	$(4,230)
Other comprehensive income (loss):
Foreign currency translation adjustment	36	(57)	(8)

Total comprehensive loss	$(21,887)	$(24,588)	$(4,238)

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTINTHEBOX HOLDING CO., LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

	Series A Convertible Preferred Shares		Series B Convertible Preferred Shares
					Ordinary Shares			Accumulated Other Comprehensive Income (Loss)
							Additional Paid-in Capital		Accumulated Deficit	Total Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 01, 2010	15,000,000	$5,000	17,522,725	11,270	22,295,077	$1	$2,114	$(1)	$(8,026)	$10,358
Vesting of nonvested shares	—	—	—	—	4,951,667	1	—	—	—	1
Share-based compensation	—	—	—	—	—	—	1,461	—	—	1,461
Accretion for series C convertible redeemable preferred shares	—	—	—	—	—	—	—	—	(700)	(700)
Net loss	—	—	—	—	—	—	—	—	(21,923)	(21,923)
Foreign currency translation adjustment	—	—	—	—	—	—	—	36	—	36

Balance at December 31, 2010	15,000,000	5,000	17,522,725	11,270	27,246,744	2	3,575	35	(30,649)	(10,767)
Vesting of nonvested shares	—	—	—	—	4,951,667	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	2,093	—	—	2,093
Accretion for series C convertible redeemable preferred shares	—	—	—	—	—	—	—	—	(2,800)	(2,800)
Net loss	—	—	—	—	—	—	—	—	(24,531)	(24,531)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(57)	—	(57)

Balance at December 31, 2011	15,000,000	5,000	17,522,725	$11,270	32,198,411	2	5,668	(22)	(57,980)	(36,062)
Vesting of nonvested shares	—	—	—	—	4,482,147	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	2,695	—	—	2,695
Accretion for series C convertible redeemable preferred shares	—	—	—	—	—	—	—	—	(2,971)	(2,971)
Net loss	—	—	—	—	—	—	—	—	(4,230)	(4,230)
Beneficial conversion feature of convertible notes	—	—	—	—	—	—	2,096	—	—	2,096
Foreign currency translation adjustment	—	—	—	—	—	—	—	(8)	—	(8)

Balance at December 31, 2012	15,000,000	$5,000	17,522,725	$11,270	36,680,558	$2	$10,459	$(30)	$(65,181)	$(38,480)

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTINTHEBOX HOLDING CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands, or otherwise noted)

	Years ended December 31,
	2010	2011	2012
Net loss	$(21,923)	$(24,531)	$(4,230)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	401	899	1,031
Share-based compensation	1,461	2,093	2,695
Bad debt provision	35	—	—
Write-off of rental deposit	—	—	242
Inventory provision	122	515	218
Impairment loss on intangible assets	—	1,022	—
Deferred tax liability	—	(272)	—
Amortization of debt discount	—	—	1,140
Interest on convertible notes	—	—	744
Impairment loss on goodwill	—	906	—
Changes in operating assets and liabilities:
Accounts receivable	334	(8)	(176)
Inventories	(3,868)	(508)	(1,003)
Prepaid expenses and other current assets	(2,690)	(9)	(5,807)
Accounts payable	1,603	1,727	4,020
Advance from customers	2,518	(118)	3,641
Accrued expenses and other current liabilities	2,082	4,154	5,109
Long-term deposit	(12)	74	(225)

Net cash (used in) provided by operating activities	(19,937)	(14,056)	7,399

Cash flows from investing activities
Purchase of property and equipment	(892)	(1,582)	(917)
Increase in restricted cash	(424)	(252)	(367)
Maturity of term deposits	5,150	—	—
Purchase of Shanghai Ouku, net of cash acquired of $388	(1,549)	—	—

Net cash provided by (used in) investing activities	2,285	(1,834)	(1,284)

Cash flows from financing activities
Proceeds from issuance of convertible notes	—	—	8,000
Payment of professional fees related to initial public offering	—	(602)	(930)
Payment of deferred consideration for Shanghai Ouku acquisition	—	(185)	—
Proceeds from issuance of Series C convertible redeemable preferred shares	35,000	—	—

Net cash provided by (used in) financing activities	35,000	(787)	7,070

Net increase (decrease) in cash	17,348	(16,677)	13,185
Effect of exchange rate changes on cash	10	24	1
Cash at beginning of year	6,081	23,439	6,786

Cash at end of year	$23,439	$6,786	$19,972

Supplemental cash flow information:
Income taxes (paid) received	$(579)	$606	$(12)

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

        LightInTheBox Holding Co., Ltd. (the "Company" or "LightInTheBox"), incorporated in the Cayman Islands in March 2008 by the five founding shareholders, together with its consolidated subsidiaries, consolidated variable interest entities ("VIEs") and VIE's subsidiary (collectively referred to the "Group") is primarily involved in online retailing to sell and deliver products to consumers around the world.

        As of December 31, 2012, details of the Company's subsidiaries, its VIEs and VIE's subsidiary are as follows:

	Later of acquisition/ Incorporation	Place of incorporation	Percentage of legal ownership
Subsidiaries
Light In The Box Limited	June 13, 2007	Hong Kong	100%
Lanting Jishi Trade (Shenzhen) Co., Ltd. ("WFOE" or "Lanting Jishi")	October 21, 2008	People's Republic of China	100%
LightInTheBox (UK) Limited	May 26, 2009	United Kingdom	100%
VIEs:
Shenzhen Lanting Huitong Technologies Co., Ltd. ("Lanting Huitong")	June 24, 2008	People's Republic of China	Consolidated VIE
Beijing Lanting Gaochuang Technologies Co., Ltd. ("Lanting Gaochuang")	December 6, 2011	People's Republic of China	Consolidated VIE
VIE's (Lanting Huitong's) wholly owned subsidiary:
Shanghai Ouku Network Technologies Co., Ltd. ("Shanghai Ouku")	August 24, 2010	People's Republic of China	VIE's subsidiary

History of the Group and corporate reorganization

        The Group commenced its operation in June 2007, with the establishment of Light In The Box Limited in June 2007 in Hong Kong by the same five founding shareholders of the Company. Light In The Box Limited subsequently became the Company's subsidiary through a share for share exchange in April 2008 which has been accounted for in a manner akin to a pooling of interest as if the Company had been in existence and owned Light In The Box Limited since June 2007.

        Lanting Jishi was established in October 2008 in the People's Republic of China (the "PRC") as a wholly owned subsidiary of Light In The Box Limited.

        LightInTheBox (UK) Limited was established in May 2009. It has been a dormant company without significant business activities since its inception.

Acquisition

        On May 24, 2010, Lanting Huitong, a VIE of the Company, completed the acquisition of Shanghai Ouku, a Chinese e-commerce business. The total consideration was $2,167 in cash.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

The VIE arrangements

        The PRC regulations currently limit direct foreign ownership of business entities providing value-added telecommunications services, advertising services and Internet services in the PRC where certain licenses are required for the provision of such services. To comply with these PRC regulations, the Company currently conducts certain aspects of its business in the PRC through Lanting Huitong, and Lanting Gaochuang, both of them are VIEs.

        Lanting Huitong was established by the shareholders of the Company in June 2008 in the PRC. Through the contractual arrangements (as described below) among Lanting Jishi, Lanting Huitong and the respective shareholders of Lanting Huitong, Lanting Huitong became the Group's variable interest entity.

        In order to obtain the benefit granted to domestic enterprises that are held by Chinese nationals who have previously studied overseas, the Chief Executive Officer ("CEO") and Lanting Huitong established Lanting Gaochuang in December 2011, each holding 51% and 49% of Lanting Gaochuang, respectively, in the China Beijing Wangjing Overseas Students Pioneer Park, or the Wangjing Pioneer Park.

        Through a series of contractual arrangements (as described below) among Lanting Jishi, Lanting Gaochuang and the respective shareholders of Lanting Gaochuang, Lanting Gaochuang became the Group's variable interest entity.

Agreements that provide Lanting Jishi effective control over Lanting Huitong and Lanting Gaochuang (collectively, the "VIEs")

        Powers of Attorney:    Each registered shareholder of the VIEs has executed a power of attorney appointing Lanting Jishi or its designee to be his or her attorney and irrevocably authorizing them to vote on his or her behalf on all of the matters concerning the VIEs that may require shareholders' approval. The powers of attorney will be valid as long as the registered shareholders remain as shareholders of the VIEs.

        Equity disposal agreement:    The agreements granted Lanting Jishi or its designated party exclusive options to purchase, when and to the extent permitted under PRC law, all or part of the equity interests in the VIEs. The exercise price for the options to purchase all or part of the equity interests will be the minimum amount of consideration permissible under the then applicable PRC law. The agreement will be valid until Lanting Jishi or its designated party purchases all the shares from shareholders of the VIEs.

        Spousal consent letters:    Pursuant to spousal consent letters, the spouse of certain shareholders of Lanting Huitong acknowledged that certain equity interests of Lanting Huitong held by and registered in the name of his/her spouse will be disposed of pursuant to the equity disposal and share pledge agreements. These spouses understand that such equity interests are held by their respective spouse on behalf of Lanting Jishi, and they will not take any action to interfere with the disposition of such equity interests, including, without limitation, claiming that such equity interests constitute communal property

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

of marriage. The spousal consent letters will be valid until the liquidation of Lanting Huitong, unless terminated earlier at Lanting Jishi's sole discretion.

        Loan Agreement:    Under the loan agreement entered into in December 2011 between Lanting Jishi and the CEO, Lanting Jishi extended a loan in the amount of $41 (RMB255,000) to the CEO to be contributed as 51% of the registered capital of Lanting Gaochuang. Under this agreement, the CEO agrees that without prior written consent from Lanting Jishi, Lanting Gaochuang may not enter into any transaction that could materially affect its assets, liabilities, interests or operations, and there will be no earnings distribution in any form by Lanting Gaochuang before such loan has been repaid. This loan can only be repaid by transferring all of the CEO's equity interest in Lanting Gaochuang to Lanting Jishi or a third party designated by Lanting Jishi, and submitting all proceeds from such transaction to Lanting Jishi. The loan agreement has a term of ten years and will be extended automatically, unless indicated otherwise by Lanting Jishi in writing three months prior to the contract expiration date.

Agreements that transfer economic benefits to Lanting Jishi

        Business operation agreements:    The registered shareholders of the VIEs and the VIEs agreed that the VIEs may not enter into any transaction that could materially affect the assets, liabilities, interests or operations of the VIEs, without prior written consent from Lanting Jishi or other party designated by Lanting Jishi. In addition, directors, supervisors, chairman, general managers, financial controllers or other senior managers of the VIEs must be Lanting Jishi's nominees. Lanting Jishi is entitled to any dividend declared by the VIEs. The business operation agreement will be valid until the liquidation of the VIEs, unless terminated earlier at Lanting Jishi's sole discretion.

        Exclusive technical support and consulting service agreements:    Lanting Jishi agreed to provide the VIEs with technology support and consulting services. The VIEs agreed to pay a service fee equal to substantially all of the net income of the VIEs. The exclusive technical support and consulting service agreement will be valid until the liquidation of the VIEs, unless terminated earlier at Lanting Jishi's sole discretion.

        Share pledge agreement:    The registered shareholders of the VIEs pledged all of their respective equity interests in favor of Lanting Jishi to secure the obligations of the VIEs, and shareholders' obligations of the VIEs under the various agreements of the VIEs, including the business operation agreements, the exclusive technical support and consulting service agreements described above. If the VIEs or any of the respective registered shareholders of the VIEs breaches any of their respective contractual obligations under these agreements, Lanting Jishi, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The registered shareholders of the VIEs agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their respective equity interests in the VIEs, without Lanting Jishi's prior written consent. Unless terminated at Lanting Jishi's sole discretion, each share pledge agreement will be valid till the completion of all the contractual obligations of the VIEs, or any of the shareholders of the VIEs under the various agreements, including the business operation agreements, the technical support and consulting service agreements and equity disposal agreements.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

        Since the Company, through Lanting Jishi, its wholly owned subsidiary, has (1) the power to direct the activities of Lanting Huitong and Lanting Gaochuang that most significantly affect their economic performance and (2) the right to receive the benefits from them, the Company is the primary beneficiary of both entities and has consolidated them as VIEs since their respective inceptions.

        The Group believes that Lanting Jishi's contractual arrangements with the VIEs are in compliance with the PRC law and are legally enforceable. The shareholders of the VIEs are also shareholders of the Company and therefore have no current interest in seeking to act contrary to the contractual arrangements. However, uncertainties in the PRC legal system could limit the Group's ability to enforce these contractual arrangements and if the shareholders of the VIEs were to reduce their interest in the Company, their interests may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing the VIEs not to pay the service fees when required to do so. The Company's ability to control the VIEs also depends on the power of attorney Lanting Jishi has to vote on all matters requiring shareholder approval in the VIEs. As noted above, the Company believes this power of attorney is legally enforceable but may not be as effective as direct equity ownership.

        In addition, if the legal structure and contractual arrangements were found to be in violation of any existing PRC laws and regulations, the PRC government could:

  •
  revoke the Group's business and operating licenses;

  •
  require the Group to discontinue or restrict operations;

  •
  restrict the Group's right to collect revenues;

  •
  block the Group's websites;

  •
  revoke the benefits provided by the Wangjing Pioneer Park;

  •
  require the Group to restructure the operations in such a way as to compel the Group to establish a new enterprise, re-apply for the necessary licenses or relocate our businesses, staff and assets;

  •
  impose additional conditions or requirements with which the Group may not be able to comply; or

  •
  take other regulatory or enforcement actions against the Group that could be harmful to the Group's business.

        The imposition of any of these penalties may result in a material and adverse effect on the Group's ability to conduct the Group's business. In addition, if the imposition of any of these penalties causes the Group to lose the rights to direct the activities of the VIE and its subsidiaries or the right to receive their economic benefits, the Group would possibly no longer be able to consolidate the VIE.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

        The following consolidated financial information of the Group's VIE and its subsidiaries was included in the accompanying consolidated financial statements as of and for the years ended:

	As of December 31, 2011	As of December 31, 2012
Total assets	$4,762	$2,232
Total liabilities	$4,705	$1,874

	Years ended December 31,
	2010	2011	2012
Net revenues	$4,648	$5,010	$2,743
Net loss	$(1,201)	$(1,078)	$(204)

	Years ended December 31,
	2010	2011	2012
Net cash provided by operating activities	$1,449	$1,119	$200
Net cash used in investing activities	$(1,616)	$(894)	$(298)

        There are no consolidated VIEs' assets that are collateral for the VIEs' obligations and can only be used to settle the VIEs' obligations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company had a history of loss, resulting in its total liabilities and mezzanine equity exceeding its total assets by $38,480 as of December 31, 2012. The Company incurred net loss of $21,923, $24,531 and $4,230 in the years ended December 31, 2010, 2011 and 2012 and operating cash outflows of $19,937 and $14,056 in the years ended December 31, 2010 and 2011, respectively. In view of these matters, the Company's ability to continue as a going concern is dependent upon the Company's ability to generate positive cash flows from operations and to achieve a level of revenue growth. The Company generated operating cash inflows of $7,399 in 2012. In addition, the Company's current assets exceeded its current liabilities by $906 as of December 31, 2012 and the Company's series C convertible redeemable preferred shareholders do not have the right to redeem the shares before September 28, 2014, the fourth anniversary of the issuance date. Accordingly, management believes that the Company has the ability to fulfill its financial obligations as they fall due for at least the next 12 months and will continue as a going concern. As a result, the accompanying consolidated financial statements have been prepared on a going concern basis, and do not reflect any adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary if the Group is unable to continue as a going concern.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basis of consolidation

        The consolidated financial statements include the financial statements of the Company, its VIEs and VIE's subsidiaries. All inter-company transactions and balances are eliminated upon consolidation.

Use of estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses in the financial statements and accompanying notes. Actual results may differ from these estimates. The Group bases its estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Group's financial statements include revenue recognition, inventories, impairment of goodwill and intangible assets, fair value of ordinary shares, share-based compensation and income taxes.

Cash

        Cash consists of cash on hand and demand deposits with financial institutions and other accounts that have the general characteristics of demand deposits.

Restricted cash

        Restricted cash consists of cash which is held under the Company's name in an escrow account as deposits withheld by third party payment processing agencies and the deposits fluctuate with the volume of payment processed.

Accounts receivable

        Accounts receivable represents money collected by the delivery service providers on behalf of the Company, as a result of completed sales transactions in the PRC under cash-on-delivery terms, and has not been remitted back to the Company. As of December 31, 2011 and 2012, there was no allowance for doubtful accounts due to the nature of the receivables which is cash collected from customers and in-transit to the Company.

Inventories

        Inventories are accounted for using the First-in-first-out method, and are valued at the lower of cost or market value. Adjustments are recorded to write down the cost of inventory to the estimated market value due to slow-moving merchandise and broken assortments, which is dependent upon factors such as historical trends with similar merchandise, inventory aging, and historical and forecasted consumer demand. Write downs are recorded in cost of goods sold in the consolidated statements of operations.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and equipment, net

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Useful lives
Leasehold improvements	Lesser of the lease term or estimated useful life of the assets
Furniture, fixtures and office equipment	5 years
Software and IT equipment	3 years

Acquired intangible assets, net

        Intangible assets, other than goodwill, resulting from the acquisitions of entities accounted for using the purchase method of accounting are estimated by management based on the fair value of assets acquired.

        Identifiable intangible assets are carried at cost less accumulated amortization. Amortization of finite-lived intangible assets (except customer base) is computed using the straight-line method over the following estimated average useful lives. The amortization of customer base is based on the estimated attrition pattern of the acquired customers.

Useful lives
Trademark/Domain name	Indefinite life
Technology Platform	1 Year
Non-compete Agreement	2 Years
Customer Base	4.3 Years

Impairment of long-lived assets and intangible assets with definite life

        Long-lived assets, such as property and equipment and definite-lived intangible assets, are stated at cost less accumulated depreciation or amortization.

        The Group evaluates the recoverability of long-lived assets, including identifiable intangible assets, with determinable useful lives, whenever events or changes in circumstances indicate that an intangible asset's carrying amount may not be recoverable. The Group measures the carrying amount of long-lived asset against the estimated undiscounted future cash flows associated with it. Impairment exists when the sum of the expected future net cash flows is less than the carrying value of the asset being evaluated. Impairment loss is calculated as the amount by which the carrying value of the asset exceeds its fair value. Fair value is estimated based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Group to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Goodwill and Indefinite-lived intangible assets

        Goodwill and intangible assets deemed to have indefinite useful lives are not amortized, but tested for impairment annually or more frequently if event and circumstances indicate that they might be impaired.

        Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. The Group performs a two-step goodwill impairment test. The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill is not considered impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of the affected reporting unit's goodwill to the carrying value of that goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. In estimating the fair value of each reporting unit the Group estimates the future cash flows of each reporting unit, the Group has taken into consideration the overall and industry economic conditions and trends, market risk of the Group and historical information. The Company recorded an impairment loss of nil, $906 and nil for the years ended December 31, 2010, 2011 and 2012, respectively (see Note 8).

        An intangible asset that is not subject to amortization is tested for impairment at least annually or if events or changes in circumstances indicate that the asset might be impaired. Such impairment test compares the fair values of assets with their carrying value amounts and an impairment loss is recognized if and when the carrying amounts exceed the fair values. The estimates of fair values of intangible assets not subject to amortization are determined using various discounted cash flow valuation methodologies. Significant assumptions are inherent in this process, including estimates of discount rates. The Company recorded an impairment loss of nil, $1,010 and nil for the years ended December 31, 2010, 2011 and 2012, respectively (see Note 7).

Business combinations

        The assets acquired, the liabilities assumed, and any noncontrolling interest of the acquiree at the acquisition date, if any, are measured at their fair values as of that date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any noncontrolling interest of the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. Acquisition costs are expensed when incurred. Consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition. For shares issued in a business combination, if any, the Group would estimate the fair value as of the date of acquisition.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

        Revenue is stated net of value added tax and return allowances.

        The Group recognizes revenue from the sale of apparel, electronics, communication devices and other products through its websites and other online platforms.

        The Company recognizes revenue when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

        The Group defers revenue and the related product costs for shipments that are in-transit to the customer. Payments received in advance of delivery are classified as advances from customers. The Group recognizes the revenue at the time the end customers receive the products, which is typically within a few days of shipment. Amounts collected by delivery service providers but not remitted to the Group are classified as accounts receivable on the consolidated balance sheets.

        Certain employees of the Group register in supplemental online outlets under their own name as these websites require registration using identity cards of individuals to sell the Group's product on behalf of the Group. The Company has contractual arrangements with these employees which require them to transfer customers' payments received to the Company for the sale of the products. The Group evaluates the sales transactions performed by certain employees on behalf of the Group to determine whether to recognize the revenues on a gross or net basis. The determination is based upon an assessment as to whether the Group acts as a principal or agent when selling the products. All of the revenues involving employees performing sales transactions on the supplemental online outlets on behalf of the Group are currently accounted for on a gross basis since the Group is the primary obligor, has general and physical inventory risk, has the latitude in establishing prices, discretion in supplier selection and the credit risks.

        In arrangements whereby certain suppliers place the products at the Group's premises, the risk and rewards of ownership of the products passed to the Group upon confirmation of orders by the Group's customers. All of the revenues involving these arrangement are accounted for on a gross basis since the Group is the primary obligor, has physical inventory risk, latitude in establishing prices, discretion in supplier selection and credit risks.

        The Group periodically provides incentive offers to its customers to encourage purchases. Current discount offers, when accepted by its customers, are treated as a reduction to the purchase price of the related transaction, are included as a net amount in revenue.

        Promotional free products, which cannot be redeemed for cash are normally shipped together with current qualified sales. Cost of these promotional items or free products are recorded as cost of sales when the revenue of the current qualified sales is recognized.

        The Group has established a membership program whereby a registered member earns certain points for visiting one of the Group's websites. Points can only be redeemed in connection with a future purchase. Such points, when redeemed, are charged as costs of sales at the time of future

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

purchase. Since the points are earned not based on past sales transactions, no accrual is made at the time when earned by the registered members.

        The Group allows customers to return goods within a period of time subsequent to the delivery of the goods purchased. The return period varies depending on reasons for the return, which normally ranges from 7 days to 30 days. The Group estimates return allowance based on historical experience. The estimation of return allowances is adjusted to the extent that actual returns differ, or are expected to differ. Changes in the estimated return allowance are recognized through a cumulative catch-up adjustment in the period of change and will impact the amount of net revenues in that period.

        Outbound shipping charges to customers are included as a part of the revenues. Outbound shipping-related costs are included in the cost of goods sold. Shipping costs incurred for sales of products and recognized as cost of goods sold were $11,440, $24,589 and $40,694 for the years ended December 31, 2010, 2011 and 2012, respectively.

        Value Added Tax (VAT) on sales is calculated at 17% on revenue from sale of products in the PRC and paid after deducting input-VAT on purchases. The net VAT balance between input-VAT and output-VAT is reflected in the accounts under prepaid expenses and other current liabilities.

Cost of goods sold

        Cost of sales consists of the purchase price of consumer products sold by the Group on its websites, inbound and outbound shipping charges, packaging supplies and inventory write-down. Shipping charges to receive products from its suppliers are included in inventory cost, and recognized as cost of sales upon sale of products to its customers.

Fulfillment

        Fulfillment costs represent those costs incurred in operating and staffing the Group's fulfillment and customer service centers, including costs attributable to buying, receiving, inspecting, and warehousing inventories; picking, packaging, and preparing customer orders for shipment; payment processing and related transaction costs.

Selling and marketing

        Selling and marketing expenses consist primarily of search engine marketing and advertising, affiliate market program expenditure, public relations expenditures; and payroll and related expenses for personnel engaged in selling, marketing and business development. The Group pays to use certain relevant key words relating to its business on major search engines and the fee is on a "cost-per-click" basis. The Group also pays commissions to participants in its affiliate program when customer referrals result in product sales, and the Group classifies such costs as selling and marketing expenses in the consolidated statements of operations. Advertising includes fees paid to on-line advertisers who assist the Group to advertise at targeted websites. Such fees are paid at fixed rate or calculated based on volume directed to the Group's website.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

General and administrative

        General and administrative expenses consist of payroll and related expenses for employees involved in general corporate functions such as accounting, finance, tax, legal, and human relations; costs associated with the use by these functions of facilities and equipment, such as depreciation expense and rent; professional fees and other general corporate costs. Also included in general and administrative expenses are payroll and related expenses for employees involved in application development, category expansion, editorial content, and systems support, as well as server charges and costs associated with telecommunications.

        General and administrative expenses also include credit losses relating to fraudulent credit card activities which resulted in chargebacks from the payment processing agencies. The Group estimates chargebacks based on historical experience. The estimation of chargebacks is adjusted to the extent that actual chargebacks differ, or are expected to differ. Changes in estimated chargebacks are recognized through a cumulative catch-up adjustment in the period of change and will impact the amount of general and administrative expenses in that period.

Fair value

        Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

        Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

  •
  Level 1—inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

  •
  Level 2—inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3—inputs are generally unobservable and typically reflect management's estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial instruments

        Financial instruments of the Group primarily consist of cash, restricted cash, receivable from processing agencies, accounts payable, convertible notes and preferred shares. The carrying values of cash, restricted cash, receivable from processing agencies and accounts payable approximate their fair values due to short-term maturities. The fair value of convertible notes is not readily available. The carrying amounts of convertible notes are measured at amortized cost adopting the effective interest method.

Foreign currency translation

        The functional currency of the Company, Light In The Box Limited and LightInTheBox (UK) Limited is the United States dollar ("US dollar"). The financial records of the Group's subsidiaries and VIE entities located in the PRC are maintained in their local currencies, the Renminbi ("RMB"), which are also the functional currencies of these entities.

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the consolidated statements of operations.

        The Group's entities with functional currency of RMB, translate their operating results and financial position into the U.S. dollar, the Group's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income (loss).

Income taxes

        Deferred income taxes are provided using the asset and liability method. Under this method, deferred income taxes are recognized for tax credits and net operating losses available for carry forwards and significant temporary differences. Deferred tax assets and liabilities are classified as current or non-current based upon the classification of the related asset or liability in the financial statements or the expected timing of their reversal if they do not relate to a specific asset or liability. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws and regulations applicable to the Group as enacted by the relevant tax authorities.

        The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

income taxes. The Group did not recognize any income tax due to uncertain tax position or incur any interest and penalties related to potential underpaid income tax expenses for the years ended December 31, 2010, 2011 or 2012, respectively.

Comprehensive income (loss)

        Comprehensive income (loss) includes net income (loss) and foreign currency translation adjustments and is reported in the consolidated statements of comprehensive loss.

Share-based compensation

        Share-based payment transactions with employees, such as share options are measured based on the grant date fair value of the equity instrument. The Company has elected to recognize compensation expense using the straight-line method for all employee equity awards granted with graded vesting provided that the amount of compensation cost recognized at any date is at least equal to the portion of the grant-date value of the options that are vested at that date, over the requisite service period of the award, which is generally the vesting period of the award. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of share-based compensation expense to be recognized in future periods.

Operating leases

        Leases where the rewards and risks of ownership of assets primarily remain with the lessor are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

Earnings (loss) per share

        Basic earnings (loss) per ordinary share is computed by dividing net income (loss) attributable to ordinary shareholders by weighted average number of ordinary shares outstanding during the period.

        The Group's Series A convertible preferred shares, Series B convertible preferred shares and Series C convertible redeemable preferred shares are participating securities as the preferred shares participate in undistributed earnings on an as-if-converted basis. Certain nonvested shares are also participating securities as they enjoy identical dividend rights as ordinary shares. Accordingly, the Group uses the two-class method whereby undistributed net income is allocated on a pro rata basis to each participating share to the extent that each class may share in income for the period. Undistributed net loss is not allocated to preferred shares because they are not contractually obligated to participate in the loss allocated to the ordinary and nonvested shares.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Diluted earnings (loss) per ordinary share reflect the potential dilution that could occur if securities were exercised or converted into ordinary shares. The Group had convertible preferred shares, convertible redeemable preferred shares, stock options, nonvested shares and convertible notes, which could potentially dilute basic earnings per share in the future. To calculate the number of shares for diluted income per share, the effect of the convertible preferred shares, convertible redeemable preferred shares and convertible notes is computed using the as-if-converted method; and the effect of the stock options and nonvested shares is computed using the treasury stock method.

Significant risks and uncertainties

        The Group participates in an industry with rapid changes in regulations, customer demand and competition and believes that changes in any of the following areas could have a material adverse effect on the Group's future financial position, results of operations, or cash flows: advances and trends in e-commerce industry; changes in certain supplier and vendor relationships; regulatory or other PRC related factors; risks associated with the Group's ability to keep and increase the market coverage

  Concentration of credit risk

          Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash, accounts receivable and advances to suppliers. The Group places its cash with financial institutions in Hong Kong. Accounts receivable primarily comprise amounts receivable from product delivery service providers. These amounts are collected from customers by the service providers upon product delivery. With respect to advances to product suppliers, the Group performs on-going credit evaluations of the financial condition of its suppliers.

  Foreign currency risk

          The RMB is not a freely convertible currency. The PRC State Administration for Foreign Exchange, under the authority of the People's Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China foreign exchange trading system market. The Group's cash denominated in RMB amounted to $645 and $683 at December 31, 2011 and 2012, respectively.

Newly adopted accounting pronouncements

        In May 2011, the FASB issued an authoritative pronouncement on fair value measurement. The guidance is the result of joint efforts by the FASB and International Accounting Standards Board to develop a single, converged fair value framework. The guidance is largely consistent with existing fair value measurement principles in US GAAP. The guidance expands the existing disclosure requirements for fair value measurements and makes other amendments, mainly including:

  •
  Highest-and-best-use and valuation-premise concepts for nonfinancial assets—the guidance indicates that the highest-and-best-use and valuation-premise concepts only apply to measuring the fair value of nonfinancial assets.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  •
  Application to financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risk—the guidance permits an exception to fair value measurement principles for financial assets and financial liabilities (and derivatives) with offsetting positions in market risks or counterparty credit risk when several criteria are met. When the criteria are met, an entity can measure the fair value of the net risk position.

  •
  Premiums or discounts in fair value measure—the guidance provides that premiums or discounts that reflect size as a characteristic of the reporting entity's holding (specifically, a blockage factor that adjusts the quoted price of an asset or a liability because the market's normal daily trading volume is not sufficient to absorb the quantity held by the entity) rather than as a characteristic of the asset or liability (for example, a control premium when measuring the fair value of a controlling interest) are not permitted in a fair value measurement.

  •
  Fair value of an instrument classified in a reporting entity's shareholders' equity—the guidance prescribes a model for measuring the fair value of an instrument classified in shareholders' equity; this model is consistent with the guidance on measuring the fair value of liabilities.

  •
  Disclosures about fair value measurements—the guidance expands disclosure requirements, particularly for Level 3 inputs. Required disclosures include:

  •
  For fair value measurements categorized in Level 3 of the fair value hierarchy: (1) a quantitative disclosure of the unobservable inputs and assumptions used in the measurement, (2) a description of the valuation process in place (e.g., how the entity decides its valuation policies and procedures, as well as changes in its analyses of fair value measurements, from period to period), and (3) a narrative description of the sensitivity of the fair value to changes in unobservable inputs and interrelationships between those inputs.

  •
  The level in the fair value hierarchy of items that are not measured at fair value in the statement of financial position but whose fair value must be disclosed.

        The guidance is to be applied prospectively and effective for interim and annual periods beginning after December 15, 2011, for public entities. Early application by public entities is not permitted. The adoption of this guidance did not have a significant effect on the Company's consolidated financial statements.

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. The guidance does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. For public entities, the amendments are effective for fiscal years and interim periods within those years, beginning after

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

December 15, 2011. Early adoption is permitted. In December 2011, the FASB issued an authoritative pronouncement related to deferral of the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income. This guidance allows the FASB to redeliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the FASB is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before the pronouncement issued in June 2011. The Group adopted these pronouncements on January 1, 2012. The presentation of comprehensive income was retrospectively applied for all the periods presented. The adoption of these pronouncements did not have a significant effect on the Company's consolidated financial statements.

        In September 2011, the FASB issued an authoritative pronouncement related to testing goodwill for impairment. The guidance is intended to simplify how entities, both public and nonpublic, test goodwill for impairment. The pronouncement permits an entity to first assess qualitative factors to determine whether it is "more likely than not" that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity's financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The adoption of this guidance did not have a significant effect on the Company's consolidated financial statements.

Recent accounting pronouncements not yet adopted

        In December 2011, the Financial Accounting Standards Board ("FASB") has issued an authoritative pronouncement related to Disclosures about Offsetting Assets and Liabilities. The guidance requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Group is in the process of evaluating the effect of adoption of this guidance on its consolidated financial statements.

        In July 2012, the FASB issued an authoritative pronouncement related to testing indefinite-lived intangible assets, other than goodwill, for impairment. Under the guidance, an entity testing an indefinite-lived intangible asset for impairment has the option of performing a qualitative assessment before calculating the fair value of the asset. If the entity determines, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is not more likely than not (i.e., a likelihood of more than 50 percent) impaired, the entity would not need to calculate the fair value of the asset.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The guidance does not revise the requirement to test indefinite-lived intangible assets annually for impairment. In addition, the guidance does not amend the requirement to test these assets for impairment between annual tests if there is a change in events or circumstances; however, it does revise the examples of events and circumstances that an entity should consider in interim periods. The guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The Group does not expect the adoption of this guidance to have a significant impact on its consolidated financial statements.

        In February 2013, the FASB issued an authoritative pronouncement related to Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in this ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP.

        The new amendments will require an organization to:

  •
  Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income—but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period.

  •
  Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

        The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The Group does not expect the adoption of this guidance to have a significant effect on its consolidated financial statements.

3. ACQUISITION

Acquisition of Shanghai Ouku Network Technologies Co., Ltd.

        On May 24, 2010, Lanting Huitong, a consolidated VIE, acquired Shanghai Ouku Network Technologies Co., Ltd. ("Shanghai Ouku"), a Chinese e-commerce business. The acquisition allowed the Group to extend its brand to the Chinese market and provide synergies with the existing business.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

3. ACQUISITION (Continued)

        The total consideration of the acquisition was $2,167 and goodwill of $887 was recorded resulting from the acquisition. The consideration was fully paid by the end of 2011.

        The acquisition of Shanghai Ouku was recorded using the acquisition method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price allocation of the transaction, based on the initial consideration, was determined by the Group with the assistance of American Appraisal China Limited, an independent valuation firm. The total purchase price of $2,167 was allocated as follows:

	US$	Useful lives
Cash	$388
Other current assets	1,291
Other current liabilities	(1,239)
Non-current assets	24
Intangible assets
Trademark/Domain name	964	Indefinite life
Technology Platform	86	1 year
Non-compete Agreement	8	2 years
Customer Base	30	4.3 years
Goodwill	887
Deferred tax liabilities	(272)

Total	$2,167

        The tangible and intangible assets valuation for the acquisition described above was based on a valuation analysis provided by American Appraisal China Limited. The valuation analysis utilizes and considers generally accepted valuation methodologies such as the income, market and cost approach. The Company has incorporated certain assumptions which include projected cash flows and replacement costs.

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprises of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

        The intangible assets and goodwill totaling $1,928 were fully impaired during the year ended December 31, 2011 (see notes 7 and 8).

        The following unaudited pro forma information summarizes the effect of the acquisition, as if the acquisition of Shanghai Ouku had occurred as of January 1, 2010. This unaudited pro forma information is presented for information purposes only. It is based on historical information and does not purport to represent the actual results that may have occurred had the Group consummated the

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

3. ACQUISITION (Continued)

acquisition on January 1, 2010, nor is it necessarily indicative of future results of operations of the consolidated enterprises:

2010
(unaudited)
Pro forma revenue	$62,848
Pro forma net loss	$(22,205)
Pro forma loss per ordinary share—basic	$(0.61)
Pro forma loss per ordinary share—diluted	$(0.61)

4. INVENTORIES

        Inventories consisted of the following:

	As of December 31,
	2011	2012
Merchandise available for sale	$5,636	$6,642
Less: inventories provision for slow-moving and obsolescence	(671)	(889)

Total inventories	$4,965	$5,753

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Components of other current assets which are included in the prepaid expenses and other current assets are as follows:

	As of December 31,
	2011	2012
Receivable from processing agencies(1)	$3,010	$7,633
Deferred offering cost	—	1,188
Prepayment to suppliers	892	1,032
Rental deposits and prepaid rents	432	337
Receivable from employees(2)	90	128
Value-added tax ("VAT") recoverable	144	74
Staff advance	66	57
Others	365	113

Total	$4,999	$10,562

(1)
Receivables from processing agencies represented cash that had been received from customers but held by the processing agencies as of December 31, 2011 and 2012. The receivables were collected by the Company subsequent to the respective period end.

(2)
Receivable from employees mainly represents sales made by employees on behalf of the Company on certain third party Internet platforms which the cash received is currently with the employees' personal accounts pending transfer to the Group.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

6. PROPERTY AND EQUIPMENT, NET

        The components of property and equipment are as follows:

	As of December 31,
	2011	2012
Leasehold improvements	$1,150	$1,663
Furniture, fixtures and office equipment	972	1,183
Software and IT equipment	1,266	1,450

Property and equipment, gross	3,388	4,296
Less: Accumulated depreciation	(1,486)	(2,504)

Property and equipment, net	$1,902	$1,792

        Depreciation expense incurred for the years ended December 31, 2010, 2011 and 2012 are $342, $846 and $1,031, respectively.

7. ACQUIRED INTANGIBLE ASSETS, NET

        Intangible assets are as follows:

As of December 31, 2011
Intangible assets not subject to amortization:
Trademark/Domain Name	$1,010
Intangible assets subject to amortization:
Technology Platform	90
Non-compete Agreement	9
Customer Base	32
Less: Accumulated amortization
Technology Platform	90
Non-compete Agreement	7
Customer Base	22
Less: Accumulated impairment loss
Trademark/Domain Name	1,010
Technology Platform	—
Non-compete Agreement	2
Customer Base	10

Intangible assets, net	$—

        During the year ended December 31, 2012, there were no activities with respect to intangible assets.

        The Company's intangible assets arose from the acquisition of Shanghai Ouku. Shanghai Ouku has incurred losses and failed to meet the forecast set by management. As of December 31, 2011, the Company performed an assessment of impairment for indefinite-lived intangible asset by comparing the

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

7. ACQUIRED INTANGIBLE ASSETS, NET (Continued)

fair value with its carrying value. The fair value of the indefinite-lived intangible asset is determined based on the relief-from-royalty-method with reference to royalty rates of comparable assets. Based on the assessment, the Group determined the excess in the carrying value of indefinite-lived intangible asset over its fair value and recognized an impairment loss of $1,010 for the year ended December 31, 2011. The Company also evaluated the recoverability of its intangible assets with definite life and recognized an impairment loss of $12 for the year ended December 31, 2011.

8. GOODWILL

        The Group has only one reporting unit which has goodwill, and the changes in carrying amounts of goodwill for the years ended December 31, 2011 were as follows:

2011
Gross amount:
Beginning balance	$887
Foreign exchange adjustment	19

Ending balance	906

Accumulated impairment loss:
Beginning balance	—
Charge for the year	(906)

Ending balance	(906)

Goodwill, net	$—

        During the year ended December 31, 2012, there were no activities with respect to goodwill.

        For the purpose of performing goodwill impairment test, management determined Shanghai Ouku is a single reporting unit, as it operates and manages www.ouku.com and other websites targeting consumers in the PRC, and prepares its own financial information.

        As of December 31, 2011, management performed an assessment of goodwill impairment and compared the fair value of Shanghai Ouku to its carrying value. The Company estimated the fair value using the discounted cash flow method under the income approach. The discounted cash flows were based on five years financial forecasts developed by management for planning purposes. Cash flows beyond the forecasted period were estimated using a terminal value calculation. Based on the assessment, the Group determined the excess in the carrying value of goodwill over the implied fair value of goodwill and recognized an impairment loss of $906 for the year ended December 31, 2011.

9. LONG-TERM DEPOSIT

        Long-term deposit represents rental deposits and deposits required by the payment collection agencies to maintain an active trading account, and such amount will only be returned upon closing the account with the payment processing agencies.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

10. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	As of December 31,
	2011	2012
Accrued payroll and staff welfare	$4,009	$6,345
Individual income tax payable	2,363	3,702
Business tax payable	472	398
Accrued professional fees	523	636
Accrued advertising fees	435	911
Credit card processing charges	255	370
Accrued sales return(1)	292	116
Accrued chargebacks(2)	85	85
Other accrued expenses	181	248

Total	$8,615	$12,811

(1)
Accrued sales return represents the gross profit effect of estimated sales return at the end of each of the respective years assuming products returned had no value to the Company. Movements during the respective years are as follows:

	2011	2012
Balance at January 1	$113	$292
Allowance for sales return made in the year	4,520	5,336
Utilization of accrued sales return	(4,341)	(5,512)

Balance at December 31	$292	$116

(2)
Chargeback represents credit losses relating to fraudulent credit card activities which resulted in chargebacks from the payment processing agencies. For the years ended December 31, 2010, 2011 and 2012, the Group incurred chargeback of $280, $447 and $604 respectively, which was included in the general and administrative expenses.

11. CONVERTIBLE NOTES

        On March 23, 2012, the Company issued convertible notes of $8 million with a term of 18 months to certain holders of Series C redeemable convertible preferred shares. The total principal amount of $8 million was received in March 2012. The convertible notes bear interest at 12% per annum, or 15% per annum upon an event of default, uncompounded and computed on the basis of the actual number of days elapsed.

        The convertible notes will be automatically converted into the same class of equity securities upon the completion of a qualified financing event, including a qualified initial public offering ("IPO") if such qualified financing event occurs within the 18 months term. The conversion price shall be equal to the per share issuance price of the equity securities issued for the qualified financing event; provided that in the event the total pre-money valuation of the Company prior to such financing event, without taking into account the convertible notes or the equity securities issued, is greater than $350 million,

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

11. CONVERTIBLE NOTES (Continued)

the conversion price shall be equal to $350 million divided by the total number of outstanding equity shares of the Company prior to such financing event which shall include any shares issued or reserved for issuance under any benefit plan of the Company. The conversion price shall be multiplied by 95% as the applicable conversion discount if the Company's qualified financing event takes place after three months but on or before six months from the convertible note issuance date, by 90% as the applicable conversion discount if the Company's qualified financing event takes place after six months but on or before 12 months from the convertible note issuance date and by 85% as the applicable conversion discount if the Company's qualified financing event takes place after 12 months from the convertible note issuance date. All interest accrued under the convertible notes is to be paid in cash after a qualified financing event or at maturity.

        In case there is no qualified financing event occurring during the 18 months term, the convertible notes will be automatically converted into Series C redeemable convertible preferred shares upon maturity. The maturity conversion price shall be equal to $255 million divided by the total number of outstanding equity shares of the Company on the maturity date which shall include any shares issued or reserved for issuance under any benefit plan of the Company, but excluding the maturity conversion shares.

        A beneficial conversion feature ("BCF") of $2,096 was resulted as the estimated maturity conversion price as of December 31, 2012 was lower than the fair value of the ordinary shares on March 23, 2012, which was recognized as additional paid-in capital with a corresponding entry in debt discount. The debt discount will be amortized over the term of the convertible notes using effective interest method. During the year ended December 31, 2012, the amortized discount of $1,140 was included as part of interest income (expense) and other in the consolidated statements of operations. The embedded feature of interest rate reset upon an event of default in the convertible notes is a derivative but not subject to bifurcation as it is clearly and closely related to the economic risks and characteristics of the convertible notes.

        In the case of a qualified financing event occurring before maturity, the BCF will be reassessed and any unamortized balance of the debt discount will be recognized as expenses in the consolidated statement of operations. In addition, all interest accrued under the convertible notes will become due and payable in cash.

        The carrying amount of the convertible notes was as follows:

As of December 31, 2012
Principal	$8,000
Debt discount	(2,096)
Accumulated amortization of debt discount	1,140
Accrued interest	744

Carrying amount	$7,788

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

11. CONVERTIBLE NOTES (Continued)

        Amortization of debt discount and interest expense recognized related to the convertible notes was as follows:

For the year Ended December 31, 2012
Interest at coupon rate	$744
Amortization of debt discount	1,140

Total expense recognized	$1,884

12. SERIES A AND SERIES B CONVERTIBLE PREFERRED SHARES

        On October 27, 2008, the Company issued 15,000,000 Series A convertible preferred shares ("Series A preferred shares") with par value of $0.000067 per share to third party investors for cash proceeds of $5,000, at an issuance price of $0.33 per Series A share. As a part of this financing transaction, Series A preferred share investors required three of the Group's founding shareholders to place all of their 24,633,333 ordinary shares under restriction. (see Note 16, Nonvested Shares for more details).

        The Company has determined that there was no beneficial conversion feature attributable to the Series A preferred shares because the initial and subsequent adjusted conversion price of Series A preferred shares was higher than the fair value of the Company's ordinary shares on issue date of Series A preferred shares. Series A preferred shares are not redeemable.

        On June 26, 2009, the Company issued 17,522,725 Series B convertible preference shares ("Series B preferred shares") with par value of $0.000067 per share to third party investors for cash proceeds of $11,270, at an issuance price of $0.643 per Series B preferred share.

        The Company has determined that there was no beneficial conversion feature attributable to the Series B preferred shares because the initial and subsequent adjusted conversion price of Series B preferred shares was higher than the fair value of the Company's ordinary shares on issue date of Series B preferred shares. Series B preferred shares are not redeemable.

        Key terms of the Series A and Series B preferred shares are summarized as follows:

  Dividends

        Only after full payment of dividend or distribution on the Series C preferred shares, the holders of Series B preferred shares and Series A preferred shares shall participate on an as-if converted basis with respect to any dividends payable to the ordinary shares on a pro rata and on an as-if converted basis.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

12. SERIES A AND SERIES B CONVERTIBLE PREFERRED SHARES (Continued)

  Liquidation preference

        In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the shareholders of the Company shall be made in the following manners (after satisfaction of all creditors' claims and claims that may be preferred by law):

  1.
  If the valuation of the Company immediately prior to such liquidation, dissolution or winding up is at least $300,000, the entire assets of the Company legally available for distribution shall be distributed to the holders of Series A preferred shares, Series B preferred shares, Series C preferred shares and ordinary shares on a pro rata basis, according to the relative number of ordinary shares held by each such holder (determined on an as-if converted basis).

  2.
  If the valuation of the Company immediately prior to such liquidation, dissolution or winding up is less than $300,000, holders of Series C preferred shares shall be paid an amount equal to 150% of Series C preferred issuance price plus unpaid dividends if any first. Then Series B preferred shareholders shall be paid an amount equal to Series B issuance price plus unpaid dividends if any. Then Series A preferred shareholders shall be paid an amount equal to Series A issuance price plus unpaid dividends if any. Any remaining assets shall be distributed ratably among Series C preferred shareholders, Series B preferred shareholders, Series A preferred shareholders and ordinary shareholders on an as-if converted basis.

  Voting rights

        Each outstanding ordinary shareholder has right to one vote. Each preferred shareholder has a number of voting rights equivalent to the number of ordinary shares into which Series A, Series B and Series C preferred shares could have converted at the record date for determination of the shareholders entitled to vote on related matters.

  Conversion

        Series A preferred shares shall be convertible at the option of the holder any time into ordinary shares as determined by dividing the Series A issuance price by the Series A preferred shares conversion price. The Series A preferred shares conversion price shall initially be the Series A issuance price per ordinary share. Series B preferred share shall be convertible at the option of the holder any time into ordinary shares as determined by dividing the Series B issuance price by the Series B conversion price. The Series B preferred shares conversion price shall initially be the Series B issuance price per ordinary share. Series C preferred shares shall be convertible at the option of the holder any time into ordinary shares as determined by dividing the Series C issuance price by the Series C conversion price. The conversion price shall initially be the Series C issuance price per ordinary share.

        Applicable conversion price shall be adjusted for share dividends, subdivisions, combinations, or consolidations of ordinary shares, other distributions, reclassification, exchange and substitution. Applicable conversion price share shall also be adjusted in respect of the issuance of additional ordinary shares if the consideration per additional ordinary share issued or deemed to be issued by the

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

12. SERIES A AND SERIES B CONVERTIBLE PREFERRED SHARES (Continued)

Company is less than such applicable conversion price in effect on the date of and immediately prior to such issue.

        All preferred shares shall automatically be converted into ordinary shares at the then effective applicable conversion price upon the closing of a Company qualified initial public offering or the written consent of holders of more than two thirds of the outstanding preferred shares (voting as a single class on an as-if converted basis) including consent of holders of a majority of the outstanding Series C preferred shares.

13. SERIES C CONVERTIBLE REDEEMABLE PREFERRED SHARES

        On September 28, 2010, the Company issued a total of 9,651,565 convertible redeemable preferred shares ("Series C preferred shares") with par value of $0.000067 per share to third party investors for cash proceeds of $35,000, at an issuance price of $3.626 per Series C preferred share.

        The Company has determined that there was no beneficial conversion feature attributable to the Series C redeemable preferred shares because the initial and subsequent adjusted conversion price of Series C redeemable preferred shares was higher than the fair value of the Company's ordinary shares on the issue date of Series C preferred shares. The Company accreted changes in the redemption value over the period from the date of issuance to the earliest redemption date of the security.

        Key terms of the Series C preferred shares do not differ from those of Series A and Series B preferred shares except redemption right which is summarized as follows:

  Redemption

        During a period of ten years after the fourth year anniversary of the Series C preferred shares issue date, the holders of Series C preferred shares shall have the right to redeem the Series C preferred shares.

        The redemption price of each Series C preferred shares shall be equal to, subject to adjustment for combinations, consolidations, subdivisions, share splits, share dividends or the like with respect to such share, the sum of:

  (i)
  the Series C preferred share issuance price; plus,

  (ii)
  8% compound interest per annum on the Series C preferred share issuance price for each Series C preferred share accreted over the period from the date of issuance to the earliest redemption date of the security; plus,

  (ii)
  all accrued but unpaid dividends per Series C preferred share.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

13. SERIES C CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

        Below is the movement in the carrying value of the Series C preferred shares.

	2011	2012
Balance on January 1,	$35,700	$38,500
Accretion to redemption value of Series C preferred shares	2,800	2,971

Balance on December 31,	$38,500	$41,471

14. ORDINARY SHARES

        In March 2008 upon the incorporation of the Company, 35,188,889 shares were issued to the five founding shareholders.

        In October 2008, the Company's three of the five founding shareholders entered into an arrangement with the investors in conjunction with the issuance of Series A preferred shares, whereby all of their 24,633,333 ordinary shares became subject to transfer restrictions. (see Note 16, Nonvested shares for more details).

        In June 2007, the Light In The Box Limited issued a convertible promissory note to an investor in an amount of $200, with annual interest rate of 10%. In October 2008, the promissory note was converted to 920,076 ordinary shares pursuant to the original terms. The Company incurred no gains or losses as a result of the conversion.

Share split

        In June 2009, the Board of Directors and the shareholders of the Company approved the following changes to the Company's share capital.

        Each of the previously issued ordinary shares, nonvested shares, share options, Series A preferred shares, Series B preferred shares, was split into 1.5 ordinary shares, nonvested shares, share options, Series A preferred share and Series B preferred shares, respectively. All shares and per share information presented in the accompanying consolidated financial statements have reflected the share split as if the new share structure had been in place throughout the periods presented.

15. SHARE OPTIONS

        On October 27, 2008, the Company adopted the 2008 Share Incentive Option Plan ("2008 Plan") for the granting of share options to employees to reward them for services to the Company and to provide incentives for future services. Pursuant to the 2008 Plan, total shares that the 2008 Plan was authorized to grant were 4,444,444 shares. The majority of the options will vest over four years where 25% of the options will vest at the end of the first year through the fourth year. The share options expire 10 years from the date of grant.

        In 2008, the Company granted 590,000 share options under the 2008 Plan to employees at an exercise price of $0.5 per share.

        In 2009, the Company granted 502,000, 433,000 and 407,000 share options under the 2008 Plan to employees at exercise prices of $0.01, $0.5 and $0.96 per share, respectively.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

15. SHARE OPTIONS (Continued)

        In 2010, the Company granted 328,000 share options under the 2008 Plan to employees at exercise price of $0.96 per share.

        In 2011, the Company granted 357,000, 8,000 and 119,000 share options under the 2008 Plan to employees at exercise prices of $4.25, $0.96 and $4.29 per share, respectively.

        There were no options granted during the year ended December 31, 2012.

        The fair value of each option granted was estimated on the date of grant using binomial option pricing model with the following assumptions used for grants during the applicable periods:

	2010	2011
Risk-free interest rate	3.29% - 4.24%	3.86% - 4.05%
Exercise multiple	2	2
Expected volatility	63% - 65%	58% - 61%
Expected dividend yield	0%	0%
Fair value of ordinary shares	$1.33 - $2.82	$4.02 - $4.03
(1)
Risk-free interest rate

Risk-free interest rate was estimated based on the yield to maturity of China international government bonds with a maturity period close to the contractual term of the options.

(2)
Exercise multiple

Exercise multiple represents the value of the underlying share as a multiple of exercise price of the option which, if achieved, results in exercise of the option.

(3)
Volatility

The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of comparable listed companies over a period comparable to the contractual term of the options.

(4)
Dividend yield

The dividend yield was estimated by the Group based on its expected dividend policy over the contractual term of the options.

(5)
Fair value of underlying ordinary shares

The estimated fair value of the ordinary shares underlying the options as of the respective grant dates was determined based on a retrospective valuation. When estimating the fair value of the ordinary shares on the grant dates, management has considered a number of factors, including the result of a third-party appraisal prepared by American Appraisal China Limited, an independent valuation firm, and equity transactions of the Company.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

15. SHARE OPTIONS (Continued)

        A summary of the stock option activity under the 2008 Plan as of December 31, 2012, and changes during the year then ended is presented below:

Grant date	Options granted	Weighted average exercise price per option	Weighted average fair value per option at grant date	Weighted average intrinsic value per option at grant date
Balance, January 1, 2010	1,932,000
Granted	328,000	$0.96	$1.12	$0.86
Forfeited	(305,000)

Balance, January 1, 2011	1,955,000
Granted	484,000	$4.21	$1.96	$0.05
Forfeited	(464,000)

Balance, January 1, 2012	1,975,000
Forfeited	(196,750)

Balance, December 31, 2012	1,778,250	$1.12

        The following table summarizes information regarding the share options granted as of December 31, 2012:

	As of December 31, 2012
	Options Number	Weighted- average exercise price	Weighted- average remaining contractual life (years)	Aggregate intrinsic value
Options
outstanding	1,778,250	$1.12	6.92	$5,196
exercisable	1,327,750	$0.66	6.62	$4,453
expected to vest	382,925	$2.47	7.80	$632

        The weighted average grant date fair value of options granted during the years ended December 31, 2010 and 2011 was $1.12 and $1.96, respectively. There were no options granted during the year ended December 31, 2012.

        For the years ended December 31, 2010, 2011 and 2012, the Group recorded share-based compensation expense of $139, $191 and $216 related to the options under the 2008 Plan, respectively. As of December 31, 2012, there was $420 of total unrecognized compensation cost related to the options, which is expected to be recognized over a weighted-average period of 2.71 years.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

16. NONVESTED SHARES

  Nonvested shares granted to founding shareholders under the restricted share agreement

        In October 2008, the Company's three of the five founding shareholders who are also employees, entered into an arrangement with the investors in conjunction with the issuance of Series A preferred shares, whereby all of their 24,633,333 ordinary shares became subject to transfer restrictions. In addition, such nonvested shares are subject to repurchase by the Company upon termination of employment. The repurchase price is the par value of the ordinary shares. The founding shareholders retain the voting rights of such nonvested shares, and any additional securities or cash received as the result of ownership of such shares. This arrangement has been accounted for as a reverse stock split followed by the grant of a restricted stock award under a performance-based plan. Accordingly, the Group measured the fair value of the nonvested shares and is recognizing the amount as compensation expense over the four year deemed service period.

        The founding shareholders' nonvested shares granted under the Share Plan shall vest (i) Twenty percent (20%) on the date of October 23, 2008 (the Vesting Starting Date); (ii) Twenty percent (20%) on the first anniversary of the Vesting Starting Date; (iii) After the first anniversary of the Vesting Starting Date, 1/36 of the remaining shares every thirty days thereafter. Vesting will be accelerated upon a qualified IPO or change of control of the Company.

        Before the founding shareholders' nonvested shares were vested and released from the repurchase rights, the holders of the nonvested shares shall entitle to all rights and privileges of those of ordinary shareholders, and shall be entitled to voting rights and dividends. Therefore, these nonvested shares are considered participating securities for the purpose of net earnings (loss) per share calculation.

  Nonvested shares granted to employees under the 2008 Plan

        In December 2008, the Company granted 220,000 nonvested shares to two employees. 120,000 nonvested shares became fully vested at the time of the grant, and 100,000 nonvested shares will vest over a four year period from the date of the grant.

        In March 2011, the Company granted 827,278 nonvested shares to two employees. These nonvested shares will vest over a four year period from the date of the grant.

        In October 2011, the Company granted 992,732 nonvested shares to one employee. These nonvested shares will vest over a four year period from the date of the grant.

        There were no nonvested shares granted during the year ended December 31, 2012.

        For the years ended December 31, 2010, 2011 and 2012, the Group recorded share-based compensation expenses of $1,322, $1,902 and $2,479 related to the nonvested shares, respectively. As of December 31, 2012, there was $3,877 of unrecognized compensation cost related to nonvested shares, which are expected to be recognized over a weighted-average period of 2.62 years. All founding shareholders' nonvested shares have been fully vested during 2012 and there were no unrecognized compensation costs associated with these shares as of December 31, 2012.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

16. NONVESTED SHARES (Continued)

        The following table summarizes information regarding the nonvested shares granted and vested:

	Number of Shares	Weighted average grant date fair value
Shares outstanding at January 1, 2010	14,033,888
Vested	(4,951,667)

Outstanding at January 1, 2011	9,082,221
Granted	1,820,010	$4.03
Forfeited	(413,639)
Vested	(4,951,667)

Outstanding at January 1, 2012	5,536,925
Vested	(4,482,147)

Outstanding at December 31, 2012	1,054,778

17. INCOME TAXES

Cayman Islands

        The Company is a tax-exempted company incorporated in the Cayman Islands and is not subject to tax on income or capital gains.

Hong Kong

        Light In The Box Limited was established in Hong Kong and is subject to Hong Kong Profits Tax at 16.5% for the profit that is generated in Hong Kong.

PRC

        Except Lanting Huitong and Lanting Gaochuang, other entities of the Group domiciled in the PRC are subject to 25% statutory income tax rates in accordance with the Enterprise Income Tax Law ("EIT Law") in the periods presented. Lanting Huitong qualified as a "software enterprise" and therefore enjoyed a two-year income tax exemption starting from the first profit making year since 2010, followed by a reduced tax rate of 12.5% for the subsequent three years. Lanting Gaochuang qualified as a "software enterprise" in 2012 and therefore is entitled to a two-year income tax exemption starting from its first profit making year, followed by a reduced tax rate of 12.5% for the subsequent three years.

        For the years ended December 31, 2010, 2011 and 2012, income tax expense (benefit) included in the consolidated statements of operations were attributable to the Group's PRC subsidiary and VIEs and comprised current tax expense (benefit) of $579, $(606), $19 respectively. There was a deferred tax benefit of $272 included in income tax benefit for the year ended December 31, 2011 and no material deferred tax expense (benefit) for the years ended December 31, 2010 and 2012.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

17. INCOME TAXES (Continued)

        The principal components of the deferred tax assets and liabilities are as follows:

	As of December 31,
	2011	2012
Current deferred tax assets:
Accrued payroll	$244	$502
Accrued expenses	11	—
Less: Valuation allowance	(255)	(502)

Current deferred tax assets, net	—	—

Non-current deferred tax asset:
Net operating loss carry forwards	8,980	8,338
Less: Valuation allowance	(8,980)	(8,338)

Non-current deferred tax asset, net	—	—

Total deferred tax asset, net	—	—

        The Group had no deferred tax liabilities as of December 31, 2011 and 2012.

        The Group operates through its subsidiaries and VIE entities and the valuation allowance is considered on each individual subsidiary and VIE entity basis. The net operating loss carry forwards of the subsidiaries and VIE entities registered in the PRC will expire on various dates through 2017. The Group has recognized a valuation allowance against tax loss carry forwards as the Group believes that it is more likely than not that its deferred tax assets will not be realized as it does not expect to generate sufficient taxable income in the near future.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

17. INCOME TAXES (Continued)

        Reconciliation between the expense (benefit) of income taxes computed by applying the PRC tax rate to income (loss) before income taxes and the actual provision for income taxes is as follows:

	For the years ended December 31,
	2010	2011	2012
Loss before provision of income tax	$(21,344)	$(25,409)	$(4,211)
Statutory tax rate in the PRC	25%	25%	25%
Income tax at statutory tax rate.	(5,336)	(6,352)	(1,053)
Non-deductible expenses	275	672	403
Effect of income tax holiday and preferential tax rates	36	(828)	(41)
Write-off/(refund) of prepaid income tax*	579	(606)	—
Effect of income tax rate differences in jurisdictions other than the PRC	2,147	1,897	1,105
Changes in valuation allowances	2,878	4,339	(395)

Income tax expense (benefit)	$579	$(878)	$19

*
During the year of 2010, Lanting Huitong paid income tax of $579 at the request of the PRC tax authority. The Group did not expect to recover such prepaid income tax and recorded the amount as income tax expenses in 2010. In September 2011, the PRC tax authority assessed the tax payment and decided to refund the amount prepaid. The Group recorded such amount as tax refund in 2011.

        The Group did not identify significant unrecognized tax benefits for the years ended December 31, 2011 and 2012. The Group did not incur any interest related to unrecognized tax benefits, did not recognized any penalties as income tax expenses and also does not anticipate any significant change in unrecognized tax benefits within 12 months from December 31, 2012.

        Uncertainties exist with respect to how the current income tax law in the PRC applies to the Group's overall operations, and more specifically, with regard to tax residency status. The EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for Chinese Income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the New EIT Law provide that non-resident legal entities will be considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting and properties occurs within the PRC. On April 22, 2009, the State Administration of Taxation (the "SAT") issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore-incorporated enterprise is located in China. In addition, on August 3, 2011, the SAT issued a bulletin to made clarification in the areas of resident status determination, post-determination administration, as well as competent tax authorities. The Group does not believe that the legal entities organized outside of the PRC within the Group should be treated as residents for EIT law purposes. However, if the PRC tax

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

17. INCOME TAXES (Continued)

authorities subsequently determine that the Company and its subsidiaries registered outside the PRC should be deemed resident enterprises, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income taxes, at a rate of 25%.

        If any entity within the Group that is outside the PRC were to be a non-resident for PRC tax purposes dividends paid to it out of profits earned after January 1, 2008 would be subject to a withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with the PRC. As of December 31, 2011 and December 31, 2012, the Company's subsidiaries located in the PRC recorded aggregate accumulated deficits. Accordingly, no deferred tax liability has been accrued for the Chinese dividend withholding taxes. In the future, aggregate undistributed earnings of the Company's subsidiaries located in the PRC, if any, that are taxable upon distribution to the Company, will be considered to be indefinitely reinvested, because the Group does not have any plan to pay cash dividends on its ordinary shares in the foreseeable future and intends to retain most of its available funds and any future earnings for use in the operation and expansion of its business.

        In accordance with relevant the PRC tax administration laws, tax years from 2006 to 2011 of the Group's PRC entities remain subject to tax audits as of December 31, 2012, at the tax authority's discretion.

18. LOSS PER SHARE

        The following table sets forth the computation of basic and diluted net loss per ordinary share for the following years:

Numerator:	2010	2011	2012
Net loss attributable to LightInTheBox Holding Co., Ltd.	$(21,923)	$(24,531)	$(4,230)
Accretion of Series C convertible redeemable preferred shares	(700)	(2,800)	(2,971)
Net loss attributable to ordinary shareholders of LightInTheBox Holding Co., Ltd.	(22,623)	(27,331)	(7,201)
Net loss attributable to shareholders of LightInTheBox Holding Co., Ltd. allocated for computing net loss per ordinary share—basic	(15,468)	(22,288)	(6,843)
Net loss attributable to shareholders of LightInTheBox Holding Co., Ltd. allocated for computing net loss per nonvested share—basic	(7,155)	(5,043)	(358)
Net loss per ordinary share—basic	$(0.62)	$(0.76)	$(0.20)
Net loss per nonvested share—basic	$(0.62)	$(0.76)	$(0.20)
Net Loss per ordinary share—diluted	$(0.62)	$(0.76)	$(0.20)
Shares (denominator):
Weighted average number of shares used in calculating net loss per ordinary share—basic	24,770,913	29,445,595	34,316,430
Weighted average number of shares used in calculating net loss per nonvested share—basic	11,458,056	6,663,370	1,792,535
Weighted average number of shares used in calculating net loss per ordinary share—diluted	36,228,969	36,108,965	36,108,965

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

18. LOSS PER SHARE (Continued)

        As a result of the Group's net loss for the three years ended December 31, 2012, share equivalents issued under the Company's 2008 Plan, 15,000,000 Series A preferred shares, 17,522,725 Series B preferred shares, 9,651,565 Series C preferred shares and the convertible notes computed using as-if converted method were excluded from the calculation of diluted loss per share as their inclusion would have been anti-dilutive.

19. EMPLOYEE RETIREMENT BENEFIT

        Full time employees in the PRC participate in a government-mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The PRC labor regulations require the Group to make contributions based on certain percentages of the employees' basic salaries. Other than the contribution, there is no further obligation under these plans. The total contribution for such employee benefits was $1,316, $2,897 and $3,848 for the years ended December 31, 2010, 2011 and 2012, respectively.

20. STATUTORY RESERVES AND RESTRICTED NET ASSETS

        In accordance with the PRC laws and regulations, the group is required to provide for certain statutory reserves, namely general reserve, enterprise expansion reserve, and staff welfare and bonus reserve, all of which are appropriated from net profit as reported in their PRC statutory accounts. The Group's PRC entities are required to allocate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital.

        Appropriations to the enterprise expansion reserve and the staff welfare and bonus reserve are to be made at the discretion of the board of directors of each of the Group's PRC entities. There are no appropriations to these reserves by the Group's PRC entities for the years ended December 31, 2010, 2011 and 2012.

        As a result of these PRC laws and regulations and the requirement that distributions by the PRC entities can only be paid out of distributable profits computed in accordance with the PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Group. Amounts restricted include paid-in capital and the statutory reserves of the Company's PRC entities. As of December 31, 2011 and December 31, 2012, the amounts of capital represented the amount of net assets of the relevant entities in the Group not available for distribution amounted to $3,293 and $3,293, respectively. As a result of the above restrictions, parent-only financials are presented on financial statement schedule I.

21. SEGMENT REPORTING

        The Group's chief operating decision maker has been identified as the Chief Executive Officer, who reviews the consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group has one operating segment.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

21. SEGMENT REPORTING (Continued)

        Components of the Group's net revenues are presented in the following table:

	For the years ended December 31,
	2010	2011	2012
Apparel	$19,719	$46,888	$80,274
Electronics and communication devices	26,031	36,844	42,079
Home and garden	4,077	13,509	22,454
Small accessories and gadgets	1,521	11,770	40,695
Others	7,346	7,219	14,508

Total net revenues	$58,694	$116,230	$200,010

        The following table summarizes the Group's total net revenues generated in different geographic locations and as a percentage of total net revenues.

	For the years ended December 31,
	2010		2011		2012
	Revenues	%	Revenues	%	Revenues	%
Europe	$29,892	50.9%	$57,853	49.8%	$101,424	50.7%
North America	20,509	35.0%	32,721	28.2%	47,985	24.0%
South America	974	1.7%	4,097	3.5%	12,876	6.4%
Other countries	7,319	12.4%	21,559	18.5%	37,725	18.9%

Total net revenues	$58,694	100%	$116,230	100%	$200,010	100%

        North America's net revenues include revenues from the United States of $18,577, $29,117 and $41,840 during the years ended December 31, 2010, 2011 and 2012, respectively. Europe's net revenues include revenues from France of $11,792, $22,448 and $32,913 during the years ended December 31, 2010, 2011 and 2012, respectively; and revenues from United Kingdom of $4,723, $6,541 and $13,577 during the years ended December 31, 2010, 2011 and 2012, respectively.

        As of December 31, 2011 and December 31, 2012, substantially all of long-lived assets of the Group are located in the PRC.

22. FAIR VALUE MEASUREMENTS

        The Group had no financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and December 31, 2012.

        The Group measured the fair value of the purchased intangible assets using the "relief from royalty method", "multiple period excess earnings method" and "with & without method" under the income approach. These purchased intangible assets are considered Level 3 assets because the Group used unobservable inputs, such as forecasted financial performance of the related business and discount rates, to determine the fair value of these assets. (see note 3)

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

22. FAIR VALUE MEASUREMENTS (Continued)

        Goodwill and other intangible assets are measured at fair value on a nonrecurring basis and they are recorded at fair value only when impairment is recognized. (See note 7 and note 8).

23. RELATED PARTY TRANSACTIONS

        The Company entered into indemnification agreements with certain directors. These agreements require the company to indemnify such individuals, to the fullest extent permitted by law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

24. COMMITMENTS AND CONTINGENCIES

(1)
Commitments

Lease commitment

        The Group has operating lease agreements for warehouses and offices. Rent expenses under operating leases for the year ended December 31, 2010, 2011 and 2012 were $742, $1,716 and $2,074, respectively.

        Future minimum lease payments under non-cancellable operating lease agreements as of December 31, 2012 are as follows:

Years Ending	US$
2013	1,643
2014	1,149
2015	892
2016	191
2017	191

4,066

(2)
Contingencies

        The Company's PRC subsidiary, VIE and VIE's subsidiary, have not fully paid the contributions for employee benefit plans as required by applicable PRC regulations. While the Company believes it has made adequate provision of such outstanding amounts in the audited consolidated financial statements, prior failure to make payments may be in violation of applicable PRC labor-related laws and the Group may be subject to fines up to maximum of $11,824 if it fails to rectify any such breaches within the period prescribed by the relevant authorities. As of December 31, 2012, there had been no actions initiated by the relevant authorities. The Group is unable to reasonably estimate the actual amount of fines and penalty that may rise if the authorities were to become aware of the non-compliance and were to take action.

        The Company's PRC subsidiary, VIE and VIE's subsidiary, did not withhold appropriate amount of individual income tax as required by applicable PRC tax laws. While the Company believes it has made adequate provision of such outstanding amounts in the audited consolidated financial statements,

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

24. COMMITMENTS AND CONTINGENCIES (Continued)

failure to withhold individual taxes may subject the Group to fines up to maximum of $11,148 if it fails to rectify any such breaches within the period prescribed by the relevant authorities. As of December 31, 2012, there had been no actions initiated by the relevant authorities. The Group is unable to reasonably estimate the actual amount of fines and penalty that may rise if the authorities were to become aware of the non-compliance and were to take action.

        The Group is subject to periodic legal or administrative proceedings in the ordinary course of business. The Group does not believe that any currently pending legal or administrative proceeding to which the Group is a party will have a material effect on its business or financial condition.

25. SUBSEQUENT EVENTS

        The Company has evaluated events subsequent to the balance sheet date of December 31, 2012 through April 17, 2013, which is the date the consolidated financial statements were available to be issued.

        In March 2013, the Group made a payment of $3,276 to relevant tax authority related to the individual income taxes withheld and accrued as of December 31, 2012.

LIGHTINTHEBOX HOLDING CO., LTD.

Additional Information—Financial Statement Schedule I

Condensed Financial Information of Parent Company

BALANCE SHEETS

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

	As of December 31
	2011	2012
ASSETS:
Current assets
Cash	$2,739	$8,082
Investments (deficit) in subsidiaries and affiliates	(301)	2,697
TOTAL ASSETS	$2,438	$10,779

Convertible notes	—	7,788
TOTAL LIABILITIES	—	7,788
Series C convertible redeemable preferred shares ($0.000067 par value; 9,651,565 shares authorized, issued and outstanding as of December 31, 2011 and December 31, 2012, respectively; liquidation value of $52,500)	38,500	41,471
EQUITY:
Series A convertible preferred shares ($0.000067 par value; 15,000,000 shares authorized, issued and outstanding as of December 31, 2011 and December 31, 2012, respectively; liquidation value of $5,000)	5,000	5,000
Series B convertible preferred shares ($0.000067 par value; 17,522,725 shares authorized, issued and outstanding as of December 31, 2011 and December 31, 2012, respectively; liquidation value of $11,270)	11,270	11,270
Ordinary shares ($0.000067 par value; 707,825,710 shares authorized; 32,198,411 and 36,680,558 shares issued and outstanding as of December 31, 2011 and December 31, 2012, respectively)	2	2
Additional paid-in capital	5,668	10,459
Accumulated deficit	(57,980)	(65,181)
Accumulated other comprehensive loss	(22)	(30)

TOTAL DEFICIT	(36,062)	(38,480)

TOTAL LIABILITIES, SERIES C CONVERTIBLE REDEEMABLE PREFERRED SHARES AND DEFICIT	$2,438	$10,779

The accompanying notes are an integral part of these financial statements.

LIGHTINTHEBOX HOLDING CO., LTD.

Additional Information—Financial Statement Schedule I

Condensed Financial Information of Parent Company

STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

	Years ended December 31,
	2010	2011	2012
Operating expenses:
General and administrative	$1,461	$2,093	$2,695
Interest income (expense) and other	—	—	1,884

Loss from operations	(1,461)	(2,093)	(4,579)
Equity in (losses) income of subsidiaries and variable interest entities	(20,462)	(22,438)	349

Net loss	$(21,923)	$(24,531)	$(4,230)

The accompanying notes are an integral part of these financial statements.

LIGHTINTHEBOX HOLDING CO., LTD.

Additional Information—Financial Statement Schedule I

Condensed Financial Information of Parent Company

STATEMENTS OF COMPREHENSIVE LOSS

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

	Years ended December 31,
	2010	2011	2012
Net loss	$(21,923)	$(24,531)	$(4,230)
Other comprehensive income (loss):
Foreign currency translation adjustment	36	(57)	(8)

Total comprehensive loss	$(21,887)	$(24,588)	$(4,238)

The accompanying notes are an integral part of these financial statements.

LIGHTINTHEBOX HOLDING CO., LTD.

Additional Information—Financial Statement Schedule I

Condensed Financial Information of Parent Company

STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

	Series A Convertible Preferred Shares		Series B Convertible Preferred Shares
					Ordinary Shares			Accumulated Other Comprehensive Income (Loss)
							Additional Paid-in Capital		Accumulated Deficit	Total Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 01, 2010	15,000,000	5,000	17,522,725	$11,270	22,295,077	$1	$2,114	$(1)	$(8,026)	$10,358
Vesting of nonvested shares	—	—	—	—	4,951,667	1	—	—	—	1
Share-based compensation	—	—	—	—	—	—	1,461	—	—	1,461
Accretion for series C convertible redeemable preferred shares	—	—	—	—	—	—	—	—	(700)	(700)
Net loss	—	—	—	—	—	—	—	—	(21,923)	(21,923)
Foreign currency translation adjustment	—	—	—	—	—	—	—	36	—	36

Balance at December 31, 2010	15,000,000	5,000	17,522,725	11,270	27,246,744	2	3,575	35	(30,649)	(10,767)
Vesting of nonvested shares	—	—	—	—	4,951,667	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	2,093	—	—	2,093
Accretion for series C convertible redeemable preferred shares	—	—	—	—	—	—	—	—	(2,800)	(2,800)
Net loss	—	—	—	—	—	—	—	—	(24,531)	(24,531)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(57)	—	(57)

Balance at December 31, 2011	15,000,000	$5,000	17,522,725	11,270	32,198,411	2	5,668	(22)	(57,980)	(36,062)
Vesting of nonvested shares	—	—	—	—	4,482,147	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	2,695	—	—	2,695
Accretion for series C convertible redeemable preferred shares	—	—	—	—	—	—	—	—	(2,971)	(2,971)
Net loss	—	—	—	—	—	—	—	—	(4,230)	(4,230)
Beneficial conversion features of convertible notes							2,096			2,096
Foreign currency translation adjustment	—	—	—	—	—	—	—	(8)	—	(8)

Balance at December 31, 2012	15,000,000	$5,000	17,522,725	$11,270	36,680,558	$2	$10,459	$(30)	$(65,181)	$(38,480)

The accompanying notes are an integral part of these financial statements.

LIGHTINTHEBOX HOLDING CO., LTD.

Additional Information—Financial Statement Schedule I

Condensed Financial Information of Parent Company

STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

	Years ended December 31,
	2010	2011	2012
Cash flows from operating activities:
Net loss	$(21,923)	$(24,531)	$(4,230)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	1,461	2,093	2,695
Amortization of debt discount	—	—	1,140
Interest on convertible notes	—	—	744
Equity in losses (income) of subsidiary and variable interest entity	20,462	22,438	(349)

Net cash used in operating activities	—	—	—

Cash flows from investing activities
Investment in subsidiaries and the VIEs	(18,196)	(15,565)	(2,657)

Cash flows from financing activities
Proceeds from issuance of convertible notes	—	—	8,000
Proceeds from Series C convertible redeemable preferred shares financing	35,000	—	—

Net cash provided by financing activities	35,000	—	8,000

Net increase (decrease) in cash	16,804	(15,565)	5,343
Cash at beginning of year	1,500	18,304	2,739

Cash at end of year	$18,304	$2,739	$8,082

The accompanying notes are an integral part of these financial statements.

LIGHTINTHEBOX HOLDING CO., LTD.

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

NOTES TO FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

1. BASIS FOR PREPARATION

        The condensed financial information of the Parent Company has been prepared using the same accounting policies as set out in the Group's consolidated financial statements except that the Parent Company used the equity method to account for investments in its subsidiaries and VIEs.

        The condensed financial information is provided since the restricted net assets of the Group's subsidiaries, VIEs and VIEs' subsidiary were over the 25% of the consolidated net assets of the Group as of December 31, 2012.

2. INVESTMENTS IN SUBSIDIARIES AND VIES

        In its consolidated financial statements, the Parent Company consolidates the results of operations and assets and liabilities of its subsidiaries, VIEs and VIE's subsidiary, and inter-company balances and transactions were eliminated upon consolidation. For the purpose of the Parent Company's stand-alone financial statements, its investments in subsidiaries, VIEs and VIE's subsidiary are reported using the equity method of accounting as a single line item and the Parent Company's share of income (loss) from its subsidiaries, VIEs and VIE's subsidiary are reported as the single line item of equity in losses of subsidiaries and variable interest entity. Ordinarily under the equity method, an investor in an equity method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduced to nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of this Schedule I, the Parent Company has continued to reflect its share, based on its proportionate interest, of the losses of a subsidiary or VIE regardless of the carrying value of the investment even though the Parent Company is not obligated to provide continuing support or fund losses.

        The Parent Company carried the investments (deficit) in subsidiaries and VIEs at $(301) and $2,697 at December 31, 2011 and 2012, respectively. The Parent Company's share of equity in income (losses) in subsidiaries and the VIEs recognized in years ended December 31, 2010, 2011 and 2012 was $(20,462), $(22,438) and $349, respectively.

LIGHTINTHEBOX HOLDING CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

	As of December 31,	As of March 31,
			2013 Pro forma
	2012	2013
			(Note2)
ASSETS:
Current assets
Cash	$19,972	$25,949	$25,949
Restricted cash	1,217	1,318	1,318
Accounts receivable	249	309	309
Inventories, net	5,753	4,894	4,894
Prepaid expenses and other current assets	10,562	9,251	9,251

Total current assets	37,735	41,721	41,721

Property and equipment, net	1,792	1,968	1,968
Long-term deposit	293	482	482

TOTAL ASSETS	$39,838	$44,171	$44,171

LIABILITIES:
Current Liabilities:
Accounts payable (including accounts payable of the consolidated VIEs without recourse to LightInTheBox Holding Co., Ltd. of $61 and $22 as of December 31, 2012 and March 31, 2013, respectively)	$9,150	$9,192	$9,192
Advance from customers (including advance from customers of the consolidated VIEs without recourse to LightInTheBox Holding Co., Ltd. of $13 and $15 as of December 31, 2012 and March 31, 2013, respectively)	7,098	9,710	9,710
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to LightInTheBox Holding Co., Ltd. of $524 and $837 as of December 31, 2012 and March 31, 2013, respectively)	12,811	10,893	10,893
Convertible notes, net of discount due to beneficial conversion feature (including convertible notes of the consolidated VIEs without recourse to LightInTheBox Holding Co., Ltd. of nil and nil as of December 31, 2012 and March 31, 2013, respectively)	7,788	8,363	8,363

Total current liabilities	36,847	38,158	38,158
TOTAL LIABILITIES

	36,847	38,158	38,158

Commitments and contingencies (Note 21)
Series C convertible redeemable preferred shares ($0.000067 par value; 9,651,565 shares authorized, issued and outstanding as of December 31, 2012 and March 31, 2013, respectively; liquidation value of $52,500)	41,471	42,409	—
EQUITY:
LightInTheBox Holding Co., Ltd. Shareholders' equity
Series A convertible preferred shares ($0.000067 par value; 15,000,000 shares authorized, issued and outstanding as of December 31, 2012 and March 31, 2013, respectively; liquidation value of $5,000)	5,000	5,000	—
Series B convertible preferred shares ($0.000067 par value; 17,522,725 shares authorized, issued and outstanding as of December 31, 2012 and March 31, 2013, respectively; liquidation value of $11,270)	11,270	11,270	—
Ordinary shares ($0.000067 par value; 707,825,710 shares authorized; 36,680,558 and 36,846,014 shares issued and outstanding as of December 31, 2012 and March 31, 2013, respectively)	2	2	5
Additional paid-in capital	10,459	10,878	69,554
Accumulated deficit	(65,181)	(63,509)	(63,509)
Accumulated other comprehensive loss	(30)	(37)	(37)

TOTAL DEFICIT	(38,480)	(36,396)	6,013

TOTAL LIABILITIES, SERIES C CONVERTIBLE REDEEMABLE PREFERRED SHARES AND DEFICIT	$39,838	$44,171	$44,171

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LIGHTINTHEBOX HOLDING CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

	Three-month Period Ended March 31,
	2012	2013
Net revenues	$36,887	$73,310
Cost of goods sold	22,095	40,047

Gross profit	14,792	33,263

Operating expenses:
Fulfillment	2,038	3,729
Selling and marketing	10,786	18,335
General and administrative	4,900	7,997

Total operating expenses	17,724	30,061

(Loss) income from operations	(2,932)	3,202
Interest expense	(47)	(573)

(Loss) income before income taxes	(2,979)	2,629
Income taxes expenses	—	(19)

Net (loss) income	(2,979)	2,610

Accretion for Series C convertible redeemable preferred shares	700	938

Net (loss) income attributable to ordinary shareholders	(3,679)	1,672

Net (loss) income per ordinary share—basic	$(0.10)	$0.02
Net (loss) income per ordinary share—diluted	$(0.10)	$0.02
Share-based compensation expense included in
Fulfillment	$3	$2
Selling and marketing	33	25
General and administrative	726	392

Total	$762	$419

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LIGHTINTHEBOX HOLDING CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE (LOSS)/INCOME

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

	Three-month Period Ended March 31,
	2012	2013
Net (loss) income	$(2,979)	$2,610
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(3)	(7)

Total comprehensive (loss) income	$(2,982)	$2,603

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LIGHTINTHEBOX HOLDING CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)
(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

	Series A Convertible Preferred Shares		Series B Convertible Preferred Shares
					Ordinary Shares			Accumulated Other Comprehensive Loss
							Additional Paid-in Capital		Accumulated Deficit	Total Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2012	15,000,000	$5,000	17,522,725	$11,270	32,198,411	$2	$5,668	$(22)	$(57,980)	$(36,062)
Vesting of nonvested shares	—	—	—	—	1,335,076	—	—	—	—	—
Share-based compensation	—	—	—	—	—		762		—	762
Accretion for series C convertible redeemable preferred shares	—	—	—	—	—		—		(700)	(700)
Net loss	—	—	—	—	—	—		—	(2,979)	(2,979)
Beneficial conversion feature of convertible notes	—	—	—	—	—		1,619			1,619
Foreign currency translation adjustment	—	—	—	—	—	—	—	(3)	—	(3)

Balance at March 31, 2012	15,000,000	$5,000	17,522,725	$11,270	33,533,487	$2	$8,049	$(25)	$(61,659)	$(37,363)

Balance at January 1, 2013	15,000,000	$5,000	17,522,725	$11,270	36,680,558	$2	$10,459	$(30)	$(65,181)	$(38,480)
Vesting of nonvested shares	—	—	—	—	165,456	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	419	—	—	419
Accretion for series C convertible redeemable preferred shares	—	—	—	—	—	—	—	—	(938)	(938)
Net income	—	—	—	—	—	—	—	—	2,610	2,610
Foreign currency translation adjustment	—	—	—	—	—	—	—	(7)	—	(7)

Balance at March 31, 2013	15,000,000	$5,000	17,522,725	$11,270	36,846,014	$2	$10,878	$(37)	$(63,509)	$(36,396)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LIGHTINTHEBOX HOLDING CO., LTD.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands, or otherwise noted)

	Three-month Period Ended March 31,
	2012	2013
Net (loss) income	$(2,979)	$2,610
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	256	308
Share-based compensation	762	419
Inventories provision	145	87
Amortization of debt discount	26	338
Interest on convertible notes	21	237
Changes in operating assets and liabilities:
Accounts receivable	(246)	(58)
Inventories	(276)	775
Prepaid expenses and other current assets	(1,390)	1,375
Accounts payable	1,823	44
Advance from customers	3,590	2,612
Accrued expense and other current liabilities	970	(1,941)
Long-term deposit	12	(188)

Net cash provided by operating activities	2,714	6,618

Cash flows from investing activities
Purchase of property and equipment	(32)	(480)
Increase in restricted cash	(155)	(101)

Net cash used in investing activities	(187)	(581)

Cash flows from financing activities
Payment of professional fees related to initial public offering	(362)	(61)
Proceeds from issuance of convertible notes	8,000	—

Net cash provided by (used in) financing activities	7,638	(61)

Net increase in cash	10,165	5,976
Effect of exchange rate changes on cash	1	1
Cash at beginning of period	6,786	19,972

Cash at end of period	$16,952	$25,949

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

1. BASIS OF PREPARATION

        The accompanying unaudited condensed consolidated financial statements include the financial information of LightInTheBox Holding Co., Ltd. (the "Company"), its consolidated subsidiaries, consolidated variable interest entities ("VIEs") and VIEs' subsidiary (collectively, the "Group"). All intercompany balances and transactions have been eliminated in consolidation. The results of operations for the three-month periods ended March 31, 2012 and 2013 are not necessarily indicative of the results for the full years. Management believes that the disclosures are adequate to make the information presented not misleading.

        The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the financial statements, accounting policies and financial notes thereto included in the Company's audited consolidated financial statements for each of the three years in the period ended December 31, 2012. In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair representation of financial results for the interim periods presented.

        The financial information as of December 31, 2012 presented in the unaudited consolidated financial statements is derived from the audited consolidated financial statements for the year ended December 31, 2012.

        The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Company's consolidated financial statements for each of the three years in the period ended December 31, 2012.

        The accompanying financial statements have also been prepared assuming that the Company will continue as a going concern. The Company had a history of loss, resulting in its total liabilities and mezzanine equity exceeding its total assets by $36,396 as of March 31, 2013. The Company incurred net loss of $21,923, $24,531 and $4,230 in the years ended December 31, 2010, 2011 and 2012 and operating cash outflows of $19,937 and $14,056 in the years ended December 31, 2010 and 2011, respectively. In view of these matters, the Company's ability to continue as a going concern is dependent upon the Company's ability to generate positive cash flows from operations and to achieve a level of revenue growth. The Company generated operating cash inflows of $7,399 in 2012 and $6,618 for the three-month period ended March 31, 2013. In addition, the Company's current assets exceeded its current liabilities by $3,563 as of March 31, 2013 and the Company's series C convertible redeemable preferred shareholders do not have the right to redeem the shares before September 28, 2014, the fourth anniversary of the issuance date. Accordingly, management believes that the Company has the ability to fulfill its financial obligations as they fall due for at least the next 12 months and will continue as a going concern. As a result, the accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, and do not reflect any adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary if the Group is unable to continue as a going concern.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

1. BASIS OF PREPARATION (Continued)

The VIE arrangements

        The following consolidated financial information of the Group's VIEs and its subsidiaries was included in the accompanying unaudited condensed consolidated financial statements as of and for the three-month periods ended:

	As of December 31, 2012	As of March 31, 2013
Total assets	$2,232	$2,637
Total liabilities	$1,874	$874

	Three-month period Ended March 31,
	2012	2013
Net revenues	$867	$194
Net (loss) profit	$(11)	$272

	Three-month Period Ended March 31,
	2012	2013
Net cash provided by operating activities	$51	$590
Net cash used in investing activities	$(4)	$(298)

        There are no consolidated VIEs' assets that are collateral for the VIEs' obligations and can only be used to settle the VIEs' obligations.

2. PRO FORMA INFORMATION

        The unaudited pro forma balance sheet information as of March 31, 2013 assumes the automatic conversion of all of the outstanding Series A convertible preferred shares, Series B convertible preferred shares and Series C convertible redeemable preferred shares into ordinary shares at the conversion ratio of one for one upon a qualified initial public offering of the Company.

        Unaudited pro forma net income (loss) per share for the three-month period ended March 31, 2013 is not presented because the effect of the conversion of preferred shares using a conversion ratio of one for one would not result in any dilutive effect on net income (loss) per share applicable to ordinary shareholders.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

3. ACCOUNTING PRONOUNCEMENTS

Newly adopted accounting pronouncements

        In December 2011, the Financial Accounting Standards Board ("FASB") has issued an authoritative pronouncement related to disclosures about offsetting assets and liabilities. The guidance requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The adoption of this guidance on January 1, 2013 did not have a significant effect on the Company's consolidated financial statements.

        In July 2012, the FASB issued an authoritative pronouncement related to testing indefinite-lived intangible assets, other than goodwill, for impairment. Under the guidance, an entity testing an indefinite-lived intangible asset for impairment has the option of performing a qualitative assessment before calculating the fair value of the asset. If the entity determines, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is not more likely than not (i.e., a likelihood of more than 50 percent) impaired, the entity would not need to calculate the fair value of the asset. The guidance does not revise the requirement to test indefinite-lived intangible assets annually for impairment. In addition, the guidance does not amend the requirement to test these assets for impairment between annual tests if there is a change in events or circumstances; however, it does revise the examples of events and circumstances that an entity should consider in interim periods. The guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The adoption of this guidance on January 1, 2013 did not have a significant effect on the Company's consolidated financial statements.

        In February 2013, the FASB issued an authoritative pronouncement related to Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in this ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP.

        The new amendments will require an organization to:

  •
  Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income—but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period.

  •
  Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

3. ACCOUNTING PRONOUNCEMENTS (Continued)

    the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

        The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The adoption of this guidance on January 1, 2013 did not have a significant effect on the Company's consolidated financial statements.

4. INVENTORIES

        Inventories consisted of the following:

	As of December 31, 2012	As of March 31, 2013
Merchandise available for sale	$6,642	$5,870
Less: inventories provision for slow-moving and obsolescence	(889)	(976)

Total inventories	$5,753	$4,894

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Components of other current assets which are included in the prepaid expenses and other current assets are as follows:

	As of December 31, 2012	As of March 31, 2013
Receivable from processing agencies(1)	$7,633	$5,992
Deferred offering costs	1,188	1,342
Prepayment to suppliers	1,032	1,183
Rental deposits and prepaid rents	337	308
Receivable from employees(2)	128	96
Value-added tax ("VAT") recoverable	74	96
Staff advance	57	76
Other	113	158

Total	$10,562	$9,251

(1)
Receivables from collection agencies represented cash that had been received from customers but held by the collection agencies as of December 31, 2012 and March 31, 2013. The receivables were collected by the Company subsequent to the respective period end.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS (Continued)

(2)
Receivable from employees mainly represents sales made by employees on behalf of the Company on certain third party Internet platforms and the cash received from these sales is currently with the employees' personal accounts pending transfer to the Group.

6. PROPERTY AND EQUIPMENT, NET

        The components of property and equipment are as follows:

	As of December 31, 2012	As of March 31, 2013
Leasehold improvements	$1,663	$1,949
Furniture, fixtures and office equipment	1,183	1,240
Software and IT equipment	1,450	1,598

Property and equipment, gross	4,296	4,787

Less: Accumulated depreciation	(2,504)	(2,819)

Property and equipment, net	$1,792	$1,968

        Depreciation expense incurred for the three-month periods ended March 31, 2012 and 2013 were $256 and $308, respectively.

7. LONG-TERM DEPOSIT

        Long-term deposit represents rental deposit and deposit required by the payment collection agencies to maintain an active trading account, and such amount will only be returned upon closing the account with the payment processing agencies.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	As of December 31, 2012	As of March 31, 2013
Accrued payroll and staff welfare	$6,345	$6,994
Individual income tax payable	3,702	596
VAT and Business tax payable	398	348
Accrued professional fees	636	786
Accrued advertising fees	911	1,143
Credit card processing charges	370	464
Accrued sales return(1)	116	251
Accrued chargebacks(2)	85	100
Other accrued expenses	248	211

Total	$12,811	$10,893

(1)
Accrued sales return represents the gross profit effect of estimated sales return at the end of each of the respective periods assuming products returned had no value to the Company. Movements during the respective periods are as follows:

	2012	2013
Balance at January 1	$292	$116
Allowance for sales return made in the period	1,206	2,418
Utilization of accrued sales return	(1,206)	(2,283)

Balance at March 31	$292	$251

(2)
Chargeback represents credit losses relating to fraudulent credit card activities which resulted in chargebacks from the payment processing agencies. For the three-month period ended March 31, 2012 and 2013, the Group incurred chargeback of $113 and $289 respectively, which was included in the general and administrative expenses.

9. CONVERTIBLE NOTES

        On March 23, 2012, the Company issued convertible notes of $8 million with a term of 18 months to certain holders of Series C redeemable convertible preferred shares. The total principal amount of $8 million was received in March 2012. The convertible notes bear interest at 12% per annum, or 15% per annum upon an event of default, uncompounded and computed on the basis of the actual number of days elapsed.

        The convertible notes will be automatically converted into the same class of equity securities upon the completion of a qualified financing event, including a qualified initial public offering ("IPO") if such qualified financing event occurs within the 18-month term. The conversion price shall be equal to the per share issuance price of the equity securities issued for the qualified financing event; provided

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

9. CONVERTIBLE NOTES (Continued)

that in the event the total pre-money valuation of the Company prior to such financing event, without taking into account the convertible notes or the equity securities issued, is greater than $350 million, the conversion price shall be equal to $350 million divided by the total number of outstanding equity shares of the Company prior to such financing event which shall include any shares issued or reserved for issuance under any benefit plan of the Company. The conversion price shall be multiplied by 95% as the applicable conversion discount if the Company's qualified financing event takes place after three months but on or before six months from the convertible note issuance date, by 90% as the applicable conversion discount if our qualified financing event takes place after six months but on or before 12 months from the convertible note issuance date and by 85% as the applicable conversion discount if Company's qualified financing event takes place after 12 months from the convertible note issuance date. All interest accrued under the convertible notes is to be paid in cash after a qualified financing event or at maturity.

        In case there is no qualified financing event occurring during the 18-month term, the convertible notes will be automatically converted into Series C redeemable convertible preferred shares upon maturity. The maturity conversion price shall be equal to $255 million divided by the total number of outstanding equity shares of the Company on the maturity date which shall include any shares issued or reserved for issuance under any benefit plan of the Company, but excluding the maturity conversion shares.

        A beneficial conversion feature ("BCF") of $2,096 was resulted as the estimated maturity conversion price as of March 31, 2013 was lower than the fair value of the ordinary shares on March 23, 2012, which was recognized as additional paid-in capital with a corresponding entry in debt discount. The debt discount is amortized over the term of the convertible notes using effective interest method. During the three-month period ended March 31, 2013, the amortized discount of $338 was included as part of interest expense in the consolidated statements of operations. The embedded feature of interest rate reset upon an event of default in the convertible notes is a derivative but not subject to bifurcation as it is clearly and closely related to the economic risks and characteristics of the convertible notes.

        In the case of a qualified financing event occurring before maturity, the BCF will be reassessed and any unamortized balance of the debt discount will be recognized as expenses in the consolidated statement of operations. In addition, all interest accrued under the convertible notes will become due and payable in cash.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

9. CONVERTIBLE NOTES (Continued)

        The carrying amount of the convertible notes was as follows:

	As of December 31, 2012	As of March 31, 2013
Principal	$8,000	$8,000
Debt discount	(2,096)	(2,096)
Accumulated amortization of debt discount	1,140	1,478
Accrued interest	744	981

Carrying amount	$7,788	$8,363

        Amortization of debt discount and interest expense recognized related to the convertible notes was as follows:

	Three-month Period Ended March 31,
	2012	2013
Interest at coupon rate	$21	$237
Amortization of debt discount	26	338

Total expense recognized	$47	$575

10. SERIES A AND SERIES B CONVERTIBLE PREFERRED SHARES

        On October 27, 2008, the Company issued 15,000,000 Series A convertible preferred shares ("Series A preferred shares") with par value of $0.000067 per share to third party investors for cash proceeds of $5,000 at an issuance price of $0.33 per Series A preferred share. As a part of this financing transaction, Series A preferred shares investors required three of the Group's founding shareholders to place all of their 24,633,333 ordinary shares under restriction. (see Note13, Nonvested Shares for more details).

        The Company has determined that there was no beneficial conversion feature attributable to the Series A preferred shares because the initial and subsequent adjusted conversion price of Series A preferred shares was higher than the fair value of the Company's ordinary shares on issue date of Series A preferred shares. Series A preferred shares are not redeemable.

        On June 26, 2009, the Company issued 17,522,725 Series B convertible preference shares ("Series B preferred shares") with par value of $0.000067 per share to third party investors for cash proceeds of $11,270, at an issuance price of $0.643 per Series B preferred share.

        The Company has determined that there was no beneficial conversion feature attributable to the Series B preferred shares because the initial and subsequent adjusted conversion price of Series B preferred shares was higher than the fair value of the Company's ordinary shares on issue date of Series B preferred shares. Series B preferred shares are not redeemable.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

10. SERIES A AND SERIES B CONVERTIBLE PREFERRED SHARES (Continued)

        Key terms of the Series A and Series B preferred shares are summarized as follows:

Dividends

        Only after full payment of dividend or distribution on the Series C preferred shares, the holders of Series B preferred shares and Series A preferred shares shall participate on an as-if converted basis with respect to any dividends payable to the ordinary shares on a pro rata and on an as-if converted basis.

Liquidation preference

        In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the shareholders of the Company shall be made in the following manners (after satisfaction of all creditors' claims and claims that may be preferred by law):

  1.
  If the valuation of the Company immediately prior to such liquidation, dissolution or winding up is at least $300,000, the entire assets of the Company legally available for distribution shall be distributed to the holders of Series A preferred shares, Series B preferred shares, Series C preferred shares and ordinary shares on a pro rata basis, according to the relative number of ordinary shares held by each such holder (determined on an as-if converted basis).

  2.
  If the valuation of the Company immediately prior to such liquidation, dissolution or winding up is less than $300,000, holders of Series C preferred shares shall be paid an amount equal to 150% of Series C issuance price plus unpaid dividends if any first. Then Series B preferred shareholders shall be paid an amount equal to Series B issuance price plus unpaid dividends if any. Then Series A preferred shareholders shall be paid an amount equal to Series A issuance price plus unpaid dividends if any. Any remaining assets shall be distributed ratably among Series C preferred shareholders, Series B preferred shareholders, Series A preferred shareholders and ordinary shareholders on an as-if converted basis.

Voting rights

        Each outstanding ordinary shareholder has right to one vote. Each preferred shareholder has a number of voting rights equivalent to the number of ordinary shares into which Series A, Series B and Series C preferred shares could have converted at the record date for determination of the shareholders entitled to vote on related matters.

Conversion

        Series A preferred shares shall be convertible at the option of the holder any time into ordinary shares as determined by dividing the Series A issuance price by the Series A preferred shares conversion price. The Series A preferred shares conversion price shall initially be the Series A issuance price per ordinary share. Series B preferred shares shall be convertible at the option of the holder any time into ordinary shares as determined by dividing the Series B issuance price by the Series B conversion price. The Series B preferred shares conversion price shall initially be the Series B issuance price per ordinary share. Series C preferred shares shall be convertible at the option of the holder any

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

10. SERIES A AND SERIES B CONVERTIBLE PREFERRED SHARES (Continued)

time into ordinary shares as determined by dividing the Series C issuance price by the Series C conversion price. The conversion price shall initially be the Series C issuance price per ordinary share.

        Applicable conversion price shall be adjusted for share dividends, subdivisions, combinations, or consolidations of ordinary shares, other distributions, reclassification, exchange and substitution. Applicable conversion price share shall also be adjusted in respect of the issuance of additional ordinary shares if the consideration per additional ordinary share issued or deemed to be issued by the Company is less than such applicable conversion price in effect on the date of and immediately prior to such issue.

        All preferred shares shall automatically be converted into ordinary shares at the then effective applicable conversion price upon the closing of a Company qualified initial public offering or the written consent of holders of more than two thirds of the outstanding preferred shares (voting as a single class on an as-if converted basis) including consent of holders of a majority of the outstanding Series C preferred shares.

11. SERIES C CONVERTIBLE REDEEMABLE PREFERRED SHARES

        On September 28, 2010, the Company issued a total of 9,651,565 convertible redeemable preferred shares ("Series C preferred shares") with par value of $0.000067 per share to third party investors for cash proceeds of $35,000, at an issuance price of $3.626 per Series C preferred share.

        The Company has determined that there was no beneficial conversion feature attributable to the Series C preferred shares because the initial and subsequent adjusted conversion price of Series C preferred shares was higher than the fair value of the Company's ordinary shares on the issue date of Series C preferred shares. The Company accreted changes in the redemption value over the period from the date of issuance to the earliest redemption date of the security.

        Key terms of the Series C preferred shares do not differ from those of Series A and Series B preferred shares except redemption right which is summarized as follows:

Redemption

        During a period of ten years after the fourth year anniversary of the Series C preferred shares issue date, the holders of Series C preferred shares shall have the right to redeem the Series C preferred shares.

        The redemption price of each Series C preferred shares shall be equal to, subject to adjustment for combinations, consolidations, subdivisions, share splits, share dividends or the like with respect to such share, the sum of:

  (i)
  the Series C preferred shares issuance price; plus,

  (ii)
  8% compound interest per annum on the Series C preferred shares issuance price for each Series C preferred shares accreted over the period from the date of issuance to the earliest redemption date of the security; plus,

  (iii)
  all accrued but unpaid dividends per Series C preferred shares.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

11. SERIES C CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

        Below is the movement in the carrying value of the Series C preferred shares.

	2012	2013
Balance on January 1,	38,500	41,471
Accretion to redemption value of Series C preferred shares	700	938

Balance on March 31,	39,200	42,409

12. SHARE OPTIONS

        On October 27, 2008, the Company adopted the 2008 Share Incentive Option Plan ("2008 Plan") for the granting of share options to employees to reward them for services to the Company and to provide incentives for future services. Pursuant to the 2008 Plan, total shares that the 2008 Plan was authorized to grant was 4,444,444 shares. The majority of the options will vest over four years with 25% of the options vesting annually. The share options expire 10 years from the date of grant.

        In 2008, the Company granted 590,000 share options under the 2008 Plan to employees at an exercise price of $0.5 per share.

        In 2009, the Company granted 502,000, 433,000 and 407,000 share options under the 2008 Plan to employees at exercise prices of $0.01, $0.5 and $0.96 per share, respectively.

        In 2010, the Company granted 328,000 share options under the 2008 Plan to employees at exercise price of $0.96 per share.

        In 2011, the Company granted 357,000, 8,000 and 119,000 share options under the 2008 Plan to employees at exercise prices of $4.25, $0.96 and $4.29 per share, respectively.

        There were no options granted in 2012 and during the three-month period ended March 31, 2013.

        A summary of the stock option activity under the 2008 Plan as of March 31, 2013, and changes during the three-month period then ended is presented below:

Grant date	Options granted	Weighted average exercise price per option
Balance, January 1, 2013	1,778,250	$1.12
Forfeited	(13,000)	4.25

Balance, March 31, 2013	1,765,250	$1.10

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

12. SHARE OPTIONS (Continued)

        The following table summarizes information regarding the share options granted as of March 31, 2013.

	As of March 31, 2013
	Option Number	Weighted- average exercise price	Weighted- average remaining contractual life (years)	Aggregate intrinsic value
Options
outstanding	1,765,250	$1.10	6.91	$6,448
exercisable	1,385,250	$0.66	6.63	$5,667
expected to vest	323,000	$2.69	7.92	$664

        For the three-month periods ended March 31, 2012 and 2013, the Group recorded share-based compensation expense of $60 and $48 related to the options under the 2008 Plan, respectively. As of March 31, 2013, there was $317 of total unrecognized compensation cost related to the options, which is expected to be recognized over a weighted-average period of 2.20 years.

13. NONVESTED SHARES

Nonvested shares granted to founding shareholders under the restricted share agreement

        In October 2008, the Company's three of the five founding shareholders who are also employees, entered into an arrangement with the investors in conjunction with the issuance of Series A preferred shares, whereby all of their 24,633,333 ordinary shares became subject to transfer restrictions. In addition, such nonvested shares are subject to repurchase by the Company upon termination of employment. The repurchase price is the par value of the ordinary shares. The founding shareholders retain the voting rights of such nonvested shares, and any additional securities or cash received as the result of ownership of such shares. This arrangement has been accounted for as a reverse stock split followed by the grant of a restricted stock award under a performance-based plan. Accordingly, the Group measured the fair value of the nonvested shares and is recognizing the amount as compensation expense over the four year deemed service period.

        The founding shareholders' nonvested shares granted under the arrangement vested (i) Twenty percent (20%) on the date of October 23, 2008 (the Vesting Starting Date); (ii) Twenty percent (20%) on the first anniversary of the Vesting Starting Date; (iii) After the first anniversary of the Vesting Starting Date, 1/36 of the remaining shares every thirty days thereafter. Vesting would be accelerated upon a qualified IPO or change of control of the Company.

        Before the founding shareholders' nonvested shares were vested and released from the repurchase rights, the holders of the nonvested shares shall be entitled to all rights and privileges of those of ordinary shareholders, and shall be entitled to voting rights and dividends. Therefore, these nonvested shares are considered participating securities for the purpose of net earnings (loss) per share calculation.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

13. NONVESTED SHARES (Continued)

Nonvested shares granted to employees under the 2008 Plan

        In December 2008, the Company granted 220,000 nonvested shares to two employees. 120,000 nonvested shares became fully vested at the time of the grant, and 100,000 nonvested shares vested over a four-year period from the date of the grant.

        In March 2011, the Company granted 827,278 nonvested shares to two employees. These nonvested shares will vest over a four-year period from the date of the grant.

        In October 2011, the Company granted 992,732 nonvested shares to one employee. These nonvested shares will vest over a four-year period from the date of the grant.

        There were no nonvested shares granted in 2012 and during the three-month period ended March 31, 2013.

        The following table summarizes information regarding the nonvested shares granted and vested for the three-month period ended March 31, 2013:

Number of Shares
Shares outstanding at January 1, 2013	1,054,778
Vested	(165,456)

Outstanding at March 31, 2013	889,322

        For the three-month periods ended March 31, 2012 and 2013, the Group recorded share-based compensation expense of $702 and $371 related to the nonvested shares, respectively. As of March 31, 2013, there was $3,332 unrecognized compensation cost related to nonvested shares, which is expected to be recognized over a weighted-average period of 2.38 years. Founding shareholders' nonvested shares had been fully vested during 2012 and there were no unrecognized compensation costs associated with these shares as of March 31, 2013.

14. INCOME TAXES

Cayman Islands

        The Company is a tax-exempt company incorporated in the Cayman Islands and is not subject to tax on income or capital gains.

Hong Kong

        Light In The Box Limited was established in Hong Kong and is subject to Hong Kong Profits Tax at 16.5% for the profit that is generated in Hong Kong.

PRC

        Except Lanting Huitong and Lanting Gaochuang, other entities of the Group domiciled in the PRC are subject to 25% statutory income tax rates in accordance with the Enterprise Income Tax Law

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

14. INCOME TAXES (Continued)

("EIT Law") in the periods presented. Lanting Huitong qualified as a "software enterprise" and therefore enjoyed a two-year income tax exemption starting from the first profit making year since 2010, followed by a reduced tax rate of 12.5% for the subsequent three years. Lanting Gaochuang, qualified as a "software enterprise" in 2012 and therefore is entitled to a two-year income tax exemption starting from its first profit making year, followed by a reduced tax rate of 12.5% for the subsequent three years.

        For the three-month periods ended March 31, 2012 and 2013, income tax expenses included in the consolidated statements of operations were attributable to the Group's PRC subsidiary and VIE entities and comprised current tax expenses of $0 and $19 respectively. The Company's effective tax rate for the three months ended March 31, 2013 was 0.7% which was significantly lower than the PRC statutory rate of 25%. The difference was mainly due to the utilization of deferred tax assets carried over from prior periods as the Company was in a profitable position in the first quarter of 2013, which resulted in a reversal of valuation allowance provided in prior years.

        The principal components of the deferred tax assets and liabilities are as follows:

	As of December 31, 2012	As of March 31, 2013
Current deferred tax assets:
Accrued payroll	$502	$570
Accrued expenses	—	16
Less: Valuation allowance	(502)	(586)

Current deferred tax assets, net	—	—

Non-current deferred tax asset:
Net operating loss carry forwards	8,338	7,572
Less: Valuation allowance	(8,338)	(7,572)

Non-current deferred tax asset, net	$—	$—

        The Group has no deferred tax liabilities as of December 31, 2012 and March 31, 2013. The Group operates through its subsidiaries and VIE entities and the valuation allowance is considered on each individual subsidiary and VIE entity basis. The net operating loss carry forwards of the subsidiaries and VIE entities registered in the PRC will expire on various dates through 2017. Considering its history of accumulated losses, the Group established full valuation allowances on deferred tax assets as of December 31, 2012 and March 31, 2013.

        The Group did not identify significant unrecognized tax benefits for the three-month period ended March 31, 2012 and 2013. The Group did not incur any interest related to unrecognized tax benefits, did not recognize any penalties as income tax expenses and also does not anticipate any significant change in unrecognized tax benefits within 12 months from March 31, 2013.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

14. INCOME TAXES (Continued)

        Uncertainties exist with respect to how the current income tax law in the PRC applies to the Group's overall operations, and more specifically, with regard to tax residency status. The EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for Chinese income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the New EIT Law provide that non-resident legal entities will be considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting and properties occurs within the PRC. On April 22, 2009, the State Administration of Taxation (the "SAT") issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in China. In addition, on August 3, 2011, the SAT issued a bulletin to provide clarification in the areas of resident status determination, post-determination administration, as well as competent tax authorities. The Group does not believe that the legal entities organized outside of the PRC within the Group should be treated as residents for EIT law purposes. However, if the PRC tax authorities subsequently determine that the Company and its subsidiaries registered outside the PRC should be deemed resident enterprises, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income taxes, at a rate of 25%.

        If any entity within the Group that is outside the PRC were to be a non-resident for PRC tax purposes, dividends paid to it out of profits earned after January 1, 2008 would be subject to a withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with the PRC. As of December 31, 2012 and March 31, 2013, the Company's subsidiaries located in the PRC recorded aggregated accumulated deficits. Accordingly, no deferred tax liability has been accrued for the Chinese dividend withholding taxes. In the future, aggregate undistributed earnings of the Company's subsidiaries located in the PRC, if any, that are taxable upon distribution to the Company, will be considered to be indefinitely reinvested, because the Group does not have any plan to pay cash dividends on its ordinary shares in the foreseeable future and intends to retain most of its available funds and any future earnings for use in the operation and expansion of its business.

        In accordance with relevant PRC tax administration laws, tax years from 2007 to 2012 of the Group's PRC subsidiaries remain subject to tax audits as of March 31, 2013, at the tax authority's discretion.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

15. EARNINGS (LOSS) PER SHARE

        The following table sets forth the computation of basic and diluted net income (loss) per ordinary share for the three-month periods ended March 31, 2012 and 2013.

	Three-month Period Ended March 31,
Numerator:	2012	2013
Net (loss) income	$(2,979)	$2,610
Accretion of Series C convertible redeemable preferred shares	700	938
Undistributed earnings allocated to Series C preferred shares	—	204

Net income attributable to Series C preferred shares for computing basic net income per Series C preferred share	700	1,142

Undistributed earnings allocated to Series A preferred shares	—	318

Net income attributable to Series A preferred shares for computing basic net income per Series A preferred share	—	318

Undistributed earnings allocated to Series B preferred shares	—	372

Net income attributable to Series B preferred shares for computing basic net income per Series B preferred share	—	372

Net (loss) income attributable to ordinary shareholders of LightInTheBox Holding Co., Ltd	(3,679)	778

Net (loss) income attributable to shareholders of the Company allocated for computing net loss (income) per ordinary share—basic	(3,125)	778
Net (loss) income attributable to shareholders of the Company allocated for computing net loss (income) per nonvested share—basic	(554)	—
Plus: income effect from assumed conversion of Series A and Series B preferred shares
Undistributed earnings allocated to Series A preferred shares	—	318
Undistributed earnings allocated to Series B preferred shares	—	372

Net (loss) income attributable to ordinary shareholders of the Company allocated for computing net (loss) income per ordinary share—diluted	—	1,468

Net (loss) income per ordinary share—basic	(0.10)	0.02
Net loss) income per nonvested share—basic	(0.10)	—
Net (loss) income per ordinary share—diluted	(0.10)	0.02
Net income per Series A preferred share—basic	—	0.02
Net income per Series B preferred share—basic	—	0.02
Net income per Series C preferred share—basic	0.07	0.12

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

15. EARNINGS (LOSS) PER SHARE (Continued)

	Three-month Period Ended March 31,
Numerator:	2012	2013
Shares (denominator):
Weighted average number of shares used in calculating net (loss) income per nonvested share—basic	5,436,204	—
Weighted average shares outstanding used in calculating net (loss) income per Series A preferred share—basic	15,000,000	15,000,000
Weighted average shares outstanding used in calculating net (loss) income per Series B preferred share- basic	17,522,725	17,522,725
Weighted average shares outstanding used in calculating net (loss) income per Series C preferred share—basic	9,651,565	9,651,565
Weighted average number of shares used in calculating net (loss) income per ordinary share—basic	30,672,764	36,743,751
Plus: incremental weighted average ordinary shares from the following assumed conversions
Series A preferred shares (as-if converted method)	—	15,000,000
Series B preferred shares (as-if converted method)	—	17,522,725
Employee share options (treasury stock method)	—	1,302,268
Employee nonvested Shares (treasury stock method)	—	87,302
Weighted average number of shares used in calculating net (loss) income per ordinary share—diluted	36,108,968	70,656,046

        In calculation of diluted net earnings per share for the three-month periods ended March 31, 2012 and 2013, the dilutive effects of share options and nonvested shares are calculated using the treasury stock method. The dilutive effects of Series A preferred shares, Series B preferred shares, Series C preferred shares and the convertible notes were calculated using as-if-converted method.

        As a result of the Group's net loss for the three-month period ended March 31, 2012, share equivalents issued under the Company's 2008 Plan, 15,000,000 Series A preferred shares, 17,522,725 Series B preferred shares, 9,651,565 Series C preferred shares and the convertible notes were excluded from the calculation of diluted earnings per share as their inclusion would have been anti-dilutive.

        For the three-month period ended March 31, 2013, 9,651,565 Series C preferred shares, the convertible notes and 268,750 share options were excluded from the calculation of diluted earnings per share as their inclusion would have been anti-dilutive.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

16. EMPLOYEE RETIREMENT BENEFIT

        Full time employees in the PRC participate in a government-mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to make contributions based on certain percentages of the employees' base salaries. Other than the contribution, there is no further obligation under these plans. The total contribution for such employee benefits was $736 and $1,153 for the three-month periods ended March 31, 2012 and 2013, respectively.

17. STATUTORY RESERVES AND RESTRICTED NET ASSETS

        In accordance with the PRC laws and regulations, the Group is required to provide for certain statutory reserves, namely general reserve, enterprise expansion reserve, and staff welfare and bonus reserve, all of which are appropriated from net profit as reported in their PRC statutory accounts. The Group's PRC entities are required to allocate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital. Appropriations to the enterprise expansion reserve and the staff welfare and bonus reserve are to be made at the discretion of the board of directors of each of the Group's PRC entities. There are no appropriations to these reserves by the Group's PRC entities for the three-month periods ended March 31, 2012 and 2013, respectively.

        As a result of these PRC laws and regulations and the requirement that distributions by the PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Group. Amounts restricted include paid-in capital and the statutory reserves of the Company's PRC entities. As of December 31, 2012 and March 31, 2013, the amounts of capital representing the amount of net assets of the relevant entities in the Group not available for distribution amounted to $3,293.

18. SEGMENT REPORTING

        The Group's chief operating decision maker has been identified as the Chief Executive Officer, who reviews the consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group has one operating segment.

        Components of the Group's net revenues are presented in the following table:

	Three-month Period Ended March 31,
	2012	2013
Apparel	$15,796	$22,547
Small accessories and gadgets	8,427	28,660
Electronics and communication devices	4,452	10,303
Home and garden	6,051	7,707
Others	2,161	4,093

Total net revenues	$36,887	$73,310

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

18. SEGMENT REPORTING (Continued)

        The following table summarizes the Group's total net revenues generated in different geographic locations and as a percentage of total net revenues.

	Three-month Period Ended March 31,
	2012		2013
	Revenues	%	Revenues	%
Europe	$18,889	51.2	$47,461	64.7
North America
United States	9,226	25.0	12,316	16.8
Others	1,122	3.1	2,177	3.0

	10,348	28.1	14,493	19.8
South America	1,662	4.4	5,117	7.0
Other countries	5,988	16.3	6,239	8.5

Total net revenues	$36,887	100%	$73,310	100%

        Europe's net revenues include revenues from France of $6,988 and $10,408 and revenues from the United Kingdom of $2,524 and $4,157 during the three-month periods ended March 31, 2012 and 2013, respectively.

        As of December31, 2012 and March 31, 2013, substantially all of long-lived assets of the Group are located in the PRC.

19. FAIR VALUE MEASUREMENTS

        The Group had no financial assets or liabilities measured at fair value on a recurring basis as of December 31, 2012 and March 31, 2013.

20. RELATED PARTY TRANSACTIONS

        The Company entered into indemnification agreements with certain directors. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

21. COMMITMENTS AND CONTINGENCIES

(1)
Commitments

Lease commitment

        The Group has operating lease agreements for warehouses and offices. Rent expenses under operating leases for the three-month periods ended March 31, 2012 and 2013 were $510 and $658, respectively.

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

21. COMMITMENTS AND CONTINGENCIES (Continued)

        Future minimum lease payments under non-cancellable operating lease agreements as of March 31, 2013 are as follows:

Period/Years Ending
Nine-month period ending December 31, 2013	$2,295
2014	2,408
2015	2,229
2016	415
2017	191

$7,538

(2)
Contingencies

        The Company's PRC subsidiary, VIEs and VIEs' subsidiary, have not fully paid the contributions for employee benefit plans as required by applicable PRC regulations. While the Company believes it has made adequate provision of such outstanding amounts in the unaudited condensed consolidated financial statements, prior failure to make payments may be in violation of applicable PRC labor-related laws and the Group may be subject to fines up to a maximum of $13,324 if it fails to rectify any such breaches within the period prescribed by the relevant authorities. As of March 31, 2013, there had been no actions initiated by the relevant authorities. The Group is unable to reasonably estimate the actual amount of fines and penalty that may arise if the authorities were to become aware of the non-compliance and were to take action.

        The Company's PRC subsidiary, VIEs and VIEs' subsidiary did not withhold appropriate amount of individual income tax as required by applicable PRC tax laws. While the Company believes it has made adequate provision of such outstanding amounts in the unaudited condensed consolidated financial statements, and in March 2013, the accrued amounts were substantially paid by the Company on a voluntary basis to the relevant tax authority, the Company may still be subject to future fines or levies for such non-compliance. As of March 31, 2013, there had been no actions initiated by the relevant authorities. The Group is unable to reasonably estimate the actual amount of fines or levies that may rise if the authorities were to take action.

        The Group is subject to periodic legal or administrative proceedings in the ordinary course of business. The Group does not believe that any currently pending legal or administrative proceeding to which the Group is a party will have a material effect on its business or financial condition.

22. SUBSEQUENT EVENTS

        The Company has evaluated events subsequent to the balance sheet date of March 31, 2013 through May 23, 2013, which is the date the unaudited condensed consolidated financial statements were available to be issued.

        On May 22, 2013, the Company granted options to purchase an aggregate of 302,250 ordinary shares under the 2008 Plan to certain employees. Such options have an exercise price that is equal to

LIGHTINTHEBOX HOLDING CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2012 AND 2013

(U.S. dollars in thousands, except share data and per share data, or otherwise noted)

22. SUBSEQUENT EVENTS (Continued)

the Company's initial public offering price. For 238,500 options granted, 25% equally vest on each of the first, second, third and fourth anniversaries of May 22, 2013. For the remaining 63,750 options granted, 25% equally vest on May 22, 2013 and each of the first, second and third anniversaries of May 22, 2013. The fair value of the options granted will be determined upon the Company's initial public offering.

        On May 22, 2013, the Company also granted a total of 702,571 nonvested shares to certain officers and employees. For 21,250 nonvested shares granted, 25% equally vest on May 22, 2013 and each of the first, second and third anniversaries of May 22, 2013. For 19,500 nonvested shares granted, 25% equally vest on each of the first, second, third and fourth anniversaries of May 22, 2013. For 661,821 nonvested shares granted, 1/3 equally vest on July 1, 2013 and each of the first and second anniversaries of July 1, 2013. The fair value of the nonvested share as of the grant date is determined to be $4.75 per share, the mid-point of the estimated range of the initial public offering price. The total estimated compensation cost of $3,337 will be recognized over the vesting periods.

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Until            , 2013 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Cayman Islands law does not limit the extent to which a company's articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant's articles of association provide that each officer or director of the registrant shall be indemnified out of the assets of the registrant against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part, or in which he or she is acquitted or in connection with any application in which relief is granted to him or her by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.

        Under the form of indemnification agreements filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

        The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

        During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters' underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration (U.S. dollars)	Securities Registration Exemptions
Ceyuan Ventures II, L.P.	September 28, 2010	2,323,862 Series C convertible redeemable preferred shares	$8,427,148.00	Regulation S under the Securities Act
Ceyuan Ventures Advisors Fund II, LLC	September 28, 2010	89,537 Series C convertible redeemable preferred shares	$324,693.00	Regulation S under the Securities Act

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration (U.S. dollars)	Securities Registration Exemptions
GSR Ventures III, L.P.	September 28, 2010	1,844,414 Series C convertible redeemable preferred shares	$6,688,501.00	Regulation S under the Securities Act
Banean Holdings Ltd	September 28, 2010	37,641 Series C convertible redeemable preferred shares	$136,500.00	Regulation S under the Securities Act
Trustbridge Partners III, L.P.	September 28, 2010	5,356,111 Series C convertible redeemable preferred shares	$19,423,158.00	Regulation S under the Securities Act
Ceyuan Ventures II, L.P.	March 23, 2012	Convertible note	$4,333,050.00	Regulation S under the Securities Act
Ceyuan Ventures Advisors Fund II, LLC	March 23, 2012	Convertible note	$166,950.00	Regulation S under the Securities Act
GSR Ventures III, L.P.	March 23, 2012	Convertible note	$3,430,000.00	Regulation S under the Securities Act
Banean Holdings Ltd	March 23, 2012	Convertible note	$70,000.00	Regulation S under the Securities Act
Directors, officers, advisors and employees	Various dates	Options to purchase 3,046,250 ordinary shares and 2,742,581 restricted ordinary shares	Services to our company	Rule 701 under the Securities Act

Item 8.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

        See Exhibit Index beginning on page II-6 of this Registration Statement.

  (b)
  Financial Statement Schedules.

        All supplement schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (4)   For the purpose of determining any liability under the Securities Act of 1933, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People's Republic of China, on May 31, 2013.

LIGHTINTHEBOX HOLDING CO., LTD.
By:	/s/ QUJI (ALAN) GUO
	Name:	Quji (Alan) GUO
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ QUJI (ALAN) GUO Quji (Alan) GUO	Chairman and Chief Executive Officer (principal executive officer)	May 31, 2013
* Xin (Kevin) WEN	Director	May 31, 2013
* Liang ZHANG	Director	May 31, 2013
* Jun LIU	Director	May 31, 2013
* Jin-Choon (Richard) LIM	Director	May 31, 2013
* Bo FENG	Director	May 31, 2013
* Ye YUAN	Director	May 31, 2013
* Shujun LI	Director	May 31, 2013
/s/ ZHENG (RICHARD) XUE Zheng (Richard) XUE	Chief Financial Officer (principal financial and accounting officer)	May 31, 2013

*By:	/s/ QUJI (ALAN) GUO
	Name:	Quji (Alan) GUO Attorney-in-fact

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of LightInTheBox Holding Co., Ltd. has signed this registration statement or amendment thereto in New York on May 31, 2013.

By:	/s/ DIANA ARIAS
	Name:	Diana Arias
	Title:	Senior Managing Officer Law Debenture Corporate Services Inc.

 EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement

3.1†	Third Amended and Restated Memorandum of Association of the Registrant, as currently in effect

3.2†	Form of Fourth Amended and Restated Memorandum of Association of the Registrant

4.1†	Form of Ordinary Share Certificate

4.2†	Form of Deposit Agreement between the Registrant and The Bank of New York Mellon, as depositary, and Owners and Holders of the American Depositary Shares issued therein

4.3†	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.2)

4.4†	Series A Preferred Share Purchase Agreement, dated as of April 8, 2008, among the Registrant, Light In The Box Limited, Ceyuan Ventures II, L.P., Ceyuan Ventures Advisors Fund II, LLC and certain other persons named therein

4.5†	Amendment to Series A Preferred Share Purchase Agreement, dated as of September 1, 2008, among the Registrant, Light In The Box Limited, Ceyuan Ventures II, L.P., Ceyuan Ventures Advisors Fund II, LLC and certain other persons named therein

4.6†	Series B Preferred Share Purchase Agreement, dated as of June 26, 2009, among the Registrant, Light In The Box Limited, Lanting Jishi Trade (Shenzhen) Co. Ltd., Ceyuan Ventures II, L.P., Ceyuan Ventures Advisors Fund II, LLC, GSR Ventures III, L.P. and certain other persons named therein

4.7†	Series C Preferred Share Purchase Agreement, dated as of September 28, 2010, among the Registrant, Light In The Box Limited, Lanting Jishi Trade (Shenzhen) Co. Ltd., Shenzhen Lanting Huitong Technologies Co., Ltd., Ceyuan Ventures II, L.P., Ceyuan Ventures Advisors Fund II, LLC, GSR Ventures III, L.P., Banean Holdings Ltd, Trustbridge Partners III, L.P. and certain other persons named therein

4.8†	Convertible Note Purchase Agreement, dated as of March 22, 2012, among the Registrant, Ceyuan Ventures II, L.P., Ceyuan Ventures Advisors Fund II, LLC, GSR Ventures III, L.P. and Banean Holdings Ltd

4.9†	Second Amended and Restated Shareholders Agreement, dated as of September 28, 2010, among the Registrant, Ceyuan Ventures II, L.P., Ceyuan Ventures Advisors Fund II, LLC, GSR Ventures III, L.P., Banean Holdings Ltd, Trustbridge Partners III, L.P. and certain other persons named therein

4.10†	Second Amended and Restated Restricted Share Agreement, dated as of September 28, 2010, among the Registrant, Ceyuan Ventures II, L.P., Ceyuan Ventures Advisors Fund II, LLC, GSR Ventures III, L.P., Banean Holdings Ltd, Trustbridge Partners III L.P. and certain other persons named therein

4.11†	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of September 28, 2010, among the Registrant, Ceyuan Ventures II, L.P., Ceyuan Ventures Advisors Fund II, LLC, GSR Ventures III, L.P., Banean Holdings Ltd, Trustbridge Partners III L.P. and certain other persons named therein

5.1†	Opinion of Maples and Calder regarding the issue of ordinary shares being registered

8.1†	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. federal tax matters

Exhibit No.	Description of Exhibit

8.2†	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.3†	Opinion of TransAsia Lawyers regarding certain PRC tax matters

10.1†	Amended and Reinstated 2008 Share Incentive Plan of the Registrant

10.2†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.3†	Form of Employment Agreement between the Registrant and its executive officers

10.4†	Exclusive Technical and Consulting Service Agreement between Lanting Jishi and Lanting Huitong

10.5†	Business Operation Agreement among Lanting Jishi, Lanting Huitong and Lanting Huitong's shareholders

10.6†	Equity Disposal Agreement among Lanting Jishi, Lanting Huitong and Lanting Huitong's shareholders

10.7†	Share Pledge Agreement among Lanting Jishi, Lanting Huitong and Lanting Huitong's shareholders

10.8†	Powers of Attorney issued by each of Lanting Huitong's shareholders

10.9†	Spousal Consent Letters issued by spouses of certain shareholders of Lanting Huitong

10.10†	Exclusive Technical and Consulting Service Agreement between Lanting Jishi and Lanting Gaochuang

10.11†	Business Operation Agreement among Lanting Jishi, Lanting Gaochuang and Lanting Gaochuang's shareholders

10.12†	Equity Disposal Agreement among Lanting Jishi, Lanting Gaochuang and Lanting Gaochuang's shareholders

10.13†	Share Pledge Agreement among Lanting Jishi, Lanting Gaochuang and Lanting Gaochuang's shareholders

10.14†	Loan Agreement between Mr. Quji (Alan) GUO and Lanting Jishi

10.15†	Powers of Attorney issued by each of Lanting Gaochuang's shareholders

12.1†	Calculation of growth in revenue attributed to repeat customers from January 1, 2008 to March 31, 2013

21.1†	Subsidiaries of Registrant

23.1	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP

23.2†	Consent of Maples and Calder (included in Exhibit 5.1)

23.3†	Consent of TransAsia Lawyers (included in Exhibit 99.2)

23.4†	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1)

23.5†	Consent of iResearch Consulting Group

23.6†	Consent of Sean SHAO

23.7†	Consent of Kai-Fu LEE

24.1†	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of TransAsia Lawyers regarding certain PRC legal matters

Exhibit No.	Description of Exhibit
99.3†	Revised Draft Registration Statement on Form F-1, dated August 3, 2012

99.4†	Revised Draft Registration Statement on Form F-1, dated May 21, 2012

99.5†	Revised Draft Registration Statement on Form F-1, dated April 11, 2012

†
Previously filed.